     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 18, 1998
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                               FRONT ROYAL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             NORTH CAROLINA                                 6359                                   56-1719109
    (STATE OR OTHER JURISDICTION OF             (PRIMARY STANDARD INDUSTRIAL                    (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)             CLASSIFICATION CODE NUMBER)                   IDENTIFICATION NO.)

                            ------------------------

                               2200 GATEWAY BLVD.
                                   SUITE 205
                             MORRISVILLE, NC 27560
                                 (919) 469-9795
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                 J. ADAM ABRAM
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               2200 GATEWAY BLVD.
                                   SUITE 205
                             MORRISVILLE, NC 27560
                                 (919) 469-9795
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                With copies to:

                  KENNETH L. HENDERSON, ESQ.                                        GARY I. HOROWITZ, ESQ.
       ROBINSON SILVERMAN PEARCE ARONSOHN & BERMAN LLP                            SIMPSON THACHER & BARTLETT
                 1290 AVENUE OF THE AMERICAS                                         425 LEXINGTON AVENUE
                   NEW YORK, NEW YORK 10104                                        NEW YORK, NEW YORK 10017
                     PHONE (212) 541-2000                                            PHONE (212) 455-7113
                      FAX (212) 541-4630                                              FAX (212) 455-2502

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                PROPOSED             PROPOSED
           TITLE OF EACH CLASS              AMOUNT TO BE    MAXIMUM OFFERING    MAXIMUM AGGREGATE        AMOUNT OF
     OF SECURITIES TO BE REGISTERED          REGISTERED      PRICE PER SHARE    OFFERING PRICE(1)    REGISTRATION FEE
Common Stock, no par value per share.....        --                --              $25,000,000            $7,576

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933, as amended.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH
SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                   SUBJECT TO COMPLETION, DATED JUNE   , 1998
PROSPECTUS
        , 1998

                                                SHARES

                               Front Royal, Inc.
                                  COMMON STOCK

     Of the           shares of Common Stock, no par value per share (the
'Common Stock'), of Front Royal, Inc. ('Front Royal' or the 'Company') offered
hereby (the 'Offering'),           shares are being sold by the Company and
          shares are being sold by the Selling Shareholders (as defined herein). The Company will not receive any of the proceeds from the sale of Common Stock by the Selling Shareholders. See 'Principal and Selling Shareholders.'

     Prior to the Offering, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price will be
between $     and $     per share. See 'Underwriting' for information relating
to the factors considered in determining the initial public offering price.

     Application will be made to list the Common Stock on the Nasdaq National Market under the symbol 'FRYL.' There can be no assurance that such listing application will be approved.

     SEE 'RISK FACTORS' BEGINNING ON PAGE 11 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
    PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
     ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                 PRICE         UNDERWRITING      PROCEEDS        PROCEEDS TO
                                                TO THE        DISCOUNTS AND       TO THE         THE SELLING
                                                PUBLIC        COMMISSIONS(1)    COMPANY(2)      SHAREHOLDERS
Per Share.................................         $                $                $                $
Total(3)..................................         $          $                      $                $

(1) The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See 'Underwriting.'

(2) Before deducting expenses estimated at $     , which will be paid by the
    Company.

(3) The [Company] [Selling Shareholders] [has] [have] granted the Underwriters a
    30-day option to purchase up to    additional shares of Common Stock, at the
    Price to the Public less Underwriting Discounts and Commissions, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to the Public, Underwriting Discounts and Commissions, Proceeds
    to the Company and Proceeds to the Selling Shareholders will be $     ,
    $     , $     and $     , respectively. See 'Underwriting.'

     The shares are being offered by the several Underwriters, when, as and if delivered to and accepted by the Underwriters and subject to various prior conditions, including their right to reject orders in whole or in part. It is expected that delivery of share certificates will be made in New York, New York,
on or about               , 1998.

DONALDSON, LUFKIN & JENRETTE
      Securities Corporation
                                BT ALEX. BROWN
                                                               WHEAT FIRST UNION

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR AND PURCHASE SHARES OF THE COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE 'UNDERWRITING.'

                            ------------------------

     FRONT ROYAL, A NORTH CAROLINA CORPORATION, PRIOR TO THE CLOSING OF THE OFFERING WILL OWN ALL OF THE SHARES OF CAPITAL STOCK OF CERTAIN INSURANCE COMPANIES DOMICILED IN THE STATES OF OHIO, PENNSYLVANIA, VIRGINIA AND FLORIDA. THE INSURANCE LAWS OF THOSE STATES REQUIRE PRIOR APPROVAL BY THEIR RESPECTIVE STATE INSURANCE COMMISSIONERS OF ANY ACQUISITION OF CONTROL OF A DOMESTIC INSURANCE COMPANY OR OF ANY COMPANY WHICH CONTROLS A DOMESTIC INSURANCE COMPANY. 'CONTROL' IS GENERALLY PRESUMED TO EXIST THROUGH THE OWNERSHIP OF, OR THE HOLDING OF PROXIES WITH RESPECT TO 10.0% (5.0% IN FLORIDA) OR MORE OF THE VOTING SECURITIES OF A DOMESTIC INSURANCE COMPANY OR OF ANY COMPANY WHICH CONTROLS A DOMESTIC INSURANCE COMPANY. ACCORDINGLY, ANY PURCHASE RESULTING IN A PURCHASER'S HOLDING THE POWER TO VOTE 10.0% (5.0% IN FLORIDA) OR MORE OF THE OUTSTANDING SHARES OF COMMON STOCK WOULD REQUIRE PRIOR APPROVAL BY THE INSURANCE COMMISSIONERS OF THE ABOVE-REFERENCED STATES. SEE 'RISK FACTORS--ANTI-TAKEOVER CONSIDERATIONS, INCLUDING POSSIBILITY OF FUTURE ISSUANCE OF PREFERRED STOCK.'

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSIONER OF INSURANCE FOR THE STATE OF NORTH CAROLINA OR ANY OTHER STATE, NOR HAS ANY STATE COMMISSIONER OF INSURANCE RULED UPON THE ACCURACY OR THE ADEQUACY OF THIS DOCUMENT.

                            ------------------------

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the 'Commission'), Washington, D.C., a Registration Statement on Form S-1 under the Securities Act of 1933, as amended (the 'Securities Act'), with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and such Common Stock, reference is hereby made to such Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or any other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at its principal office located at 450 Fifth Street, N.W., Washington, D.C. 20549, the New York Regional Office located at 7 World Trade Center, 13th Floor, New York, New York 10048, and the Chicago Regional Office located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates and from the Commissions website, at http://www.sec.gov.

     The Company intends to furnish its stockholders with annual reports containing audited financial statements examined and reported upon by independent certified public accountants and with quarterly reports containing unaudited interim financial information for each of the first three fiscal quarters of each fiscal year.

                            ------------------------

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

     This Prospectus may include forward-looking statements which reflect the Company's current views with respect to future events and financial performance. When used in this Prospectus, the words 'estimates,' 'targets,' 'projects,' 'intends,' 'expects,' 'anticipates' and similar expressions are intended to identify forward-looking statements under the Private Securities Litigation Reform Act of 1995. The statements which are not historical facts contained in this Prospectus are forward-looking statements that involve risks and uncertainties, including, but not limited to, the impact of competitive products and other competitive factors, the effect of controlling stockholders and conflicts of interest, the effect of economic conditions, including interest rates, investment portfolio developments and the reaction to market conditions, the impact of adverse legislation, the effects of the Company's holding company structure, rating agency policies and practices (as each term is hereinafter defined), regulatory changes and conditions, development of claims and the effect on loss reserves, compliance with year 2000 issues by the Company and its suppliers, insureds, and bond obligees, risk of insolvency of the Company's insurance subsidiaries, limitations on change in control of the Company, the impact of shares eligible for future sale, product and policy demand and market response risks, policies and pricing, product and policy development, the performance of reinsurance companies under reinsurance contracts with the Company's insurance subsidiaries, the results of financing efforts, the identification of potential transactions and the actual consummation of contemplated transactions or agreements, including the Preferred National Acquisition (as is hereinafter defined), and other risks. All such statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements. For a discussion of such risks see 'Risk Factors.' Readers are cautioned not to place undue reliance on forward-looking statements. The Company does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the historical and pro forma financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise specified, all financial information is presented in accordance with generally accepted accounting principles ('GAAP'). Financial information presented in accordance with statutory accounting practices ('SAP') is identified as such. Unless the context otherwise requires, all references in this Prospectus to: (i) 'Front Royal' or the 'Company' refer to Front Royal, Inc. and, depending on the context, its subsidiaries on a consolidated basis; (ii) 'Colony' refers to Colony Holdings, Inc. and its subsidiaries including Colony Insurance Company ('Colony Insurance') and its subsidiary, Front Royal Insurance Company ('FRIC'); (iii) 'Rockwood' refers to Rockwood Casualty Insurance Company and its subsidiary, Somerset Casualty Insurance Company; (iv) 'Redwoods' refers to The Redwoods Group, Inc.; (v) 'Preferred National' refers to Preferred National Insurance Company and the 'Preferred National Acquisition' refers to the announced acquisition by the Company of all of the capital stock of Preferred National as well as certain assets and liabilities of Wycon Corporation, United American Financial Services Corporation ('UnaMark') (the business of which will become a part of Redwoods) and Americlaim Adjustment Corp.; (vi) 'Subsidiaries' refers to Colony, Rockwood, and Redwoods; and (vii) 'Insurance Subsidiaries' refers to Colony and Rockwood. Unless otherwise indicated, the information contained in this Prospectus assumes that: (i) the underwriters over-allotment option (the 'Over-Allotment Option') is not exercised; (ii) the Recapitalization, other than the Reverse Split, each as defined in 'The Recapitalization,' has been completed; (iii) the Preferred National Acquisition has not been completed; and (iv) the initial public
offering price is $   per share. Certain terms used herein are defined in
'Glossary of Selected Insurance Terms.'

                                  THE COMPANY

GENERAL

     Front Royal is an insurance holding company which acquires and operates property and casualty insurance companies that underwrite specialty coverages. The Company's strategy is to acquire companies with particular marketing, underwriting and claims expertise in their markets, which enables them to achieve superior underwriting results. Since commencing operations in 1992, the Company has acquired Front Royal Insurance Company in May 1992, Colony in December 1994, Rockwood in December 1996 and Redwoods in January 1998. In March 1998, the Company announced the Preferred National Acquisition, which it expects to complete in July 1998. See 'Business--General.'

     The Subsidiaries provide commercial liability, professional liability and other insurance to targeted types of businesses, primarily on an excess and surplus lines ('E&S') basis, and workers' compensation insurance for non-union coal mines and other specialized risk classes. The Company's primary operating objective is to achieve consistent profits from its core business of underwriting insurance, as evidenced by an average SAP combined ratio from 1995 through 1997 of 98.8%. The Company pursues this goal by focusing on niche markets in which it has particular expertise, adhering to disciplined underwriting and claims practices and utilizing various distribution channels, including wholesale agents, retail agents and direct marketing, depending on which channel most effectively reaches the Company's targeted customers in each market. The Company manages the Subsidiaries on a decentralized basis to enable them to respond effectively to changing conditions in the markets in which they operate, while consolidating investment, financial, actuarial and other support functions to achieve operating efficiencies. The Company believes that generally there are fewer companies competing in the specialty markets it pursues than in the standard lines markets because the specialty markets are relatively small and require specialized underwriting and targeted distribution.

     The Company's acquisition strategy has resulted in significant growth, and its operating strategy, which emphasizes disciplined underwriting over premium growth, has produced consistent underwriting profitability. The Company's gross written premiums have increased from $500,000 in 1992 to $43.6 million in 1995 and $100.2 million in 1997. The Company's net operating income/(loss) (excluding after-tax realized gains) has grown from $(800,000) in 1992 to $3.0 million in 1995 and $11.7 million in 1997. Pro forma 1997 gross written premiums and net operating income, assuming the Preferred National Acquisition had been completed on January 1, 1997, were $146.4 million and $12.8 million, respectively. In 1995, 1996 and 1997, the Company achieved an average return on equity of 26.3%, 24.1% and 20.8%, respectively. From 1995 through 1997, the Company's average SAP combined ratio was 98.8%.

DESCRIPTION OF THE SUBSIDIARIES AND PREFERRED NATIONAL

     Colony. Colony provides commercial liability, commercial property, products liability and environmental liability coverages to commercial enterprises, including restaurants, artisan contractors, day-care centers and manufacturers, and professional liability coverages for health care providers (other than physicians) and other professionals. Colony operates primarily on an E&S basis and focuses on insureds who generally cannot purchase insurance from standard lines insurers due to the perceived risks related to their businesses. Colony offers its coverages through 133 wholesale agent offices (representing 69 agencies) located throughout the U.S. These agents, in turn, solicit and receive premiums from over 30,000 retail agents. Colony is an admitted insurer in nine states and is approved as a non-admitted insurer in 44 states. Colony has an 'A-' rating from A.M. Best. See 'Business--Colony.'

     Preferred National. The Company announced the Preferred National Acquisition in March 1998 and expects that it will be completed in July. Preferred National focuses on many of the same coverages and risk classes as does Colony. In addition, Preferred National offers surety, property and inland marine coverages not offered by Colony. Approximately 60% of Preferred National's business is written on an admitted basis in Florida. The Company believes that Preferred National, which will be managed by Colony's management team, will enhance Colony's business by increasing the scale of Colony's operations and by broadening the scope of the Company's product offerings. Preferred National offers coverage through 154 wholesale agent offices, 40 of which also have an appointment with Colony. Preferred National's largest wholesale agent is UnaMark, a captive agency the business of which will be acquired in the Preferred National Acquisition and thereafter operate as a division of Redwoods. Through UnaMark and its other wholesale agents, the Company believes that Preferred National has access to over 20,000 retail agents. Preferred National's surety business is produced directly through retail agents. A substantial portion of the professional liability business written by Preferred National is produced through four risk purchasing groups that have direct communications with accountants, lawyers, title agents and dentists. Preferred National is an admitted insurer in Florida and Illinois and is approved as a non-admitted insurer in 36 states. Preferred National is rated 'B++' by A.M. Best. See 'Business--Preferred National.'

     Rockwood. Rockwood primarily writes specialty workers' compensation insurance for non-union coal mines, other mining businesses and small premium or specialty commercial accounts. Rockwood operates principally in Pennsylvania, Maryland and, to a lesser extent, in four other states. Rockwood also offers commercial coverages, generally for insureds covered by Rockwoods workers' compensation policies, including general liability, property, automobile and surety. Rockwood offers its coverages through 659 independent agents and brokers. Rockwood is an admitted insurer in six states and has a 'B++' rating from A.M. Best. See 'Business--Rockwood.'

     The following table shows the gross written premiums of the Insurance Subsidiaries and Preferred National in 1997:

                                                                            YEAR ENDED DECEMBER 31, 1997
                                                                           ------------------------------
                                                                           GROSS WRITTEN         PERCENT
                                                                             PREMIUMS            OF TOTAL
                                                                               (DOLLARS IN THOUSANDS)
Colony................................................................       $  50,562              34.5%
Preferred National....................................................          46,133              31.6
Rockwood..............................................................          49,684              33.9
                                                                           -------------         --------
       Total..........................................................       $ 146,379             100.0%
                                                                           -------------         --------
                                                                           -------------         --------

     The following table compares the SAP combined ratios of Colony and Preferred National to the property and casualty insurance industry as a whole and the SAP combined ratios of Rockwood to the workers' compensation industry as a whole for the periods indicated:

                                                                     YEARS ENDED DECEMBER 31,
                                                            -------------------------------------------
                                                            1997     1996       1995     1994     1993
SAP COMBINED RATIOS:
Colony...................................................    99.6%    97.2%      98.4%   117.8%   109.3%
Preferred National.......................................    98.7%    81.7%     105.5%   103.1%    76.2%
Property and Casualty Insurance Industry (1).............   101.6%   105.8%     106.5%   108.4%   106.9%

Rockwood.................................................   102.0%   102.0%(2)  100.6%   105.5%   111.8%
Workers' Compensation Insurance Industry (1).............     N/A     99.7%      97.0%   101.4%   108.8%

------------------
(1) Source: A.M. Best.
(2) Excludes loss reserve redundancies of $23.8 million recognized prior to its acquisition by the Company. The actual combined ratio, including these redundancies, was 64.0%.

     Redwoods. The Company acquired Redwoods in January 1998. Redwoods, which was a start-up business when acquired by the Company, is a managing general underwriter which provides brokerage, underwriting and claims management services to insurance companies. Redwoods produces business for the Insurance Subsidiaries and for third party insurers not affiliated with the Company. The Company acquired Redwoods in anticipation of acquiring substantially all of the assets and liabilities of UnaMark, which in 1997 produced approximately 36.0% of Preferred National's gross written premiums. Following the anticipated completion of the Preferred National Acquisition, UnaMark will operate as a division of Redwoods. See 'Business--Redwoods.'

BUSINESS STRATEGY

     Focus on Specialty Insurance Markets. The Company believes that it can continue to operate profitably and earn attractive returns on its capital by focusing on specialty insurance markets in which it has particular marketing, underwriting and claims expertise and in which generally there are fewer competitors than in standard lines markets. The Company manages the Subsidiaries on a decentralized basis to enable them to respond effectively to changing conditions in the markets in which they operate, while consolidating investment, financial, actuarial and other support functions to achieve operating efficiencies. The Subsidiaries utilize various distribution channels, including wholesale agents, retail agents and direct marketing, depending on which channel most effectively reaches their targeted customers in each market.

     Acquire Additional Specialty Insurance Businesses. The Company has achieved significant growth and profitability by pursuing its acquisition strategy. The Company intends to pursue additional acquisitions of specialty insurance businesses which have particular expertise in profitable markets. The Company seeks acquisitions which are accretive to its earnings per share and book value per share, as have been all of the insurance company acquisitions the Company has completed to date.

     Achieve Superior Underwriting Results. The Company seeks to achieve consistent underwriting profitability through disciplined underwriting, pricing and claims management. The Company pays incentive compensation to the senior management of each Insurance Subsidiary primarily based on underwriting profitability. In addition to standard commissions, the Company provides incentives to its agents to produce profitable business through a contingent commission structure which is substantially tied to underwriting profitability.

     Expand Existing Insurance Operations. The Company intends to grow the businesses of its Subsidiaries through enhanced product offerings, additional coverages, geographic expansion and increased penetration in its existing markets. The Company believes that agents and other customers generally find it most efficient to transact business with a limited number of insurers who provide most or all of the products they require. The Company, therefore, focuses on continually enhancing the quality and broadening the scope of its products in order to better serve the needs of agents and customers.

     Manage Capital Actively. The Company actively manages its capital structure in order to maximize returns to its stockholders. The Company expects to finance its future acquisitions with a combination of debt and equity and does not seek to raise or retain more capital than it believes it can properly deploy. In 1997, the Company operated at a ratio of net written premiums to surplus of 1.2:1. On a pro forma basis for the three months ended March 31, 1998, the Company operated at a ratio of net written premiums (on an annualized basis) to surplus of 1.4:1. As of March 31, 1998, the Company had a ratio of total debt to total capitalization of 35.9%. The Company plans to use a portion of the net proceeds from the Offering to repay a substantial portion of its existing indebtedness. Concurrent with the Offering, the Company intends to obtain a $70.0 million bank credit facility to support future acquisitions. See 'Use of Proceeds' and 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources.'

PREFERRED NATIONAL ACQUISITION

     On March 6, 1998, the Company executed a definitive agreement to purchase the stock of Preferred National, substantially all of the assets and business of UnaMark and certain other assets and liabilities for a total purchase price of $35.0 million in cash, subject to adjustment, 500,000 shares of Class A Common Stock and warrants to purchase 1,050,000 shares of Class A Common Stock at an exercise price of $10.00 per share, which warrants will be exercisable for seven and one-half years following the closing of the Preferred National Acquisition (the 'Preferred National Warrants'). The Preferred National Acquisition is subject to regulatory approvals, and the cash portion of the purchase price is subject to adjustment based on Preferred National's levels of GAAP book value, SAP surplus, and cash and invested assets as of the month end immediately prior to closing. While the Company believes that completion of the Preferred National Acquisition is highly probable, there can be no assurance that the acquisition will be completed. See 'Business--Preferred National.'

SIGNIFICANT EQUITY OWNERSHIP OF EXECUTIVE OFFICERS

     The Company's executive officers currently beneficially own approximately
8.2% of the Common Stock and will beneficially own    % of the Common Stock
after completion of the Offering. The significant equity ownership of the Company by its officers demonstrates their commitment to the Company's future success and aligns their interests with those of other shareholders. J. Adam Abram, the Company's President and Chief Executive Officer, intends to purchase $250,000 of additional shares of Common Stock in the Offering, which will result
in his beneficial ownership of    % of the Common Stock, assuming completion of
the Offering. See 'Principal and Selling Shareholders.'

CORPORATE INFORMATION

     The Company is a North Carolina corporation whose corporate offices are located at 2200 Gateway Boulevard, Suite 205, Morrisville, North Carolina 27560. The Company's telephone number is (919) 469-9795. Colony's principal offices are located in Richmond, Virginia, and Rockwood's principal offices are located in Rockwood, Pennsylvania. See 'Business--Facilities.' As of June 15, 1998, the Company had approximately 190 employees. See 'Business--Employees.'

                                  RISK FACTORS

     No assurances can be given that the Company's objectives or strategies will be achieved. Prospective investors should consider carefully the factors discussed in detail elsewhere in this prospectus under the caption 'Risk Factors.' See 'Cautionary Statement Regarding Forward-Looking Information.'

                                  THE OFFERING

Common Stock offered by the Company............................          shares
Common Stock offered by the Selling Shareholders...............          shares
Common Stock to be outstanding after the Offering(1)...........          shares
Use of Proceeds................................................  The net proceeds to the Company from the
                                                                 Offering, after deducting underwriting discounts
                                                                 and commissions and estimated offering expenses,
                                                                 are estimated to be approximately $     million.
                                                                 The Company expects to use the net proceeds from
                                                                 the Offering to repay existing bank debt and for
                                                                 general corporate purposes, including
                                                                 acquisitions. The Company will not receive any
                                                                 of the proceeds from the sale of shares of
                                                                 Common Stock by the Selling Shareholders. See
                                                                 'Use of Proceeds.'
Proposed Nasdaq National Market Symbol.........................  FRYL

------------------
(1) Assumes no exercise of outstanding stock options and warrants. As of the date of this Prospectus, there are outstanding options and warrants to purchase 1,576,376 shares of Common Stock at a weighted average price of $2.81 per share, excluding certain price adjustment warrants which the Company does not expect will be exercised. In addition, upon the closing of the Offering, the Company currently intends to grant options to purchase an
    additional approximately    shares of Common Stock at the initial public
    offering price. Does not include an aggregate of an estimated    shares of
    Common Stock reserved for future issuance under the Company's employee stock plans. See 'Capitalization,' 'Description of Capital Stock,' 'Management-- Stock Option Plans' and Note 12 of Notes to the Front Royal, Inc. and Subsidiaries Consolidated Financial Statements.

          SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

     The following tables set forth certain summary historical financial information for the Company and certain unaudited pro forma financial information giving effect to the Preferred National Acquisition as if it had occurred on the dates and for the periods indicated herein, and after giving effect to the pro forma adjustments described in the notes to the unaudited pro forma financial statements appearing elsewhere in this Prospectus. The pro forma financial information is not necessarily indicative of the results that actually would have occurred had the Preferred National Acquisition been consummated on the dates indicated or that may be obtained in the future. See 'Pro Forma Condensed Combined Financial Statements.'

     The historical operating results data, per share data and balance sheet data for the Company are derived from the consolidated audited financial statements of the Company for the three year period ended December 31, 1997. The historical operating results data, per share data and balance sheet data set forth below for the three months ended March 31, 1997 and 1998 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals only, which the Company considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the three months ended March 31, 1998 are not necessarily indicative of results that may be expected for the entire year ending December 31, 1998.

     All historical operating results data, per share data and balance sheet data set forth below should be read in conjunction with the consolidated financial statements of the Company, combined financial statements of Preferred National, together with related notes and other financial information of the Company and Preferred National, respectively, included in this Prospectus.

     The unaudited pro forma financial data presented do not reflect any future events that may occur after the Preferred National Acquisition has been consummated. The Company believes that, once combined, the Company and Preferred National can be operated less expensively. However, for the purposes of the unaudited pro forma financial data presented herein, these anticipated expense savings have not been reflected.

                                             THREE MONTHS ENDED MARCH 31,             YEARS ENDED DECEMBER 31,
                                            ------------------------------   ------------------------------------------
                                              PRO                              PRO
                                             FORMA                            FORMA
                                            1998(1)      1998       1997     1997(1)      1997       1996        1995
                                                                      (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA(2):
Revenues:
  Gross written premiums..................  $ 32,881   $ 22,968   $ 27,407   $146,379   $100,246   $ 49,948    $ 43,571
  Net written premiums....................    28,460     19,879     24,200    128,480     88,031     43,404      37,655
  Net earned premiums.....................    29,105     20,167     24,308    119,102     90,523     42,115      36,537
  Net investment income...................     4,788      4,265      4,266     19,097     17,984      5,867       5,449
  Net realized capital gains/(losses).....        44          4         42       (477)      (480)        (1)        838
  Other income............................       509         56         27      3,643        331        631         726
                                            --------   --------   --------   --------   --------   --------    --------
    Total revenues........................    34,446     24,492     28,643    141,365    108,358     48,612      43,550
Losses and expenses:
  Loss and loss adjustment expenses.......    17,562     12,187     15,791     73,352     56,196     26,110      22,566
  Policy acquisition costs amortized......     7,869      5,763      6,457     30,511     25,829     12,729      11,133
  Other underwriting expenses.............     2,132      1,171        956      7,829      3,471      2,074       2,076
  Interest expense........................     1,013        881      1,155      4,410      3,883      2,029       1,645
  Dividends to policyholders..............       737        737      1,130      3,603      3,603         --          --
  Other expenses..........................     1,093        206         40      6,176      1,806        538       1,314
                                            --------   --------   --------   --------   --------   --------    --------
    Total losses and expenses.............    30,406     20,945     25,529    125,881     94,788     43,480      38,734
                                            --------   --------   --------   --------   --------   --------    --------
Income before income taxes................     4,040      3,547      3,114     15,484     13,570      5,132       4,816
Income tax expense........................     1,325      1,133        791      2,954      2,211        621       1,264
                                            --------   --------   --------   --------   --------   --------    --------
Net income................................     2,715      2,414      2,323     12,530     11,359      4,511       3,552
Dividends to preferred shareholders.......       271        271        271      1,085      1,085         --          --
                                            --------   --------   --------   --------   --------   --------    --------
Net income available to common
  shareholders............................  $  2,444   $  2,143   $  2,052   $ 11,445   $ 10,274   $  4,511    $  3,552
                                            --------   --------   --------   --------   --------   --------    --------
                                            --------   --------   --------   --------   --------   --------    --------
Net operating income(3)...................  $  2,686   $  2,411   $  2,296   $ 12,840   $ 11,671   $  4,512    $  3,007
                                            --------   --------   --------   --------   --------   --------    --------
                                            --------   --------   --------   --------   --------   --------    --------

                                             THREE MONTHS ENDED MARCH 31,             YEARS ENDED DECEMBER 31,
                                            ------------------------------   ------------------------------------------
                                              PRO                              PRO
                                             FORMA                            FORMA
                                            1998(1)      1998       1997     1997(1)      1997       1996        1995
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
PER SHARE DATA:
Net income per share--basic...............  $   0.25   $   0.23   $   0.23   $   1.19   $   1.13   $   0.79    $   0.62
Net income per share--diluted.............  $   0.20   $   0.18   $   0.18   $   0.94   $   0.88   $   0.70    $   0.56
Net operating income per
  share--diluted(3).......................  $   0.20   $   0.18   $   0.18   $   0.96   $   0.91   $   0.70    $   0.47
Weighted average common shares
  outstanding.............................     9,876      9,376      8,890      9,625      9,125      5,724       5,711
Weighted average common and common stock
  equivalent shares outstanding...........    13,697     13,197     12,647     13,361     12,861      6,446       6,396

BALANCE SHEET DATA (AT END OF PERIOD)(4):
Cash and invested assets..................  $318,826   $279,513   $261,626   $318,837   $280,629   $253,555    $ 89,162
Total assets..............................   417,827    357,325    343,909    415,405    356,315    339,987     113,527
Senior bank debt..........................    41,571     35,295     38,000     42,820     36,545     38,000      13,384
Shareholders' equity(5)...................    68,998     62,998     49,583     66,762     60,762     48,654      17,409
Book value per share(5)(6)................  $   5.77   $   5.27   $   4.32   $   5.58   $   5.08   $   4.24    $   3.05

SAP AND OTHER DATA(2):
Loss ratio................................      60.4%      60.5%      65.0%      63.0%      63.9%      61.8%       61.5%
Expense ratio.............................      35.9       34.2       30.8       34.6       32.8       35.4        36.9
Dividend ratio............................       2.9        4.2        4.7        3.2        4.2         --          --
                                            --------   --------   --------   --------   --------   --------    --------
Combined ratio............................      99.2%      98.9%     100.5%     100.8%     100.9%      97.2%       98.4%
Ratio of net written premiums to statutory
  surplus(7)..............................       1.4x       1.0x       1.4x       1.6x       1.2x       0.7x        1.4x
SAP surplus (at end of period)............  $ 81,914   $ 76,149   $ 68,716   $ 79,169   $ 74,417   $ 65,852    $ 26,150
Return on equity(8).......................      16.7%      15.6%      18.9%      21.7%      20.8%      24.1%(9)     26.3%

------------------
(1) Assumes that the Preferred National Acquisition had occurred on January 1, 1997 for purposes of income statement presentation and March 31, 1998 and December 31, 1997, respectively, for all balance sheet amounts presented. The Company believes that, once combined, the Company and Preferred National can be operated less expensively. However, for the purposes of the unaudited pro forma financial data presented herein, these savings have not been reflected.
(2) Includes operations of Rockwood from January 1, 1997.
(3) Net operating income is equal to net income/(loss) excluding after-tax realized gains or losses at a 35.0% marginal tax rate.
(4) Includes assets and liabilities of Rockwood from December 31, 1996.
(5) Assumes the Recapitalization, including the conversion of the Company's Series A Redeemable Convertible Preferred Stock (the 'Series A Redeemable Convertible Preferred Stock') into Common Stock, but not including the Reverse Split, has occurred at the end of the period.
(6) Excludes the exercise of all warrants and options then exercisable.
(7) Interim period amounts are presented on an annualized basis.
(8) Calculated based on the average of the beginning and ending shareholders' equity for the period.
(9) Excludes $28.6 million of equity raised on December 31, 1996, in connection with the acquisition of Rockwood. Absent this adjustment, the average return on equity for 1996 would have been 13.7%.

                                  RISK FACTORS

     In addition to the other information in the Prospectus, the following risk factors should be considered carefully by prospective investors in evaluating the Company before purchasing the Common Stock offered hereby.

CERTAIN BUSINESS CONSIDERATIONS

     Factors affecting the sectors of the insurance industry in which the Company operates may subject the Company to significant fluctuations in operating results. These factors include competition, catastrophic losses and general economic conditions, including interest rate changes, as well as legislative initiatives, the frequency of litigation and the size of judgments. The property and casualty insurance market is influenced by many factors, including state insurance laws, market conditions for property and casualty insurance and state assigned risk and residual market plans. Additionally, an economic downturn in the states in which the Company operates could result in less demand for property and casualty insurance. Downturns in the financial prospects of industries targeted by the Company could also result in less demand for the Company's products. The impact of these factors can dramatically affect demand for the Company's products, insurance capacity, pricing and claims experience and, consequently, the Company's business, results of operations or financial condition.

     Historically, the financial performance of the property and casualty insurance industry has tended to fluctuate in cyclical patterns of soft markets followed by hard markets. Although an individual insurance company's financial performance depends in part upon its own specific business characteristics, the profitability of most property and casualty insurance companies tends to follow this cyclical market pattern. At present, the property and casualty insurance industry is experiencing a prolonged soft market, and the extension of current market conditions could have an adverse effect on the Company's business, results of operations or financial condition. There can be no assurance that a hard market will emerge or, if it does emerge, that it will have a favorable impact on the Company. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

     The Company has grown rapidly over the last few years. The Company believes that a substantial portion of its future growth will depend on its ability, among other things, to: (i) identify and acquire on favorable terms insurance companies or books of business which the Company believes can be operated profitably; (ii) increase its business through continued marketing efforts;
(iii) expand its business in states where it presently does business and into additional states; and (iv) expand its business by offering additional products and programs. Such future growth is contingent on various factors, including the availability of adequate capital, the Company's ability to target, acquire and integrate insurance companies or lines of business which the Company believes can be operated profitably, the Company's ability to hire and train additional personnel, regulatory requirements and rating agency considerations. As the Company's mix of business and territories changes, there can be no assurance that the Company will be able to maintain its profit margins or other operating results. There is no assurance that the Company will be successful in expanding its business, that the existing infrastructure will be able to support such additional expansion or that such new business will be profitable. See '--Risks of Acquisitions' and 'Business.'

COMPETITION

     The Company competes in the property and casualty insurance business with numerous domestic and international insurers. Many of the Company's existing or potential competitors are larger, have considerably greater financial and other resources, have more licenses, have more experience in the insurance industry and offer a broader line of insurance products than the Company. The Company may compete with new entrants in the future. Competition is based on many factors, including the perceived market strength of the insurer, pricing and other terms and conditions, services provided, the speed of claims payment, the reputation and experience of the insurer and ratings assigned by independent rating organizations. Although the Company's business strategy is to achieve an underwriting profit by identifying niche markets and specialty coverages which it believes have relatively fewer competitors than in standard lines, it nevertheless encounters competition from carriers engaged in insuring risks in broader lines of business which encompass the Company's niche and specialty markets. Competition is expected to increase as the Company expands its operations. Larger carriers may have lower expense ratios allowing them to price their products more competitively than the Company. Ultimately, this competition could affect the Company's ability to attract business at rates likely to generate underwriting profits, which could have a material adverse effect on the Company. See 'Business--Competition.'

     Colony writes virtually all of its business as an approved non-admitted carrier, and has nine admitted licenses. Preferred National also writes a material portion of its business in states other than Florida and Illinois, as an approved non-admitted carrier. Increasingly, there is regulatory and market pressure to write business that has historically been written on a non-admitted basis on an admitted basis. The principal difference between writing on an admitted basis and a non-admitted basis is that as a non-admitted carrier, a company is subject to less regulation regarding the wording of its insurance policies and the prices it charges for insurance. When writing on a non-admitted basis, Colony and Preferred National are generally exempt from assessments made to support the guaranty funds maintained by certain state regulatory authorities. These assessments can be substantial. Over time, the Company expects that more of its traditional business will be written on an admitted basis, and the Company has a strategy to increase the number of states in which it is admitted. However, if the market moves more rapidly than anticipated toward admitted carriers to the detriment of approved non-admitted carriers, Colony's and Preferred National's business may be adversely affected.

     The competitive environment for Colony and Preferred National has also been affected as many reinsurers have elected to bypass primary companies such as Colony and Preferred National and make arrangements to work directly with wholesale agents. As a result, Colony and Preferred National sometimes compete with reinsurers and reinsurance intermediaries for business from wholesale agents. Management regards this trend as a competitive threat to carriers such as Colony and Preferred National. The Company responds in part by structuring incentive compensation arrangements with its agents. However, if this trend continues it could have a material adverse effect on the Company.

     Rockwood, which writes on an admitted basis, also has very few admitted licenses and often competes with carriers that are part of groups which own several admitted carriers that have broad licensure. This allows those competitors more rate flexibility than Rockwood currently enjoys because these competitors can have various members of their group file different rates for workers compensation insurance and then channel business to the member of its group which has the appropriate rate filed for the business being underwritten. In many cases, Rockwood has only one rate filed and is unable to react as flexibly as its competitors. This can cause Rockwood to lose desirable business to competitors. In addition, Rockwood's rating from A.M. Best is lower than the A.M. Best rating of many of its competitors.

ADEQUACY OF LOSS RESERVES

     The liabilities for unpaid losses and loss adjustment expenses ('LAE') are estimated by management utilizing methods and procedures which it believes are reasonable and in compliance with regulatory requirements. The reserves held by the Insurance Subsidiaries are reviewed annually by independent actuaries. Nevertheless, reserve estimates are subject to the impact of loss development and changes in claims severity, as well as numerous other factors, such as judicial and legislative trends and actions, economic factors and estimates of future trends in claims frequency. Most or all of these factors are not directly quantifiable, particularly on a prospective basis. Although management believes the estimated liabilities for losses and LAE are reasonable, the subsequent development of these liabilities may not conform to the assumptions used in making these estimates. Accordingly, actual results may vary significantly from the estimated amounts included in the Company's financial statements. Any variation of actual from estimated liabilities could have a material adverse effect on the Company. Such adjustments, to the extent they occur, are reported in the period recognized. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations,' 'Business--Colony--Reserves,' 'Business--Rockwood--Reserves' and Note 6 of the Notes to the Consolidated Financial Statements included elsewhere in this Prospectus.

     The Company has owned and supervised the operation of the Insurance Subsidiaries for less than their entire operating history and has not yet acquired Preferred National. The Insurance Subsidiaries and Preferred National are responsible as a matter of law and contractual obligation for losses which arise from policies written by prior management personnel who are no longer employed by the Company. There can be no assurance that adjustments to reserves may not be required in the future.

     Rockwood uses a 4.0% discount factor when establishing its reserves for workers' compensation business (Rockwood does not discount its reserves on any of its other lines and Colony does not discount any of its reserves). Such discounting is a common practice among workers' compensation insurers; however, it does expose the Company to additional risk. Essentially, Rockwood has set its reserves using an assumption that the Company will be able to consistently earn a 4.0% rate of return on its workers' compensation reserves, and has assumed that these additional revenues will be available to supplement those reserves. If the Company is unable to earn a consistent return of 4.0% or if the Company were required to use a lower discount rate, or to cease discounting, Rockwood would have to raise its reserve levels. This could have a material adverse effect on earnings in a future year.

     The Company has performed extensive reviews of its records to identify insured accounts for which unintended environmental exposure and exposure for asbestos-related illnesses might exist. As a result of this review, the Company identified three insured accounts with policy terms of up to five years (the latest of which expired in 1987) where an asbestos-related exposure exists. In addition, the Company has three insured accounts (with policy terms of up to seven years) in which claims have been asserted arising out of alleged exposure to lead-based paint. Reserves for such environmental and asbestos-related exposures cannot be estimated with traditional loss reserving techniques. Case reserves (and the costs of related litigation) have been established based on information that has been developed on known claimants. In addition, incurred but not yet reported ('IBNR') reserves have been established to cover additional exposure on both known and unasserted claims. Those reserves are reviewed and updated continually by management and outside actuaries. In establishing liabilities for claims for environmental exposure and asbestos-related illnesses, management considers facts currently known, the current state of the law and litigation arising from coverage issues. However, courts and legislatures have, in the past, attempted to expand coverage and liability. Although the Company believes that this amount should be limited by the very small number of identified insured accounts, limited policy terms, already partially exhausted policy limits, and the existence of significant applicable reinsurance, there can be no assurance that adjustments to such environmental and asbestos-related reserves may not be required in the future.

RISKS OF ACQUISITIONS

     Following the Offering, the Company will continue to pursue acquisitions of insurance companies and lines of business that can be acquired on acceptable terms and which the Company believes can be operated profitably. Some of these acquisitions could be material in size and scope. The Company's future growth depends, in large part, upon the successful implementation of this strategy. While the Company will continually be searching for acquisition opportunities, there can be no assurance that the Company will be successful in identifying suitable acquisitions. If any potential acquisition opportunities are identified, there can be no assurance that the Company will consummate such acquisitions, including the Preferred National Acquisition, or, if any such acquisition does occur, including the Preferred National Acquisition, that it will be successful in enhancing the Company's business or be accretive to either the Company's profitability or book value. The Company may in the future face increased competition for acquisition opportunities which may inhibit its ability to consummate suitable acquisitions. In addition, to the extent that the Company's acquisition strategy results in the acquisition of businesses, such acquisitions could pose a number of special risks, including the diversion of management's attention, the assimilation of the operations and personnel of the acquired companies, the integration of acquired assets with existing assets, adverse short-term effects on reported operating results, the amortization of acquired intangible assets and the loss of key employees.

     The Company may, in the future, issue additional Common Stock in connection with one or more acquisitions, which may dilute its shareholders, including investors in the Offering. Common Stock and options to purchase Common Stock will be issued in connection with the Preferred National Acquisition. See 'Business--Preferred National.' Additionally, with respect to future acquisitions, the Company's shareholders may not have an opportunity to review the financial statements of the entity being acquired or to vote on such acquisitions.

RATINGS

     Increased public and regulatory concerns with the financial stability of insurers have resulted in greater emphasis by agents and policyholders upon insurance company ratings, resulting in a potential competitive advantage for carriers with higher ratings. Colony's rating from A.M. Best was recently raised from 'B++' to 'A-' and each of Rockwood and Preferred National currently has a 'B++' rating from A.M. Best. A.M. Best bases its ratings on factors that concern policyholders and not upon factors concerning investor protection. Such ratings are subject to change and are not recommendations to buy, sell or hold securities. There can be no assurance that such ratings or future changes therein will not affect the Company's competitive position. There can be no assurance that Colony, Rockwood or Preferred National will maintain their ratings, and any downgrade could have a material adverse effect on their respective operations. See '--Competition' and 'Business--Ratings.'

DEPENDENCE UPON KEY PERSONNEL

     The Company's business involves the identification and completion of future acquisitions, the development and innovative underwriting of insurance coverage for niche markets and the continuing evaluation of the programs insured. The Company depends upon its executive management, including executive management of Colony and Rockwood, to perform such services. The loss of any of these individuals or a reduction in the time devoted by such persons to the Company's business could have a material adverse effect on the Company's business. The Company does not have any key-man life insurance on most of its executive officers. The Company's future success will depend in part upon its ability to attract and retain highly qualified personnel. The Company faces competition for such personnel from other companies, many of which have significantly greater resources than the Company. There can be no assurance that the Company will be able to attract and retain the necessary personnel on acceptable terms. See 'Business' and 'Management.'

REINSURANCE

     To moderate the impact of severe or frequent losses, the Insurance Subsidiaries and Preferred National cede (i.e., transfer) a portion of their gross written premiums to reinsurers in exchange for the reinsurers' agreements to share covered losses with such Insurance Subsidiaries. This also allows the Company to write more direct insurance and at greater limits than it otherwise could. Although reinsurance makes the assuming reinsurer liable to the extent of the risk ceded, the ceding insurance company is not relieved of its primary liability to its insureds and, therefore, bears a credit risk with respect to its reinsurers. Although the Subsidiaries and Preferred National place reinsurance with reinsurers they believe to be financially sound, there can be no assurance that such reinsurers will pay all reinsurance claims on a timely basis, if at all. At March 31, 1998, the Company and Preferred National had net reinsurance recoverables of approximately $28.0 million and $6.3 million, respectively. Further, although the Company has reinsurance it believes to be adequate, there can be no assurance it will continue to be able to obtain such reinsurance on satisfactory terms. The Company may choose in the future to re-evaluate the amount of risk it cedes to reinsurers. See 'Business--Reinsurance.'

RISKS ASSOCIATED WITH BINDING AUTHORITY OF AGENTS

     In 1997, Colony underwrote approximately 71.5% of its commercial policies on a binding authority basis. In the event that a wholesale agent exceeds its authority by binding Colony on a risk which does not comply with Colony's underwriting guidelines, Colony is at risk for that policy until it receives the policy and effects a cancellation or modification. Colony generally requires its agents to deliver all policies to Colony within 30 days of the date written. There can be no assurance that the wholesale agents will bind Colony within the limits of Colony's underwriting guidelines or deliver policies to Colony in a timely manner. As a result, Colony may be bound by a policy which does not comply with its underwriting guidelines and may incur loss and LAE related to that policy. Although Colony requires its agents to maintain errors and omissions insurance coverage with limits of at least $500,000, there can be no assurance that such insurance is in place, or, if in place, that it will be adequate. Although Preferred National's agents currently have more limited binding authority than Colony's agents, Preferred National is subject to the same risks associated with binding authority as Colony. In the future, the Company may provide greater binding authority to Preferred National's agents. See 'Business--Colony--Marketing and Distribution' and 'Business--Preferred National--Marketing and Distribution.'

REGULATION

     The Company is subject to regulation under applicable insurance statutes, including insurance holding company statutes, of the various states in which the Insurance Subsidiaries write insurance. Insurance regulation is intended to provide safeguards for policyholders rather than to protect shareholders of insurance companies or their holding companies. Regulators oversee matters relating to trade practices, policy forms and coverage interpretation, claims practices, mandated participation in shared markets, including guaranty funds, types and amounts of investments, reserve adequacy, insurer solvency, minimum amounts of capital and surplus, transactions with related parties, changes in control and payment of dividends. The rates that the Insurance Subsidiaries can charge for certain lines of admitted business are also subject to regulation and, therefore, may not keep pace with inflation. Any changes in these laws and regulations, or the failure of the Company to comply with such laws, could materially adversely affect the Company's operations. As a writer of admitted coverages, Preferred National is subject to assessments from the Guaranty Fund in Florida, the amounts of which can be substantial. An approved non-admitted carrier in New Jersey, Preferred National is subject to assessments from a similar fund in New Jersey. See 'Business--Regulation.'

RISKS OF CONCENTRATION OF BUSINESS

     Rockwood's business is heavily concentrated in workers' compensation insurance in Pennsylvania and is further concentrated in coal-mining operations. This makes Rockwood vulnerable to changes affecting the economy of Pennsylvania or to economic cycles in which the coal business in Pennsylvania is depressed. By concentrating a substantial portion of its business in mining operations, Rockwood is exposed to substantial losses due to accidents and occupational disease. Preferred National's business is heavily concentrated in commercial and multi-peril insurance in Florida. This makes Preferred National vulnerable to changes affecting the economy of Florida. By concentrating a substantial portion of its business in property insurance, Preferred National is exposed to substantial losses due to natural disaster, including hurricanes. The Company attempts to moderate these risks by the purchase of reinsurance and by underwriting and pricing accounts with these risks in mind. However, there can be no assurance that these precautions are adequate and that the Company will not be exposed to greater than anticipated losses arising from the hazardous nature of the business conducted by its insureds. See 'Business--Preferred National' and 'Business--Rockwood.'

DEPENDENCE UPON AGENTS AND RELATIONSHIPS WITH RISK PURCHASING GROUPS

     Rockwood, Colony and Preferred National depend upon outside agents to produce their business. The renewal rights of all of such business written are owned by the agents, and not by the Company. While Colony, Preferred National and Rockwood believe that their relationships with their agents are generally excellent, there can be no assurance that agents will not move business currently written by the Company to another carrier. If renewal rates were to drop significantly at Colony, Rockwood or Preferred National as a result of agents moving this business, the earnings of the Company could be adversely affected.

     Approximately $11.8 million (23.5%) and $12.9 million (25.4%) of Colony's gross written premiums for the years ended December 31, 1996 and 1997, respectively, were derived from one agency which currently sells Colony's products in 26 of its offices. Approximately $14.9 million (21.5%) and $13.0 million (26.2%) of Rockwood's gross written premiums were derived from two agents for the years ended December 31, 1996 and 1997, respectively. The loss of any of these agents could have a material adverse effect on the Company. See 'Business--Colony--Marketing and Distribution' and 'Business--Rockwood--Marketing and Distribution.'

     Approximately 36.0% of Preferred National's business is produced by UnaMark, which, in turn, receives premiums from retail agents. If UnaMark's (or, following the Preferred National Acquisition, Redwoods') relations with retail agents deteriorated, resulting in a reduced premium flow, this could have an adverse impact on Preferred National. Approximately 46.0% of Preferred National's gross written premiums in 1997 was produced by wholesale agents other than UnaMark. The largest amount of premiums produced by any single agent other than UnaMark represented 3.0% of Preferred National's 1997 premiums.

     Forty agent offices represent both Colony and Preferred. The deterioration of these relationships could have an adverse effect on the Company's performance. See 'Business--Preferred National.'

     Approximately $5.4 million (11.6%) of Preferred National's gross written premiums in 1997 was associated with professional liability insurance. Most of this business arises out of Preferred National's relationship with four risk purchasing groups. These risk purchasing groups are not required to endorse insurance policies written by Preferred National and could endorse a competitor's product. If this occurred, Preferred National might suffer a loss of a substantial portion of this business.

HOLDING COMPANY STRUCTURE; DIVIDEND RESTRICTIONS

     Because Front Royal is a holding company, its cash flows will depend, to a significant degree, on the ability of the Subsidiaries to pay dividends to Front Royal. In addition, Front Royal relies on dividends from its Subsidiaries to pay operating expenses, debt service, taxes and other payments which may include dividends on the Common Stock, if any. The jurisdictions of incorporation of the Insurance Subsidiaries and Preferred National place limitations on the amount of dividends or other distributions payable by insurance companies in order to protect their solvency. There is no assurance Front Royal will be able to obtain dividends from the Insurance Subsidiaries in the future. The payment of dividends and distributions by the Insurance Subsidiaries also may affect the Insurance Subsidiaries' ratings. See 'Business--Regulation.'

YEAR 2000 COMPLIANCE

     Many existing application software products in the marketplace were designed to accommodate only a two-digit date position which represents the year (e.g., '95' is stored on the system and represents the year 1995). As a result, the year 1999 ('99') could be the maximum date value these systems will be able to process accurately. To the extent the Company's systems are not fully year 2000 compliant or the Company's computer systems must interact with the computer systems of other entities which are not year 2000 compliant, there can be no assurance that potential systems interruptions or the resulting costs necessary to remediate systems and to compensate for any losses would not have a material adverse effect on the Company's business, financial condition, results of operations, cash flows and business prospects.

     Although the Company has not received any claims based on losses resulting from the year 2000 issues, there can be no assurance that insureds will not suffer losses of this type and seek compensation under the Company's policies. If any claims are made, the Company's obligations, if any, will depend on the facts and circumstances of the claim and provisions of the policy. At this time, the Company is unable to determine whether the adverse impact, if any, in connection with the foregoing circumstances would be material to the Company.

NO PRIOR PUBLIC MARKET AND POSSIBLE VOLATILITY OF PRICE

     Prior to the Offering, there has been no public market for the Common Stock, and there can be no assurance that an active public market for the Common Stock will develop or be sustained after the Offering. The stock market generally, and securities of insurance companies in particular, have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of any particular company. The Company believes factors such as quarterly fluctuations in results of operations, announcements of new products and acquisitions by the Company or by its competitors, changes in earnings estimates by research analysts, changes in accounting treatment or principles and other factors may cause the market price of the Common Stock to fluctuate, perhaps substantially. These fluctuations, as well as general economic, political and market conditions, may adversely affect the market prices of the Common Stock. See '--Certain Business Considerations' and 'Management's Discussion and Analysis of Financial Condition and Results of Operations.' The initial public offering price of the Common Stock will be determined by negotiations among the Company and the Underwriters and may not be indicative of the prices that may prevail for the Common Stock in the public market, and is not necessarily related to the Company's asset value, net worth, results of operations or any other established criteria of value. See 'Underwriting.'

DILUTION

     The initial public offering price of the Common Stock offered hereby is substantially higher than the net tangible book value of the currently outstanding Common Stock (giving effect to the Preferred National Acquisition). Therefore, purchasers of the Common Stock offered hereby will experience immediate and substantial dilution in the net tangible book value of the Common
Stock in the amount of $      per share (  %). See 'Dilution.'

     Purchasers of Common Stock in the Offering may experience dilution in the future as a result of Common Stock issued in connection with future acquisitions or for other purposes. See 'Business--Company Strategy.' Common Stock and options to purchase Common Stock will be issued in connection with the Preferred National Acquisition. See 'Business--Preferred National.'

DIVIDEND POLICY

     The Company has never declared or paid a cash dividend on its Common Stock and currently does not expect to pay cash dividends. See 'Dividend Policy.'

ANTI-TAKEOVER CONSIDERATIONS, INCLUDING POSSIBILITY OF FUTURE ISSUANCE OF PREFERRED STOCK

     Upon consummation of the Offering, the Company's Amended and Restated Articles of Incorporation will authorize the Board of Directors to issue up to 5,000,000 shares of Preferred Stock and to fix the rights and preferences thereof without shareholder approval. Issuance of shares of Preferred Stock could have the effect of delaying or preventing a change of control of the Company otherwise desired by the shareholders. See 'Description of Capital Stock--Preferred Stock.'

     The North Carolina Business Corporation Act (the 'Business Corporation Act') contains a 'Shareholder Protection Act' which, with certain exceptions, requires approval of certain business combinations between a North Carolina corporation and any beneficial holder of more than 20.0% of the voting shares of the corporation by the holders of at least 95.0% of the voting shares of the corporation. Certain North Carolina public corporations are also subject to 'The North Carolina Control Share Acquisition Act,' which provides that shares acquired in a transaction that would cause the acquiring person's voting strength to meet or exceed any of three thresholds (20.0%, 33.3% or a majority) of voting power, depending on the circumstances of the transaction, have no voting rights unless granted by a majority vote of all the outstanding shares of the corporation (not including interested shares) entitled to vote for the election of directors. The provisions of the Shareholder Protection Act and The North Carolina Control Share Acquisition Act were designed to deter certain takeovers of North Carolina corporations. See 'Description of Capital Stock--Statutory Provisions.'

     In addition, under applicable state insurance laws and regulations, no person may acquire control of the Company, or any of the Insurance Subsidiaries, unless such person has filed a statement containing specified information with appropriate regulatory authorities and approval for such acquisition has been obtained. Under applicable laws and regulations, any person acquiring, directly or indirectly, or holding proxies with respect to, 10.0% (5.0% in Florida) or more of the voting stock of any other person is presumed to have acquired control of such person. Accordingly, any purchase resulting in the purchaser owning 10.0% (5.0% in Florida) or more of the outstanding Common Stock of Front Royal, in the Offering or otherwise, would require prior approval by applicable regulatory authorities. Such prior approval requirement also would apply to an acquisition of proxies to vote 10.0% (5.0% in Florida) or more of the outstanding Common Stock of Front Royal and, therefore, in a proxy contest, could delay or prevent a stockholder from acquiring such proxies. See 'Business--Regulation.'

SHARES ELIGIBLE FOR FUTURE SALE

     The sale of a substantial number of shares of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. In addition, any such sale or perception could make it more difficult for the Company to sell equity securities or equity related securities in the future at a time and price that the Company deems appropriate. Upon consummation of the Offering, the Company will have a total of
shares of Common Stock outstanding, of which the             shares of Common
Stock sold in the Offering and an additional       shares currently outstanding
will be eligible for immediate sale in the public market without restriction, unless they are held by 'affiliates' of the Company within the meaning of Rule
144 under the Securities Act, and of which             shares will be
'restricted' securities within the meaning of Rule 144 under the Securities Act. Additionally, the Company has granted options to certain directors and officers and employees of the Company to purchase an aggregate of 750,000 shares of Common Stock and there are currently outstanding warrants exercisable into 1,082,148 shares of Common Stock. The Company, certain officers, directors and
major shareholders, who hold an aggregate of             shares of Common Stock
and options and warrants to purchase       shares of Common Stock, have agreed
that they will not without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation ('DLJ'), directly or indirectly offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any shares of Common Stock or any other equity security of the Company, or any securities convertible into or exercisable or exchangeable for, or warrants, options or rights to purchase or acquire, Common Stock or any other equity security of the Company, or enter into any agreement to do any of the foregoing, for a period of 180 days from the date of this Prospectus. As a result of the
foregoing,             shares of Common Stock will become eligible for resale on
               , subject to such additional restrictions to the extent applicable and subject to Rule 144. No prediction can be made as to the effect, if any, that future sales of shares of Common Stock, or the availability of shares for future sales, will have on the market price of the Common Stock from time to time or the Company's ability to raise capital through an offering of its equity securities. See 'Principal and Selling Shareholders,' 'Description of Capital Stock,' 'Shares Eligible for Future Sale' and 'Underwriting.'

                                USE OF PROCEEDS

     The net proceeds to the Company from the Offering, after deducting underwriting discounts and commissions and estimated offering expenses, are
estimated to be approximately $            million (approximately $
million if the Over-Allotment Option is exercised in full). The Company expects
to use approximately $            million of the net proceeds from the Offering
to repay a substantial portion of the Company's term loan with certain lenders, including First Union National Bank ('First Union') which acts as agent and as a lender (the 'Term Loan'). The remaining net proceeds will be used by the Company for general corporate purposes, including acquisitions.

     Pending such uses, the net proceeds may be invested in short-term income-producing investments such as investment grade commercial paper, government and government agency securities, money market funds that invest in government securities, certificates of deposit and interest-bearing bank accounts. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources.'

     The Term Loan had a principal amount as of June 15, 1998 of $35.3 million. The Term Loan bears interest at a maximum rate of 8.65%, and is due and payable in installments which conclude on December 1, 2003. The Term Loan was incurred to finance a portion of the acquisition of Rockwood (the 'Rockwood Acquisition'), refinance an outstanding senior term loan and repay or prepay certain other indebtedness of the Company, and may be increased by up to $9.0 million to fund a portion of the purchase price of the Preferred National Acquisition. The Company currently anticipates that simultaneously with the closing of the Offering, it will enter into a $70.0 million revolving credit facility with certain lenders (the 'Credit Facility'), which Credit Facility will be available for, among other things, future acquisitions. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources.'

     The Company will not receive any of the net proceeds from the sale of Common Stock by the Selling Shareholders. See 'Principal and Selling Shareholders.'

                                DIVIDEND POLICY

     Since its inception, the Company has not paid any dividends on the Common Stock and currently does not expect to pay cash dividends. Any decision as to the future payment of dividends will depend on the results of operations and financial position of the Company and such other factors as the Company's Board of Directors, in its discretion, deems relevant.

     As an insurance holding company, Front Royal will depend on dividends and other payments from its subsidiaries for the payment of cash dividends to its shareholders. In the case of the Insurance Subsidiaries, such payments are restricted by the insurance laws of each such Subsidiary's state of domicile, and insurance regulators have authority in certain circumstances to prohibit payments of dividends and other amounts by the Subsidiaries that would otherwise be permitted without regulatory approval. See 'Risk Factors--Holding Company Structure; Dividend Restrictions,' 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources' and 'Business--Regulation.'

                              THE RECAPITALIZATION

     As at the date of this Prospectus, the Company has outstanding three classes of common stock and one series of redeemable convertible preferred stock. See 'Capitalization.' Simultaneously with the consummation of the
Offering: (i) the Company will convert each outstanding share of its existing Class A Common Stock, no par value ('Class A Common Stock'), Class B Common Stock, no par value ('Class B Common Stock'), and Class C Common Stock, no par value ('Class C Common Stock') (collectively, the 'Existing Common Stock'), into shares of Common Stock on the basis of one share of Existing Common Stock for one share of Common Stock (collectively, the 'Common Stock Conversion'); (ii) the existing shares of Series A Preferred Stock will be converted into shares of Common Stock, and the Series A Preferred Stock will be retired (the 'Preferred Stock Conversion') and (iii) the Company will effect a ____ for ___ reverse stock split (the 'Reverse Split'). The Common Stock Conversion, the Preferred Stock Conversion and the Reverse Split are referred to collectively herein as the 'Recapitalization.' In connection with the Recapitalization, it is anticipated that the Board of Directors will adopt, and the shareholders will approve, a Plan of Recapitalization (the 'Plan of Recapitalization') and concurrently with the closing of the Offering the Company will amend and restate its Articles of Incorporation to, among other things, reflect the Recapitalization. See 'Capitalization' and 'Description of Capital Stock.'

     The holders of the currently outstanding Class C Common Stock are entitled, among other things, to elect two members of the Company's Board of Directors, to approve, as a class, certain corporate transactions and, in the event of a liquidation of the Company or similar transaction, to receive from the proceeds available to holders of all common stock an amount equal to the greater of $4.00 per share of Class C Common Stock or the pro rata amount distributable to all common shareholders assuming all three classes of common stock were a single class. Under the terms of the Plan of Recapitalization and a separate agreement entered into for the benefit of the existing holders of Class C Common Stock, in the event of a liquidation of the Company the existing holders of the Class C Common Stock will continue to be entitled to an effective liquidation preference of $4.00 per share for their shares of Common Stock received in exchange for the Class C Common Stock. This right to receive a minimum liquidating distribution as a preference over other holders of Common Stock does not attach to the shares of Common Stock issued in exchange for the Class C Common Stock and cannot be transferred by any of the existing holders of Class C Common Stock. In the event any of the existing holders of Class C Common Stock transfers any of the Common Stock to which the preference relates, the liquidation preference will terminate as to the shares so transferred. As a result of the Recapitalization, the holders of the Class C Common Stock will no longer have the right to elect any specific number of members of the Board of Directors or to vote as a separate class on any corporate transactions. Upon the completion of Recapitalization and the Offering, the current holders of Class C Common Stock will hold
approximately            shares of Common Stock.

                                 CAPITALIZATION

     The following table sets forth: (i) the consolidated capitalization of the Company at March 31, 1998 without giving effect to the Recapitalization; (ii) the pro forma capitalization after giving effect to the Preferred National Acquisition without giving effect to the Recapitalization and; (iii) the pro forma capitalization as adjusted after giving effect to the Preferred National Acquisition, the Recapitalization, other than the Reverse Split, and the Offering.

                                                                                       MARCH 31, 1998
                                                                       -----------------------------------------------
                                                                                    PRO FORMA FOR
                                                                                  PREFERRED NATIONAL      PRO FORMA
                                                                       ACTUAL       ACQUISITION(1)       AS ADJUSTED
                                                                                   (DOLLARS IN THOUSANDS)
Senior bank debt....................................................   $35,295         $ 41,956            $
Series A Redeemable Convertible Preferred Stock, no par value .         15,500           15,500                  --
  155,000 shares authorized; 155,000 shares outstanding, actual;
  155,000 shares outstanding, pro forma for Preferred National
  Acquisition; and no shares outstanding, pro forma as adjusted.
Shareholders' equity:
  Common Stock:
     Common Stock, no par value ....................................        --               --
       30,000,000 shares authorized; no shares outstanding, actual;
       no shares outstanding, pro forma for Preferred National
       Acquisition; and             shares outstanding, pro forma as
       adjusted.
     Class A Common Stock, no par value ............................    13,740           19,740                  --
       5,859,144 shares outstanding, actual; 6,359,144 shares
       outstanding, pro forma for Preferred National Acquisition;
       and no shares outstanding, pro forma as adjusted.
     Class B Common Stock, no par value ............................       557              557                  --
       268,482 shares outstanding, actual; 268,482 shares
       outstanding, pro forma for Preferred National Acquisition;
       and no shares outstanding, pro forma as adjusted.
     Class C Common Stock, no par value ............................    12,993           12,993                  --
       3,248,300 shares outstanding, actual; 3,248,300 shares
       outstanding, pro forma for Preferred National Acquisition;
       and no shares outstanding, pro forma as adjusted.
  Retained earnings.................................................    16,956           16,956              16,956
  Accumulated other comprehensive income............................     3,418            3,418               3,418
  Notes receivable from officers....................................      (166)            (166)               (166)
                                                                       -------    ------------------    --------------
       Total common shareholders' equity and redeemable convertible
          preferred stock...........................................    62,998           68,998
                                                                       -------    ------------------    --------------
            Total capitalization....................................   $98,293         $110,954            $
                                                                       -------    ------------------    --------------
                                                                       -------    ------------------    --------------

------------------

(1) The pro forma amounts for the Preferred National Acquisition assume an aggregate purchase price based on a value of $9.00 per share of Common Stock.

                                    DILUTION

     The net tangible book value of the Company at March 31, 1998 was approximately $61.7 million or $4.47 per share of Common Stock. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the sum of (i) the number of shares of issued and outstanding Common Stock, (ii) the number of shares of Common Stock issuable upon conversion of the Company's outstanding redeemable preferred stock and
(iii) the number of shares of Common Stock issuable upon exercise of outstanding stock options and warrants to purchase Common Stock. After giving effect to the Preferred National Acquisition, the Recapitalization, other than the Reverse
Split, and the sale of the            shares of Common Stock offered hereby at
the initial public offering price of       per share and after deducting the
underwriting discounts and commissions and estimated offering expenses payable by the Company, the net tangible book value of the Company, as of March 31,
1998, would have been approximately $           or $      per share. This
represents an immediate increase in net tangible book value of $      per share
to existing shareholders and an immediate decrease of $      per share to new
investors purchasing Common Stock in the Offering. The following table illustrates this per share dilution:

Assumed initial public offering price(1)........................................              $
  Net tangible book value per share of Common Stock at March 31, 1998...........  $
  Increase per share attributable to new shareholders...........................  $
Net tangible book value per share of Common Stock after the Offering............
                                                                                              ----------
Dilution per share to new investors.............................................              $
                                                                                              ----------
                                                                                              ----------

------------------
(1) Before deducting estimated underwriting discounts and commissions and estimated expenses of the Offering payable by the Company.

     The following table summarizes on a pro forma basis, as of March 31, 1998, the differences between existing shareholders and new investors with respect to the number of shares purchased from the Company, the total consideration paid to the Company and the average price paid per share by existing shareholders and new investors.

                                                                                            TOTAL            AVERAGE
                                                                  SHARES OWNED        CONSIDERATION(1)      PER SHARE
                                                               ------------------    -------------------    ---------
                                                               NUMBER     PERCENT     AMOUNT     PERCENT
     Existing shareholders..................................                    %                      %      $
     New investors..........................................                                                  $
                                                               -------    -------    --------    -------
       Total................................................               100.0%    $            100.0%
                                                               -------    -------    --------    -------
                                                               -------    -------    --------    -------

------------------

(1) Before deducting estimated underwriting discounts and commissions and estimated expenses of the Offering payable by the Company.

               PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The following unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 1998 and the unaudited Pro Forma Condensed Combined Statements of Income for the three months ended March 31, 1998 and for the year ended December 31, 1997 (the 'Pro Forma Financial Statements') are based upon the financial statements of the Company and of Preferred National, which are included herein. See 'Index to Financial Statements.'

     The Pro Forma Condensed Combined Balance Sheet as of March 31, 1998 is presented as if the Preferred National Acquisition had occurred on March 31, 1998. The Pro Forma Condensed Combined Statements of Income for the three months ended March 31, 1998 and the year ended December 31, 1997 are presented as if the Preferred National Acquisition had occurred on January 1, 1997. The Pro Forma Financial Statements give effect to the Preferred National Acquisition under the purchase method of accounting in accordance with Accounting Standards Board Opinion No. 16.

     The Pro Forma Financial Statements are presented for comparative purposes only and are not necessarily indicative of what the actual financial position of the Company would have been at March 31, 1998 had the Preferred National Acquisition occurred on January 1, 1997 nor indicative of the results of operations in future periods. The Pro Forma Financial Statements should be read in conjunction with, and are qualified in their entirety by, the respective unaudited financial statements and notes thereto of the Company and of Preferred National for the three months ended March 31, 1998 and the respective historical financial statements and notes thereto of the Company and of Preferred National for the year ended December 31, 1997.

     The Pro Forma Financial Statements presented do not reflect future events that may occur after the Preferred National Acquisition has been consummated. The Company believes that once combined, the Company and Preferred National can be operated less expensively. However, for the purposes of the Pro Forma Financial Statements presented herein, these savings have not been reflected because their realization cannot be assured.

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 MARCH 31, 1998
                                  (UNAUDITED)

                                                            FRONT        PREFERRED                            PRO
                                                            ROYAL         NATIONAL       PRO FORMA           FORMA
                                                          HISTORICAL     HISTORICAL     ADJUSTMENTS         RESULTS
                                                                            (DOLLARS IN THOUSANDS)
                        ASSETS
Investments............................................    $ 277,945      $ 61,094       $ (28,000)(A1)     $311,885
                                                                                               846(H)
Cash...................................................        1,568         3,873           2,000(A4)         6,941
                                                                                              (500)(I)
Reinsurance recoverable on unpaid and paid losses and
  loss adjustment expenses.............................       25,535         3,938              --            29,473
Deferred federal income tax............................        9,307           767             525(D)         10,599
Deferred policy acquisition costs......................        8,666         4,489              --            13,155
Intangible assets, net.................................        5,788            --           6,304(B)         12,092
Other assets...........................................       28,516         6,036            (870)(I)        33,682
                                                          ----------     ----------     -----------         --------
     Total assets......................................    $ 357,325      $ 80,197       $ (19,695)         $417,827
                                                          ----------     ----------     -----------         --------
                                                          ----------     ----------     -----------         --------
                    LIABILITIES AND
                 SHAREHOLDERS' EQUITY
Reserve for losses and loss adjustment expenses........    $ 197,093      $ 24,997       $      --          $222,090
Unearned premiums......................................       35,378        19,567              --            54,945
Accrued policyholders' dividends.......................        5,919            --              --             5,919
Accrued preferred stock dividend.......................        1,356            --              --             1,356
Other liabilities......................................       19,285         2,163             500(C)         22,948
                                                                                             1,500(C)
                                                                                              (500)(I)
Senior bank debt.......................................       35,296            --           6,275(A4)        41,571
                                                          ----------     ----------     -----------         --------
     Total liabilities.................................      294,327        46,727           7,775           348,829
Series A Redeemable Convertible Preferred Stock........       15,500            --              --            15,500
Common shareholders' equity:
  Common Stock--Class A................................       13,740         3,501           4,500(A2)        19,740
                                                                                             1,500(A3)
                                                                                            (3,501)(A)
  Common Stock--Class B................................          557            --              --               557
  Common Stock--Class C................................       12,993            --              --            12,993
  Additional paid-in capital...........................           --        23,160         (23,160)(A)            --
  Notes receivable from officers.......................         (166)           --              --              (166)
  Retained earnings....................................       16,956         6,725          (6,725)(A)        16,956
  Accumulated other comprehensive income...............        3,418            84             (84)(A)         3,418
                                                          ----------     ----------     -----------         --------
     Total common shareholders' equity.................       47,498        33,470         (27,470)           53,498
                                                          ----------     ----------     -----------         --------
                                                              62,998        33,470         (27,470)           68,998
                                                          ----------     ----------     -----------         --------
     Total liabilities, redeemable convertible
       preferred stock and common shareholders'
       equity..........................................    $ 357,325      $ 80,197       $ (19,695)         $417,827
                                                          ----------     ----------     -----------         --------
                                                          ----------     ----------     -----------         --------

See Notes to the (Unaudited) Pro Forma Condensed Combined Financial Statements.

                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998
                                  (UNAUDITED)

                                                                        FRONT       PREFERRED                      PRO
                                                                        ROYAL        NATIONAL      PRO FORMA      FORMA
                                                                      HISTORICAL    HISTORICAL    ADJUSTMENTS    RESULTS
                                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)

Revenues:
  Net premiums earned..............................................    $ 20,167       $8,938        $    --      $29,105
  Net investment income............................................       4,265          964           (441)(E)    4,788
  Net realized gains on investments................................           4           40             --           44
  Other income.....................................................          56          453             --          509
                                                                      ----------    ----------    -----------    -------
     Total revenues................................................      24,492       10,395           (441)      34,446
Losses and expenses:
  Net losses and loss adjustment expenses..........................      12,187        5,375             --       17,562
  Policy acquisition costs amortized...............................       5,763        2,106             --        7,869
  Other underwriting expenses......................................       1,171          961             --        2,132
  Dividends to policyholders.......................................         737           --             --          737
  Interest expense.................................................         881           --            132(F)     1,013
  Other operating costs and expenses...............................         207          833             53(B)     1,093
                                                                      ----------    ----------    -----------    -------
     Total losses and expenses.....................................      20,946        9,275            185       30,406
                                                                      ----------    ----------    -----------    -------
Income before federal income taxes.................................       3,546        1,120           (626)       4,040
Federal income tax expense/(benefit)...............................       1,133          274            (82)(G)    1,325
                                                                      ----------    ----------    -----------    -------
Net income/(loss)..................................................       2,413       $  846        $  (544)       2,715
                                                                                    ----------    -----------
                                                                                    ----------    -----------
Dividends to preferred shareholders................................         271                                      271
                                                                      ----------                                 -------
Net income available to common shareholders........................    $  2,142                                  $ 2,444
                                                                      ----------                                 -------
                                                                      ----------                                 -------
Net income per share--basic........................................    $   0.23       $ 0.24                     $  0.25
                                                                      ----------    ----------                   -------
                                                                      ----------    ----------                   -------
Net income per share--diluted......................................    $   0.18                                  $  0.20
                                                                      ----------                                 -------
                                                                      ----------                                 -------
Weighted average common shares outstanding.........................       9,376        3,501                       9,876
Weighted average common and common stock equivalent shares
  outstanding......................................................      13,197                                   13,697

See Notes to the (Unaudited) Pro Forma Condensed Combined Financial Statements.

                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)

                                                                     FRONT       PREFERRED         PRO           PRO
                                                                     ROYAL        NATIONAL        FORMA         FORMA
                                                                   HISTORICAL    HISTORICAL    ADJUSTMENTS     RESULTS
                                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Net premiums earned...........................................    $ 90,523      $ 28,579       $    --       $119,102
  Net investment income.........................................      17,984         2,877        (1,764)(E)     19,097
  Net realized gains/(losses) on investments....................        (480)            3            --           (477)
  Other income..................................................         331         3,312            --          3,643
                                                                   ----------    ----------    -----------     --------
       Total revenues...........................................     108,358        34,771        (1,764)       141,365
                                                                   ----------    ----------    -----------     --------
Losses and expenses:
  Net losses and loss adjustment expenses.......................      56,196        17,156            --         73,352
  Policy acquisition costs amortized............................      25,829         4,682            --         30,511
  Other underwriting expenses...................................       3,471         4,358            --          7,829
  Dividends to policyholders....................................       3,603            --            --          3,603
  Interest expense..............................................       3,883            --           527(F)       4,410
  Other operating costs and expenses............................       1,806         4,160           210(B)       6,176
                                                                   ----------    ----------    -----------     --------
       Total losses and expenses................................      94,788        30,356           737        125,881
                                                                   ----------    ----------    -----------     --------
Income before federal income taxes..............................      13,570         4,415        (2,501)        15,484
Federal income tax expense/(benefit)............................       2,211           812           (69)(G)      2,954
                                                                   ----------    ----------    -----------     --------
Net income/(loss)...............................................      11,359      $  3,603       $(2,432)        12,530
                                                                                 ----------    -----------
                                                                                 ----------    -----------
Dividends to preferred shareholders                                    1,085                                      1,085
                                                                   ----------                                  --------
Net income available to common shareholders.....................    $ 10,274                                   $ 11,445
                                                                   ----------                                  --------
                                                                   ----------                                  --------
Net income per share--basic.....................................    $   1.13      $   1.03                     $   1.19
                                                                   ----------    ----------                    --------
                                                                   ----------    ----------                    --------
Net income per share--diluted...................................    $   0.88                                   $   0.94
                                                                   ----------                                  --------
                                                                   ----------                                  --------
Weighted average common shares outstanding......................       9,125         3,501                        9,625
Weighted average common and common stock equivalent shares
  outstanding...................................................      12,861                                     13,361

See Notes to the (Unaudited) Pro Forma Condensed Combined Financial Statements.

           NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

EXPLANATION OF PRO FORMA ADJUSTMENTS

A. This pro forma adjustment reflects the issuance of Common Stock and related warrants, debt and the payment of cash in connection with the acquisition of Preferred National resulting in:

                                                                                             RECORDED
                                                                                              VALUE
                                                                                         ----------------
                                                                                           (DOLLARS IN
                                                                                            THOUSANDS)
1.    Payment of cash from internal sources...........................................       $ 28,000
2.    Issuance of 500,000 shares of Class A - Common Stock at a price of $9.00 per
      share...........................................................................          4,500
3.    Issuance of 1,050,000 Class A - Common Stock warrants with an exercise price of
      $10.00 per share................................................................          1,500
4.    Record the increase to the Company's credit facility for the portion of the cash purchase price above the $28.0 million raised from internal sources ($4.3 million), assumed transaction costs of $0.5 million, and estimated assimilation
      costs of $1.5 million (See Note J)..............................................          6,275
                                                                                         ----------------
      Total recorded purchase price (See Notes H and I)...............................       $ 40,275
                                                                                         ----------------
                                                                                         ----------------

B. To record goodwill of approximately $6.3 million and related amortization over 30 years.

C. To accrue $0.5 million of assumed transaction costs and $1.5 million of estimated assimilation costs (See Note J).

D. To record deferred federal income taxes at the federal statutory rate of 35%.

E. To record decrease in investment income as a result of cash paid by Front Royal to purchase Preferred National based on the approximate yield of the investment portfolio of 6.3%.

F. To record interest expense on the incremental borrowings under the credit facility at an annual rate of 8.4%.

G. To adjust Preferred National's effective federal income tax rate to 35% and to record federal income tax on all pro forma adjustments at the federal statutory rate of 35%.

H.  For purposes of calculating the Pro Forma Financial Statements, the
    Company has assumed a July 1998 closing date. In order to estimate
    Preferred National's net assets at June 30, 1998, the Company used recorded net income for the three month period ended March 31, 1998 as an addition to March 31, 1998 net assets to approximate the June 30, 1998 amounts.

I. The Preferred National Purchase Agreement contains provisions providing for potential adjustment of the cash portion of the purchase price. Based on the March 31, 1998 GAAP financial statements of Preferred National as adjusted (see Note H above), management has estimated the cash portion of purchase price to be $32.3 million. The Pro Forma Condensed Combined Balance Sheet excludes certain assets and liabilities that the Company is not acquiring.

J. Pursuant to EITF 95-3, the Company has included in the Pro Forma Condensed Combined Balance Sheet, a pro forma adjustment of $1.5 million relating to assimilation costs. It is anticipated that the assimilation plan will be finalized shortly after the Preferred National Acquisition is consummated and will be completed within one year from that date. Any adjustments to the $1.5 million accrual for assimilation costs will result in an adjustment to the Preferred National purchase price.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following tables set forth certain selected historical financial information for the Company. The historical operating results data, per share data and balance sheet data for the Company are derived from the consolidated audited financial statements of the Company for the five year period ended December 31, 1997. The historical operating results data, per share data and balance sheet data set forth below for the three months ended March 31, 1997 and 1998 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals only, which the Company considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the three months ended March 31, 1998 are not necessarily indicative of results that may be expected for the entire year ending December 31, 1998.

     All historical operating results data, per share data and balance sheet data set forth below should be read in conjunction with the consolidated financial statements, related notes and other financial information of the Company and Preferred National, respectively, included in this Prospectus.

                                                          THREE MONTHS ENDED
                                                              MARCH 31,                    YEARS ENDED DECEMBER 31,
                                                         --------------------    ---------------------------------------------
                                                           1998        1997        1997        1996         1995        1994
                                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA(1):
Revenues:
  Gross written premiums...............................  $ 22,968    $ 27,407    $100,246    $ 49,948     $ 43,571    $  1,171
  Net written premiums.................................    19,879      24,200      88,031      43,404       37,655       1,054
  Net earned premiums..................................    20,167      24,308      90,523      42,115       36,537         916
  Net investment income................................     4,265       4,266      17,984       5,867        5,449         317
  Net realized capital gains/(losses)..................         4          42        (480)         (1)         838        (171)
  Other income.........................................        56          27         331         631          726         459
                                                         --------    --------    --------    --------     --------    --------
    Total revenues.....................................    24,492      28,643     108,358      48,612       43,550       1,521
Losses and expenses:
  Loss and loss adjustment expenses....................    12,187      15,791      56,196      26,110       22,566         593
  Policy acquisition costs amortized...................     5,763       6,457      25,829      12,729       11,133         275
  Other underwriting expenses..........................     1,171         956       3,471       2,074        2,076         498
  Interest expense.....................................       881       1,155       3,883       2,029        1,645         595
  Dividends to policyholders...........................       737       1,130       3,603          --           --          --
  Other expenses.......................................       206          40       1,806         538        1,314       1,351
                                                         --------    --------    --------    --------     --------    --------
    Total losses and expenses..........................    20,945      25,529      94,788      43,480       38,734       3,312
                                                         --------    --------    --------    --------     --------    --------
Income/(loss) before income taxes......................     3,547       3,114      13,570       5,132        4,816      (1,791)
Income tax expense/(benefit)...........................     1,133         791       2,211         621        1,264        (378)
                                                         --------    --------    --------    --------     --------    --------
Net income/(loss)......................................     2,414       2,323      11,359       4,511        3,552      (1,413)
Dividends to preferred shareholders....................       271         271       1,085          --           --          --
                                                         --------    --------    --------    --------     --------    --------
Net income/(loss) available to common shareholders.....  $  2,143    $  2,052    $ 10,274    $  4,511     $  3,552    $ (1,413)
                                                         --------    --------    --------    --------     --------    --------
                                                         --------    --------    --------    --------     --------    --------
Net operating income/(loss)(2).........................  $  2,411    $  2,296    $ 11,671    $  4,512     $  3,007    $ (1,053)
                                                         --------    --------    --------    --------     --------    --------
                                                         --------    --------    --------    --------     --------    --------

PER SHARE DATA:
Net income/(loss) per share--basic.....................  $   0.23    $   0.23    $   1.13    $   0.79     $   0.62    $  (0.63)
Net income/(loss) per share--diluted...................  $   0.18    $   0.18    $   0.88    $   0.70     $   0.56    $  (0.63)
Net operating income per share--diluted(2).............  $   0.18    $   0.18    $   0.91    $   0.70     $   0.47    $  (0.47)
Weighted average common shares outstanding.............     9,376       8,890       9,125       5,724        5,711       2,249
Weighted average common and common stock equivalent
  shares outstanding...................................    13,197      12,647      12,861       6,446        6,396       2,249

BALANCE SHEET DATA (AT END OF PERIOD) (3):
  Cash and invested assets.............................  $279,513    $261,626    $280,629    $253,555     $ 89,162    $ 76,799
  Total assets.........................................   357,325     343,909     356,315     339,987      113,527     105,178
  Senior bank debt.....................................    35,295      38,000      36,545      38,000       13,384      13,315
  Shareholders' equity/(deficit) (4)...................    62,998      49,583      60,762      48,654       17,409       9,598
  Book value per share(4)(5)...........................  $   5.27    $   4.32    $   5.08    $   4.24     $   3.05    $   1.69

SAP AND OTHER DATA(2):
  Loss ratio...........................................      60.5%       65.0%       63.9%       61.8%        61.5%       64.8%
  Expense ratio........................................      34.2        30.8        32.8        35.4         36.9        58.8
  Dividend ratio.......................................       4.2         4.7         4.2          --           --          --
                                                         --------    --------    --------    --------     --------    --------
  Combined ratio.......................................      98.9%      100.5%      100.9%       97.2%        98.4%      123.6%
                                                         --------    --------    --------    --------     --------    --------
                                                         --------    --------    --------    --------     --------    --------
  Ratio of net written premiums to statutory
    surplus (6)........................................       1.0x        1.4x        1.2x        0.7x         1.4x        0.0x
  Statutory surplus (at end of period).................  $ 76,149    $ 68,716    $ 74,417    $ 65,852     $ 26,150    $ 22,741
  Return on equity(7)..................................      15.6%       18.9%       20.8%       24.1%(8)     26.3%      (30.4%)

                                                          YEARS ENDED DECEMBER 31,
                                                          ------------------------
                                                                   1993

INCOME STATEMENT DATA(1):
Revenues:
  Gross written premiums...............................           $    844
  Net written premiums.................................                564
  Net earned premiums..................................                508
  Net investment income................................                230
  Net realized capital gains/(losses)..................                 --
  Other income.........................................                299
                                                                  --------
    Total revenues.....................................              1,037
Losses and expenses:
  Loss and loss adjustment expenses....................                193
  Policy acquisition costs amortized...................                169
  Other underwriting expenses..........................                474
  Interest expense.....................................                499
  Dividends to policyholders...........................                 --
  Other expenses.......................................              1,050
                                                                  --------
    Total losses and expenses..........................              2,385
                                                                  --------
Income/(loss) before income taxes......................             (1,348)
Income tax expense/(benefit)...........................
                                                                  --------
Net income/(loss)......................................             (1,348)
Dividends to preferred shareholders....................                 --
                                                                  --------
Net income/(loss) available to common shareholders.....           $ (1,348)
                                                                  --------
                                                                  --------
Net operating income/(loss)(2).........................           $   (876)
                                                                  --------
                                                                  --------
PER SHARE DATA:
Net income/(loss) per share--basic.....................           $  (1.47)
Net income/(loss) per share--diluted...................           $  (1.47)
Net operating income per share--diluted(2).............           $  (0.95)
Weighted average common shares outstanding.............                919
Weighted average common and common stock equivalent
  shares outstanding...................................                919
BALANCE SHEET DATA (AT END OF PERIOD) (3):
  Cash and invested assets.............................           $  4,531
  Total assets.........................................              7,654
  Senior bank debt.....................................              6,463
  Shareholders' equity/(deficit) (4)...................               (316)
  Book value per share(4)(5)...........................           $   (.30)
SAP AND OTHER DATA(2):
  Loss ratio...........................................               48.5%
  Expense ratio........................................               84.1
  Dividend ratio.......................................                 --
                                                                  --------
  Combined ratio.......................................              132.6%
                                                                  --------
                                                                  --------
  Ratio of net written premiums to statutory
    surplus (6)........................................                0.1x
  Statutory surplus (at end of period).................           $  4,233
  Return on equity(7)..................................           (1,078.4%)

                                                        (Footnotes on next page)

------------------
(1) Includes operations of Rockwood from January 1, 1997.

(2) Net operating income is equal to net income/(loss) excluding after-tax realized gains or losses at a 35.0% marginal tax rate.

(3) Includes assets and liabilities of Rockwood from December 31, 1996.

(4) Assumes the Recapitalization, including the conversion of Series A Redeemable Convertible Preferred Stock into Common Stock, but excluding the Reverse Split, has occurred at the end of the period.

(5) Excludes the exercise of all warrants and options then exercisable.

(6) Interim period amounts are presented on an annualized basis.

(7) Calculated based on average of the beginning and ending shareholders' equity for the period.

(8) Excludes $28.6 million of equity raised on December 31, 1996, in connection with the acquisition of Rockwood. Absent this adjustment, the average return on equity for 1996 would have been 13.7%.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this Prospectus.

GENERAL

     Front Royal was organized in September 1990 as a holding company to acquire and operate property and casualty insurance companies that profitably underwrite specialty coverages. The results reported below have been affected by a series of acquisitions. These acquisitions (together with various other capital and financing transactions made during this period) have significantly affected the capital structure and results of operations of the Company. Additionally, because information regarding Rockwood (which was acquired by the Company in December 1996) and Preferred National (which is anticipated to be acquired by the Company in July 1998) are not presented for all periods, period-to-period results may not be comparable. See 'Business--General.'

     In December 1994, the Company acquired Colony for a cash purchase price of $15.8 million. Immediately following its acquisition by Front Royal, Colony had statutory surplus of $22.7 million. During the first three full years after the acquisition, Colony's reported net income (SAP) was $3.3 million, $3.5 million and $3.8 million for 1995, 1996 and 1997, respectively. See Note 5 of the Notes to the Consolidated Financial Statements.

     In December 1996, Front Royal acquired Rockwood for a total consideration of $60.5 million. Immediately following its acquisition by Front Royal, Rockwood had statutory surplus of $39.9 million. During its first year after the Rockwood Acquisition, Rockwood reported net income (SAP) of $6.7 million. See Note 5 of the Notes to the Consolidated Financial Statements.

     On March 6, 1998, the Company executed a definitive agreement to purchase the stock of Preferred National, substantially all of the assets and business of UnaMark and certain other assets and liabilities for a total purchase price of $35.0 million in cash subject to adjustment, 500,000 shares of Class A Common Stock and the Preferred National Warrants. The Preferred National Acquisition is subject to regulatory approvals, and the cash portion of the purchase price is subject to adjustment based on Preferred National's levels of GAAP book value, SAP surplus, and cash and invested assets as of the month end immediately prior to the closing.

     Simultaneously with the consummation of the Offering, the Company will complete the Recapitalization, pursuant to which it will effect the Common Stock Conversion, the Preferred Stock Conversion and the Reverse Split. In connection with the Recapitalization, the Company will also amend its Articles of Incorporation. All per share data in this section excludes the effects of the Recapitalization. See 'The Recapitalization.'

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 1998 AND 1997.

     Gross Written Premiums for the Company decreased $4.4 million (16.1%) from $27.4 million for the three-month period ended March 31, 1997 to $23.0 million for the three-month period ended March 31, 1998.

     Colony's gross written premiums decreased $1.0 million (7.9%) from $12.6 million for the three-month period ended March 31, 1997 to $11.6 million for the three-month period ended March 31, 1998, primarily as a result of increased competition in Colony's contract lines of business (which comprises 65.3% of Colony's 1998 first quarter gross written premiums). The remaining lines of business for Colony grew $300,000 (8.1%) from $3.7 million for the three-month period ended March 31, 1997 to $4.0 million for the three-month period ended March 31, 1998.

     Rockwood's gross written premiums declined $3.4 million (23.0%) from $14.8 million for the three-month period ended March 31, 1997 to $11.4 million for the three-month period ended March 31, 1998. This decrease was generally a result of reductions in workers' compensation premium rates promulgated by the Commonwealth of Pennsylvania (also experienced during fiscal year 1997). The Company believes that the reductions in workers' compensation premium rates will be offset by the benefits of workers' compensation reform legislation in Pennsylvania. These reforms significantly lowered both medical reimbursement costs and wage indemnity costs to workers' compensation insurers.

     The decrease in the Company's net written premiums and net earned premiums were generally proportional to the decline in gross written premiums.

     Net Investment Income for the Company remained stable at $4.3 million for each of the three-month periods ended March 31, 1997 and 1998. The underlying cash and invested assets for the Company increased $17.9 million (6.8%) from $261.6 million at March 31, 1997 to $279.5 million at March 31, 1998. This was offset by a decrease in yields, reflecting a decrease in the overall interest rate environment. The gross yield on the Insurance Subsidiaries' portfolio decreased from 6.6% for the three months ended March 31, 1997 to 6.0% for the three months ended March 31, 1998.

     Loss and Loss Adjustment Expenses for the Company decreased by $3.6 million (22.8%) from $15.8 million for the three-month period ended March 31, 1997 to $12.2 million for the three-month period ended March 31, 1998. The SAP loss ratio for the Insurance Subsidiaries decreased from 65.0% for the three months ended March 31, 1997 to 60.5% for the three months ended March 31, 1998. Colony's SAP loss ratio of 61.3% for the three months ended March 31, 1997 approximated the 61.4% ratio for the three months ended March 31, 1998. Rockwood's SAP loss ratio decreased from 68.2% for the three-month period ended March 31, 1997 to 59.6% for the three-month period ended March 31, 1998. Rockwood's results were due to favorable loss reserve development in the first quarter of 1998 which management believes reflects the effects of reform legislation relating to workers' compensation claims enacted by the Commonwealth of Pennsylvania. See 'Business-- Rockwood--Claims.'

     Policy Acquisition Costs Amortized for the Company decreased $700,000 (10.8%), from $6.5 million for the three-month period ended March 31, 1997 to $5.8 million for the three-month period ended March 31, 1998. Policy acquisition costs, which consist principally of agents' commissions and premium taxes, are amortized over the period in which the related premiums are earned, generally 12 months.

     Policy acquisition costs amortized for Colony were $3.4 million for the three months ended March 31, 1998 and remained relatively unchanged from that of the corresponding period in the prior year.

     Policy acquisition costs amortized for Rockwood decreased $500,000 (17.2%), from $2.9 million for the three-month period ended March 31, 1997 to $2.4 million for the three-month period ended March 31, 1998. This decrease is generally proportional to the decrease in premiums written as noted above.

     As a writer of workers' compensation insurance utilizing an independent retail agency sales force, Rockwood generally pays lower commissions than does Colony, which uses a wholesale agency sales force. Average commissions paid by Rockwood on its workers' compensation insurance premiums range between 4.0% and 10.0% of gross written premiums (other lines range from approximately 15.0% to 20.0%). Commissions paid by Colony vary depending upon the type of business and generally range from 17.5% to 22.5% of gross written premium.

     Other Underwriting Expenses for the Company increased by $200,000 (20.0%), from $1.0 million for the three-month period ended March 31, 1997 to $1.2 million for the three-month period ended March 31, 1998. The addition of Redwoods accounted for approximately $100,000 of this increase.

     The SAP expense ratio for the Insurance Subsidiaries increased from 30.8% for the three months ended March 31, 1997 to 34.2% for the three months ended March 31, 1998. Colony's SAP expense ratio increased from 37.5% for the three-month period ended March 31, 1997 to 40.0% for the three-month period ended March 31, 1998. This increase is principally attributable to salary costs for additional experienced underwriting and administrative personnel hired by Colony and the decrease in premiums noted above. Rockwood's SAP expense ratio increased from 25.4% for the three-month period ended March 31, 1997 to 28.7% for the three-month period ended March 31, 1998. This increase is attributable to the decrease in premiums noted above.

     The SAP combined ratio for the Insurance Subsidiaries decreased from 100.5% for the three months ended March 31, 1997 to 98.9% for the three months ended March 31, 1998. Colony's SAP combined ratio increased from 98.8% for the three-month period ended March 31, 1997 to 101.4% for the three-month period ended March 31, 1998. Despite this increase, Colony's SAP combined ratio is below the published SAP combined ratio for the entire property and casualty industry of 101.6%, as reported by A.M. Best. Rockwood's SAP combined ratio decreased from 102.3% for the three-month period ended March 31, 1997 to 97.1% for the three-month period ended March 31, 1998 (including a dividend ratio of 8.7% and 7.8%, respectively).

     Interest Expense for the Company decreased $300,000 (25.0%), from $1.2 million for the three-month period ended March 31, 1997 to $900,000 for the three-month period ended March 31, 1998. This is primarily attributable to a decrease in the weighted average outstanding debt for the Company. Weighted average outstanding debt decreased by $2.7 million (7.1%) from $38.0 million for the three-month period ended March 31, 1997 to $35.3 million for the three-month period ended March 31, 1998. In February 1997, the Company purchased an interest rate contract for the entire balance of the Term Loan (reduced periodically to reflect principal payments made) which limits the maximum interest rate payable on this debt to 8.65% (see Note 9 of the Notes to the Consolidated Financial Statements).

     Dividends to Policyholders are payments made by Rockwood to certain workers' compensation policyholders with whom the Company has negotiated profit-sharing arrangements. Such dividends decreased $400,000 (36.4%), from $1.1 million for the three-month period ended March 31, 1997 to $700,000 for the three-month period ended March 31, 1998. This decrease is related to the decrease in earned premiums noted above on the participating policies written by Rockwood. Colony does not write such participating policies.

     Income Tax Expense for the Company increased $300,000 (37.5%) from $800,000 for the three-month period ended March 31, 1997 to $1.1 million for the three-month period ended March 31, 1998 as a result of higher pre-tax earnings and a higher tax rate (31.9% versus 25.4%, respectively). The rate for the quarter ended March 31, 1997 was affected by the recognition of deferred tax assets through a reduction of the related valuation allowance. Deferred tax assets, other than the deferred tax asset related to net operating loss carryforwards, were fully recognized at December 31, 1997.

     Net Income for the Company increased $100,000 (0.4%) from $2.3 million for the three-month period ended March 31, 1997 to $2.4 million for the three-month period ended March 31, 1998 despite the increase in the tax rate noted above. Basic and diluted earnings per share remained constant at $0.23 per share and $0.18, respectively.

YEARS ENDED DECEMBER 31, 1997 AND 1996.

     Gross Written Premiums for the Company increased $50.3 million (100.8%), from $49.9 million for the year ended December 31, 1996, to $100.2 million for the year ended December 31, 1997. This increase was primarily the result of the Rockwood Acquisition in December 1996.

     Colony's gross written premiums increased $600,000 (1.2%), from $49.9 million for the year ended December 31, 1996, to $50.5 million for the year ended December 31, 1997. This increase was primarily concentrated in its contract and specialty underwriting business.

     Rockwood's gross written premiums decreased $19.7 million (28.4%) from $69.4 million for the year ended December 31, 1996 to $49.7 million for the year ended December 31, 1997. This decrease was primarily due to a reduction in workers' compensation premium rates promulgated by the Commonwealth of Pennsylvania during the first quarter of 1997 and to the termination of a fronting agreement for a discontinued line of business (i.e., private passenger automobile insurance) in 1996, which accounted for $9.5 million (13.7%) of the decrease in gross written premiums from the prior year. Rockwood ceded 100.0% of such private passenger automobile business as of December 31, 1996 and, accordingly, retained no risk or net earned premium associated with this line. However, the Company remains contingently liable should the reinsurer be unable to meet its obligations.

     The Company believes the reductions in workers' compensation premium rates will be offset by the benefits of workers' compensation reform legislation in Pennsylvania. These reforms significantly lowered both medical reimbursement costs and wage indemnity costs to workers' compensation insurers.

     Net Written Premiums for the Company increased $44.6 million (102.8%) from $43.4 million for the year ended December 31, 1996 to $88.0 million for the year ended December 31, 1997. This increase was primarily due to the addition of Rockwood's premiums to the Company's totals during 1997.

     Colony's net written premium decreased $700,000 (1.6%), from $43.4 million for the year ended December 31, 1996 to $42.7 million for the year ended December 31, 1997. Colony's net written premium growth lags its growth in gross written premium because some of the lines of business experiencing the highest rates of growth are reinsured on a quota-share basis pursuant to which the Company retains a smaller percentage of the premiums written. After a period of time, Colony has historically moved seasoned business to an excess of loss treaty under which more of the premium and related risk are retained.

     Rockwood's net written premium decreased $8.9 million (16.4%), from $54.2 million for the year ended December 31, 1996 to $45.3 million for the year ended December 31, 1997. This reduction was primarily a result of the premium rate adjustments described above.

     Net Earned Premiums for the Company increased $48.4 million (115.0%), from $42.1 million for the year ended December 31, 1996 to $90.5 million for the year ended December 31, 1997. This increase was primarily due to the addition of Rockwood's premiums to the Company's totals during 1997.

     Colony's net earned premium increased $1.4 million (3.3%), from $42.1 million for the year ended December 31, 1996 to $43.5 million for the year ended December 31, 1997.

     Rockwood's net earned premium decreased $5.5 million (10.5%), from $52.5 million for the year ended December 31, 1996 to $47.0 million for the year ended December 31, 1997. Rockwood sustained a smaller percentage drop in earned premiums than in gross or net written premium primarily because of premiums earned on policies written in the previous year.

     Net Investment Income for the Company increased $12.1 million (205.1%), from $5.9 million for the year ended December 31, 1996 to $18.0 million for the year ended December 31, 1997. This increase was primarily the result of the addition of investment income from Rockwood, which contributed $10.3 million to investment income during the year ended December 31, 1997. Gross yield on the Insurance Subsidiaries' portfolio increased from 6.1% for the year ended December 31, 1996 to 6.3% for the year ended December 31, 1997.

     Cash and invested assets for the Company increased $27.0 million (10.6%), from $253.6 million at December 31, 1996 to $280.6 million at December 31, 1997. The December 31, 1996, balance of cash and invested assets included an amount for Rockwood of $158.0 million. Since this balance was included in the Company's assets only from the date of Rockwood's acquisition (i.e., December 31, 1996), net investment income for the year ended December 31, 1996, excludes any amounts attributable to Rockwood's cash and invested assets.

     Other Income for the Company decreased $300,000 (50.0%), from $600,000 for the year ended December 31, 1996 to $300,000 for the year ended December 31, 1997. This decrease primarily reflects a decline in the net amount of the Company's amortization of negative goodwill. As of December 31, 1996, prior to the Rockwood acquisition, the Company had $3.6 million of net negative goodwill. The amount of amortization for the year ended December 31, 1996, relating to this negative goodwill was $400,000. In 1997, such negative goodwill amortization is substantially offset by amortization of the costs associated with the Rockwood acquisition.

     Loss and Loss Adjustment Expenses for the Company increased by $30.1 million (115.3%), from $26.1 million for the year ended December 31, 1996, to $56.2 million for the year ended December 31, 1997. The SAP loss ratio for the Company increased from 61.8% for the year ended December 31, 1996 to 63.9% for the year ended December 31, 1997. The SAP loss ratio for the Insurance Subsidiaries (assuming Rockwood had been purchased by the Company on January 1, 1996) increased from 43.7% for the year ended December 31, 1996 to 63.9% for the year ended December 31, 1997. Colony's SAP loss ratio increased from 61.8% for the year ended December 31, 1996 to 62.4% for the year ended December 31, 1997. Rockwood's SAP loss ratio increased from 29.1% for the year ended December 31, 1996 to 65.3% for the year ended December 31, 1997. The 1996 SAP loss ratio for Rockwood included the recognition of loss reserve redundancies of $23.8 million (excluding $3.8 million for the effect of discounting) prior to its acquisition by the Company. Excluding these loss reserve redundancies, Rockwood's SAP loss ratio would have been 67.3% for the year ended December 31, 1996. Management believes that the decrease in the SAP loss ratio from 67.3% for 1996 to 65.3% for 1997 reflects the effects of reform legislation relating to workers' compensation claims enacted by the Commonwealth of Pennsylvania. See 'Business--Rockwood--Claims.'

     Policy Acquisition Costs Amortized for the Company increased $13.1 million (103.1%), from $12.7 million for the year ended December 31, 1996 to $25.8 million for the year ended December 31, 1997, as a result of the Rockwood Acquisition. Policy acquisition costs, which consist principally of agents' commissions and premium taxes, are amortized over the period in which the related premiums are earned, generally 12 months.

     Colony's policy acquisition costs amortized increased $1.1 million (8.7%), from $12.7 million for the year ended December 31, 1996 to $13.8 million for the year ended December 31, 1997. This increase is related to the increase in net earned premiums noted above.

     Rockwood's policy acquisition costs amortized decreased $100,000 (0.8%), from $12.1 million for the year ended December 31, 1996, to $12.0 million for the year ended December 31, 1997. This slight decrease, in spite of a 10.5% decrease in net earned premiums, is attributable to the fact that the decrease in net earned premiums is due primarily to a rate decrease without a corresponding decrease in policy acquisition costs other than commissions.

     Other Underwriting Expenses for the Company increased $1.4 million (66.7%), from $2.1 million for the year ended December 31, 1996, to $3.5 million for the year ended December 31, 1997. This increase was again primarily attributable to the Rockwood Acquisition.

     Colony's other underwriting expenses increased $100,000 (4.8%), from $2.1 million for the year ended December 31, 1996, to $2.2 million for the year ended December 31, 1997. This increase is consistent with Colony's increase in net earned premiums.

     Rockwood's other underwriting expenses decreased $300,000 (18.8%), from $1.6 million for the year ended December 31, 1996, to $1.3 million for the year ended December 31, 1997. This decrease is consistent with Rockwood's decrease in net earned premiums.

     The SAP expense ratio for the Company decreased from 35.4% for the year ended December 31, 1996 to 32.8% for the year ended December 31, 1997. The SAP expense ratio for the Insurance Subsidiaries (assuming Rockwood had been purchased by the Company on January 1, 1996) increased from 29.8% for the year ended December 31, 1996 to 32.8% for the year ended December 31, 1997. Colony's SAP expense ratio, including commissions, increased from 35.4% for the year ended December 31, 1996, to 37.2% for the year ended December 31, 1997. This increase is principally attributable to salary costs for additional experienced underwriting and administrative personnel hired by Colony. Rockwood's SAP expense ratio, including commissions, increased from 25.4% for the year ended December 31, 1996, to 28.6% for the year ended December 31, 1997. This increase is attributable to an increase in allocated corporate overhead and the decrease in premiums noted above.

     The SAP combined ratio for the Company increased from 97.2% for the year ended December 31, 1996 to 100.9% for the year ended December 31, 1997. The SAP combined ratio for the Insurance Subsidiaries (assuming Rockwood had been purchased by the Company on January 1, 1996) increased from 78.8% for the year ended December 31, 1996 to 100.9% for the year ended December 31, 1997. Excluding the adjustment to Rockwood's loss reserves noted above, the SAP combined ratio for the Insurance Subsidiaries (assuming Rockwood had been purchased by the Company on January 1, 1996) increased from 100.0% for the year ended December 31, 1996 to 100.9% for the year ended December 31, 1997. Colony's SAP combined ratio increased from 97.2% for the year ended December 31, 1996, to 99.6% for the year ended December 31, 1997. Despite the increase, Colony's SAP combined ratio is below the last published combined ratio for the entire property and casualty industry for 1996 of 105.8%, as reported by A.M. Best. Rockwood's SAP combined ratio for the year ended December 31, 1997 (including a dividend ratio of 8.1%) was 102.0%.

     Interest Expense for the Company increased $1.9 million (95.0%), from $2.0 million for the year ended December 31, 1996, to $3.9 million for the year ended December 31, 1997. The 1996 interest expense included a $500,000 charge relating to unamortized discount on subordinated debt which was repaid in December 1996. Of the total for the year ended December 31, 1997, $3.4 million is attributable to interest on the Term Loan. The weighted average outstanding debt for the Company for the year ended December 31, 1996, increased by $24.0 million (180.5%) from $13.3 million for the year ended December 31, 1996, to $37.3 million for the year ended December 31, 1997.

     Dividends to Policyholders are payments made by Rockwood to certain workers' compensation policyholders with whom the Company has negotiated profit sharing arrangements. Such dividends decreased $2.7 million (42.9%) from $6.3 million for the year ended December 31, 1996, to $3.6 million for the year ended December 31, 1997. This decrease is attributable to the allocable amount of profit sharing in Rockwood's $23.8 million reduction in management's estimate of the amount of ultimate claims expense for certain policy years recorded in 1996. Colony does not write participating policies.

     Other Expenses for the Company increased $1.3 million (260.0%), from $500,000 for the year ended December 31, 1996, to $1.8 million for the year ended December 31, 1997. This increase is primarily attributable to $800,000 of consulting services (principally legal and accounting) incurred relating to preparation of an offering document in 1997.

     Income Tax Expense for the Company increased $1.6 million (266.7%) from $600,000 for the year ended December 31, 1996 to $2.2 million for the year ended December 31, 1997 primarily as a result of the increase in income before federal income taxes. The 1997 effective tax rate of 16.3% was lower than prevailing federal rates primarily due to the recognition of deferred tax assets through a reduction in the related valuation allowance. The valuation allowance was reduced in recognition of the Company's taxable earnings in 1997.

     Net Income for the Company increased $6.9 million (153.3%), from $4.5 million for the year ended December 31, 1996, to $11.4 million for the year ended December 31, 1997. Basic earnings per share increased $0.34 (43.0%), from $0.79 for the year ended December 31, 1996 to $1.13 for the year ended December 31, 1997. Diluted earnings per share increased $0.18 (25.7%), from $0.70 for the year ended December 31, 1996 to $0.88 for the year ended December 31, 1997.

YEARS ENDED DECEMBER 31, 1996 AND 1995.

     General. Front Royal acquired Rockwood on December 31, 1996, in a transaction accounted for as a purchase. Accordingly, no Rockwood income or expense is included in the Company's consolidated financial statements for 1996.

     Gross Written Premiums for the Company increased $6.3 million (14.4%), from $43.6 million for the year ended December 31, 1995 to $49.9 million for the year ended December 31, 1996. This increase was primarily due to growth in Colony's contract business for which gross written premiums increased $5.4 million (17.8%), from $30.4 million for the year ended December 31, 1995 to $35.8 million for the year ended December 31, 1996. Colony's gross written premiums from its specialty-line business, which was effectively started at the beginning of 1996, grew during this period to $1.0 million.

     The increase in the Company's net written premiums and net earned premiums were generally proportional to the increase in gross written premiums.

     Net Investment Income for the Company increased $500,000 (9.3%), from $5.4 million for the year ended December 31, 1995 to $5.9 million for the year ended December 31, 1996. The gross yield on the Subsidiaries portfolio was 6.1% for the year ended December 31, 1996 as compared to 6.2% for the year ended December 31, 1995. The decline in yield was primarily the result of a generally lower interest rate environment. Cash and invested assets for the Company of $253.6 million at December 31, 1996, included $158.0 million for Rockwood. The remaining $95.6 million of cash and invested assets represented a $6.4 million (7.2%) increase over the December 31, 1995 balance of $89.2 million.

     Loss and Loss Adjustment Expenses for the Company increased $3.5 million (15.5%), from $22.6 million for the year ended December 31, 1995 to $26.1 million for the year ended December 31, 1996. Colony's SAP loss ratio increased from 61.6% for the year ended December 31, 1995 to 61.8% for the year ended December 31, 1996.

     Policy Acquisition Costs Amortized for the Company increased $1.6 million (14.4%), from $11.1 million for the year ended December 31, 1995 to $12.7 million for the year ended December 31, 1996. Such increase was consistent with the increase in premiums reported above.

     Colony's SAP expense ratio decreased from 36.9% for the year ended December 31, 1995 to 35.4% for the year ended December 31, 1996. Colony's SAP combined ratio also decreased from 98.4% for the year ended December 31, 1995 to 97.2% for the year ended December 31, 1996.

     Interest Expense for the Company increased $400,000 (25.0%), from $1.6 million for the year ended December 31, 1995 to $2.0 million for the year ended December 31, 1996. The 1996 interest amount included a $500,000 charge relating to unamortized discount on $2.5 million of subordinated debt which was paid in December 1996. The remaining $1.5 million in interest expense for the year ended December 31, 1996 represented a decrease of 6.0% from 1995.

     The Company's average outstanding debt for the year ended December 31, 1995 was $14.1 million. The Company's average outstanding debt for the year ended December 31, 1996 (excluding the Term Loan) was $12.8 million representing a 9.2% decrease over the prior year.

     Other Expenses for the Company decreased $800,000 (61.5%), from $1.3 million for the year ended December 31, 1995 to $500,000 for the year ended December 31, 1996. This decrease is primarily attributable to expenses related to redundant costs of FRIC's offices and personnel which were consolidated into Colony for the year ended December 31, 1996 and expense accruals for such consolidation taken for the year ended December 31, 1995.

     Income Tax Expense for the Company decreased $700,000 (53.8%), from $1.3 million for the year ended December 31, 1995 to $600,000 for the year ended December 31, 1996. The decrease was due primarily to the recognition of a greater amount of deferred tax assets through a reduction in the related valuation allowance based on an increased taxable income for the year ended December 31, 1997. The effective tax rate for the year ended December 31, 1996 of 12.1% is lower than the prevailing federal rate as a result of the recognition of those deferred tax benefits.

     Net Income for the Company increased $900,000 (25.0%), from $3.6 million for the year ended December 31, 1995 to $4.5 million for the year ended December 31, 1996. Basic earnings per share increased $0.17 (27.4%), from $0.62 for the year ended December 31, 1995 to $0.79 for the year ended December 31, 1996. Diluted earnings per share increased $0.14 (25.0%), from $0.56 for the year ended December 31, 1995 to $0.70 for the year ended December 31, 1996.

LIQUIDITY AND CAPITAL RESOURCES

     Front Royal is a holding company, the principal assets of which are the common stock of the Subsidiaries. Front Royal's cash flows depend primarily on dividends and other payments from the Subsidiaries. The Subsidiaries' sources of funds consist primarily of premiums, investment income and proceeds from sales and maturities of investments. Funds are used by the Subsidiaries principally to pay claims and operating expenses and to purchase investments. In addition, the Subsidiaries pay dividends and other distributions to Front Royal. Front Royal uses these funds to pay operating expenses, debt service on the Term Loan, taxes and other payments. See 'Risk Factors--Holding Company Structure; Dividend Restrictions.'

     Cash provided by operating activities was $9.3 million and ($200,000) for the three months ended March 31, 1997 and March 31, 1998, respectively. At March 31, 1998, the Company held cash of $1.6 million and investments of $277.9 million. Additionally, the Company had long-term debt of $38.0 million and $35.3 million as of March 31, 1997 and 1998, respectively.

     Cash provided by operating activities was $7.0 million, $7.4 million and $25.1 million for the fiscal years ended December 31, 1995, 1996 and 1997, respectively. The significant increase in cash provided by operating activities for the year ended December 31, 1997 was primarily attributable to the Rockwood Acquisition. In addition to $2.9 million of cash and $277.7 million of investments at December 31, 1997, the Company had long-term debt of $38.0 and $36.5 as of December 31, 1997.

     The Company believes that it has sufficient liquidity to meet its anticipated insurance obligations, as well as its operating and capital expenditure needs. The Company's investment strategy emphasizes quality, liquidity, and diversification. With respect to liquidity, the Company considers liability durations, specifically for its loss reserves, when determining investment maturities. In addition, the Company staggers maturities to produce a pattern of cash flows for the purpose of anticipating its liability schedules, loss payments, and reinvestment opportunities. Of the Company's investments in fixed maturity securities at March 31, 1998, 98.6% are in securities rated by the National Association of Insurance Commissioners (the 'NAIC') as Class I. As of March 31, 1998, Front Royal had $93.2 million (33.3%) of its total cash and invested assets and 42.1% of its bond portfolio designated as held-to-maturity. The held-to-maturity portfolio is carried in the Company's financial statements at amortized cost. See 'Business--Investments.'

     To date, the Company has funded acquisitions and other major capital transactions through debt financing and the private placement of equity securities. On December 31, 1996, in connection with the Rockwood Acquisition, the Company entered into the Term Loan. The proceeds of the Term Loan were used to refinance a then-existing $8.5 million term loan with First Union, to finance a portion of the Rockwood Acquisition and to repay or prepay various other indebtedness incurred in connection with previous acquisitions. The Term Loan will be repaid, in part, from the proceeds of Offering. The Company anticipates that simultaneously with the closing of the Offering, it will enter into a credit facility which will allow for aggregate borrowings of up to $70.0 million. See 'Use of Proceeds.'

IMPACT OF INFLATION

     Inflation can have a significant impact on property and casualty insurers because premium rates are established before the amount of loss and loss adjustment expenses are known. The Company attempts to anticipate increases from inflation in establishing rates, subject to limitations imposed for competitive pricing. The Company does not believe inflation has had a material impact on the Company's business, results of operations or financial condition to date.

     The Company also considers inflation when estimating liabilities for loss and loss adjustment expenses, particularly for claims having a long period between occurrence and settlement. The liabilities for loss and loss adjustment expenses are management's estimates of the ultimate net cost of underlying claims and expenses and, for the workers' compensation portion of the business only, are discounted for the time value of money. In times of high inflation, the normally higher yields on investments may partially offset higher claims and expenses. See 'Risk Factors--Adequacy of Loss Reserves.'

DEFERRED INCOME TAXES

     The Company has income tax net operating loss ('NOL') carryforwards of approximately $3.8 million at December 31, 1997. The utilization of these NOLs is limited to $434,000 per year under Section 382 of the Internal Revenue Code. In addition, Front Royal's tax returns have not been examined by the Internal Revenue Service ('IRS') and the availability of the NOLs could be challenged by the IRS upon review of the Company's returns through 1997. Because of the limitations on the use of these NOLs and evaluation of related risk factors, the Company has limited recognition of the benefits to amounts actually used or scheduled to be used in the Company's income tax returns. Accordingly, the tax benefit related to those NOLs of $1.3 million has been fully reserved by the Company. The Company has determined that no valuation allowance is required for the other components of its deferred tax asset because realization of such amounts is evidenced as more likely than not based on taxable earnings in the carryback period and the Company's trend of taxable earnings.

OTHER

     In 1997, the Financial Accounting Standards Board ('FASB') issued Statement No. 130, Reporting Comprehensive Income ('Statement 130'), effective for years beginning after December 15, 1997. The new rules require companies to display items of other comprehensive income either below the total for net income on the income statement, on the statement of changes in shareholders' equity or in a new, separate statement of comprehensive income. The Company would then disclose the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheet.

     The adoption of Statement 130 did not affect results of operations or financial position of the Company. Currently, the Company has no other comprehensive income, as defined, other than unrealized gains or losses on available-for-sale securities which have been disclosed separately in the equity section of the balance sheet.

     In June 1997, the FASB issued Statement No. 131, Disclosures about Segments of an Enterprise and Related Information ('Statement 131'), effective for years beginning after December 15, 1997. Statement 131 requires that a public company report financial and descriptive information about its reportable operating segments pursuant to criteria that differ from current accounting practice. Operating segments, as defined, are components of an enterprise about which separate financial information is available that is evaluated regularly by senior management in deciding how to allocate resources and in assessing performance. The adoption of Statement 131 will not affect results of operations or financial position of the Company.

     The codification of SAP has been officially approved by the NAIC. It is uncertain at this time whether or how states will adopt the new accounting guidance. The Company has not yet quantified the impact such changes would have on the statutory capital and surplus or results of operations of the Subsidiaries. The impact of adopting this new comprehensive statutory basis of accounting may, however, materially impact statutory capital and surplus.

YEAR 2000 COMPLIANCE

     The Company has developed a plan to modify its information technology to be ready for the year 2000 and has purchased, where necessary, year 2000 compliant software and begun converting critical data processing systems. The Company currently expects the project to be substantially complete by early 1999 and to cost approximately $1.5 million, of which approximately $800,000 has been incurred as of December 31, 1997. This estimate excludes the costs to upgrade and replace systems in the normal course of business. The Company does not expect this project to have a significant effect on its operations.

                                    BUSINESS

GENERAL

     Front Royal is an insurance holding company which acquires and operates property and casualty insurance companies that underwrite specialty coverages. The Company's strategy is to acquire companies with particular marketing, underwriting and claims expertise in their markets, which enables them to achieve superior underwriting results. Since commencing operations in 1992, the Company has acquired Front Royal Insurance Company in May 1992, Colony in December 1994, Rockwood in December 1996 and Redwoods in January 1998. In March 1998, the Company announced the Preferred National Acquisition, which it expects to complete in July 1998.

     The Subsidiaries provide commercial liability, professional liability and other insurance to targeted types of businesses, primarily on an E&S basis, and workers' compensation insurance for non-union coal mines and other specialized risk classes. The Company's primary operating objective is to achieve consistent profits from its core business of underwriting insurance, as evidenced by an average SAP combined ratio from 1995 through 1997 of 98.8%. The Company pursues this goal by focusing on niche markets in which it has particular expertise, adhering to disciplined underwriting and claims practices and utilizing various distribution channels, including wholesale agents, retail agents and direct marketing, depending on which channel most effectively reaches the Company's targeted customers in each market. The Company manages the Subsidiaries on a decentralized basis to enable them to respond effectively to changing conditions in the markets in which they operate, while consolidating investment, financial, actuarial and other support functions to achieve operating efficiencies. The Company believes that generally there are fewer companies competing in the specialty markets it pursues than in the standard lines markets because the specialty markets are relatively small and require specialized underwriting and targeted distribution.

     The Company's acquisition strategy has resulted in significant growth, and its operating strategy, which emphasizes disciplined underwriting over premium growth, has produced consistent underwriting profitability. The Company's gross written premiums have increased from $500,000 in 1992 to $43.6 million in 1995 and $100.2 million in 1997. The Company's net operating income/(loss) (excluding after-tax realized gains) has grown from $(800,000) in 1992 to $3.0 million in 1995 and $11.7 million in 1997. Pro forma 1997 gross written premiums and net operating income, assuming the Preferred National Acquisition had been completed on January 1, 1997, were $146.4 million and $12.8 million, respectively. In 1995, 1996 and 1997, the Company achieved an average return on equity of 26.3%, 24.1% and 20.8%, respectively. From 1995 through 1997, the Company's average SAP combined ratio was 98.8%.

DESCRIPTION OF THE SUBSIDIARIES AND PREFERRED NATIONAL

     Colony. Colony provides commercial liability, commercial property, products liability and environmental liability coverages to commercial enterprises, including restaurants, artisan contractors, day-care centers and manufacturers, and professional liability coverages for health care providers (other than physicians) and other professionals. Colony operates primarily on an E&S basis and focuses on insureds who generally cannot purchase insurance from standard lines insurers due to the perceived risks related to their businesses. Colony offers its coverages through 133 wholesale agent offices (representing 69 agencies) located throughout the U.S. These agents, in turn, solicit and receive premiums from over 30,000 retail agents. Colony is an admitted insurer in nine states and is approved as a non-admitted insurer in 44 states. Colony has an 'A-' rating from A.M. Best. See '--Colony.'

     Preferred National. The Company announced the Preferred National Acquisition in March 1998 and expects that it will be completed in July. Preferred National focuses on many of the same coverages and risk classes as does Colony. In addition, Preferred National offers surety, property and inland marine coverages not offered by Colony. Approximately 60% of Preferred National's business is written on an admitted basis in Florida. The Company believes that Preferred National, which will be managed by Colony's management team, will enhance Colony's business by increasing the scale of Colony's operations and by broadening the scope of the Company's product offerings. Preferred National offers coverage through 154 wholesale agent offices, 40 of which also have an appointment with Colony. Preferred National's largest wholesale agent is UnaMark, a captive agency the business of which will be acquired in the Preferred National Acquisition and thereafter operate as a division of Redwoods. Through UnaMark and its other wholesale agents, the Company believes that Preferred National has access to over 20,000 retail agents. Preferred National's surety business is produced directly through retail agents. A substantial portion of the professional liability business written by Preferred National is produced through four risk-purchasing groups that have direct communications with accountants, lawyers, title agents and dentists. Preferred National is an admitted insurer in Florida and Illinois and is approved as a non-admitted insurer in 36 states. Preferred National is rated 'B++' by A.M. Best. See '--Preferred National.'

     Rockwood. Rockwood primarily writes specialty workers' compensation insurance for non-union coal mines, other mining businesses and small premium or specialty commercial accounts. Rockwood operates principally in Pennsylvania, Maryland and, to a lesser extent, in four other states. Rockwood also offers commercial coverages, generally for insureds covered by Rockwoods workers' compensation policies, including general liability, property, automobile and surety. Rockwood offers its coverages through 659 independent agents and brokers. Rockwood is an admitted insurer in six states and has a 'B++' rating from A.M. Best. See '--Rockwood.'

     The following table shows the gross written premiums of the Insurance Subsidiaries and Preferred National in 1997:

                                                                            YEAR ENDED DECEMBER 31, 1997
                                                                           ------------------------------
                                                                           GROSS WRITTEN         PERCENT
                                                                             PREMIUMS            OF TOTAL
                                                                               (DOLLARS IN THOUSANDS)

Colony................................................................       $  50,562              34.5%
Preferred National....................................................          46,133              31.6
Rockwood..............................................................          49,684              33.9
                                                                           -------------         --------
       Total..........................................................       $ 146,379             100.0%
                                                                           -------------         --------
                                                                           -------------         --------

     The following table compares the SAP combined ratios of Colony and Preferred National to the property and casualty insurance industry as a whole and the SAP combined ratios of Rockwood to the workers' compensation industry as a whole for the periods indicated:

                                                                     YEARS ENDED DECEMBER 31,
                                                            -------------------------------------------
                                                            1997     1996       1995     1994     1993
SAP COMBINED RATIOS:
Colony...................................................    99.6%    97.2%      98.4%   117.8%   109.3%
Preferred National.......................................    98.7%    81.7%     105.5%   103.1%    76.2%
Property and Casualty Insurance Industry (1).............   101.6%   105.8%     106.5%   108.4%   106.9%
Rockwood.................................................   102.0%   102.0%(2)  100.6%   105.5%   111.8%
Workers' Compensation Insurance Industry (1).............     N/A     99.7%      97.0%   101.4%   108.8%

------------------
(1) Source: A.M. Best.
(2) Excludes loss reserve redundancies of $23.8 million recognized prior to its acquisition by the Company. The actual combined ratio, including these redundancies, was 64.0%.

     Redwoods. The Company acquired Redwoods in January 1998. Redwoods, which was a start-up business when acquired by the Company, is a managing general underwriter which provides brokerage, underwriting and claims management services to insurance companies. Redwoods produces business for the Insurance Subsidiaries and for third party insurers not affiliated with the Company. The Company acquired Redwoods in anticipation of acquiring substantially all of the assets and liabilities of UnaMark, which in 1997 produced approximately 36.0% of Preferred National's gross written premiums. Following the anticipated completion of the Preferred National Acquisition, UnaMark will operate as a division of Redwoods. See '--Redwoods.'

BUSINESS STRATEGY

     Focus on Specialty Insurance Markets. The Company believes that it can continue to operate profitably and earn attractive returns on its capital by focusing on specialty insurance markets in which it has particular marketing, underwriting and claims expertise and in which generally there are fewer competitors than in standard lines markets. The Company manages the Subsidiaries on a decentralized basis to enable them to respond effectively to changing conditions in the markets in which they operate, while consolidating investment, financial, actuarial and other support functions to achieve operating efficiencies. The Subsidiaries utilize various distribution channels, including wholesale agents, retail agents and direct marketing, depending on which channel most effectively reaches their targeted customers in each market.

     Acquire Additional Specialty Insurance Businesses. The Company has achieved significant growth and profitability by pursuing its acquisition strategy. The Company intends to pursue additional acquisitions of specialty insurance businesses which have particular expertise in profitable markets. The Company seeks acquisitions which are accretive to its earnings per share and book value per share, as have been all of the insurance company acquisitions the Company has completed to date.

     Achieve Superior Underwriting Results. The Company seeks to achieve consistent underwriting profitability through disciplined underwriting, pricing and claims management. The Company pays incentive compensation to the senior management of each Insurance Subsidiary primarily based on underwriting profitability. In addition to standard commissions, the Company provides incentives to its agents to produce profitable business through a contingent commission structure which is substantially tied to underwriting profitability.

     Expand Existing Insurance Operations. The Company intends to grow the businesses of its Subsidiaries through enhanced product offerings, additional coverages, geographic expansion and increased penetration in its existing markets. The Company believes that agents and other customers generally find it most efficient to transact business with a limited number of insurers who provide most or all of the products they require. The Company, therefore, focuses on continually enhancing the quality and broadening the scope of its products in order to better serve the needs of agents and customers.

     Manage Capital Actively. The Company actively manages its capital structure in order to maximize returns to its stockholders. The Company expects to finance its future acquisitions with a combination of debt and equity and does not seek to raise or retain more capital than it believes can properly be deployed. In 1997, the Company operated at a ratio of net written premiums to surplus of 1.2:1. On a pro forma basis for the three months ended March 31, 1998, the Company operated at a ratio of net written premiums (on an annualized basis) to surplus of 1.4:1. As of March 31, 1998, the Company had a ratio of total debt to total capitalization of 35.9%. The Company plans to use a portion of the net proceeds from the Offering to repay a substantial portion of its existing indebtedness. Concurrent with the Offering, the Company intends to obtain a $70.0 million bank credit facility to support future acquisitions. See 'Use of Proceeds' and 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources.'

COLONY

     General. Colony provides commercial liability, commercial property, products liability and environmental liability coverages to commercial enterprises, including restaurants, artisan contractors, day-care centers and manufacturers, and professional liability coverages for health care providers (other than physicians) and other professionals. Colony operates primarily on an E&S basis and focuses on insureds who generally cannot purchase insurance from standard lines insurers due to the perceived risks related to their businesses. Colony is an admitted insurer in nine states and is approved as a non-admitted insurer in 44 states.

     Lines of Business. Colony believes that in order to be a preferred carrier for its agents, it must be able to efficiently and routinely handle a wide variety of risks. These include risk classes as diverse as small contractors, restaurants and taverns, a variety of manufacturers, pest-control operators, and other service businesses.

     In addition to these core products, Colony offers its agents a variety of specialty products. These products, which are tailored to respond to specific market niches, help to distinguish Colony from other E&S markets which do not offer similar lines or whose policies are not as customized as Colony's to the specific needs of the insureds. Examples of some of these products include environmental liability insurance, specific professional liability coverage for health care providers other than physicians, specialty mono-line property coverage, and coverage for oil and gas lease operators. Of Colony's 56 total products at March 31, 1998, 25 were new products (or significant refinements) developed within the previous 18 months.

     Colony currently divides its business into four broad categories: contract business, brokerage business, environmental business and specialty business.

     The following table sets forth gross written premium for Colony by line of business for the periods set forth below (all amounts presented below are on a SAP basis; the differences between GAAP and SAP amounts are not material):

                                    THREE MONTHS ENDED MARCH 31,                        YEARS ENDED DECEMBER 31,
                              ----------------------------------------    ----------------------------------------------------
                                     1998                  1997                  1997                  1996
                              ------------------    ------------------    ------------------    ------------------
                               GROSS     PERCENT     GROSS     PERCENT     GROSS     PERCENT     GROSS     PERCENT
                              WRITTEN      OF       WRITTEN      OF       WRITTEN      OF       WRITTEN      OF
                              PREMIUMS    TOTAL     PREMIUMS    TOTAL     PREMIUMS    TOTAL     PREMIUMS    TOTAL
                                                                   (DOLLARS IN THOUSANDS)
Contract business..........   $ 7,580      65.3%    $ 8,878      70.7%    $36,130      71.5%    $35,826      71.7%
Brokerage business.........     2,712      23.4       2,760      22.0      10,242      20.3      11,200      22.4
Environmental business.....       598       5.2         473       3.8       1,974       3.9       1,918       3.9
Specialty business.........       717       6.1         444       3.5       2,163       4.2         988       2.0
Other(1)...................        --        --           2        --          53       0.1          16        --
                              --------   -------    --------   -------    --------   -------    --------   -------
Total......................   $11,607     100.0%    $12,557     100.0%    $50,562     100.0%    $49,948     100.0%
                              --------   -------    --------   -------    --------   -------    --------   -------
                              --------   -------    --------   -------    --------   -------    --------   -------

                              YEARS ENDED DECEMBER 31,
                              -------------------------
                                         1995
                              -------------------------
                               GROSS            PERCENT
                              WRITTEN             OF
                              PREMIUMS           TOTAL

Contract business..........   $30,423             69.8%
Brokerage business.........    11,048             25.4
Environmental business.....     2,087              4.8
Specialty business.........        28               --
Other(1)...................       (15)              --
                              --------          -------
Total......................   $43,571            100.0%
                              --------          -------
                              --------          -------

------------------
(1) For the three months ended March 31, 1998, the amounts presented exclude $657,000 of workers' compensation premiums written by Colony and reinsured 100.0% by Rockwood.

          Contract Business. Contract business principally consists of general liability policies written for commercial enterprises which are produced, underwritten, priced and bound by one of Colony's wholesale agents in accordance with specific guidelines developed by Colony's underwriting staff and set forth in Colony's underwriting manual. After this business is written by agents, the contracts are sent to Colony's offices where they are re-underwritten by Colony's underwriting staff. All claims handling authority with respect to this business remains with Colony and no reinsurance is placed by agents. The enterprises insured through Colony's contract business tend to be smaller, independently owned businesses, where the business owner is often a key employee of the insured business. Contract business policies are commonly written for restaurants, artisan contractors, day-care centers, garages and convenience stores. The low average premium (less than $2,000), combined with the perceived risks related to these businesses, has traditionally caused standard insurance companies to avoid writing these types of risks. Colony believes that, properly screened and priced, these accounts can be profitable.

          Brokerage Business. Brokerage business principally consists of general liability and products liability coverage, where the product will be used in an industrial setting. Brokerage business is submitted to Colony by the same wholesale agents who produce contract business, and by some wholesale agents appointed only for this category of business. Brokerage business is distinguished from contract business by the fact that the underwriting authority on these policies remains solely with Colony and not with the agents. Brokerage business may fall into the same risk classes as contract business, but because of the more complex nature or larger size of the account it may be treated as brokerage business rather than contract business. A substantial portion of Colony's brokerage business is written for industrial contractors, fabricators and manufacturers. While many of the risks underwritten as brokerage business might be deemed hazardous by standard carriers, the Company believes that its specialized underwriting knowledge and discipline enables it to distinguish among such risks and earn an underwriting profit insuring such risks. Typical premiums for Colony's brokerage business are between $7,500 and $12,500, which fall beneath the minimum premium requirements of many larger competitors.

          Environmental Business. Environmental business consists of insurance policies covering environmental risks. Environmental business is produced and underwritten in the same fashion as brokerage business; however, environmental business may occasionally be produced by retail agents in addition to wholesale agents. Colony currently writes several products in this class, including contractors' pollution liability, errors and omission insurance for small environmental consultants; pollution legal liability insurance for property owners and lenders, underground and above-ground petroleum storage tank insurance, first and third-party pollution cleanup coverage, environmental liability insurance for dry cleaners and environmental cleanup coverage for agri-chemical dealers. Over time, Colony has developed an expertise underwriting these types of risks. The manager of this business has a Masters Degree in Environmental Science and extensive experience with another specialist in the environmental insurance field. Coverages are written on a claims-made basis, generally with policy limits applying to both defense and cleanup costs. The average premium for this type of business is approximately $2,300. Since l996, Colony has expanded its offerings in this area, and environmental business is currently one of the Company's targeted growth areas. Between the first quarter of 1997 and the first quarter of 1998, Colony's environmental business gross written premiums grew by 26.4%.

          Specialty Business. Specialty business consists of professional liability coverages written for classes which Colony has identified as underserved by traditional underwriters of professional liability coverages. Specialty business is produced and underwritten in the same fashion as brokerage business. A major emphasis for Colony in this category has been health care providers other than physicians. Colony offers coverage to small convalescent homes, artificial limb fitters, dental labs, alcohol detoxification facilities and other health care providers working away from a physician's office or clinic. Specialty business also includes coverages written for computer consultants, insurance agents and exercise facilities. Colony believes that, properly screened and priced, these accounts can be profitable. The average premiums in this class is approximately $3,500. Specialty business is currently one of the Company's targeted growth areas. Between the first quarter of 1997 and the first quarter of 1998, Colony's specialty business gross written premiums grew by 61.5%.

     Marketing and Distribution. Colony markets its products through a select group of wholesale agents who have demonstrated that they can consistently produce quality business for the Company. These agents, in turn, generally obtain premium from independent, or 'retail,' agents who do not have direct access to insurance carriers willing to write specialty insurance. When retail agents encounter a specialty risk, they generally approach a wholesale agent who has access to companies willing to accept these risks. Colony utilizes this distribution system because it believes wholesale agents represent the most effective method of collecting risks from retail agents. The 133 wholesale agent offices with which Colony maintains relationships service over 30,000 retail agents. Instead of having infrequent contacts with each of these retail agents, Colony maintains close relationships with a much more limited number of wholesale agents.

     Colony's wholesale agents cover the cost of marketing to the retail agents in their area, and handle agent inquiries about coverage, pricing and administrative matters. In addition, for Colony's contract business, wholesale agents review applications, price business (based on schedules from Colony), bind the coverage and issue Colony's policies.

     The Company selects its wholesale agents based upon management's review of the experience and performance record of the agents in charge of each office. While many of Colony's agents have more than one office around the country, Colony evaluates each office as if it were a separate agency. Often, Colony appoints some but not all offices owned by an agency for specialized lines of business. Colony may designate only a specific employee of the agent as having underwriting authority under the agreement. The Company seeks agents with written business plans that are consistent with the Company's own strategy and underwriting objectives. Agents must be able to demonstrate an ability to competently underwrite both the quality and quantity of business sought by Colony. Colony requires its agents to maintain in-force errors and omissions insurance coverage with limits of not less than $500,000. Not all agents appointed by Colony are granted authority to produce contract, brokerage, environmental and specialty business. The Company evaluates the ability of an agent to produce these lines on an individual basis. Agents who are unable to produce consistently profitable business, or who produce unacceptably low volumes of business, are terminated. Colony's underwriters regularly visit with agents in their offices in order to review policies produced by that agency, discuss products offered by the Company, and market to these agents.

     Colony's largest single agent has 31 offices nationwide, but Colony has approved and contracted with only 26 of those offices. This agent produced 23.5% and 25.4% of Colony's business in 1996 and 1997, respectively. No more than 5.1% of Colony's business comes from any one single office of this agent. Three of Colony's top five producers are independently owned agencies and, other than Colony's top producer, no other agency produced more than 6.0% of Colony's business in 1996 or 1997. Colony is seeking selectively to add agents in order to expand its presence in existing territories and to take advantage of particular knowledge developed by certain agents.

     The Company believes that the economics of the wholesale distribution system are such that wholesale agents are reducing the number of companies with which they do business in order to make their operations more cost efficient. The Company believes that it has a reputation for excellent service to agents, and that this reputation will allow Colony to expand its share of its agents' business as agents reduce the total number of carriers with which they do business.

     Underwriting. Colony's underwriting staff consists of 17 underwriters who have an average of over 12 years of underwriting experience. Colony believes that it has assembled an underwriting staff that is highly skilled in underwriting the types of coverage provided by Colony. This staff develops all of Colony's underwriting policies and manuals and meets regularly with members of Colony's marketing and claims departments.

     Colony's contract business is underwritten by Colony's wholesale agents and is re-underwritten by Colony's underwriting staff after policies are received by Colony. Colony's brokerage, environmental and specialty business is underwritten exclusively by Colony's underwriting staff.

     The authority granted to Colony's wholesale agents is limited. Colony has developed detailed underwriting manuals which are provided to its agents. The agents that write contract business receive applications on behalf of Colony, price business (based on schedules from Colony), bind the coverages, and issue Colony policies. Colony has carefully constructed its manual in such a way as to cause its agents to contact the Company before issuing all but the most routine policies. In this way, the Company's underwriting staff is able to guide agents in advance of issuing a policy and mistakes are reduced. The applications received by the agent and the policies and endorsements issued by them are reviewed in each case by a Colony underwriter. If necessary, Colony has the option to cancel or modify coverage at any time, typically within 45 to 75 days of the original issuance of the policy. The Company also annually conducts a series of two and three-day training seminars for its agents. The Company believes these seminars contribute to its agents having an understanding of Colony's underwriting criteria.

     The following table sets forth the recent accident year experience for Colony as compared to industry results.

                  COMPARISON OF COLONY AND INDUSTRY RATIOS(1)

ACCIDENT     COLONY TOTAL     INDUSTRY TOTAL      VARIANCE TO INDUSTRY
  YEAR       ALL LINES(2)      ALL LINES(3)      FAVORABLE/(UNFAVORABLE)
 1990            76.5%             82.3%                    5.8%
 1991            64.1              81.1                    17.0
 1992            72.4              88.1                    15.7
 1993            69.5              79.5                    10.0
 1994            61.4              81.1                    19.7
 1995            58.6              78.9                    20.3
 1996            62.8              78.3                    15.5
 1997            67.4              72.8                     5.4

------------------
(1) Accident year loss ratios include allocated and unallocated loss adjustment expenses.
(2) Results are from Colony's 1997 Annual Statement, Schedule P--Analysis of Losses and Loss Expenses.
(3) Source: A.M. Best.

     Claims. Colony's claims department consists of 13 claims professionals who have an average of 12 years of claims experience in the property and casualty industry. The Vice President of claims is an attorney with 33 years of claims experience in large commercial and medium-sized specialty insurance companies and has been employed by Colony for the past six years.

     Colony's business generally results in three types of claims: bodily injury liability, property damage liability and first party property losses. The claims staff is organized so as to bring specialized knowledge and skills in each of the three types of claims.

     Colony believes that the key to effective claims management is timely and thorough claims investigation (which Colony believes results in accurate reserves), improved defenses and proper settlements. Colony seeks to complete all investigations and adjust reserves appropriately within 30 days of receipt of a claim. Within 60 days of receiving a claim, senior management reviews each case to ensure that the front-line adjuster has recognized and is addressing the key issues in the case and has adjusted the reserve to the appropriate amount. Colony keeps the settlement authority of its front-line adjusters low to ensure the practice of having two or more members of the department participate in the decision whether to settle or defend. In addition, cases with unusual damage, liability or policy interpretation issues are subjected to peer review on a weekly basis, and members of the underwriting staff participate in this process. Prior to any scheduled mediation or trial of a claim, claims personnel conduct further peer review to make sure all issues and exposures have been fully analyzed.

     Litigation expense is Colony's second largest component of overall claims costs. The Company believes that effective management of litigation avoids delays and associated additional costs. Early mediation is utilized to narrow the issues and streamline the problem solving process.

     The claims department also contributes to Colony's operations through its interaction with the underwriting staff. Information on changes in the business and legal environment that pose either a risk or opportunity for a new or refined insurance product is also sent to the underwriters. The claims staff participates on a regular basis in the drafting of policy forms to help ensure that the language clearly describes the underwriter's intent.

     Reserves. The Company's policy is to have reserves set by the management of each of its subsidiaries. Colony sets case reserves for each reported claim as promptly as possible after receiving notice of the claim and developing sufficient information to form a judgement about the probable ultimate loss and loss adjustment expense associated with that claim.

     In addition, Colony establishes reserves on an aggregate basis to provide for IBNR claims. The Company's independent actuarial consultant annually reviews the provision for such IBNR reserves and for reserves taken as a whole. Colony does not discount its loss reserves.

     The estimates of reserves are subject to change based on the effect of trends in the severity and frequency of losses and are continually reviewed. As part of this process, the Company reviews historical data and considers various factors, including known and anticipated legal developments, changes in social attitudes, inflation and economic conditions. As experience develops and other data becomes available, these estimates are revised, as required, resulting in increases or decreases to existing reserves. Adjustments are reflected in results of operations in the period in which they are made and may deviate substantially from prior estimates. The establishment of reserves is an inherently subjective process and, therefore, the historical gross or net redundancies or deficiencies are not indicative of the likelihood or amount of future redundancies or deficiencies. The Company's reserve estimates change as more information becomes available about the frequency or severity of claims.

     The following tables show the development and payment of loss and loss adjustment expenses for Colony over the 10-year period ended December 31, 1997. The table includes Colony only, as Rockwood is presented separately under '--Rockwood--Reserves.' The total reserves on the Company's balance sheet at December 31, 1997 include both those of Colony and Rockwood.

     Except for the last 16 lines, the table on the following page presents the development of the reserve for unpaid losses and LAE, net of reinsurance, for 1987 through 1997. The last 16 lines present that type of development on a 'gross-of-reinsurance' basis for the periods following adoption of FASB Statement 113 as of January 1, 1993. The top line of the table shows the estimated reserve for unpaid losses and LAE reported at the December 31 balance sheet date, net of reinsurance recoverables on unpaid claims. That net reserve represents the estimated amount of losses and LAE for claims occurring in all prior years that are unpaid as of that balance sheet date, including losses that had been incurred but not yet reported to Colony. The upper portion of the table shows the re-estimated amounts of the previously reported reserve based on experience as of the end of each succeeding year. The estimate is increased or decreased as claims are settled and as more information becomes known about the frequency or severity of the claims incurred.

     The amounts on the 'Net cumulative (deficiency)/redundancy' line represent the aggregate change in the estimates over all prior years. For example, the 1987 reserve has developed an approximate $500,000 redundancy over 10 years. That amount has been included in operations over the 10 years. The effects on income caused by changes in estimates of the reserve for losses and LAE for the past three years are shown in a subsequent three-year loss development table.

                                                            YEARS ENDED DECEMBER 31,
                 ---------------------------------------------------------------------------------------------------------------
                  1987      1988      1989      1990      1991      1992       1993       1994       1995       1996      1997
                                                             (DOLLARS IN THOUSANDS)
Reserve for
  unpaid losses
  and loss
  adjustment
  expenses, net
  of reinsur-
  ance recover-
  ables(1).....  $27,683   $20,412   $19,126   $20,821   $26,795   $30,969   $ 32,478   $ 38,872   $ 42,635   $ 47,365   $51,783
Net reserve
  re-estimated
  as of(2):
    One year
      later....  $29,936   $14,740   $18,005   $21,379   $25,439   $32,867   $ 36,303   $ 38,486   $ 41,602   $ 45,198        --
    Two years
      later....   25,256    14,225    18,267    21,008    25,631    35,680     36,423     38,021     40,049
    Three years
      later....   24,915    14,937    17,563    20,108    27,800    35,184     36,638     37,358
    Four years
      later....   26,623    14,369    17,057    27,730    28,204    35,565     36,560
    Five years
      later....   25,765    13,841    19,875    22,820    28,259    34,971
    Six years
      later....   25,320    16,375    19,849    22,502    27,745
    Seven years
      later....   27,961    16,363    19,576    22,266
    Eight years
      later....   27,892    15,678    19,416
    Nine years
      later....   27,227    15,669
    Ten years
      later....   27,230
                 -------   -------   -------   -------   -------   -------   --------   --------   --------   --------
Net cumulative
  (deficiency)/
  redundancy...  $   453   $ 4,743   $  (290)  $(1,445)  $  (950)  $(4,002)  $ (4,082)  $  1,514   $  2,586   $  2,167
                 -------   -------   -------   -------   -------   -------   --------   --------   --------   --------
                 -------   -------   -------   -------   -------   -------   --------   --------   --------   --------

Cumulative
  amount of
  reserve paid,
  net of
  reserve
  recoveries(3)
  through:
    One year
      later....  $13,524   $ 3,079   $ 5,471   $ 6,479   $ 8,474   $15,077   $ 14,789   $ 13,081   $ 14,499   $ 14,668        --
    Two years
      later....   15,725     6,385     8,796    10,821    15,884    23,477     22,676     23,511     24,171
    Three years
      later....   18,892     8,524    11,280    14,790    21,411    27,115     28,798     29,073
    Four years
      later....   21,246    10,081    13,334    18,147    23,293    30,254     31,900
    Five years
      later....   22,426    11,247    16,098    19,070    25,057    31,870
    Six years
      later....   23,292    13,551    16,456    19,688    25,620
    Seven years
      later....   25,456    13,899    16,927    20,276
    Eight years
      later....   25,479    14,090    17,496
    Nine years
      later....   25,654    14,619
    Ten years
      later....   26,180

Net reserve
 December 31..............................................................   $ 32,478   $ 38,872   $ 42,635   $ 47,365   $51,783
Reinsurance
 recoverable..............................................................      6,533     12,803     12,073     11,381    10,516
                                                                             --------   --------   --------   --------   -------
Gross reserve
 December 31..............................................................   $ 39,011   $ 51,675   $ 54,708   $ 58,746   $62,299
                                                                             --------   --------   --------   --------   -------
                                                                             --------   --------   --------   --------   -------
Net reserve
 re-estimated
 1 year later.............................................................   $ 36,303   $ 38,486   $ 41,602   $ 45,198
Reinsurance
 recoverable
 re-estimated.............................................................     11,803     27,355     12,464     11,450
                                                                             --------   --------   --------   --------
Gross reserve
 re-estimated
 1 year later.............................................................   $ 48,106   $ 65,841   $ 54,066   $ 56,648
                                                                             --------   --------   --------   --------
                                                                             --------   --------   --------   --------
Net reserve
 re-estimated
 2 years later............................................................   $ 36,423   $ 38,021   $ 40,049
Reinsurance
 recoverable,
 re-estimated.............................................................     22,321     28,495     12,445
                                                                             --------   --------   --------
Gross reserve
 re-estimated
 2 years later............................................................   $ 58,744   $ 66,516   $ 52,494
                                                                             --------   --------   --------
                                                                             --------   --------   --------
Net reserve
 re-estimated
 3 years later............................................................   $ 36,638   $ 37,358
Reinsurance
 recoverable,
 re-estimated.............................................................     24,032     28,295
                                                                             --------   --------
Gross reserve
 re-estimated
 3 years later............................................................   $ 60,670   $ 65,653
                                                                             --------   --------
                                                                             --------   --------
Net reserve
 re-estimated
 4 years later............................................................   $ 36,560
Reinsurance
 recoverable,
 re-estimated.............................................................     24,015
                                                                             --------
Gross reserve
 re-estimated.............................................................   $ 60,575
                                                                             --------
                                                                             --------
Gross cumula-
 tive (defi-
 ciency)/re-
 dundancy.................................................................   $(21,564)  $(13,978)  $  2,214   $  2,098
                                                                             --------   --------   --------   --------
                                                                             --------   --------   --------   --------

------------------
(1) This represents unpaid losses and LAE for claims arising in the current year and all prior years that were unpaid as of the date indicated, including IBNR reserves.

(2) Reflects the amounts of unpaid losses and loss adjustment expenses which the Company would have originally established based on experience as of the end of each succeeding year. These amounts were

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

    calculated as the sum of the cumulative paid amounts described in (3) below, plus the amounts of unpaid losses and LAE as determined at the end of each succeeding year-end.

(3) Reflects the amounts of paid losses and LAE subsequent to the year in which the original reserves were established.

     There was adverse development on an assumed Financial Guaranty (Investor
Bond) program (which has been discontinued) in 1987 and 1988, with some offsetting salvage recoveries recorded in 1989. Adverse development also resulted from recording additional reserves on asbestos and other claims in 1994, related to polices which were in force in 1986 and prior. With respect to the gross reserve development, prior to 1995 (and the acquisition of Colony by Front Royal) Colony focused on recording adequate net IBNR reserves, but generally underestimated the ceded portion of IBNR reserves (as well as applicable reinsurance recoverables). As a result of the foregoing, the gross reserve development shows a consistent deficiency development prior to 1995.

     The lower section of the table on the preceding page shows the cumulative amounts paid with respect to the previously reported reserve as of the end of each succeeding year. For example, through December 31, 1997 Colony had paid a net $26.2 million of the currently estimated $27.2 million of losses and LAE that were unpaid as of December 31, 1987; thus, an estimated $1.0 million of losses incurred through 1987 remain unpaid as of December 31, 1997.

     In evaluating the information in the foregoing table, it should be noted that each amount includes the effects of all changes in amounts for prior periods. For example, the amount of the deficiency related to losses settled in 1990 but incurred in 1987 will be included in the cumulative deficiency amount for years 1987 through 1989. The table does not present accident or policy year development data, which readers may be more accustomed to analyzing. Conditions and trends that have affected the development of the liability in the past may not necessarily occur in the future. Accordingly, it may not be appropriate to extrapolate future redundancies or deficiencies based on this table.

     The following table summarizes the differences between the reserve for unpaid losses and LAE reported in Colony's consolidated financial statements prepared in accordance with GAAP and those reported in the annual statement filed with state insurance departments in accordance with SAP:

                                                                            YEARS ENDED DECEMBER 31,
                                                                          -----------------------------
                                                                           1997       1996       1995
                                                                             (DOLLARS IN THOUSANDS)
Reserve for unpaid losses and LAE on a SAP basis (i.e., net of
  reinsurance recoverables on unpaid losses)...........................   $51,783    $47,365    $42,635
Reinsurance recoverables on unpaid losses and LAE......................    10,516     11,381     12,073
Additional reserve for other historical exposures for GAAP reporting
  purposes.............................................................        --      1,525      1,525
                                                                          -------    -------    -------
Reserve for unpaid losses and LAE, as reported in the Companys
  GAAP-basis financial statements(1)...................................   $62,299    $60,271    $56,233
                                                                          -------    -------    -------
                                                                          -------    -------    -------

------------------
(1) For the December 31, 1996 and 1997 financial statements, the Colony reserves presented here should be combined with those of Rockwood presented separately under '--Rockwood--Reserves.'

     The following table provides a reconciliation of the beginning and ending reserve balances for losses and LAE, net of reinsurance, for 1997, 1996 and 1995 to the gross amounts reported on the balance sheet for Colony:

                                                                                      YEARS ENDED DECEMBER 31,
                                                                                    -----------------------------
                                                                                     1997       1996       1995
                                                                                       (DOLLARS IN THOUSANDS)
Reserves for losses and LAE, net of related reinsurance recoverables, at
  beginning of year..............................................................   $47,365    $42,635    $38,872
Add:
  Provision for losses and LAE for claims occurring in the current year, net of
     reinsurance.................................................................    29,283     27,058     22,870
  Decrease in incurred losses and LAE for claims occurring in prior years, net of
     reinsurance.................................................................    (2,167)      (948)      (304)
                                                                                    -------    -------    -------
  Incurred losses and LAE during the current year, net of reinsurance............    27,116     26,110     22,566
                                                                                    -------    -------    -------
Deduct:
Losses and LAE payments for claims, net of reinsurance, occurring during:
  Current year...................................................................    (8,030)    (6,325)    (5,642)
  Prior years....................................................................   (14,668)   (15,055)   (13,161)
                                                                                    -------    -------    -------
  Total loss and LAE payments, net of reinsurance................................   (22,698)   (21,380)   (18,803)
                                                                                    -------    -------    -------
Reserve for losses and LAE, net of reinsurance recoverables, at end of year......    51,783     47,365     42,635
Reinsurance recoverables on unpaid losses and LAE at end of year.................    10,516     11,381     12,073
                                                                                    -------    -------    -------
Reserve for losses and LAE, gross of reinsurance recoverables on unpaid losses
  and LAE, at end of year........................................................   $62,299    $58,746    $54,708
                                                                                    -------    -------    -------
                                                                                    -------    -------    -------

PREFERRED NATIONAL

     General. On March 6, 1998, the Company executed a definitive agreement to purchase the stock of Preferred National, substantially all of the assets and business of UnaMark and certain other assets and liabilities for a total purchase price of $35.0 million in cash, subject to adjustment, 500,000 shares of Class A Common Stock and the Preferred National Warrants. The Preferred National Acquisition is subject to regulatory approvals, and the cash portion of the purchase price is subject to adjustment based on Preferred National's levels of GAAP book value, SAP surplus, and cash and invested assets as of the month end immediately prior to closing.

     The Company expects that the Preferred National Acquisition will be completed in July 1998. The Company believes that Preferred National will enhance Colony by adding to the scale of Colony's operations and by broadening the scope of the Company's offerings. Preferred National focuses on many of the same coverages and risk classes as does Colony. In addition, Preferred National offers surety, property and inland marine coverages not offered by Colony. Approximately 60% of Preferred National's business is written on an admitted basis in Florida. Preferred National is rated 'B++' by A.M. Best.

     Following the Preferred National Acquisition, Preferred National will be managed by Colony Management, which will be responsible for all underwriting and claims management activities. The Company anticipates that the same policies and operating philosophy currently applied to Colony will be applied to Preferred National. See '--Colony--Underwriting' and '--Colony--Claims.' Preferred National currently operates from offices located in Coral Springs, Florida and Hightstown, New Jersey, and Front Royal intends to maintain these facilities.

     Formed in 1989, Preferred National commenced material operations in 1996. Preferred National is a wholly-owned subsidiary of Preferred National Financial Corporation, which also owns Britamco Underwriters, Inc., a former syndicate on the Illinois Insurance Exchange ('Britamco'). Britamco is now in runoff, having ceased writing insurance in 1997. Many of the policies written by Britamco were renewed on expiration by Preferred

National. Front Royal will not acquire Britamco or assume any liabilities associated with business written by Britamco as part of the Preferred National Acquisition.

     Lines of Business. Approximately 60% of Preferred National's business originates in Florida and is written on an admitted basis. In 1997, Preferred National wrote $46.1 million in gross written premium. Preferred National divides its business into four major segments: commercial multi-peril; other general liability; professional liability coverages; and surety. In 1998, Preferred National hired an experienced inland marine insurance underwriter and began to offer inland marine insurance, which it had not previously underwritten.

     The following table sets forth gross written premiums for Preferred National by line of business for the periods set forth below (all amounts presented below are on a SAP basis; the differences between GAAP and SAP amounts are not material):

                                                  THREE MONTHS ENDED MARCH 31,                     YEAR ENDED DECEMBER 31,
                                   ----------------------------------------------------------    ---------------------------
                                              1998                           1997                           1997
                                   ---------------------------    ---------------------------    ---------------------------
                                   GROSS WRITTEN    PERCENT OF    GROSS WRITTEN    PERCENT OF    GROSS WRITTEN    PERCENT OF
                                     PREMIUMS         TOTAL         PREMIUMS         TOTAL         PREMIUMS         TOTAL
                                                                    (DOLLARS IN THOUSANDS)
Commercial multi-peril..........      $ 5,528           55.8%        $ 6,944           55.0%        $25,824           56.0%
Other general liability.........        2,130           21.5           3,378           26.8          11,087           24.0
Professional liability..........        1,306           13.2           1,275           10.0           5,362           11.6
Surety..........................          766            7.7             848            6.7           3,282            7.1
Other...........................          182            1.8             179            1.5             578            1.3
                                   -------------    ----------    -------------    ----------    -------------    ----------
     Total......................      $ 9,912          100.0%        $12,624          100.0%        $46,133          100.0%
                                   -------------    ----------    -------------    ----------    -------------    ----------
                                   -------------    ----------    -------------    ----------    -------------    ----------

          Commercial Multi-Peril Policies. These policies cover both property and liability risks for small businesses. Classes sought out by Preferred National include restaurants and taverns, strip shopping centers, apartment buildings, condominiums, and small office facilities. In 1997, $25.8 million (56.0%) of Preferred National's gross written premiums was from commercial multi-peril insurance. In recent years, Preferred National has successfully underwritten property risks in Florida, where the Company believes there are greater opportunities to profitably underwrite property coverages than exist in other areas of the country which are less subject to hurricane activities.

          Other General Liability. Preferred National writes liability insurance for artisan contractors, liquor liability coverages for bars, liability coverage for beauty salons and fitness clubs, insurance for contractors working at marinas and employment practices liability coverage. Other general liability coverages accounted for $11.1 million (24.0%) of gross written premiums in 1997.

          Professional Liability Coverages. Preferred National sells professional liability insurance to lawyers, accountants, dentists and title agents. In 1997, this line accounted for $5.4 million (11.6%) of gross written premiums for Preferred National. A substantial portion of the professional liability insurance written by Preferred National is distributed through risk purchasing groups which communicate directly to their members. Preferred National's policies are endorsed by the American Society of Accountants, Inc., the National Society of Dental Practitioners, Inc., the North American Title Organization, Inc. and the National Lawyers Risk Management Association, Inc. An affiliate of Preferred National serves as program administrator for these associations. The Company believes that there is an opportunity to expand the amount of professional liability business distributed directly through these risk purchasing groups.

          Surety. Preferred National writes surety policies for small and mid-sized contractors, primarily in Florida. In 1997, surety underwriting generated $3.3 million (7.1%) in gross written premiums for Preferred National.

     Marketing and Distribution. Preferred National offers its products through wholesale agents. Of the 154 agent offices representing Preferred National, 40 also have an appointment with Colony. Preferred National's largest wholesale agent is UnaMark, a captive agency the business of which will be acquired by the Company in the Preferred National Acquisition. Through UnaMark and its other agents, the Company believes that Preferred National has access to over 20,000 retail agents. Preferred National also distributes insurance through retail agents who produce its surety business and through four risk-purchasing groups which have direct communications with insureds who purchase Preferred National's professional liability coverages. Preferred National is admitted in Florida and Illinois and is approved as a non-admitted insurer in 36 states.

     Direct marketing through the four risk purchasing groups referenced above generated $4.9 million of gross written premiums in 1997, or 10.7% of the total. Retail agents, appointed for the purpose of producing surety business, produced $3.3 million of gross written premiums, or 7.2% of gross written premiums for 1997. The balance of Preferred National's premiums were produced by independent wholesale agents.

     Of the ten largest wholesale agents (excluding UnaMark), no agent accounted for more than 3.0% of total premiums collected.

ROCKWOOD

     General. Rockwood, which concentrates on writing specialty workers' compensation insurance, is licensed to write insurance in Pennsylvania, Maryland, Delaware, West Virginia, Virginia and Indiana. Most of Rockwood's business is concentrated in Pennsylvania, where Rockwood is domiciled.

     Rockwood and its predecessor companies have been writing specialty workers' compensation insurance for coal mining operations in Pennsylvania for over 40 years. Front Royal acquired Rockwood in December 1996 for $60.5 million, in part because of the depth of Rockwood's knowledge of this market niche.

     Lines of Business. Rockwood separates its business into three broad workers' compensation categories: workers' compensation for coal mines; workers' compensation for small premium or specialty commercial accounts; and workers' compensation for other mining business. In addition, Rockwood writes lesser amounts of general liability, commercial automobile, commercial multi-peril, property and surety business, primarily for the same accounts for which it writes workers' compensation insurance.

     The following table sets forth gross written premiums for Rockwood by line of business for the periods set forth below (all amounts presented below are on a SAP basis; the differences between GAAP and SAP amounts are not material):

                                        THREE MONTHS ENDED MARCH 31,
                                ---------------------------------------------
                                        1998                    1997
                                ---------------------   ---------------------
                                  GROSS     PERCENT       GROSS     PERCENT
                                 WRITTEN       OF        WRITTEN       OF
                                PREMIUMS     TOTAL      PREMIUMS     TOTAL
                                           (DOLLARS IN THOUSANDS)
Workers' compensation
  Coal mining.................     $4,217      37.1%       $6,517      43.9%
  Commercial..................      4,124      36.3         5,396      36.3
  Other mining................        442       3.9           447       3.0
Other lines...................      2,579      22.7         2,490      16.8
                                ---------  ----------   ---------  ----------
Total continuing business.....     11,362     100.0        14,850     100.0
Discontinued business(1)......         --        --            --        --
                                ---------  ----------   ---------  ----------
  Total.......................    $11,362     100.0%      $14,850     100.0%
                                ---------  ----------   ---------  ----------
                                ---------  ----------   ---------  ----------

                                                       YEARS ENDED DECEMBER 31,
                                 --------------------------------------------------------------------
                                         1997                   1996                    1995
                                 --------------------   ---------------------   ---------------------
                                  GROSS     PERCENT       GROSS     PERCENT       GROSS     PERCENT
                                 WRITTEN       OF        WRITTEN       OF        WRITTEN       OF
                                 PREMIUMS    TOTAL      PREMIUMS     TOTAL      PREMIUMS     TOTAL
Workers' compensation
  Coal mining.................    $19,871      40.0%      $22,957      33.1%      $23,007      35.5%
  Commercial..................     17,715      35.6        22,567      32.5        25,654      39.6
  Other mining................      2,584       5.2         3,140       4.5         3,638       5.6
Other lines...................      9,563      19.2        11,191      16.1        12,051      18.7
                                 --------  ----------   ---------  ----------   ---------  ----------
Total continuing business.....     49,733     100.0        59,855      86.2        64,350      99.4
Discontinued business(1)......         --        --         9,543      13.8           382       0.6
                                 --------  ----------   ---------  ----------   ---------  ----------
  Total.......................    $49,733     100.0%      $69,398     100.0%      $64,732     100.0%
                                 --------  ----------   ---------  ----------   ---------  ----------
                                 --------  ----------   ---------  ----------   ---------  ----------

------------------
(1) Consists of private passenger auto insurance premiums which are 100.0% reinsured.

          Workers' Compensation--Coal Mining. Workers' compensation (principally for non-union coal mining operations) is the most distinctive aspect of Rockwood's business. In 1996, the Pennsylvania Coal Mine Compensation Rating Bureau reported that Rockwood wrote 44.2% of the total workers' compensation written premiums for coal mining operations in Pennsylvania (self-insured companies are not included in this measure). The second largest writer in this category wrote 25.7% of the total written premiums. The Company believes that Rockwood's history of evaluating the quality of mines in this region and its expertise in writing this type of business, together with its central location in the coal mining region in western Pennsylvania, gives it a competitive advantage for writing workers' compensation for coal mining operations. The Company further believes that Rockwood's expertise in this type of business, including its rigorous inspection and underwriting process, makes this type of business an attractive niche for the Company. Rockwood has developed underwriting techniques which it believes protect the Company against occupational disease and safety exposures which cause most insurers to avoid these risks. Over time, as Rockwood continues to grow both its commercial business and other mining business, the Company expects that the coal mining related portion of Rockwood's business will represent a smaller percentage of the total premium written by Rockwood.

          Workers' Compensation--Commercial. Rockwood has developed substantial expertise in writing workers' compensation insurance for small commercial accounts with an average premium of approximately $2,500. These accounts are often small businesses which typically fall below the minimum premium requirements of larger workers' compensation insurance carriers and are difficult for agents to place. Moreover, agents have relatively little incentive to shop aggressively to place these accounts because the average commission paid is very low. Rockwood provides a ready market for this business if the account meets Rockwood's underwriting standards. Because there is less competition for accounts of this size, Rockwood believes that it is able to charge an adequate price for these risks. Rockwood's policy is to inspect virtually all of these risks during the initial policy term, which allows Rockwood to confirm the information provided at the time of underwriting and to adjust premiums, cancel coverage, or not renew the policy if the information provided was incorrect.

          Workers' Compensation--Other Mining Business. Rockwood has also applied its detailed knowledge of the issues involved in writing workers' compensation insurance for coal mining operations to evaluate and write insurance for mining operations other than coal mines. These include aggregate mines, limestone quarries, sand and gravel operations and mining-related transportation operations. Like coal mines, these types of operations are considered hazardous by most writers of workers' compensation. Rockwood has found that the same rigorous underwriting process applied to its coal mining operations can be utilized to make the underwriting of other mining operations attractive to the Company. The Company believes that the fact that these operations are hazardous is balanced by the ability of Rockwood to charge premiums developed for the entire hazardous class while insuring operations the Company believes are safer than average. The Company believes that Rockwood's expertise in this area will allow Rockwood to implement its long-term plan of expanding this business prudently into other states and reducing its reliance on the coal-mining industry for its profits.

          Other Lines. Rockwood's other lines consist primarily of commercial automobile insurance written for mining operations, general liability insurance written for insureds where Rockwood also typically writes the workers compensation insurance and surety business written for mining operations. Rockwood also writes multi-peril, inland marine and umbrella liability policies. In most cases, where Rockwood writes a coverage other than workers' compensation, it also writes workers' compensation for that enterprise.

     Marketing and Distribution. Rockwood produces its business through 659 independent agents and brokers, 15 of whom are responsible for the majority of Rockwood's workers' compensation insurance for coal mining operations. These producers generally are selected on the basis of their ability to access profitable workers' compensation business that is often overlooked by larger competitors. Rockwood pays commissions which are competitive with other insurance carriers offering similar products and also believes that it delivers prompt, efficient and professional support services. Personal contact with its agency force is maintained by four field representatives through regular visits to each producer's office. Approximately $14.9 million (21.5%) and $13.0 million (26.2%) of Rockwood's gross written premiums were derived from two agents for the years ended December 31, 1996 and 1997, respectively.

     Underwriting. Rockwood's underwriting staff, which is comprised of 12 individuals who have an average of 19 years of underwriting experience at Rockwood, makes all underwriting decisions. Rockwood also has its own experienced engineering department which makes extensive evaluations of mining operations before they are underwritten by Rockwood. Rockwood's strict underwriting guidelines require that each mining operation insured by Rockwood is inspected annually, and many are reviewed more frequently. Rockwood's management believes that its detailed knowledge of mining operations, bolstered by these inspections, plays an important role in their ability to make informed underwriting decisions. Further, Rockwood physically inspects substantially all non-mining business for which it writes workers' compensation prior to the first renewal of the account.

     The following table sets forth the recent accident year experience for Rockwood as compared to the workers' compensation industry:

               COMPARISON OF ROCKWOOD AND INDUSTRY LOSS RATIOS(1)

                             WORKERS' COMPENSATION(2)                                     ALL LINES
                  -----------------------------------------------      -----------------------------------------------
                                                      VARIANCE                                             VARIANCE
                                                     TO INDUSTRY                                          TO INDUSTRY
   ACCIDENT                                          FAVORABLE/                                           FAVORABLE/
     YEAR         ROCKWOOD(3)      INDUSTRY(4)      (UNFAVORABLE)      ROCKWOOD(3)      INDUSTRY(4)      (UNFAVORABLE)
     1990             81.1%            94.6%             13.5%             69.6%            82.3%             12.7%
     1991             63.0             99.3              36.3              60.6             81.1              20.5
     1992             63.1             97.1              34.0              58.3             88.1              29.8
     1993             52.8             84.0              31.2              60.3             79.5              19.2
     1994             53.3             73.4              20.1              75.3             81.1               5.8
     1995             71.4             67.7              (3.7)             76.2             78.9               2.7
     1996             70.2             69.5              (0.7)             74.2             78.3               4.1
     1997             71.4              N/A               N/A              72.3             72.8               0.5

------------------
(1) Accident year loss ratios include allocated and unallocated loss adjustment expenses.
(2) Represents approximately 80.8% of Rockwood's gross written premium on its continuing business for 1997.
(3) Results are from Rockwood's 1997 Schedule P--Analysis of Losses and Loss Expenses.
(4) Source: A.M. Best.

     Claims. Rockwood's claims staff, consisting of 19 individuals who have an average of 16 years claims management experience at Rockwood, retains complete authority for handling claims arising from policies issued by Rockwood. The staff is supervised by an attorney who has 22 years of claims experience in the insurance industry, including 20 years at Rockwood.

     Workers' compensation insurance provides compensation to workers who are injured or become ill as a result of their employment. These policies provide for payment of the cost of medical bills associated with covered injuries or illnesses. In addition, if a claimant suffers lost wages as a result of a covered work-related injury or illness, the workers' compensation carrier makes indemnity payments to such worker. Death benefits may also be paid to an injured worker's family.

     Rockwood believes that proper handling of workers' compensation claims includes at least three steps: (i) determination of a claimant's eligibility for medical benefits and wage indemnity payments; (ii) ascertaining the appropriate medical treatment for an injured or ill claimant, and providing appropriate, cost-effective treatment of covered medical expenses; and (iii) returning the claimant to work as soon as the claimant is medically capable of resuming work. Rockwood has organized its claims handling process to effectively and efficiently address each of these tasks.

     Rockwood's policy is to initiate a review of each claim within 24 hours of receiving notice thereof. This review is conducted by a member of the claims staff, who develops basic information to determine whether the claim is covered under the policy terms. In the case of a workers' compensation claim, a typical investigation will include direct contact with the claimant, the claimant's employer, and the medical service provider. If the adjuster develops information which suggests the claim may not be covered, additional investigation is commenced. This process may include ordering additional medical exams, surveillance, interviewing witnesses and reviewing police reports. Rockwood's policy is to promptly pay all sums due under its policies, and to vigorously contest claims it judges to be unwarranted or not covered by its policies.

     Medical cost containment is a key to Rockwood's success as a workers' compensation carrier. Rockwood has authority under Pennsylvania law (where the majority of its workers' compensation business is written) to require claimants to utilize employer-approved physicians during the first 90 days of a claim. Rockwood has contracted with a variety of preferred provider organizations to get access to highly qualified physicians at favorable costs to Rockwood. As a matter of Pennsylvania law, workers' compensation companies are not required to pay more than a specified percent above the cost schedules approved by Medicare for medical treatments. Rockwood reviews the treatment its claimants receive to assure they are being appropriately treated, consistent with the approach most likely to permit a rapid recovery and return to work. Rockwood's medical reviews are supervised by a registered nurse. Complex cases or cases involving traumatic injuries are referred immediately to a surgeon who serves on a consulting basis as Rockwood's medical director. All medical bills are reviewed to assure that Rockwood has received the appropriate discounts.

     Rockwood's claims staff has, as one of its primary goals, the rapid return to work of each claimant. At the outset of each claim which involves both medical and indemnity payments, Rockwood develops a strategy designed to chart a course to 'close the claim file.' To help implement these strategies Rockwood remains in contact with injured or ill claimants and their medical providers during the entire period of their recovery and works with employers to modify the workers' duties during a period of convalescence.

     In the event that a worker suffers a total disability, Rockwood's policy is to attempt to reach a total settlement of indemnity and medical claims associated with the claim. Final settlements permit Rockwood to eliminate the uncertainty associated with setting appropriate reserves for long-term medical care and indemnity payments. The authority to make final settlements on total disability claims was granted in 1996 to Pennsylvania Workers' Compensation insurers as part of a broad reform of workers' compensation insurance laws in Pennsylvania.

     Rockwood conducts a complete file review on each claim every six months. This review process is designed to encourage progress on claims resolution, and to assure that reserves set on each open claim are appropriate and adequate. In addition to the six-month review, open claim files are audited annually by Rockwood's claims audit unit.

     Rockwood's financial statements show favorable reserve development in 1997 and 1996 of $4.3 million and $23.8 million, respectively. The table referred to below provides details of reserves held at the end of each of the past 10 years and subsequent development of those reserves. The Company attributes the favorable development in recent years largely to the effect of Pennsylvania Act 44, enacted in September 1993 ('Act 44'), which significantly changed workers' compensation insurance in Pennsylvania. These changes included introduction of managed care and a system of medical reimbursement based upon the Medicare system. The changes had the effect of lowering medical costs to workers' compensation carriers. Rockwood began to see the favorable effects of Act 44 on medical costs in 1994 and 1995 and began to cautiously adjust its reserve estimates to give effect to the lower costs. Rockwood's SAP loss ratio declined from 86.1% in 1993 to 81.9% in 1994 and 68.4% in 1995. By mid-1996, with ten quarters of post Act 44 loss experience available, Rockwood revised its estimates of the ultimate net cost of all reported and unreported losses incurred through December 31, 1996, and adjusted the estimates downward by approximately $23.8 million. Rockwood also reduced its provision for losses and loss adjustment expenses occurring in the current year from 87.3% of earned premiums in 1994 and 84.3% of earned premiums in 1995 to 71.5% of earned premiums in 1996 and 72.3% of earned premiums in 1997.

     Reserves. The Company's policy is to have reserves set by the management of each of its subsidiaries. Management of Rockwood sets case reserves for each reported claim as promptly as possible after receiving notice of the claim and developing sufficient information to form a judgement about the probable ultimate cost.

     In addition, management of Rockwood establishes reserves on an aggregate basis to provide for IBNR claims. The Company's independent actuarial consultant annually reviews the provision for IBNR and the reserves taken as a whole. Because of the long periods over which claims may be paid on workers' compensation business, Rockwood has historically discounted its reserves related to its workers' compensation business for both GAAP and SAP financial reporting purposes. The discount rate at December 31, 1997, 1996 and 1995 of 4.0% has been determined in accordance with the regulations of the Pennsylvania Insurance Department, which allows a discount of up to 6.0%. The amount of the discount for Rockwood's reserves at December 31, 1997 was $15.1 million.

     The estimates of reserves are subject to change based on the effect of trends in the severity and frequency of losses and are continually reviewed. As part of this process, the Company reviews historical data and considers various factors, including known and anticipated legal developments, changes in social attitudes, inflation and economic conditions. As experience develops and other data becomes available, these estimates are revised, as required, resulting in increases or decreases to existing reserves. Adjustments are reflected in results of operations in the period in which they are made and may deviate substantially from prior estimates. The establishment of reserves is an inherently subjective process and, therefore, the historical gross or net redundancies or deficiencies are not indicative of the likelihood or amount of future redundancies or deficiencies. The Company's reserve estimates change as more information becomes available about the frequency or severity of claims.

     The following tables show the development and payment of loss and loss adjustment expenses for Rockwood over the 10-year period ended December 31, 1997. The table includes Rockwood only and includes data prior to the acquisition of Rockwood by the Company on December 31, 1996. The total reserves on the Company's balance sheet at December 31, 1997 include both those of Colony and Rockwood.

     Except for the last 18 lines, the table on the following page presents the development of the reserve for unpaid losses and LAE, net of reinsurance, for 1987 through 1997 (the last 18 lines present that type of development on a 'gross-of-reinsurance' basis for the periods following adoption of FASB Statement 113 as of January 1, 1993). The top line of the table shows the estimated reserve for unpaid losses and LAE reported at the December 31 balance sheet date, net of reinsurance recoverables on unpaid claims, at each of the dates indicated. That net reserve represents the estimated amount of losses and LAE for claims occurring in all prior years that are unpaid as of that balance sheet date, including losses that had been incurred but not yet reported to Rockwood. The upper portion of the table shows the re-estimated amounts of the previously reported reserve based on experience as of the end of each succeeding year. The estimate is increased or decreased as claims are settled and as more information becomes known about the frequency or severity of the claims incurred.

     The amounts on the 'Net cumulative (deficiency)/redundancy' line represent the aggregate change in the estimates over all prior years. For example, the 1987 reserve has developed an approximate $5.5 million deficiency over ten years. That amount has been included in operations over the ten years. The effects on income caused by changes in estimates of the reserve for losses and LAE for the past three years are shown in a subsequent three-year loss development table.

                                                         YEARS ENDED DECEMBER 31,
                ----------------------------------------------------------------------------------------------------------
                  1987      1988      1989      1990     1991     1992      1993      1994      1995      1996      1997
                                                          (DOLLARS IN THOUSANDS)
Reserve for
  unpaid losses
  and loss
  adjustment
  expenses, net
  of
  reinsurance
  recoverables,
  net of
  discount(1).. $ 19,476  $ 25,007  $ 31,920  $ 35,156  $51,979  $66,138  $ 86,290  $106,392  $120,934  $113,448  $121,004

  Discount on
    net
    reserves...      424       813     2,728     6,348    9,964   12,883    11,701    14,794    17,139    15,509    15,061
                --------  --------  --------  --------  -------  -------  --------  --------  --------  --------  --------
  Net reserve,
    gross of
    discount... $ 19,900  $ 25,820  $ 34,648  $ 41,504  $61,943  $79,021  $ 97,991  $121,186  $138,073  $128,957  $136,065

Net reserve
  re-estimated
  as of(2):
    One year
      later.... $ 21,765  $ 28,760  $ 35,994  $ 45,647  $63,256  $79,208  $ 97,646  $114,585  $114,317  $124,673        --
    Two years
      later....   22,735    28,682    38,760    47,123   64,605   80,000    93,262    95,994   107,897
    Three years
      later....   21,789    30,258    38,857    46,751   65,818   77,471    77,406    88,589
    Four years
      later....   23,054    29,992    38,665    49,035   64,692   68,500    70,344
    Five years
      later....   23,092    29,939    40,319    48,708   59,284   62,311
    Six years
      later....   23,216    31,488    40,458    45,261   54,914
    Seven years
      later....   24,737    31,987    38,648    43,044
    Eight years
      later....   25,351    31,099    38,541
    Nine years
      later....   25,000    31,311
    Ten years
      later....   25,368
                --------  --------  --------  --------  -------  -------  --------  --------  --------  --------
Net cumulative
  (deficiency)/
  redundancy... $ (5,468) $ (5,491) $ (3,893) $ (1,540) $ 7,029  $16,710  $ 27,646  $ 32,597  $ 30,176  $  4,284
                --------  --------  --------  --------  -------  -------  --------  --------  --------  --------
                --------  --------  --------  --------  -------  -------  --------  --------  --------  --------
Cumulative
  amount of
  reserve paid,
  net of
  reserve
  recoveries(3)
  through:
    One year
      later.... $  5,603  $  6,616  $ 14,251  $ 10,399  $14,107  $17,460  $ 16,084  $ 17,162  $ 16,850  $ 17,091        --
    Two years
      later....    8,722    19,862    17,996    18,564   25,070   27,987    27,579    28,906    28,320
    Three years
      later....   17,495    21,681    21,849    24,798   31,491   35,195    35,158    37,004
    Four years
      later....   18,244    23,534    24,107    28,456   36,392   40,116    40,908
    Five years
      later....   19,025    24,740    25,680    31,139   39,607   43,797
    Six years
      later....   19,623    25,663    26,965    33,462   41,879
    Seven years
      later....   19,997    26,540    28,361    35,043
    Eight years
      later....   20,735    27,286    28,999
    Nine years
      later....   21,298    27,775
    Ten years
      Later....   21,508

Net reserve,
 gross of
 discount--
 December 31............................................................  $ 97,991  $121,186  $138,073  $128,957  $136,065
Discount on net
 reserve--
 December 31............................................................   (11,701)  (14,794)  (17,139)  (15,509)  (15,061)
                                                                          --------  --------  --------  --------  --------
Net reserve,
 net of
 discount--
 December 31............................................................    86,290   106,392   120,934   113,448   121,004
Reinsurance
 recoverable,
 net of
 discount................................................................     8,192     8,988    11,320    14,356    12,028
                                                                          --------  --------  --------  --------  --------
Gross reserve,
 net of
 discount--
 December 31............................................................  $ 94,482  $115,380  $132,254  $127,804  $133,032
                                                                          --------  --------  --------  --------  --------
                                                                          --------  --------  --------  --------  --------
Net reserve
 re-estimated,
 net of
 discount--
 1 year later...........................................................  $ 85,945  $ 99,791  $ 97,178  $109,164
Reinsurance
 recoverable,
 net of
 discount,
 re-estimated...........................................................     7,288     9,445     9,065    13,326
                                                                          --------  --------  --------  --------
Gross reserve
 re-estimated,
 net of
 discount--
 1 year later...........................................................  $ 93,233  $109,236  $106,243  $122,490
                                                                          --------  --------  --------  --------
                                                                          --------  --------  --------  --------
Net reserve
 re-estimated,
 net of
 discount--
 2 years later..........................................................  $ 81,561  $ 81,200  $ 90,758
Reinsurance
 recoverable,
 net of
 discount,
 re-estimated............................................................     7,512     7,883     7,888
                                                                          --------  --------  --------
Gross reserve
 re-estimated,
 net of
 discount--
 2 years later..........................................................  $ 89,073  $ 89,083  $ 98,646
                                                                          --------  --------  --------
                                                                          --------  --------  --------
Net reserve
 re-estimated,
 net of
 discount--
 3 years later..........................................................  $ 65,705  $ 73,795
Reinsurance
 recoverable,
 net of
 discount,
 re-estimated...........................................................     5,921     7,184
                                                                          --------  --------
Gross reserve
 re-estimated,
 net of
 discount--
 3 years later..........................................................  $ 71,626  $ 80,979
                                                                          --------  --------
                                                                          --------  --------

Net reserve
 re-estimated,
 net of
 discount--
 4 years later..........................................................  $ 58,643
Reinsurance
 recoverable,
 net of
 discount,
 re-estimated...........................................................     5,256
                                                                          --------
Gross reserve
 re-estimated,
 net of
 discount--
 4 years later..........................................................  $ 63,899
                                                                          --------
                                                                          --------
Gross cumula-
 tive (defi-
 ciency)/re-
 dundancy...............................................................  $ 30,583  $ 34,401  $ 33,608  $  5,314
                                                                          --------  --------  --------  --------
                                                                          --------  --------  --------  --------

------------------
(1) This represents unpaid losses and LAE for claims arising in the current year and all prior years that were unpaid as of the date indicated, including IBNR reserves.

(2) Reflects the amounts of unpaid losses and loss adjustment expenses which the Company would have originally established based on experience as of the end of each succeeding year. These amounts were

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

    calculated as the sum of the cumulative paid amounts described in (3) below, plus the amounts of unpaid losses and LAE reevaluated at the end of each succeeding year-end.

(3) Reflects the amounts of paid losses and LAE subsequent to the year in which the original reserves were established.

     The lower section of the table on the preceding page shows the cumulative amounts paid with respect to the previously reported reserve as of the end of each succeeding year. For example, through December 31, 1997 Rockwood had paid a net $21.5 million of the currently estimated $25.4 million of losses and LAE that had been incurred, but not paid, as of December 31, 1987; thus, an estimated $3.9 million of losses incurred through 1987 remain unpaid as of the current financial statement date, December 31, 1997.

     In evaluating the information in the foregoing table, it should be noted that each amount includes the effects of all changes in amounts for prior periods. For example, the amount of the deficiency related to losses settled in 1990 but incurred in 1987 will be included in the cumulative deficiency amount for years 1991 through 1997. The table does not present accident or policy year development data, which readers may be more accustomed to analyzing. Conditions and trends that have affected the development of the liability in the past may not necessarily occur in the future. Accordingly, it may not be appropriate to extrapolate future redundancies or deficiencies based on this table.

     The following table summarizes the differences between the reserve for unpaid losses and LAE reported in Rockwood's consolidated financial statements prepared in accordance with GAAP and those reported in the annual statement filed with state insurance departments in accordance with SAP:

                                                                          YEARS ENDED DECEMBER 31,
                                                                      --------------------------------
                                                                        1997        1996        1995
                                                                           (DOLLARS IN THOUSANDS)
Reserve for unpaid losses and LAE on a SAP basis (i.e., net of
  reinsurance recoverables on unpaid losses).......................   $121,004    $113,448    $120,934
Reinsurance recoverables on unpaid losses and LAE..................     12,028      14,356      11,320
                                                                      --------    --------    --------
Reserve for unpaid losses and LAE, as reported in the Company's
  GAAP-basis financial statements(1)...............................   $133,032    $127,804    $132,254
                                                                      --------    --------    --------
                                                                      --------    --------    --------

------------------
(1) For the December 31, 1996 and 1997 financial statements, Rockwood reserves presented here should be combined with those of Colony presented in '--Colony--Reserves.'

     The following table provides a reconciliation of the beginning and ending reserve balances for loss and LAE, net-of-reinsurance, to the gross amounts reported in the balance sheet by Rockwood for 1995 on a stand-alone basis and for 1996 and 1997 included in the consolidated financial statements of the
Company:

                                                                                    YEARS ENDED DECEMBER 31,
                                                                                --------------------------------
                                                                                  1997        1996        1995
                                                                                     (DOLLARS IN THOUSANDS)
Reserve for losses and LAE, net of related reinsurance recoverables, at
  beginning of year..........................................................   $113,448    $120,934    $106,392
Add:
  Provision for losses and LAE for claims occurring in the current year, net
     of reinsurance..........................................................     34,442      37,279      46,653
  Decrease in incurred losses and LAE for claims occurring in prior years,
     net of reinsurance......................................................     (4,285)    (23,755)     (6,600)
                                                                                --------    --------    --------
  Incurred losses and LAE during the current year, net of reinsurance and
     gross of discount.......................................................     30,157      13,524      40,053
  Provision for discount on claims occurring in the current year.............     (3,014)     (3,169)     (4,165)
  Amortization of discount on claims occurring in the prior years............      3,463       4,798       1,820
                                                                                --------    --------    --------
  Incurred losses and LAE during the current year, net of reinsurance and net
     of discount.............................................................     30,606      15,153      37,708
                                                                                --------    --------    --------

                                                                                    YEARS ENDED DECEMBER 31,
                                                                                --------------------------------
                                                                                  1997        1996        1995
                                                                                     (DOLLARS IN THOUSANDS)
Deduct:
Losses and LAE payments for claims, net of reinsurance, occurring during:
  Current year...............................................................     (5,621)     (5,789)     (6,003)
  Prior years................................................................    (17,429)    (16,850)    (17,163)
                                                                                --------    --------    --------
  Total loss and LAE payments, net of reinsurance............................    (23,050)    (22,639)    (23,166)
Reserve for losses and LAE, net of related reinsurance recoverables, at end
  of year....................................................................    121,004     113,448     120,934
Reinsurance recoverables on unpaid losses and LAE at end of year.............     12,028      14,356      11,320
                                                                                --------    --------    --------
Reserve for losses and LAE, gross of related reinsurance recoverables on
  unpaid losses and LAE at end of year.......................................   $133,032    $127,804    $132,254
                                                                                --------    --------    --------
                                                                                --------    --------    --------

REDWOODS

     Redwoods is a managing general underwriter of specialty commercial insurance products. Redwoods, which does not bear risk itself, has the capacity to provide brokerage, underwriting and claims management services to insurance carriers, including the Insurance Subsidiaries and third-party carriers. In general, Redwoods' business can be divided into two categories--the premium produced for Preferred National, and the premium produced for the Insurance Subsidiaries and for third-party carriers.

     Redwoods, a start-up company, was purchased by Front Royal on January 1, 1998 for $50,000. Front Royal made the acquisition in anticipation of acquiring substantially all of the assets and business of UnaMark, a general agent affiliated with Preferred National. UnaMark has active relationships with approximately 600 independent agents who have access to Preferred National through UnaMark. Approximately 36.0% of all Preferred National's premiums in 1997 were produced by UnaMark. Following the Preferred National Acquisition, the UnaMark business will be conducted through a separate division of Redwoods to be named Redwoods Underwriters. Preferred National will compensate Redwoods Underwriters as a general agent on terms no less favorable than could be obtained from independent third parties.

     Front Royal intends for Redwoods to produce business for carriers unrelated to Front Royal as well as for the Insurance Subsidiaries and Preferred National. In this way, Redwoods can generate fee income for Front Royal while serving to provide the Company with more information regarding insurance distribution channels.

     During 1998, and prior to the Preferred National Acquisition, Redwoods has initiated two programs in which it produces and underwrites insurance for third-party carriers unrelated to Front Royal. Redwoods is compensated on a fee-for-service and/or commission basis for producing this business. In one of these two programs, one of the Insurance Subsidiaries will also reinsure a portion of the premium written by Redwoods for the third-party carrier. Redwoods plans to create additional relationships with third-party carriers interested in serving as issuing carriers for Redwoods' programs. The Insurance Subsidiaries may bear a portion of the risk on certain of these programs.

     In those instances where an Insurance Subsidiary bears risk, the Company could earn both fee income and risk bearing income from Redwoods' programs. In addition, by creating opportunities for Front Royal to participate in taking a limited amount of risk on new programs, Redwoods can serve as a vehicle for the Company's insurance product development.

     Redwoods began to earn income and fees in the second quarter of 1998.

REINSURANCE

     General. The Company's policy is for management of each Insurance Subsidiary to purchase reinsurance for that subsidiary, subject to review by Front Royal.

     The Company purchases reinsurance through contracts called 'treaties' to reduce its exposure to liability on individual risks, and to protect against catastrophic losses. Reinsurance involves an insurance company transferring or 'ceding' a portion of its exposure on a risk to another insurer (the 'reinsurer'). The reinsurer assumes this exposure in return for a portion of the premium. The ceding of liability to a reinsurer does not legally discharge the primary insurer from its liability for the full amount of the policies on which it obtains reinsurance. The primary insurer will be required to pay the entire loss if the reinsurer fails to meet its obligations under the reinsurance agreement.

     In formulating its reinsurance programs, the Company is selective in its choice of reinsurers and considers numerous factors, the most important of which are the financial stability of the reinsurer, its history of responding to claims and its overall reputation. In an effort to minimize its exposure to the insolvency of its reinsurers, the Company evaluates the acceptability and reviews the financial condition of each reinsurer annually.

     The Company's seven largest recoverables from its reinsurers at December 31, 1997 are as follows:

                                                                                                    A.M. BEST
                                                                                  AMOUNT             RATING
                                                                              (IN THOUSANDS)
General Reinsurance Corporation........................................           $7,339                 A++
Reliance Insurance Company.............................................            2,857                 A-
North Star Reinsurance Corporation.....................................            1,625                NR-3(1)
Chartwell Reinsurance Co...............................................            1,442                 A
Kemper Reinsurance Company.............................................            1,361                 A
American Reinsurance Co................................................            1,173                 A
Federal Insurance Company..............................................            1,166                 A++

------------------
(1) Denotes a reinsurer that is part of the A++ rated General Reinsurance group.

     Colony. Colony maintains the following excess of loss reinsurance contracts:

          Casualty and Property:

             Excess of loss casualty and property. This treaty provides Colony with $750,000 in coverage for each occurrence above Colony's retention of $250,000 per occurrence. This coverage is purchased primarily to reinsure Colony's contract and brokerage business.

             Property catastrophe reinsurance. This treaty provides Colony with 95.0% of $3.5 million in coverage resulting from any one catastrophe above an attachment level of the greater of $600,000 or 15.0% of the subject earned premium.

          Clash Protection:

             Clash coverage for casualty business. This treaty provides Colony with $2.0 million in excess of a $1.0 million attachment point. Clash protection coverage is generally purchased to provide coverage for multiple claims arising from a single occurrence.

             Colony also maintains the following quota-share reinsurance treaties, to reinsure its specialty, environmental and umbrella liability books:

             Specialty and environmental business. This treaty provides 80.0% quota-share reinsurance for the first $1.0 million in such coverage written by Colony.

             Umbrella and excess general liability. This treaty provides quota-share reinsurance for 95.0% of the first $1.0 million and 100.0% of any excess limits of between $1.0 million and $5.0 million written by Colony.

        Colony also purchases individual risk facultative reinsurance from time to time.

     Rockwood. Rockwood maintains the following excess of loss reinsurance contracts:

          Workers' Compensation Related Reinsurance Contracts:

             Workers' compensation for underground mining operations. This treaty provides Rockwood with $24.6 million per occurrence in coverage above Rockwood's $400,000 retention level subject to a maximum recovery of $1.0 million per person.

             Workers' compensation excluding underground mining operations. This treaty provides Rockwood with $29.6 million in coverage above the Company's $400,000 retention level subject to a maximum recovery of $1.0 million per person. All workers' compensation for mining risks other than underground mines are covered under this arrangement.

             Workers' compensation per person coverage. This treaty provides Rockwood with per person coverage of $5.0 million for workers' compensation claims in excess of a $1.0 million attachment level. Rockwood purchases this layer of reinsurance principally to protect the Company in the event that a covered workers' compensation claim for any individual exceeds $1.0 million.

          Other Casualty Coverage:

             Automobile liability and general liability and first party auto medical. This treaty provides Rockwood with $600,000 in coverage per occurrence above a $400,000 retention level maintained by the Company. Rockwood purchases this coverage principally to provide protection against first party medical claims and third party liability claims on or in its commercial automobile book. This treaty also applies to Rockwood's general liability writings.

             Clash protection for automobile and general liability workers' compensation, employers' liability, and Pennsylvania first party benefits. This treaty provides Rockwood with $3.0 million in coverage above a $1.0 million attachment point.

          Property Coverage:

             Fire and inland marine. This treaty provides Rockwood with $900,000 in coverage per risk in excess of a $100,000 retention level. Rockwood writes some property coverages as part of 'package policies' and also covers equipment used in some of the mining operations insured by Rockwood.

             Fire and inland marine and physical damage excluding collision per event catastrophe coverage. This treaty provides Rockwood with $4.5 million in excess of a $500,000 attachment point per catastrophe. This treaty provides an additional layer of protection for Rockwood's property and inland marine business.

             Automobile physical damage. This treaty provides Rockwood with $950,000 in coverage above Rockwood's $50,000 retention level. Rockwood purchases this coverage to protect against physical damage claims on its commercial automobile business.

             Rockwood also maintains quota share treaties to reinsure its umbrella liability insurance business and its surety business.

          Umbrella Liability:

             When Rockwood writes the underlying coverage, this treaty provides 90.0% reinsurance for the first $1.0 million in umbrella liability underwritten by Rockwood and 100.0% reinsurance for amounts between $1.0 million and $5.0 million. If Rockwood has not written the underlying coverage, Rockwood retains 20.0% of the first $1.0 million in coverage.

        Surety:

             Rockwood maintains a 50.0% quota-share treaty for its surety business.

     Preferred National.

          Surety Bond Quota Share Reinsurance:

             In May 1994, Preferred National entered into a surety bond quota share reinsurance agreement with Winterthur Reinsurance Corporation of America under which Preferred National retains all bonds less than $100,000. For bonds $100,000 or greater but not more than $3.0 million, Preferred National retains the pro rata share as defined below and cedes the remainder to the reinsurer as follows:

                                                               COMPANY      REINSURER'S
                        BOND AMOUNT                           RETENTION    PARTICIPATION
$        0 -- $  99,999....................................     100.0%           0.0%
$  100,000 -- $ 199,999....................................      90.0%          10.0%
$  200,000 -- $ 299,999....................................      75.0%          25.0%
$  300,000 -- $ 399,999....................................      65.0%          35.0%
$  400,000 -- $ 499,999....................................      55.0%          45.0%
$  500,000 -- $1,000,000...................................      40.0%          60.0%
$1,000,001 -- $1,500,000...................................      35.0%          65.0%
$1,500,001 -- $3,000,000...................................      30.0%          70.0%

             Preferred National receives a ceding commission with a contingent commission representing a portion of the net profit, if any, generated on this business.

          Commercial Liability Excess of Loss:

             Preferred National entered into a commercial liability excess of loss reinsurance agreement effective January 1, 1996 with General Reinsurance Corporation. This treaty covers commercial multi-peril, medical malpractice, and other liability business written by Preferred National. The policy provides for two levels of coverage as follows:
        Limit of $250,000 per occurrence in excess of $250,000 per occurrence (First Excess); and limit of $500,000 per occurrence in excess of $500,000 per occurrence (Second Excess). Preferred National receives a contingent commission on the first excess layer.

          Property Per Risk Excess of Loss:

             Effective May 1, 1996, Preferred National entered into a property per risk excess of loss agreement with General Reinsurance Corporation which provides for two layers of coverage. The first layer has limits of $500,000 per risk in excess of $500,000 per risk subject to an occurrence limitation of $1,500,000. The second layer has limits of $1,000,000 per risk in excess of $1,000,000 per risk subject to an occurrence limitation of $2,000,000.

          Property Catastrophe Excess of Loss:

             Effective May 1, 1996, Preferred National entered into two property catastrophe excess of loss agreements with third-party reinsurers. The first agreement has limits of 95.0% of $5,000,000 ultimate net loss, each loss event in excess of $5,000,000. The second agreement has limits of 95.0% of $10,000,000 ultimate net loss, each loss event in excess of $10,000,000.

             Effective May 1, 1997, Preferred National entered into a third property catastrophe excess of loss agreement. This agreement has limits of 95.0% of $10,000,000 ultimate net loss, each loss event in excess of $20,000,000.

          Facultative Reinsurance:

             Preferred National cedes property and liability business to various reinsurers on a facultative basis.

INVESTMENTS

     Investment income is the primary source of earnings for the Company. The Company collects premiums and holds a portion of these funds in reserves until claims are paid. While the Company holds the reserves, it invests these funds. In the years that the Company makes an underwriting profit, it is able to retain all investment income. Underwriting losses require the Company to dedicate a portion of its investment income to cover insurance claims and expenses associated with writing insurance.

     The Company's investments are restricted as a matter of regulatory law. The Company's policy is to invest primarily in high quality debt instruments. Investment policy is set by the Investment Committee of the Board of Directors. The Company employs independent professional managers to invest in accordance with the policies established by the Board of Directors.

     Investment income, net of expenses, for 1996 and 1997 totaled $5.9 million and $18.0 million, respectively. The totals for 1996 do not include any investment income from Rockwood, which was acquired by Front Royal on December 31, 1996. Investment income for the three-month period ended March 31, 1998, was $4.3 million. As of March 31, 1998, the Company held cash and investments of $279.5 million. See Note 2 of Notes to the Consolidated Financial Statements included elsewhere in this Prospectus for a detail of those investments by type and expected maturity.

     The following table sets forth the classifications of the Company's investments at March 31, 1998:

                                                                                        MARCH 31, 1998
                                                                            --------------------------------------
                                                                              FAIR      CARRYING      PERCENT OF
                                                                             VALUE       VALUE      CARRYING VALUE
                                                                                    (DOLLARS IN THOUSANDS)
Fixed maturities:
  Available-for-sale:
     U.S. Treasury securities and obligations of U.S. government
       agencies..........................................................   $ 54,538    $ 54,538          19.5%
     Mortgage-backed securities..........................................     44,130      44,130          15.8
     Corporate securities................................................     27,459      27,459           9.8
     Other securities....................................................      2,037       2,037           0.7
                                                                            --------    --------       -------
     Total available-for-sale............................................    128,164     128,164          45.8
                                                                            --------    --------       -------
  Held-to-maturity:
     Mortgage-backed securities..........................................     41,044      40,714          14.6
     State and municipal securities......................................     26,166      25,126           9.0
     U.S. Treasury securities and obligations of U.S. government
       agencies..........................................................     11,911      11,745           4.2
     Corporate securities................................................     15,892      15,568           5.6
                                                                            --------    --------       -------
       Total held-to-maturity............................................     95,013      93,153          33.4
                                                                            --------    --------       -------
       Total fixed securities............................................    223,177     221,317          79.2
                                                                            --------    --------       -------
Equity investments:
     Closed-end bond funds...............................................     12,413      12,413           4.4
     Common stocks.......................................................      5,616       5,616           2.0
     Preferred stocks....................................................        746         746           0.3
                                                                            --------    --------       -------
     Total equity investments............................................     18,775      18,775           6.7
                                                                            --------    --------       -------
Short-term investments...................................................     37,853      37,853          13.5
                                                                            --------    --------       -------
     Total investments...................................................    279,805     277,945          99.4
Cash.....................................................................      1,568       1,568           0.6
                                                                            --------    --------       -------
     Total cash and investments..........................................   $281,373    $279,513         100.0%
                                                                            --------    --------       -------
                                                                            --------    --------       -------

     As of March 31, 1998, the Company's investment portfolio of $277.9 million contained $84.8 million (30.5%) of mortgage-backed securities. All of these securities are rated Class I by the NAIC and are primarily issued by government and government-related agencies, are publicly traded and have market values obtained from an external pricing service. Changes in estimated cash flows due to changes in prepayment assumptions from the original purchase assumptions are revised based on current interest rates and the economic environment.

     Mortgage-backed securities ('MBSs'), including collateralized mortgage obligations, are subject to prepayment risks that vary with, among other things, interest rates. During periods of declining interest rates, MBSs generally prepay faster as the underlying mortgages are prepaid and refinanced by the borrowers in order to take advantage of the lower rates. As a result, during periods of falling interest rates, proceeds from such prepayments generally must be reinvested at lower prevailing yields. In addition, MBSs that have an amortized cost that is greater than par (i.e., purchased at a premium) may incur a reduction in yield or a loss as a result of such prepayments. Conversely, during periods of rising interest rates, the rate of prepayments generally slows. MBSs that have an amortized value that is less than par (i.e., purchased at a discount) may incur a decrease in yield as a result of a slower rate of prepayments. In order to mitigate these risks in part, approximately 48.2% of the MBSs held by the Company at March 31, 1998 were either a category of MBSs known as planned amortization class bonds or agency pass-through certificates with 15-year or shorter final maturities, the average life of which is less sensitive to fluctuations in interest rates. The remainder of the MBSs held by the Company are primarily agency pass-through certificates with 30-year final maturities.

     At March 31, 1998 and December 31, 1997, the Company's fixed maturity securities portfolio was composed approximately 98.6% and approximately 98.7%, respectively, of bonds which were rated NAIC Class I. The Company, through its subsidiaries, owned one bond rated less than NAIC Class II at such dates.

     The following table sets forth the composition of the Company's portfolio of fixed maturity securities by rating as of March 31, 1998:

                                                                             MARCH 31, 1998
                                                                         ----------------------
                                                                         CARRYING    PERCENTAGE
                                                                          VALUE       OF TOTAL
                                                                         (DOLLARS IN THOUSANDS)
Ratings:
  NAIC-SVO Class I (1)................................................   $218,256        98.6%
  NAIC-SVO Class II (2)...............................................      2,564         1.2
  NAIC-SVO Class III or lower.........................................        497         0.2
                                                                         --------    ----------
     Total............................................................   $221,317       100.0%
                                                                         --------    ----------
                                                                         --------    ----------

------------------

(1) Equates to Standard & Poor's rating of AAA, AA or A.

(2) Equates to Standard & Poor's rating of BBB.

     The following table sets forth the classifications of Preferred National's investment portfolio as of March 31, 1998:

                                                                                          MARCH 31, 1998
                                                                               -------------------------------------
                                                                                                        PERCENT OF
                                                                                FAIR      CARRYING    TOTAL CARRYING
                                                                                VALUE      VALUE          VALUE
                                                                                      (DOLLARS IN THOUSANDS)
Fixed maturities:
  Available-for-sale:
     U.S. Treasury securities and obligations of U.S. government agencies...   $20,398    $ 20,398          31.9%
     Mortgage-backed securities.............................................    11,284      11,284          17.6
     Corporate securities...................................................    26,197      26,197          40.9
                                                                               -------    --------        ------
     Total fixed securities.................................................    57,879      57,879          90.4
                                                                               -------    --------        ------
Short-term investments......................................................     3,215       3,215           5.0
                                                                               -------    --------        ------
     Total investments......................................................    61,094      61,094          95.4
Cash........................................................................     2,919       2,919           4.6
                                                                               -------    --------        ------
     Total cash and investments.............................................   $64,013    $ 64,013         100.0%
                                                                               -------    --------        ------
                                                                               -------    --------        ------

     As of March 31, 1998, Preferred National's investment portfolio of $61.1 million contained $11.3 million (18.5%) of mortgage-backed securities. All of these securities are rated Class I by the NAIC and are primarily issued by government and government-related agencies, are publicly traded and have market values obtained from an external pricing service.

COMPETITION

     The Company competes in the property and casualty insurance business with numerous domestic and international insurers. Many of the Company's existing or potential competitors are larger, have considerably greater financial and other resources, have more licenses, have more experience in the insurance industry and offer a broader line of insurance products than the Company. The Company may compete with new entrants in the future. Competition is based on many factors, including the perceived market strength of the insurer, pricing and other terms and conditions, services provided, the speed of claims payment, the reputation and experience of the insurer and ratings assigned by independent rating organizations. Although the Company's business strategy is to achieve an underwriting profit by identifying niche markets and specialty coverages which it believes have limited competition, it nevertheless encounters competition from carriers engaged in insuring risks in broader lines of business which encompass the Company's niche and specialty markets. Competition is expected to increase as the Company expands its operations. Larger carriers may have lower expense ratios allowing them to price their products more competitively than the Company. Ultimately, this competition could affect the Company's ability to attract business at rates likely to generate underwriting profits, which could have a material adverse effect on the Company.

     Colony writes virtually all of its business as an approved non-admitted carrier, and has nine admitted licenses. Preferred National also writes a material portion of its business in states other than Florida and Illinois, as an approved non-admitted carrier. Increasingly, there is regulatory and market pressure to write business that has historically been written on a non-admitted basis on an admitted basis. The principal difference between writing on an admitted basis and a non-admitted basis is that as a non-admitted carrier, a company is subject to less regulation regarding the wording of its insurance policies and the prices it charges for insurance. When writing on a non-admitted basis, Colony and Preferred National are generally exempt from assessments made to support the guaranty funds maintained by certain state regulatory authorities. These assessments can be substantial. Over time, the Company expects that more of its traditional business will be written on an admitted basis, and the Company has a strategy to increase the number of states in which it is admitted. However, if the market moves more rapidly than anticipated toward admitted carriers to the detriment of approved non-admitted carriers, Colony's and Preferred National's business may be adversely affected.

     The competitive environment for Colony and Preferred National has also been affected as many reinsurers have elected to bypass primary companies such as Colony and Preferred National and make arrangements to work directly with wholesale agents. As a result, Colony and Preferred National sometimes compete with reinsurers and reinsurance intermediaries for business from wholesale agents. Management regards this trend as a competitive threat to carriers such as Colony and Preferred National. The Company responds in part by structuring incentive compensation arrangements with its agents. However, if this trend continues it could have a material adverse effect on the Company.

     Rockwood, which writes on an admitted basis, also has very few admitted licenses and often competes with carriers that are part of groups which own several admitted carriers that have broad licensure. This allows those competitors more rate flexibility than Rockwood currently enjoys because these competitors can have various members of their group file different rates for workers compensation insurance and then channel business to the member of its group which has the appropriate rate filed for the business being underwritten. In many cases, Rockwood has only one rate filed and is unable to react as flexibly as its competitors. This can cause Rockwood to lose desirable business to competitors. In addition, Rockwood's rating from A.M. Best is lower than the A.M. Best rating of many of its competitors.

RATINGS

     A.M. Best has assigned an 'A-' (Excellent) rating to Colony and a 'B++' (Very Good) rating to each of Rockwood and Preferred National. A.M. Best's ratings are based upon an evaluation of a company's: (i) financial strength (leverage/capitalization, capital structure/holding company, quality and appropriateness of reinsurance program, adequacy of loss/policy reserves, quality and diversification of assets, and liquidity); (ii) operating performance (profitability, revenue composition, and management experience and objectives); and (iii) market profile (market risk, competitive market position, spread of risk, and event risk). An 'A-' rating is assigned to companies which have on balance, in A.M. Best's opinion, excellent financial strength, operating performance and market profile when compared to the standards established by A.M. Best, and have a strong ability to meet their ongoing obligations to policyholders. A 'B++' rating is assigned to companies which have on balance, in A.M. Best's opinion, very good financial strength, operating performance and market profile when compared to the standards established by A.M. Best, and have a good ability to meet their ongoing obligations to policyholders. 'A-' and 'B++' are A.M. Best's fourth and fifth highest rating classifications, respectively, out of 15 ratings.

REGULATION

     General. As a general rule, an insurance company must be licensed to transact insurance business in each jurisdiction in which it operates, and almost all significant operations of a licensed insurer are subject to regulatory scrutiny. Licensed insurance companies are generally known as 'admitted' insurers. Most states provide a limited exemption from licensing for insurers issuing insurance coverages that generally are not available from admitted insurers. These coverages are referred to as 'excess and surplus lines' insurance and these insurers are generally known as excess and surplus lines or 'non-admitted' insurers.

     The Company is subject to regulation under the insurance statutes and regulations, including insurance holding company statutes, of the various states in which it does business. These statutes are generally designed to protect the interests of insurance policyholders, as opposed to the interests of shareholders, and they relate to most aspects of an insurance company's business, and include such matters as the standards of solvency which must be met and maintained; underwriting standards; the licensing of insurers and their agents; the nature and limitations of investments; deposits of securities for the benefit of policyholders; approval of policy forms and premium rates (with respect to admitted lines); periodic examination of the affairs of insurance companies; annual and other reports required to be filed on the financial condition of insurers or for other purposes; establishment and maintenance of reserves for unearned premiums and losses; transactions with affiliates; dividends; changes in control; and requirements regarding numerous other matters. All insurance companies must file annual statements with certain state regulatory agencies and are subject to regular and special financial examinations by those agencies. The last regulatory financial examination of:
(i) Rockwood was completed by the Pennsylvania Insurance Department in 1996, covering the two-year period ended December 31, 1994; (ii) Colony Insurance was completed by the Virginia Bureau of Insurance in 1996, covering the three-year period ended December 31, 1994; and (iii) FRIC was completed by the Ohio Department of Insurance in 1996, covering the three-year period ended December 31, 1994. No material deficiencies were noted in any of these financial examinations. Insurance regulatory authorities have broad administrative powers to regulate trade practices and in that connection to restrict or rescind licenses to transact business and to levy fines and monetary penalties against insurers and insurance agents found to be in violation of applicable laws and regulations.

     The Insurance Subsidiaries are licensed as admitted insurers in a total of 10 states and the District of Columbia and as approved non-admitted insurers in 43 states and two jurisdictions. Preferred National is licensed as an admitted insurer in two states and an approved non-admitted broker in 36 states. All insurance is written through licensed agents and brokers. In states in which the Company operates on a non-admitted basis, general agents and their retail insurance brokers generally are required to certify that a certain number of licensed admitted insurers had been offered and declined to write a particular risk prior to placing that risk with the Company.

     Insurance Holding Company Laws. Pennsylvania, Ohio, Virginia and Florida have laws governing insurers and insurance holding companies. The statutes generally require insurers and insurance holding companies to register and file reports concerning their capital structure, ownership, financial condition and general business operations. Under the statutes, a person must generally obtain approval to acquire, directly or indirectly, 10.0% (5.0% in Florida) or more of the outstanding voting securities of an insurance holding company such as Front Royal. The insurance department's determination of whether to approve any such acquisition is based on a variety of factors, including an evaluation of the acquirer's financial condition, the competence of its management and whether competition would be reduced. All transactions within a holding company's group affecting an insurer must be fair and reasonable, and the insurer's policyholders' surplus following any such transaction must be both reasonable in relation to its outstanding liabilities and adequate for its needs. Notice to applicable regulators is required prior to the consummation of certain transactions affecting Subsidiaries of the holding company group. See 'Risk Factors--Anti-Takeover Considerations, Including Possibility of Future Issuance of Preferred Stock.'

     Dividend Restrictions. As an insurance holding company, Front Royal depends primarily on dividends and other permitted payments from its subsidiaries to provide cash for the payment of operating expenses, debt service on the Term Loan, taxes and other payments. The payment of dividends to Front Royal by its subsidiaries is subject to state regulations, primarily the insurance laws of Pennsylvania, Ohio, Virginia and Florida. Generally these laws provide that, unless prior approval is obtained, shareholder dividends of a property and casualty insurance company in any consecutive 12 month period shall not exceed the greater of (the lesser of in Virginia) 100.0% of its statutory net income (excluding net realized capital gains in Virginia) of the prior year or 10.0% of its statutory policyholders' surplus as of the preceding December
31. The maximum annual dividends payable by the Insurance Subsidiaries without prior approval in 1998 is approximately $9.8 million. Colony paid no dividends and Rockwood paid approximately $4.9 million of dividends to Front Royal in 1997. Insurance regulators have broad powers to prevent reduction of statutory surplus to inadequate levels, and there is no assurance that dividends of the maximum amounts calculated under any applicable formula would be permitted.

     Insurance Guaranty Funds. To ensure the protection of the insurance consumer, as well as the general public, states have created insurance guaranty funds (also known as security funds). These funds exist to pay claims of insolvent insurance companies and are maintained by assessments levied against admitted insurance companies operating in a particular state in proportion to business written in the state.

     The primary guaranty fund affecting Rockwood is the Pennsylvania Workers' Compensation Security Fund which represented 59.2% of Rockwood's 1997 guaranty fund charges incurred. By statute, the maximum annual assessment that can be levied by this fund is 1.0% of each company's direct workers' compensation business. Colony, as an E&S carrier, is excluded from guaranty fund assessments.

     As a writer of admitted coverages, Preferred National is subject to assessments from the Guaranty Fund in Florida, the amounts of which can be substantial. An approved non-admitted carrier in New Jersey, Preferred National is subject to assessments from a similar fund in New Jersey.

ADDITIONAL LEGISLATION OR REGULATIONS

     General. New regulations and legislation are proposed from time to time to limit damage awards, to bring the industry under regulation by the federal government, to control premiums, policy terminations and other policy terms and to impose new taxes and assessments. Difficulties with insurance availability and affordability have increased legislative activity at both the federal and state levels. Some state legislatures and regulatory agencies have enacted measures, particularly in personal lines, to limit mid-term cancellations by insurers and require advance notice of renewal intentions.

     In addition to state-imposed insurance laws and regulations, the Subsidiaries are subject to the general SAP and reporting formats established by the NAIC. The NAIC also promulgates model insurance laws and regulations relating to the financial and operational regulation of insurance companies. These model laws and regulations generally are not directly applicable to an insurance company unless and until they are adopted by applicable state legislatures or departments of insurance. However, the NAIC model laws and regulations have become increasingly important in recent years, due primarily to the NAIC's state regulatory accreditation program. Under this program, states which have adopted certain required model laws and regulations and meet various staffing and other requirements are 'accredited' by the NAIC. There is a certain degree of pressure on individual states to become accredited by the NAIC. Because the adoption of certain model laws and regulations is a prerequisite to accreditation, the NAIC's initiatives have taken on a greater level of practical importance in recent years.

     All states have adopted the NAIC's financial reporting form, which is typically referred to as the NAIC 'annual statement', and most states generally defer to the NAIC with respect to SAP. In this regard, the NAIC has a substantial degree of practical influence and is able to accomplish certain quasi-legislative initiatives through amendments to the NAIC annual statement and applicable accounting practices and procedures. For instance, in recent years, the NAIC has required all insurance companies to have an annual statutory financial audit and an annual actuarial certification as to loss and LAE reserves by including such requirements within the annual statement instructions.

     Risk-Based Capital Requirements. The NAIC has promulgated risk-based capital ('RBC') requirements for property/casualty insurance companies to evaluate the adequacy of statutory capital and surplus in relation to investment and insurance risks, such as asset quality, asset and liability duration matching, loss reserve adequacy and other business factors. The RBC information is used by state insurance regulators as an early warning tool to identify, for the purpose of initiating regulatory action, insurance companies that potentially are inadequately capitalized. In addition, the formula defines new minimum capital standards that will supplement the current system of fixed minimum capital and surplus requirements on a state-by-state basis. Regulatory compliance is determined by a ratio (the 'Ratio') of the enterprise's regulatory total adjusted capital, as defined by the NAIC, to its authorized control level RBC, as defined by the NAIC. Generally, a Ratio in excess of 200.0% of authorized control level RBC (the 'company action level') requires no corrective actions by insurance companies or regulators. As of December 31, 1997, the Ratio for each of the Subsidiaries was significantly in excess of this company action level.

     Recent Pennsylvania Regulation. In 1993, Pennsylvania enacted Act 44 which significantly changed many aspects of the Pennsylvania Workers' Compensation Act. The most significant effect of Act 44 was that it introduced a system of medical reimbursement based on the Medicare system. Under Act 44, payments for medical services are generally to be made at no more than 113.0% of the applicable Medicare reimbursement rate (subject to annual cost-of-living adjustments) and prescription drugs at no more than 110.0% of the average wholesale price of the product. Additionally, among other things, Act 44 adopted a 'loss cost' approach for rate making, whereby rates for worker's compensation insurance in Pennsylvania are set by the Pennsylvania Compensation Rating Bureau based on the experience of insurance companies generally. Companies apply these rates modified by their own cost factors, judgment and the three-year loss experience of their accounts to develop the premium charged.

     In June 1996, Pennsylvania enacted Act 57 which further reformed the Pennsylvania workers' compensation system. This act, among other things: (i) allows insurance companies to offset benefits payable to insureds by social security, severance pay and employer-funded retirement programs; (ii) revised calculation of the average weekly wage to an average based on the highest three of the last four quarters; (iii) implemented a new medical impairment rating system based on American Medical Association Guidelines; and (iv) clarified job availability requirements.

EMPLOYEES

     As of June 15, 1998, the Company had approximately 190 employees, four of whom are employed by Front Royal, 80 of whom are employed by Colony, 105 of whom are employed by Rockwood and one of whom is employed by Redwoods. The Chairman of the Board of Directors of the Company and certain directors devote a portion of their time to the management of Front Royal, without additional compensation, except that two directors have entered into consulting agreements with the Company pursuant to which they receive $40,000 and $24,000, respectively, per year for their management advice. See 'Management--Compensation Agreements.' The Company is not a party to any collective bargaining agreements and believes that its employee relations are good.

FACILITIES

     The Company's executive offices are located in approximately 3,000 square feet of office space in Morrisville, North Carolina, which the Company subleases (along with certain administrative services) for approximately $9,000 per month. Such sublease permits the Company to terminate the lease upon 90-day written notice.

     The Company's insurance operations are located in Richmond, Virginia and Rockwood, Pennsylvania. Colony operates out of the Richmond office which occupies approximately 29,000 square feet of which approximately 5,000 square feet is subleased to an unrelated third party. The lease for this space expires in 2001 and is renewable for a period of up to eight years with rental rates contingent upon those of the original lease term. The net annual rent under this lease is approximately $313,000.

     The Rockwood office contains approximately 35,000 square feet. The Company has the option to purchase the property (which includes this 35,000-square-foot facility) at any time during its 15-year lease agreement that expires in December 2011, for a scheduled price which equals all of the remaining fixed payments discounted at 8.5%, including a required payment of $2.5 million at the end of the lease term. If the Company fails to exercise such option, the lessor may require the Company to purchase the property for $2.5 million at the conclusion of the lease. For a description of the lease terms and certain other agreements with an affiliate of the landlord, see 'Certain Transactions.'

     The Company believes that its facilities are adequate for its current needs.

LEGAL PROCEEDINGS

     The Company is subject to routine legal proceedings in the normal course of operating its insurance business. The Company is not involved in any legal proceedings which reasonably could be expected to have a material adverse effect on the Company's business, results of operations or financial condition.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following tables set forth certain information about the current directors and executive officers of the Company. All directors of the Company serve one-year terms. Unless otherwise set forth below, all positions are with Front Royal.

NAME                                               AGE   POSITION

Richard W. Wright...............................   64    Chairman of the Board
J. Adam Abram...................................   42    President, Chief Executive Officer and Director
Gregg T. Davis..................................   40    Chief Financial Officer and Chief Operating
                                                           Officer
John K. Latham..................................   51    President and Chief Executive Officer, Colony
                                                           Insurance and Colony Management Services
John P. Yediny..................................   49    President and Chief Executive Officer, Rockwood
Kevin A. Trapani................................   42    President and Chief Executive Officer, Redwoods
Philip S. Kift..................................   49    Vice President Claims and General Counsel,
                                                           Rockwood
Dale H. Pilkington..............................   42    Senior Vice President, Underwriting, Colony
                                                           Insurance and Front Royal Insurance Company
                                                           and Colony Management Services
Edward J. Desch.................................   57    Vice President and Chief Financial Officer,
                                                           Colony Insurance and Colony Management
                                                           Services
Matthew Bronfman................................   38    Director
Alan N. Colner..................................   43    Director
Joel L. Fleishman...............................   64    Director
Robert V. Hatcher, Jr...........................   68    Director
Charles M. Lederman.............................   42    Director
Ira M. Lubert...................................   48    Director
Wilson Wilde....................................   70    Director
Lewis P. Wilkinson..............................   49    Director
James L. Zech...................................   40    Director

     Richard W. Wright has served as Chairman of the Board of the Company since its inception. From 1993 to 1996, Mr. Wright served as a consultant for Jefferson Pilot Corp. on strategic planning and operational matters related to acquisitions. From 1993 to 1995, Mr. Wright served as special consultant to the Insurance Commissioner of Kentucky regarding the Kentucky Central Life Insurance Company. From 1986 to July 1991, Mr. Wright served as Chief Executive Officer of People's Security Life Insurance Company. Mr. Wright founded the Wright Group, a consulting firm in 1986 and has served as its President since inception.

     J. Adam Abram, one of the founders of Front Royal, has served as its President, Chief Executive Officer and a director since its inception. From 1990 to April 1997, Mr. Abram served as Chairman of Front Royal Environmental Services, Inc., a former Front Royal subsidiary, and its predecessor company. Mr. Abram has been Chairman of the Boards of Directors of Colony, FRIC, Rockwood, Redwoods and Colony Management since their respective acquisitions.

     Gregg T. Davis has served as Chief Operating Officer and Chief Financial Officer of Front Royal since 1994. From 1988 to 1994, Mr. Davis was Vice President-Finance, Treasurer and Chief Financial Officer of Hunter Environmental Services, Inc. Mr. Davis is a certified public accountant who previously spent six years at Ernst & Young LLP. He has been a member of the Boards of Directors of Colony, FRIC, Rockwood, Redwoods and Colony Management since their acquisition.

     John K. Latham has served as the President and Chief Executive Officer of Colony Insurance and Colony Management (formerly the Waite Hill Insurance Group) since 1991. Mr. Latham has served as a director of Rockwood since the Rockwood Acquisition. He has also served as a member of the Board of Directors of the National Association of Professional Surplus Line Offices, LTD. ('NAPSLO') for four years and is presently Treasurer of this association of surplus lines, agents and companies. From 1989 to 1991, Mr. Latham served as Executive Vice President and Chief Operating Officer of Markel Services, Inc., a wholesale brokerage operation owned by Markel Corporation. Mr. Latham also served as a Vice President of General Reinsurance Corporation for 14 years.

     John P. Yediny has served as President and Chief Executive Officer of Rockwood since December 1996, has served as a director of Colony Insurance since 1996, and has served as a director of FRIC since 1996. Mr. Yediny previously served as Senior Executive Vice President and Chief Operating Officer of Rockwood from June 1994 to December 1996 and as President and Chief Operating Officer of Rockwood and its predecessor companies from 1984 to 1994 and has been in charge of all underwriting functions from 1988 to the present. Mr. Yediny has worked at Rockwood, or its predecessors, since 1970.

     Kevin A. Trapani has served as President and Chief Executive Officer of Redwoods, which he founded in May 1997. He has also served as a director of Redwoods, Colony Insurance, FRIC and Rockwood since January 1998. From 1996 to 1997, Mr. Trapani served as President of the Guilford Specialty Group, Inc. and Executive Vice President of the Burlington Insurance Group, Inc. From 1993 to 1996, he served as Senior Vice President and Chief Underwriting Officer of the Coregis Insurance Group. Mr. Trapani served as Vice President of the Commercial Division of Great American Insurance Company from 1987 to 1993. From 1985 to 1987, Mr. Trapani served as Director of Sales & Marketing of Medigroup, Inc.

     Philip S. Kift, Esq. has served as Vice President--Claims and General Counsel of Rockwood since September 1990 and as its Assistant Secretary since January 1997. Mr. Kift has worked at Rockwood, and its predecessors, since June 1978.

     Dale H. Pilkington has served as Senior Vice President of Underwriting of Colony Insurance, FRIC and Colony Management Services since 1995. From June 1985 to March 1993, Mr. Pilkington was a partner in Pilkington Brothers Insurance Services, a specialty retail insurance operation in the state of Florida. He was previously a specialty and excess underwriter with Crump Companies and with General Reinsurance Corporation.

     Edward J. Desch has served as the Vice President and Chief Financial Officer of Colony Insurance, FRIC and Colony Management, since December 1994 and has served as Vice President of Front Royal Environmental Insurance Management, Inc. since December 1996. From May 1992 to December 1994, he served as Vice President and Controller of the Waite Hill Insurance Group, which included Colony, Hamilton and Cardinal Insurance Companies. He previously served as a public accountant and Executive Vice President and General Manager of Virginia Farm Bureau Insurance Companies.

     Matthew Bronfman has served as a director of Front Royal since June 1994. Mr. Bronfman founded Perfumes Isabell, Inc. in 1996 and has served as its Chief Executive Officer since its inception. From 1981 to 1983, Mr. Bronfman served as an analyst at Goldman Sachs & Co. and from 1985 to 1987 served as a development executive at Cadillac-Fairview Corp. Ltd. From 1991 to 1994, Mr. Bronfman served as Chairman and Chief Executive Officer of Sterling Cellular Company. From 1987 through 1993, Mr. Bronfman directed an investment group which acquired five companies and developed extensive real estate holdings.

     Alan N. Colner has served as a director of Front Royal since December 1996. Since August 1996, he has served as Managing Director, Private Equity Investments at Moore Capital Management, Inc. ('Moore'). Before joining Moore, he was a Managing Director of Corporate Advisors, L.P. and general partner of Corporate Partners, a private equity fund affiliated with Lazard Freres & Co., LLC. Mr. Colner was a director of LaSalle Re

Limited from October 1993 to May 1996. Before joining Corporate Partners in 1988, he was an investment banker at Shearson Lehman Brothers and Lehman Brothers Kuhn Loeb.

     Joel L. Fleishman has served as a director of Front Royal since July 1996. Since 1993 Mr. Fleishman has served as President of Atlantic Philanthropic Services Company. He was the founding Director of the Terry Sanford Institute for Public Policy at Duke University in 1971. Mr. Fleishman has been a tenured professor at Duke University Law School since 1975.

     Robert V. Hatcher, Jr. has served as a director of Front Royal since 1992. Mr. Hatcher has also served on the Board of Directors of Media General, Inc. since 1991 and has served on the Board of Directors of EXEL Limited and Pro-Active Therapy, Inc. since June 1993. Since 1968, Mr. Hatcher worked at Johnson & Higgins of Virginia, Inc., and he served as its Chairman of the Board and Chief Executive Officer from 1982 to 1992.

     Charles M. Lederman has served as a director of Front Royal since December 1996. Mr. Lederman has served as President and Chief Executive Officer of Fort Washington Holdings, Inc. since December 1996; President and Chief Executive Officer of Premier Auto Insurance Company since December 1996; President and Chief Executive Officer of PIC Insurance Group, Inc. ('PIC') since June 1996 until January1, 1998; and has owned Insurance Financial Services, Inc., an insurance management and actuarial consulting firm, since July 1984. From July 1994 to December 1996, he served as President and Chief Executive Officer of Rockwood and from August 1992 to June 1996, he served as Secretary and Chief Financial Officer of PIC.

     Ira M. Lubert has served as a director of Front Royal since 1993. Mr. Lubert has served as Managing Director of TL Ventures since 1990 and as Managing Director of Radnor Venture Partners since 1988. He has served as a director of The Score Board since 1996, RMS Technologies since 1995 and Alphatronix, Inc. since 1988.

     Wilson Wilde has served as a director of Front Royal since 1995 and currently is Chairman Emeritus of The Hartford Steam Boiler Inspection and Insurance Company ('HSB'). From May 1994 to April 21, 1998, Mr. Wilde served as Chairman of the Executive Committee of HSB. From September 1993 to May 1994, he served as Chairman and Chief Executive Officer of HSB and from 1971 to September 1993, he served as President and Chief Executive Officer of HSB. From 1972 to October 1995, he served as a director of Shawmut National Corporation (now Fleet Financial Group, Inc.) and, prior to such time, from 1984 to February 1997 as a director of Phoenix Home Life Mutual Company and from July 1986 to the present as a director of PXRE Corporation. From April 1997 to the present, he has served as a member of the Phoenix Home Life Directors' Advisory Counsel.

     Lewis P. Wilkinson has served as a director of Front Royal since 1992. Mr. Wilkinson also founded and served as President of Strategic Venture Services, Inc., a venture capital advisory firm, since 1993. From 1987 to 1995, Mr. Wilkinson served as a director of HazWaste Industries, Inc., a provider of environmental engineering, remediation and laboratory services. From 1987 to 1993, Mr. Wilkinson served as a general partner in Atlantic Venture Management Co., L. P., an affiliate of Wheat First Securities.

     James L. Zech has served as a director of Front Royal since December 1996. Mr. Zech founded High Ridge Capital, LLC, in August 1995 and has served as its President since that time. From July 1992 to August 1995, he served as a Managing Director in the Corporate Finance Division of S. G. Warburg & Co., Inc. Mr. Zech was a member of the insurance group of DLJ from 1988 to 1992.

BOARD COMMITTEES

     The standing committees of the Board of Directors are the Acquisition Committee, the Audit Committee, the Investment Committee and the Compensation Committee.

     The Acquisition Committee is responsible for reviewing all potential acquisition targets and the related strategic issues. It is comprised of Messrs. Abram, Lederman, Lubert, Wright and Zech.

     The Audit Committee is responsible for appointing the external auditors, reviewing the results of audits, planning for such audits and reviewing internal reports and internal controls. The members of this committee are Messrs. Wright, Colner, Fleishman and Wilkinson.

     The Investment Committee is responsible for investment policy and selection of outside investment managers. The members of this committee are Messrs. Wright, Abram, Bronfman and Colner.

     The Compensation Committee is responsible for overall compensation of the Company's employees, particularly for its officers, and for administration of the Company's Stock Option Plans (as hereinafter defined). This committee is comprised of Messrs. Wright, Hatcher, Lubert, Wilde and Zech.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following summary compensation table sets forth the aggregate compensation earned by the Company's Chief Executive Officer and the Company's six most highly compensated executive officers other than the Chief Executive Officer (including the President of Colony Insurance and the President of Rockwood) (collectively, the 'Named Executive Officers') during the fiscal year ended December 31, 1997:

                                                                                          LONG-TERM
                                                                                         COMPENSATION
                                                                                            AWARDS
                                                                                         ------------
                                                            ANNUAL COMPENSATION(1)        SECURITIES     ALL OTHER
                                                        ------------------------------    UNDERLYING    COMPENSATION
NAME AND PRINCIPAL POSITION                             YEAR   SALARY($)   BONUS($)(2)   OPTIONS/SARS      ($)(3)
J. Adam Abram
  President and Chief Executive Officer, Front
  Royal...............................................  1997   $ 275,000    $ 209,239        84,500        $4,750
Gregg T. Davis
  Chief Financial Officer, Front Royal................  1997   $ 168,000    $ 127,826        25,000        $4,750
John K. Latham
  President, Colony...................................  1997   $ 208,000    $  80,000        40,000        $4,750
John Yediny
  President, Rockwood.................................  1997   $ 161,888    $  77,457        40,000            --
Philip S. Kift
  Vice President, Claims, Rockwood....................  1997   $  96,708    $  27,166        12,500            --
Dale H. Pilkington
  Senior Vice President, Underwriting, Colony.........  1997   $ 101,667    $  20,000        14,000        $3,000
Edward J. Desch
  Vice President, Chief Financial Officer, Colony.....  1997   $ 106,250    $  24,000(4)     12,500        $3,757

------------------
(1) Excludes certain perquisites and other amounts which for any Named Executive Officer did not exceed the lesser of either $50,000 or 10.0% of the total amount of salary and annual bonus reported for such Named Executive Officer.
(2) Bonuses were earned in 1997, but paid in 1998.
(3) Represents the Company's matching 401(k) contributions.
(4) Of such amount, $3,000 represents one time bonus earned and awarded in 1997.

     Option/SAR Grants in Last Fiscal Year. The following table sets forth certain information with respect to stock option grants to the Named Executive Officers during the year ended December 31, 1997:

                                                                                                    POTENTIAL REALIZABLE
                                                       INDIVIDUAL GRANTS(1)(2)                             VALUE
                                     -----------------------------------------------------------     AT ASSUMED ANNUAL
                                                   % OF TOTAL                                              RATES
                                     NUMBER OF      OPTIONS                                            OF STOCK PRICE
                                     SECURITIES    GRANTED TO                                         APPRECIATION FOR
                                     UNDERLYING    EMPLOYEES       EXERCISE                            OPTION TERM(3)
                                       OPTION      IN FISCAL      PRICE PER                         --------------------
    NAME                              GRANTED         YEAR       SHARE ($/SH)    EXPIRATION DATE      5.0%       10.0%
J. Adam Abram.....................     84,500         16.7%         $ 5.00           12/31/07       $265,708    $673,356
Gregg T. Davis....................     25,000          4.9%         $ 5.00           12/31/07       $ 78,612    $199,218
John K. Latham....................     40,000          7.9%         $ 5.00           12/31/07       $125,779    $318,748
John Yediny.......................     40,000          7.9%         $ 5.00           12/31/07       $125,779    $318,748
Philip S. Kift....................     12,500          2.5%         $ 5.00           12/31/07       $ 39,306    $ 99,609
Dale H. Pilkington................     14,000          2.8%         $ 5.00           12/31/07       $ 44,023    $111,562
Edward J. Desch...................     12,500          2.5%         $ 5.00           12/31/07       $ 39,306    $ 99,609

------------------
(1) All options were granted with an exercise price equal to or above the fair market value of the Common Stock at the date of grant as determined by the Company's Board of Directors.
(2) All options granted in 1997 vest and become exercisable in equal annual installments on each December 31 of the years 1998, 1999, 2000 and 2001.
(3) In accordance with the rules of the Commission, the amounts shown on this table reflect hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5.0% and 10.0%, compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock and the date on which the options are exercised.

     Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values. The following table sets forth certain information with respect to the value of unexercised options held by the Named Executive Officers at December 31, 1997. None of the Named Executive Officers exercised any options during the year ended December 31, 1997.

                                                                  NUMBER OF SECURITIES
                                                                 UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                                 OPTIONS AT DECEMBER 31,          IN-THE-MONEY OPTIONS
                                                                        1997                     AT DECEMBER 31, 1997(1)
                                                              ----------------------------    ----------------------------
    NAME                                                      EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
J. Adam Abram..............................................     105,000          84,500        $ 407,500       $  84,500
Gregg T. Davis.............................................      38,750          36,250        $ 130,000       $  47,500
John K. Latham.............................................      10,000          70,000        $  20,000       $ 100,000
John Yediny................................................          --          40,000               --       $  40,000
Philip S. Kift.............................................          --          12,500               --       $  12,500
Dale H. Pilkington.........................................       2,500          21,500        $   5,000       $  29,000
Edward J. Desch............................................       2,500          20,000        $   5,000       $  27,500

------------------
(1) Based upon a fair market value of the Common Stock so determined by the Company's management on December 31, 1997.

COMPENSATION AGREEMENTS

     Front Royal has entered into an Employment Agreement dated December 31, 1997 (the 'Abram Agreement'), with J. Adam Abram, pursuant to which Mr. Abram serves as President and Chief Executive Officer of Front Royal. The term of the Abram Agreement commenced on December 31, 1997 and is for a period of three years from such date, subject to automatic annual renewal unless earlier terminated by either party. The

Abram Agreement provides for an annual base salary of $275,000, which base salary may be increased at the discretion of the Company's Board of Directors, and provides that Mr. Abram may also receive cash bonuses and other compensation at the discretion of the Board of Directors.

     Front Royal has entered into an Employment Agreement dated December 31, 1997 (the 'Davis Agreement'), with Gregg T. Davis, pursuant to which Mr. Davis serves as Chief Financial Officer and Chief Operating Officer of Front Royal. The term of the Davis Agreement commenced on December 31, 1997 and is for a period of three years from such date, subject to automatic annual renewal unless earlier terminated by either party. The Davis Agreement provides for an annual base salary of $176,000, which base salary may be increased at the discretion of the Company's Board of Directors, and provides that Mr. Davis may also receive cash bonuses and other compensation at the discretion of the Board of Directors.

     Colony Management has entered into an Employment Agreement dated December 31, 1997 (the 'Latham Agreement'), with John K. Latham, pursuant to which Mr. Latham serves as President of Colony Management. The term of the Latham Agreement commenced on December 31, 1997 and is for a period of three years from such date, subject to automatic annual renewal unless earlier terminated by either party. The Latham Agreement provides for an annual base salary of $208,000, which base salary may be increased at the discretion of the Company's Board of Directors, and provides that Mr. Latham may also receive cash bonuses and other compensation at the discretion of the Board of Directors.

     Rockwood has entered into an Employment Agreement dated December 31, 1996 (the 'Yediny Agreement'), with John P. Yediny, pursuant to which Mr. Yediny serves as President and Chief Executive Officer of Rockwood. The term of the Yediny Agreement commenced on December 31, 1996 and is for a period of three years from such date, subject to automatic annual renewal unless earlier terminated by either party. The Yediny Agreement initially provided for an annual base salary of $150,000, which amount is currently $195,000. Such base salary may be increased at the discretion of the Company's Board of Directors, and provides that Mr. Yediny may also receive cash bonuses and other compensation at the discretion of the Board of Directors.

     Redwoods has entered into an Employment Agreement dated December 31, 1997 (the 'Trapani Agreement'), with Kevin A. Trapani, pursuant to which Mr. Trapani serves as President of Redwoods. The term of the Trapani Agreement commenced January 5, 1998 and is for a period of one year from such date, subject to automatic renewal unless earlier terminated by either party. The Trapani Agreement provides for an annual base salary of $200,000, which base salary may be increased at the discretion of the Company's Board of Directors, and provides that Mr. Trapani may also receive cash bonuses and other compensation at the discretion of the Board of Directors.

     The Abram Agreement, the Davis Agreement, the Latham Agreement, the Yediny Agreement and the Trapani Agreement are collectively referred to herein as the 'Employment Agreements'. The Employment Agreements allow for termination of the respective employee at any time with or without cause. Under the Employment Agreements, if the respective employee is unable to perform his duties on account of illness or other incapacity and such Employment Agreement is terminated, or if such employee is terminated without cause then, except for Mr. Yediny, such employee, or his legal representative, shall receive from the employer an amount equal to 18 months, which amount may be extended up to an additional 18 months (if the employee complies with certain non-compete provisions) of additional base salary from the date of such termination, and shall continue to receive employee and fringe benefits throughout the 12 months following such date. In such circumstance Mr. Yediny receives 24 months of additional base salary and fringe benefits following termination. Pursuant to the Employment Agreements, if the respective employee dies, is terminated with cause, other than because the employee or the employer has not met certain specified performance targets, or voluntarily terminates the Employment Agreement, the employer shall have no further obligation to such employee. The Employment Agreements also provide for medical insurance and other fringe benefits generally available to other senior executive officers of each respective employer and contain confidentiality and current and post-termination non-competition provisions.

     The Company has also entered into consulting agreements with each of Richard W. Wright, the Company's Chairman of the Board, and Lewis P. Wilkinson, a director of the Company. The consulting agreement with Mr. Wright requires Mr. Wright to provide his services to the Company for 40 hours each month for an annual fee of $40,000. The consulting agreement with Mr. Wilkinson requires Mr. Wilkinson to provide his services to the Company for one day per week for a monthly fee of $2,000. Such agreements can be terminated on 90 days written notice by either party.

STOCK OPTION PLANS

     In May 1992, the Board of Directors adopted, and the shareholders approved, the 1992 Stock Option Plan (the '1992 Plan'). The 1992 Plan allows for the grant of incentive stock options ('ISOs') (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the 'Code')) and non-qualified stock options ('NQSOs') to executive officers or key employees of, or consultants to, the Company or any 'subsidiary' or 'parent' corporation as defined in the Code. The purpose of the 1992 Plan was to assist the Company in recruiting and retaining key employees and consultants. The total number of shares of Common Stock with respect to which options will be granted under the 1992 Plan is 250,000, subject to certain adjustments. Pursuant to the 1992 Plan, ISOs may not be exercisable for terms in excess of 10 years from the date of grant; however, NQSOs are not subject to such restriction. In addition, no options or SARs may be granted under the 1992 Plan after May 2002. The exercise price of ISOs granted under the 1992 Plan may not be less than the fair market value per share on the date of grant, as determined by the Compensation Committee of the Board of Directors; provided, however, that if an optionee owns more than 10.0% of the Common Stock at the time the individual is granted an ISO, the option price per share cannot be less than 110.0% of the fair market value per share and the term of the option cannot exceed five years. All options available for grant under the 1992 Plan have been granted.

     In November 1996, the Board of Directors adopted, and in December 1996 the shareholders approved, the 1996 Incentive Plan (the '1996 Plan' and together with the 1992 Plan, the 'Stock Option Plans'). The 1996 Plan allows for the grant of ISOs, NQSOs, SARs (which must be associated with specific ISOs or NSQOs and must be granted at the same time as such option), reload options (which may only be awarded concurrently with an ISO or NSQO), share purchase awards and restricted share awards (collectively 1996 Plan Awards) to directors and employees of, and consultants and advisors to, the Company. The purpose of the 1996 Plan is to attract, retain and motivate exemplary key employees, consultants and directors. As initially adjusted the total number of shares of Common Stock with respect to which 1996 Plan Awards may be granted under the 1996 Plan is 500,000, subject to certain adjustments. Pursuant to the 1996 Plan, 1996 Plan Awards may not be exercisable for terms in excess of 10 years from the date of grant. In addition, no 1996 Plan Awards may be granted under the 1996 Plan after November 7, 2006. The exercise price of ISOs and reload options granted under the 1996 Plan may not be less than the fair market value per share on the date of grant, as determined by the Compensation Committee; provided, however, that if an optionee owns more than 10.0% of the Common Stock at the time the individual is granted any option, the option price per share cannot be less than 110.0% of the fair market value per share and the term of the option cannot exceed five years.

     The shares of Common Stock subject to and available under the 1992 Plan and the 1996 Plan may consist, in whole or in part, of authorized but unissued Common Stock or treasury stock not reserved for any other purpose. Any shares of Common Stock subject to an option that terminates, expires or lapses for any reason, and any shares purchased pursuant to an option and subsequently repurchased by the Company pursuant to the terms of the option, shall again be available for grant under such plans. Each of the 1992 Plan and the 1996 Plan is administered by the Compensation Committee of the Board of Directors which is composed solely of two or more 'Non-Employee Directors' within the meaning of paragraph (b)(3) of Rule 16b-3 promulgated under the Exchange Act, which determines, in its discretion, among other things, the recipients of grants, the type of option or award granted, and the number of shares of Common Stock to be subject to such options or awards. Pursuant to the Stock Option Plans, any shares of Common Stock subject to an option that terminates, expires or lapses for any reason, and any shares purchased pursuant to an option and subsequently repurchased by the Company pursuant to the terms of the option, shall again be available for grant under such plans.

     As of June 12, 1998, the Company had granted options under the 1992 Plan exercisable into 250,000 shares of Common Stock to three individuals. The exercise prices of such options range from $2.00 to $5.00 per share and such options are exercisable through 2007 and expire at various times from 2002 to 2007. As of June 12, 1998, the Company had granted options under the 1996 Plan exercisable into 500,000 shares of Common Stock to 47 individuals. The exercise prices of 1996 Plan Awards range from $4.00 to $5.00 per share and such options are exercisable through 2007 and expire at various times from 2003 to 2007.

     On            , 1998, the Board of Directors adopted an amendment to the
1996 Plan to increase the shares of Common Stock with respect to which 1996 Plan
Awards may be granted from 500,000 to         . Such amendment will take effect
upon approval by the shareholders.

DIRECTOR COMPENSATION

     Directors who are not employees or officers of the Company or associated with the Company receive $1,000 for each Board of Directors meeting attended. In addition all directors are reimbursed for certain expenses in connection with attendance at Board of Directors and committee meetings. Other than with respect to reimbursement of expenses, directors who are employees or officers of the Company or who are associated with the Company do not receive additional compensation for service as a director.

     Directors also receive non-qualified options pursuant to the Stock Option Plans. See '--Stock Option Plans.'

LIMITATIONS ON LIABILITY AND INDEMNIFICATION

     Front Royal's Amended and Restated Articles of Incorporation, as in effect upon the consummation of the Offering, will eliminate, to the fullest extent permitted by the Business Corporation Act, the personal liability of each director to the Company or its shareholders for monetary damages for breach of duty as a director. These provisions in the Amended and Restated Articles of Incorporation will not change a director's duty of care, but will eliminate the individual's monetary liability for certain violations of that duty, including violations based on grossly negligent business decisions that may include decisions relating to attempts to change control of the Company. The provision will not affect the availability of equitable remedies for a breach of the duty of care, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty; in certain circumstances, however, equitable remedies may not be available as a practical matter. Under the Business Corporation Act, the limitation of liability provision is ineffective against liabilities for: (i) acts or omissions that the director knew or believed at the time of the breach to be clearly in conflict with the best interests of the Company; (ii) unlawful distributions described in Business Corporation Act Section 55-8-33; (iii) any transaction from which the director derived an improper personal benefit; or
(iv) acts or omissions occurring prior to the date the provision became effective. The provision also in no way affects a director's liability under the federal securities laws.

     Also, to the fullest extent permitted by the Business Corporation Act, the Company's Bylaws provide, in addition to the indemnification of directors and officers otherwise provided by the Business Corporation Act, for indemnification of the Company's current or former directors, officers, and employees against any and all liability and litigation expense, including reasonable attorneys' fees, arising out of their status or activities as directors, officers and employees, except for liability or litigation expense incurred on account of activities that were at the time known or believed by such director, officer or employee to be clearly in conflict with the best interests of the Company.

     The Company maintains director and officer liability insurance with respect to liabilities arising out of certain matters, including matters arising under the Securities Act.

     At present, there is no pending litigation or proceeding involving any director or officer, employee or agent of the company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth certain information regarding beneficial ownership of the Common Stock of: (i) each of the Company's directors; (ii) the Named Executive Officers; (iii) the Company's executive officers and directors as a group; and (iv) all persons known by the Company to be the beneficial owner of more than 5.0% of the outstanding Common Stock of the Company immediately prior to the Offering, giving pro forma effect to the Recapitalization, and immediately after the Offering, giving pro forma effect to the Recapitalization and the sale of Common Stock offered hereby. See 'Management.'

     The table also sets forth the number of shares of Common Stock being offered by the Selling Stockholders and the number and percentage of outstanding shares to be owned by each person and group after adjustment for completion of the Offering. The Selling Shareholders' shares of Common Stock are being offered and sold pursuant to this Prospectus by the Selling Shareholders. The Company has agreed to register the public offering of such shares of Common Stock under the Securities Act and to pay all expenses in connection therewith, and such shares of Common Stock have been included in the Registration Statement of which this Prospectus forms a part. See 'Underwriting.' Except as set forth below, none of the Selling Shareholders nor their affiliates has ever held any position or office with the Company and, except as noted below, none of the Selling Shareholders or their affiliates has had any other material relationship with the Company. The Company will not receive any of the proceeds from the sale of their shares of Common Stock.

                                                                                                    AMOUNT AND
                                                            BENEFICIAL                               NATURE OF
                                                            OWNERSHIP           SHARES OF      BENEFICIAL OWNERSHIP
                                                             PRIOR TO          COMMON STOCK          AFTER THE
                                                        THE OFFERING(1)(2)       OFFERED         OFFERING(1)(2)(3)
                                                       --------------------   -------------    ---------------------
                                                        SHARES      PERCENT                      SHARES      PERCENT

J. Adam Abram (4) ..................................     700,677       7.0%
  Front Royal, Inc.
  2200 Gateway Boulevard, Suite 205
  Morrisville, NC 27560

Gregg T. Davis (5) .................................      59,591      *
  Front Royal, Inc.
  2200 Gateway Boulevard, Suite 205
  Morrisville, NC 27560

John K. Latham (6) .................................      38,620      *
  Colony Management Services, Inc.
  9201 Forest Hill Avenue, Suite 200
  Richmond, VA 23235

Philip S. Kift (7) .................................       1,800      *
  Rockwood Casualty Insurance Company
  654 Main Street
  Rockwood, PA 15557

Dale H. Pilkington (8) .............................       3,949      *
  Colony Management Services, Inc.
  9201 Forest Hill Avenue, Suite 200
  Richmond, VA 23235

Edward J. Desch (9) ................................       2,500      *
  Colony Management Services, Inc.
  9201 Forest Hill Avenue, Suite 200
  Richmond, VA 23235

                                                                                                    AMOUNT AND
                                                            BENEFICIAL                               NATURE OF
                                                            OWNERSHIP           SHARES OF      BENEFICIAL OWNERSHIP
                                                             PRIOR TO          COMMON STOCK          AFTER THE
                                                        THE OFFERING(1)(2)       OFFERED         OFFERING(1)(2)(3)
                                                       --------------------   -------------    ---------------------
                                                        SHARES      PERCENT                      SHARES      PERCENT

John P. Yediny (10) ................................      15,000      *
  Rockwood Casualty Insurance Company
  654 Main Street
  Rockwood, PA 15557

Richard W. Wright (11) .............................     100,992       1.0%
  The Wright Group
  1500 Forest Avenue, Suite 114
  Richmond, VA 23229

Matthew Bronfman (12) ..............................     693,475       7.0%
  Perfumes Isabell, Inc.
  30 West 26th Street, 2nd Floor
  New York, NY 10010

Robert V. Hatcher, Jr. (13) ........................      22,764      *
  8401 Patterson Avenue, Suite 106
  Richmond, VA 23229

Ira M. Lubert (14) .................................          --      *
  IL Management, Inc.
  101 West Main Street
  Moorestown, NJ 08057

Lewis P. Wilkinson (15) ............................      59,831      *
  Lewis P. Wilkinson IRA
  509 St. Christopher Road
  Richmond, VA 23226

Wilson Wilde (16) ..................................      29,209      *
  The Hartford Steam Boiler Insurance
  & Inspection Company
  One State Street
  Hartford, CT 06102-3001

Joel L. Fleishman (17) .............................       6,250      *
  Duke University
  Box 90522
  Durham, NC 27708-0522

Charles M. Lederman (18) ...........................   2,783,333      22.0%
  FWH, Inc.
  502 West Office Center Drive
  Fort Washington, PA 19034

Alan N. Colner (19) ................................          --      *
  Moore Capital Management, Inc.
  1251 Avenue of the Americas, 53rd Floor
  New York, NY 10020

James L. Zech (20) .................................   1,272,500      12.9%
  High Ridge Capital LLC
  4 Stamford Plaza
  Stamford, CT 06912

                                                                                                    AMOUNT AND
                                                            BENEFICIAL                               NATURE OF
                                                            OWNERSHIP                          BENEFICIAL OWNERSHIP
                                                             PRIOR TO                                AFTER THE
                                                        THE OFFERING(1)(2)      SHARES OF        OFFERING(1)(2)(3)
                                                       --------------------    COMMON STOCK    ---------------------
                                                        SHARES      PERCENT      OFFERED         SHARES      PERCENT
                                                                               ------------

Atlantic Venture Partners ..........................     805,487       8.2%
  380 Knollwood Street, Suite 410
  Winston-Salem, NC 27103

Technology Leaders, L.P. (21) ......................   1,480,814      14.9%
  IL Management, Inc.
  101 West Main Street
  Moorestown, NJ 08057

FWH, Inc. ..........................................   2,250,000      18.1%
  502 West Office Center Drive
  Fort Washington, PA 19034

High Ridge Capital, Inc ............................   1,272,500      12.9%
  4 Stamford Plaza, 15th Floor
  108 Elm Street
  Stamford, CT 06912-0043

Moore Global Investments, Ltd./Remington Investment
  Strategies, L.P (22) .............................   1,237,500      12.5%
  1251 Avenue of the Americas, 53rd Floor
  New York, NY 10020

Stephen Weicholz (2)(23) ...........................   1,550,000      14.2%
  2100 University Drive, Suite 900
  Coral Springs, FL 33071

[Additional Selling Shareholders - to be provided]

All directors and executive officers ...............   5,790,491      45.1%
  as a group (4) through (20) and (24)

------------------

  * Less than 1.0%

 (1) All shares are beneficially owned and sole voting and investment power is held by the persons named, except as otherwise noted. See 'Description of Capital Stock.'

 (2) Percentage ownership amounts reflect the pro forma issuance of 500,000 shares of Common Stock and options to purchase 1,050,000 shares of Common Stock pursuant to the Preferred National Acquisition. See
     'Business--Preferred National.'

 (3) In each case reflects the sale of Common Stock included in the Offering. See 'Principal and Selling Shareholders.'

 (4) Includes 117,875 shares of Common Stock issuable upon exercise of warrants and options granted by Front Royal to Mr. Abram, 84,543 shares of Common Stock owned by Rosalind Abram, the wife of Mr. Abram, 130,016 shares of Common Stock owned by MBA Ventures, a partnership in which Mr. Abram is the only general partner, and 138,973 shares of Common Stock owned by Jane M. Abram Family Limited Partnership of which Mr. Abram is managing general partner, as to all of which Mr. Abram is the beneficial owner. Excludes 95,000 shares of Common Stock issuable upon exercise of options granted by Front Royal to Mr. Abram which are not exercisable within 60 days from the date of this Prospectus and 2,953 shares of Common Stock issuable upon exercise of warrants which are not exercisable until June 1, 2001.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)
 (5) Includes 38,750 shares of Common Stock issuable upon exercise of options granted by Front Royal to Mr. Davis. Excludes 36,250 shares of Common Stock issuable upon exercise of options granted by Front Royal to Mr. Davis which are not exercisable within 60 days from the date of this Prospectus and 1,082 shares of Common Stock issuable upon exercise of warrants which are not exercisable until June 1, 2001.

 (6) Includes 10,000 shares of Common Stock issuable upon exercise of options granted by Front Royal to Mr. Latham. Excludes 70,000 shares of Common Stock issuable upon exercise of options granted by Front Royal to Mr. Latham which are not exercisable within 60 days from the date of this Prospectus and 984 shares of Common Stock issuable upon exercise of warrants which are not exercisable until June 1, 2001.

 (7) Excludes 12,500 shares of Common Stock issuable upon exercise of options granted by Front Royal to Mr. Kift which are not exercisable within 60 days from the date of this Prospectus and 142 shares of Common Stock issuable upon exercise of warrants which are not exercisable until June 1, 2001.

 (8) Includes 2,500 shares of Common Stock issuable upon exercise of options granted by Front Royal to Mr. Pilkington. Excludes 21,500 shares of Common Stock issuable upon exercise of options granted by Front Royal to Mr. Pilkington which are not exercisable within 60 days from the date of this Prospectus and 40 shares of Common Stock issuable upon exercise of warrants which are not exercisable until June 1, 2001.

 (9) Includes 2,500 shares of Common Stock issuable upon exercise of options granted by Front Royal to Mr. Desch. Excludes 20,000 shares of Common Stock issuable upon exercise of options granted by Front Royal to Mr. Desch which are not exercisable within 60 days after the date of this Prospectus.

(10) Excludes 2,750 shares of Common Stock issuable upon exercise of options granted by Front Royal to Shari Yediny, the wife of Mr. Yediny (who is also an employee of the Company), which are not exercisable within 60 days from the date of the Prospectus, 40,000 shares of Common Stock issuable upon exercise of options granted by Front Royal to Mr. Yediny which are not exercisable within 60 days from the date of this Prospectus and 1,181 shares of Common Stock issuable upon exercise of warrants which are not exercisable until June 1, 2001.

(11) Includes 10,000 shares of Common Stock issuable upon exercise of options granted by Front Royal to Mr. Wright, 7,000 shares of Common Stock held in trust by Mr. Wright as trustee for his grandchildren and 5,959 shares of Common Stock held by Jean Wright, the wife of Mr.Wright, as to all of which Mr. Wright claims beneficial ownership. Excludes 20,000 shares of Common Stock issuable upon exercise of options granted by Front Royal to Mr. Wright which are not exercisable within 60 days of the date of this Prospectus.

(12) Includes 15,000 shares of Common Stock owned by Mr. Bronfman's children, and 533,016 shares of Common Stock owned by the Matthew Bronfman Pour-Off Trust, as to all of which Mr. Bronfman claims beneficial ownership. Excludes 10,000 shares of Common Stock issuable upon exercise of warrants which are not exercisable within 60 days of the date of this Prospectus, 219,395 shares of Common Stock owned by the Matthew Bronfman 1990 Long Term Trust and 29,711 shares of Common Stock issuable upon exercise of warrants granted by Front Royal to the Matthew Bronfman 1990 Long Term Trust, as to all of which Mr. Bronfman disclaims beneficial ownership.

(13) Excludes 10,000 shares of Common Stock issuable upon exercise of options granted by Front Royal to Mr. Hatcher which are not exercisable within 60 days from the date of this Prospectus and 197 shares of Common Stock issuable upon exercise of warrants which are not exercisable until June 1, 2001.

(14) Excludes 10,000 shares of Common Stock issued upon exercise of options granted by Front Royal to Mr. Lubert which are not exercisable within 60 days after the date of this Prospectus and 1,419,412 shares of Common Stock owned by Technology Leaders, L.P., of which Mr. Lubert is Managing Director, as to which he disclaims beneficial ownership.

(15) Includes 10,000 shares of Common Stock held in an IRA trust for the benefit of Mr. Wilkinson as to which Mr. Wilkinson claims beneficial ownership. Excludes 10,000 shares of Common Stock issuable upon exercise of options granted by Front Royal to Mr. Wilkinson which are not exercisable within 60 days from the date of this Prospectus, 2,150 shares of Common Stock owned by a trust for the benefit of

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

     Mr. Wilkinson's son, and 472 shares of Common Stock issuable upon exercise of warrants which are not exercisable until June 1, 2001.

(16) Excludes 10,000 shares of Common Stock issuable upon exercise of options granted by Front Royal to Mr. Wilde which are not exercisable within 60 days from the date of this Prospectus and 1,476 shares of Common Stock issuable upon exercise of warrants which are not exercisable until June 1, 2001.

(17) Excludes 10,000 shares of Common Stock issuable upon exercise of options granted by Front Royal to Mr. Fleishman which are not exercisable within 60 days from the date of this Prospectus and 492 shares of Common Stock issuable upon exercise of warrants which are not exercisable until June 1, 2001.

(18) Includes 200,000 shares of Common Stock issuable upon exercise of warrants from Front Royal to Mr. Lederman, 2,250,000 shares of Common Stock owned by FWH Inc. ('FWH'), of which Mr. Lederman is President and Chief Executive Officer, and 333,333 shares of Common Stock owned by Premier Auto Insurance Company, of which Mr. Lederman is President, as to all of which he claims beneficial ownership. Excludes 10,000 shares of Common Stock issuable upon exercise of options granted by Front Royal to Mr. Lederman which are not exercisable within 60 days after the date of this Prospectus.

(19) Mr. Colner is Managing Director, Private Equity Investments of the investment advisor to each of Moore Global Investments, Ltd. ('MGI') and Remington Investment Strategies, L.P. ('Remington'), and does not have voting or investment power with respect to the shares of Common Stock owned by MGI or Remington. Excludes 10,000 shares of Common Stock issuable upon exercise of options granted by Front Royal to Mr. Colner which are not exercisable within 60 days after the date of this Prospectus. Pursuant to an agreement between Mr. Colner and the investment advisor for each of MGI and Remington, all economic interest in options granted to Mr. Colner by the Company will accrue to the benefit of MGI and Remington.

(20) Includes 1,272,500 shares of Common Stock owned by High Ridge Capital, Inc., of which Mr. Zech is President, as to which he claims beneficial ownership. Excludes 10,000 shares of Common Stock issuable upon exercise of options granted by Front Royal to Mr. Zech which are not exercisable within 60 days after the date of this Prospectus.

(21) Includes 61,402 shares of Common Stock issuable upon exercise of warrants issued by Front Royal, 560,783 shares of Common Stock owned by Technology Leaders FR Corp. and 245,791 shares of Common Stock owned by Technology Leaders Offshore CV, as to all of which Technology Leaders, L.P. claims beneficial ownership.

(22) Moore Capital Management, Inc., a Connecticut corporation, is vested with investment discretion with respect to portfolio assets held for the account of MGI. Moore Capital Advisors, L.L.C., a New York limited liability company, is the sole general partner of Remington. Mr. Louis M. Bacon is the majority shareholder of Moore Capital Management, Inc. and is the majority equity holder of Moore Capital Advisors, L.L.C. As a result, Mr. Bacon, though he disclaims beneficial ownership of such shares, may be deemed to be the beneficial owner of the aggregate shares held by MGI and Remington.

(23) Includes 1,050,000 shares of Common Stock issuable upon exercise of warrants to be granted by Front Royal to Mr. Weicholz pursuant to the Preferred National Acquisition.

(24) The directors and officers group includes Messrs. Abram, Davis, Latham, Yediny, Desch, Pilkington, Kift, Wright, Bronfman, Fleishman, Hatcher, Lubert, Lederman, Colner, Zech, Wilkinson and Wilde.

                              CERTAIN TRANSACTIONS

     The Company has entered into employment agreements with certain of its executive officers and consulting agreements with certain of its directors. See 'Management--Compensation Agreements.' Additionally, the Company has granted options to certain of its officers and directors. All such grants were approved by the Company's Board of Directors and the Company believes that the exercise price of each such option represented the fair market value of the underlying Common Stock on the date of grant. See 'Management--Stock Option Plans' and 'Principal and Selling Shareholders.'

     In connection with the Rockwood Acquisition, Colony Insurance and Fort Washington Holdings, Inc. ('Fort Washington'), an entity affiliated with Charles
M. Lederman, who became a director of the Company in connection with the Rockwood Acquisition, entered into an Option Agreement pursuant to which Fort Washington was granted an option, exercisable prior to June 30, 1997, to purchase all of the outstanding capital stock of Hamilton, a wholly-owned subsidiary of Colony Insurance, for an aggregate purchase price of $4.5 million. In June 1997, Fort Washington exercised such option and the transaction was completed after receiving regulatory approval on December 31, 1997. Management believes that this transaction was on terms no less favorable to the Company than could be obtained from independent third parties.

     Pursuant to the Rockwood Acquisition, Premier, a company of which Mr. Lederman is a controlling shareholder, issued a $2.5 million secured promissory note in favor of the Company (which was repaid in full by July 1997) and FWH, the parent company of Premier, acquired the Series A Preferred Stock. Management believes that these transactions were on terms no less favorable to the Company than could be obtained from independent third parties.

     In connection with the Rockwood Acquisition, on December 31, 1996, the Company issued 31,750 Units (defined below) to 27 individuals and entities and on August 25, 1997 the Company issued an additional 733 Units to 11 individuals and entities in private placements. The purchase price for each 'Unit' was $400 and each Unit consisted of 100 shares of Class C Common Stock, 100 purchase price adjustment rights and one Warrant to purchase 7.874 shares of Class A Common Stock. Certain directors and executive officers purchased securities in this transaction upon the same terms as all other purchasers. Of such officers and directors who purchased securities in this transaction, only J. Adam Abram, Matthew Bronfman and Wilson Wilde, each a director, purchased in excess of $60,000 worth of such securities. See 'Principal and Selling Shareholders.' The Company loaned an aggregate of $200,000 to J. Adam Abram, Gregg T. Davis and John K. Latham, each of whom is an executive officer of the Company, which amounts were used by these individuals to purchase securities in this transaction. These notes have an interest rate of 6.5%, mature on December 31, 2001, are secured by the stock purchased with the proceeds and require mandatory prepayment of 25.0% of the net after-tax amount of any cash bonus paid to these officers. The balance of such notes as of June 12, 1998 was approximately $112,000.

     Rockwood (prior to its acquisition by the Company) paid Rockwood Asset Management, Inc. ('RAM'), an entity in which Mr. Lederman, a director of the Company, is a controlling shareholder, $841,000, $636,000 and $319,000 during 1996, 1995 and 1994, respectively, under agreements for: (i) the lease of Rockwood's main office facilities; (ii) the lease of certain computer equipment;
(iii) a software license; and (iv) an installment purchase of office equipment. In connection with the Rockwood Acquisition, the Company entered into a new lease with RAM (see 'Business--Facilities') and also entered into several agreements with former owners and affiliates of Rockwood, including certain non-solicitation and non-compete agreements, for periods of up to ten years. The agreements require aggregate payments of $565,000 per year through 2001 and $390,000 per year from 2002 through 2006. The net present value of such agreements is recorded as an intangible asset with a corresponding liability recorded in other liabilities.

     In early 1995, the Company issued 51,648 shares of Class A Common Stock at $2.50 per share in connection with the conversion of $129,122 of principal and accrued interest on outstanding subordinated debt to certain shareholders. Of such shares, approximately 25,000 were issued to J. Adam Abram. See 'Principal and Selling Shareholders.'

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     Upon consummation of the Offering and completion of the Recapitalization, the Company's authorized capital stock will consist of 30,000,000 shares of Common Stock, no par value per share, and 5,000,000 shares of Preferred Stock, no par value per share (the 'Preferred Stock'). The discussions of the Common Stock and Preferred Stock here and elsewhere in this Prospectus are qualified in their entirety by reference to: (i) the Amended and Restated Articles of Incorporation of Front Royal, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part; and (ii) the applicable North Carolina law. See 'The Recapitalization' and 'Capitalization.'

COMMON STOCK

     Holders of Common Stock will be entitled to one vote for each share held on all matters submitted to a vote of shareholders and will not have cumulative voting rights. Shareholders casting a plurality of votes of the shareholders entitled to vote in an election of directors will be able to elect all of the directors standing for election. Holders of Common Stock will be entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of Preferred Stock that may be issued at such future time or times. Upon the liquidation, dissolution or winding-up of the Company, the holders of Common Stock will be entitled to receive ratably the net assets of the Company after the payment of all debts and other liabilities and subject to the prior rights of Preferred Stock that may be outstanding at such time. Holders of Common Stock will have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock will be, and the shares of Common Stock offered by the Company in the Offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.

     As of June 12, 1998, giving pro forma effect to the Recapitalization, there were 11,959,259 shares of Common Stock outstanding held of record by approximately 80 shareholders. After giving effect to the issuance of the
shares of Common Stock offered by the Company hereby, there will be      shares
of Common Stock outstanding upon the closing of the Offering.

PREFERRED STOCK

     The Board of Directors will have the authority to issue the Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the shareholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the shareholders and may adversely affect the voting and other rights of the holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control of others. At present, the Company has no plans to issue any of the Preferred Stock.

WARRANTS

     Class A Warrants. As of the date of this Prospectus, the Company has outstanding Class A Common Stock Purchase Warrants ('Class A Warrants') to purchase 826,376 shares of Common Stock, subject to adjustment. Of the Class A
Warrants: (i) 22,500 were issued in May 1992, have an exercise price of $2.00 per share, and have no expiration date; (ii) 60,750 were issued in December 1994, have an exercise price of $2.50 per share, are currently exercisable and expire in December 1999; (iii) 210,418 were issued in September 1994 (the 'September 1994 Warrants'), have an exercise price of $0.01 per share, are currently exercisable and expire in September 1999; (iv) 132,708 were issued in December 1994 (the 'December 1994 Warrants'), have an exercise price of $0.01 per share, are currently exercisable and expire in September and December of 1999; and (v) 400,000 were issued in December 1996, have an exercise price of $2.50 per share, are currently exercisable and expire on the later of December 31, 2001 or two years after the Company's initial public offering. The September 1994 Warrants and the December 1994 Warrants are subject to periodic adjustments if not exercised by certain dates and contain certain registration rights with respect to the underlying shares of Common Stock.

     Class C Warrants. As of the date of this Prospectus, the Company has outstanding warrants (the 'Class C Warrants') to purchase an aggregate of 255,772 shares of Common Stock at an exercise price of $0.01 per share, subject to adjustment. Of the Class C Warrants: (i) warrants to purchase an aggregate of 250,000 shares of common stock were issued on December 31, 1996; and (ii) warrants to purchase an aggregate of 5,772 shares of Common Stock were issued on August 25, 1997. The Class C Warrants may be exercised by the holders thereof at the earliest to occur of (i) June 1, 2001; (ii) the sale by the Company of all or substantially all of its assets; (iii) the date on which, immediately prior to the date of such transaction as a result of one or a series of related transactions, the holders of the then issued and outstanding Common Stock beneficially own in the aggregate, less than 55.0% of the issued and outstanding voting securities of the Company (or the successor to the Company if such transaction was a merger or consolidation in which the Company was not the surviving entity), determined on a fully diluted basis; or (iv) the date on which the members who comprised the Board of Directors on December 31, 1996 cease for any reason to comprise at least a majority of the Board of Directors, provided, that, any person who becomes a director subsequent to such date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors comprising the Board of Directors on December 31, 1996 shall be, for all purposes of this definition, considered as though such person were a member of the Board of Directors on such date (each of (ii) to (iv) above, a 'Trigger Event'). The Class C Warrants expire on December 31, 2006.

     The Class C Warrants may be redeemed at the option of the Company, at a redemption price of $0.01 per Class C Warrant, at any time (i) after December 31, 2000, if the book value per share of the Company is greater than $7.25, subject to adjustment; or (ii) if at the end of each of the three immediately preceding fiscal quarters the book value per share of the Company is greater than $7.75, subject to adjustment. The Company shall have the right to redeem such number of the Class C Warrants as is equal to (i) in the case of a redemption following December 31, 2000, the number of Class C Warrants represented by each Warrant certificate multiplied by 2.0% times each $0.01 by which the book value per share of the Company exceeds $7.25, and (ii) in the case of any redemption prior to December 31, 2000, all the Class C Warrants. All of the computations above shall be adjusted to reflect any stock dividends and any stock splits or combinations or similar transactions taking place after the original issue date of the Class C Warrants through the end of the above referenced fiscal quarters or December 31, 2000.

     The Class C Warrants may also be redeemed at the option of the Company at a price equal to $0.01 per Class C Warrant if, at the end of the fiscal quarter immediately prior to the effective date of any Trigger Event the book value per share of the Company is greater than (i) $7.25 less the book value per share of the Company at December 31, 1996, divided by (ii) 16 and multiplied by (iii) the number of fiscal quarters from January 1, 1997 through such effective date, as adjusted.

     Preferred National Warrants. In connection with the Preferred National Acquisition, the Company will issue the Preferred National Warrants, which will have an exercise price of $10.00 and be exercisable for seven and one-half years from the closing of the Preferred National Acquisition. See 'Business--Preferred National.'

     All Warrants. The Class A Warrants, the Class C Warrants and the Preferred National Warrants may be exercised upon surrender of the certificates therefor on or prior to their expiration or any redemption date at the offices of the Company upon, among other things, the payment of the exercise price for the number of such warrants being exercised. Additionally, the Class A Warrants, Class C Warrants and the Preferred National Warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price in certain events, such as stock dividends, stock splits, mergers, the sale of substantially all of the Company's assets and for other extraordinary events and for sales of securities for a consideration less than the then current market price of the Common Stock. The Company is not required to issue fractional shares of Common Stock and, in lieu thereof, is required to make a cash payment based upon the current market value of such fractional shares. The holders of the Class A Warrants, Class C Warrants and Preferred National Warrants do not by virtue of their ownership thereof possess any rights as a shareholder of the Company unless and until their respective warrants are exercised.

REGISTRATION RIGHTS

     In connection with the Rockwood Acquisition, the Company entered into an Amended and Restated Registration Rights Agreement, dated as of December 31, 1996, as amended on August 25, 1997 (the 'Amended and Restated Registration Rights Agreement'), with certain of its then Class A Common Stock, Class B

Common Stock, Class C Common Stock, Class A Warrant and Class C Warrant holders (the 'Holders'). The Company also entered into a Shareholder and Registration Rights Agreement dated as of December 31, 1996 (the 'Preferred Registration Rights Agreement') with Fort Washington Holdings, Inc., PIC Insurance Group, Inc. Charles M. Lederman and Timothy I. McCarthy, Sr. (collectively, the 'Preferred Holders') pursuant to which the Preferred Holders were granted the same registration rights as the Holders under the Amended and Restated Registration Rights Agreement. Upon the closing of the Preferred National Acquisition the person and/or entities to whom shares of Common Stock and the Preferred National Warrants are issued will become parties to the Amended and Restated Registration Rights Agreement. The Amended and Restated Registration Rights Agreement and the Preferred Registration Rights Agreement are referred to herein as the 'Registration Rights Agreement.' The Holders and the Preferred Holders are referred to herein as the 'Registration Rights Holders.'

     Pursuant to the Registration Rights Agreement the Registration Rights Holders, with respect to substantially all of the Common Stock issuable or outstanding immediately prior to the Offering (the 'Registrable Securities'), have: (i) 'piggyback' registration rights to any registration by the Company of any of the Company's equity securities, other than offerings registered on Form S-4 or S-8; and (ii) 'demand' registration rights which are exercisable: (a) on four separate occasions upon the receipt by the Company of written notice from the Registration Rights Holders holding at least 15.0% of the Common Stock (such percentage based upon the number of shares outstanding at December 31, 1996 on a fully diluted basis), that such holders desire to offer or cause to be offered for public sale at least 10.0% of the shares of Common Stock (such percentage based upon the number of shares outstanding at December 31, 1996 on a fully diluted basis), and the fulfillment of certain other conditions; and (b) once every 12-months for a period of 10 years, commencing on the date on which the Company becomes eligible to use Form S-3, but only if such registration can be effected on Form S-3, upon written request by the holders of at least 15.0% of the securities held by the Registration Rights Holders (such percentage based upon the number of shares outstanding at December 31, 1996 on a fully diluted basis) and upon the good faith estimation by the Board of Directors that the market value of the securities requested to be registered exceeds $500,000.

     Shares of Common Stock that are Registrable Securities shall cease to be Registrable Securities (i) upon the consummation of any sale of such shares pursuant to an effective registration statement under the Securities Act or Rule 144 under the Securities Act or (ii) at such time as such Registrable Securities become eligible for sale under Rule 144(k) under the Securities Act.

     Immediately following the Offering, without giving effect to the Reverse Split, the Registration Rights Holders will have the foregoing registration rights with respect to 11,959,259 shares of Common Stock and with respect to an additional 1,082,148 shares of Common Stock issuable upon exercise of the Class A Warrants and the Class C Warrants described above. See 'Shares Eligible for Future Sale.'

STATUTORY PROVISIONS

     The Business Corporation Act contains a 'Shareholder Protection Act' which, with certain exceptions discussed below, requires approval of certain business combinations between a North Carolina corporation and any beneficial holder of more than 20.0% of the voting shares of the corporation by the holders of at least 95.0% of the voting shares of the corporation. Business combinations subject to this approval requirement include any merger or consolidation of the corporation with or into any other corporation, the sale or lease of all or any substantial part of the corporation's assets to, or any payment, sale or lease to the corporation or any subsidiary thereof in exchange for securities of the corporation of any assets (except assets having an aggregate fair market value of less than $5.0 million) of any other entity. The principal exception to the special voting requirement applies to business combinations that satisfy various complex statutory provisions, including provisions relating to the fairness of the price and the constituency of the Board of Directors. In addition, the special voting requirement shall not be applicable to any corporation if, for example: (i) the corporation was not a public corporation at the time such other entity acquired in excess of 10.0% of the voting shares; (ii) the corporation adopted an amendment to its bylaws within 90 days of becoming a public company or incorporated a provision in its original articles of incorporation providing that the provisions shall not apply to it in accordance with the statute; or
(iii) the business combination in question was the subject of an existing agreement of the corporation on April 23, 1987. The Company has not 'opted out' of the Shareholder Protection Act.

     Certain North Carolina public corporations are also subject to 'The North Carolina Control Share Acquisition Act.' This law provides that shares acquired in a transaction that would cause the acquiring person's voting strength to meet or exceed any of three thresholds (20.0%, 33.3% or a majority) of voting power, depending on the circumstances of the transaction, have no voting rights unless granted by a majority vote of all the outstanding shares of the corporation (not including Interested Shares) entitled to vote for the election of directors. 'Interested Shares' means the shares of a corporation beneficially owned by (i) any person who has acquired or proposes to acquire control shares in a control share acquisition; (ii) any officer of the corporation; or (iii) any employee of the covered corporation who is also a director of the corporation. This provision empowers an acquiring person to require the North Carolina corporation to hold a special meeting of shareholders to consider the matter within 50 days and, if so requested, no sooner than 30 days of its request. The Company has not 'opted out' of The North Carolina Control Share Acquisition Act.

     These provisions were designed to deter certain takeovers of North Carolina corporations.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is First Union.

                        SHARES ELIGIBLE FOR FUTURE SALE

     The sale of a substantial number of shares of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. In addition, any such sale or perception could make it more difficult for the Company to sell equity securities or equity related securities in the future at a time and price that the Company deems appropriate.
Upon consummation of the Offering, the Company will have a total of      shares
of Common Stock outstanding, of which the      shares of Common Stock sold in
the Offering and an additional      shares currently outstanding will be
eligible for immediate sale in the public market without restriction, unless they are held by 'affiliates' of the Company within the meaning of Rule 144
under the Securities Act, and of which      shares will be 'restricted'
securities within the meaning of Rule 144 under the Securities Act. Additionally, the Company has granted options to certain directors and officers
of the Company to purchase an aggregate of      shares of Common Stock and there
are currently warrants exercisable into      shares of Common Stock. Certain
officers, directors and major shareholders, who hold an aggregate of      shares
of Common Stock and such options and warrants to purchase      shares of Common
Stock, have agreed that they will not without the prior written consent of DLJ directly or indirectly offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any shares of Common Stock or any other equity security of the Company, or any securities convertible into or exercisable or exchangeable for, or warrants, options or rights to purchase or acquire, Common Stock or any other equity security of the Company, or enter into any agreement to do any of the foregoing, for a period of 180 days
from the date of this Prospectus. As a result of the foregoing,      shares of
Common Stock will become eligible for resale on           , subject to such
additional restrictions to the extent applicable and subject to Rule 144. See 'Principal and Selling Shareholders,' 'Description of Capital Stock' and 'Underwriting.'

     In general, under Rule 144 as currently in effect, if one year has elapsed since the later of the date of acquisition of restricted shares from the Company or any 'affiliate' of the Company, as that term is defined under the Securities Act, the acquiror or subsequent holder thereof is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1.0% of the then outstanding Common Stock or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 also are subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. If two years have elapsed since the date of acquisition of restricted shares from the Company or from any 'affiliate' of the Company, and the acquiror or subsequent holder thereof is deemed not to have been an 'affiliate' of the Company at any time during the three months preceding a sale, such person would be entitled to sell such shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

     No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, may affect adversely prevailing market prices of the Common Stock.

                                  UNDERWRITING

     Subject to the terms and conditions contained in an Underwriting Agreement
dated               , 1998 (the 'Underwriting Agreement'), the Underwriters
named below, who are represented by DLJ, BT Alex. Brown Incorporated and Wheat First Securities, Inc. (the 'Representatives'), have severally agreed to purchase from the Company and the Selling Shareholders the respective number of shares of Common Stock set forth opposite their names below.

                                                                                              NUMBER OF
                                     THE UNDERWRITERS                                          SHARES
Donaldson, Lufkin & Jenrette Securities Corporation........................................
BT Alex. Brown Incorporated................................................................
Wheat First Securities, Inc................................................................
                                                                                              ---------
     Total.................................................................................

     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to purchase and accept delivery of all the shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any are purchased.

     The Underwriters initially propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth in the cover page of this Prospectus and in part to certain dealers (including the
Underwriters) at such price less a concession not in excess of $           per
share. The Underwriters may allow, and such dealers may re-allow, to certain
other dealers, a concession not in excess of $           per share. After the
initial offering of the Common Stock, the offering price and other selling terms may be changed by the Representatives at any time without notice. The Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     The [Company] [the Selling Shareholders] [has] [have] granted to the Underwriters an option, exercisable within 30 days after the date of this Prospectus, to purchase, from time to time, in whole or in part, up to an
aggregate of            additional shares of Common Stock at the initial public
offering price less underwriting discounts and commissions. The Underwriters may exercise such option solely to cover over-allotments, if any, made in connection with the Offering. To the extent that the Underwriters exercise such option, each Underwriter will become obligated, subject to certain conditions, to purchase its pro rata portion of such additional shares based on such Underwriter's percentage underwriting commitment as indicated in the preceding table.

     The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

     Each of the Company, its executive officers and directors and certain shareholders of the Company (including the Selling Shareholders) has agreed, subject to certain exceptions, not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any Common Stock (regardless of whether any of the transactions described in clause (i) or (ii) is to be settled by the delivery of Common Stock, or such other securities, in cash or otherwise) for a period of 180 days after the date of this Prospectus without the prior written consent of DLJ. In addition, during such period, the Company has also agreed not to file any registration statement with respect to, and each of its executive officers and directors and certain stockholders of the Company (including the Selling Shareholders) has agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock without DLJ's prior written consent.

     Prior to the Offering there has been no public market for any of the Company's securities. Accordingly, the offering price of the Common Stock was determined by negotiation between the Company and the Representatives. Factors considered in determining such price, in addition to prevailing market conditions, included the history of and the prospects for the Company and the industry in which the Company competes, an assessment of the Company's management, the Company's capital structure and such other factors as were deemed relevant.

     An affiliate of Wheat First Securities, Inc. is the agent and a lender under the Term Loan, which is being paid off with the proceeds of the Offering.

     The Offering is being conducted in accordance with Schedule E, which provides that, among other things, when an NASD member participates in the underwriting of securities of a company where it is receiving more than 10% of the proceeds of the offering, the initial public offering price can be no higher than that recommended by a 'qualified independent underwriter' meeting certain standards. In accordance with this requirement, DLJ is serving in such role and will recommend a price in compliance with the requirements of Schedule E. In connection with the Offering, DLJ in its role as qualified independent underwriter has performed due diligence investigations and reviewed and participated in the preparation of this Prospectus and the Registration Statement of which this Prospectus forms a part.

     Application will be made to list the Common Stock on Nasdaq under the symbol 'FRYL.' There can be no assurance that such listing application will be approved.

     Other than in the United States, no action has been taken by the Company, the Selling Shareholders or the Underwriters that would permit a public offering of the shares of Common Stock offered hereby in any jurisdiction where action for that purpose is required. The shares of Common Stock offered hereby may not be offered or sold, directly or indirectly, nor may this Prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares of Common Stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons into whose possession this Prospectus comes are advised to inform themselves about and to observe any restrictions relating to the Offering of the Common Stock and the distribution of this Prospectus. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares of Common Stock offered hereby in any jurisdiction in which such an offer or a solicitation is unlawful.

     In connection with the Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may overallot the Offering, creating a syndicate short position. The Underwriters may bid for and purchase shares of Common Stock in the open market to cover such syndicate short position or to stabilize the price of the Common Stock. In addition, the underwriting syndicate may reclaim selling concessions from syndicate members and selected dealers if they repurchase previously distributed Common Stock in syndicate covering transactions, in stabilizing transactions or otherwise. These activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

                                 LEGAL MATTERS

     Certain legal matters will be passed upon for the Company by Robinson Silverman Pearce Aronsohn & Berman LLP, New York, New York, and for the Underwriters by Simpson Thacher & Bartlett, New York, New York. Robinson Silverman Pearce Aronsohn & Berman LLP and Simpson Thacher & Bartlett may rely as to matters of North Carolina law on the opinion of Brooks Pierce McLendon Murphy & Leonard, Greensboro, North Carolina.

     Herbert Teitelbaum, who is a member of Robinson Silverman Pearce Aronsohn & Berman LLP, beneficially owns 20,000 shares of Common Stock and warrants which are exercisable into an additional 9,903 shares of

Common Stock. Mr. Teitelbaum's wife owns 71,847 shares of Common Stock, as to all of which shares Mr. Teitelbaum disclaims beneficial ownership.

                                    EXPERTS

     The consolidated financial statements and schedules of Front Royal and subsidiaries and the consolidated statements of operations and cash flows of Rockwood and subsidiaries appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, to the extent indicated in their reports thereon also appearing elsewhere herein and in the Registration Statement. Such consolidated financial statements have been included herein in reliance upon such reports given upon the authority of such firm as experts in auditing and accounting.

     The combined financial statements of Preferred National Insurance Company and Affiliates as of December 31, 1997 and for the year then ended included in this Prospectus and Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Rockwood and subsidiaries at December 31, 1995 and 1994 and for the years then ended appearing in this Prospectus and Registration Statement have been audited by Parente, Randolph, Orlando, Carey & Associates, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.

                      GLOSSARY OF SELECTED INSURANCE TERMS

     Except as otherwise specified or as the context may otherwise require, the following terms used herein shall have the meanings assigned to them below. All terms in the singular shall have the same meanings when used in the plural and vice versa.

Accident year........................  The annual accounting period in which loss events occurred, regardless of when the losses are actually reported, booked or paid.

Actuary or Actuarial firm............  A person or firm which conducts various statistical studies used to evaluate risks, the adequacy of premium charged therefor and the adequacy of provisions made for losses and loss expenses.

Admitted insurer.....................  An insurer that has received a license or certificate of authority from a state regulatory authority to transact an insurance business in that state.

A.M. Best............................  A.M. Best Company, Inc., a rating agency and publisher for the insurance industry.

Binding authority....................  The authority given to an agent to bind an insurance company to an insurance policy within prescribed parameters.

Case reserves........................  Loss reserves established with respect to individual reported claims.

Cede; Ceding company.................  When a company reinsures its risk with another, it 'cedes' business and is referred to as the 'ceding company.'

Claims-made basis....................  A form of insurance that provides coverage for claims made (reported or filed) during the year the policy is in force for any incidents which occur during that year or during any previous period in which the policyholder was insured under the 'claims-made' contract. This form of coverage is in contrast to the occurrence policy which covers losses from claims which occurred during the policy period, regardless of when the claims are asserted.

Combined ratio.......................  A combination of the underwriting expense ratio and the loss and LAE ratio, determined in accordance with either SAP or GAAP. The underwriting expense ratio measures the ratio of underwriting expenses to net written premiums, if determined in accordance with SAP, or the ratio of underwriting expenses (adjusted by deferred policy acquisition costs) to net earned premiums if determined in accordance with GAAP. The loss and
                                       LAE ratio measures the ratio of incurred losses and LAE to net earned premiums, determined in accordance with either SAP or GAAP. A combined ratio on a GAAP or SAP basis below 100.0% generally indicates profitable underwriting prior to the consideration of investment income. A combined ratio on a GAAP or SAP basis over 100.0% generally indicates unprofitable underwriting prior to the consideration of investment income.

Commission...........................  The fee paid to an agent or a broker for placing insurance which is generally a percentage of the premium.

Deferred policy acquisition costs....  The costs that vary with and are primarily related to the acquisition of new and renewal insurance policies including commissions and certain other underwriting expenses. These costs are capitalized and charged to expense in proportion to premium revenue earned.

Dividend ratio.......................  The ratio of 'dividends to policyholders' to net earned premiums, expressed as a percentage.

Excess and surplus lines ('E&S').....  Lines of insurance which are generally unavailable from admitted insurers and which, consequently, are placed by surplus lines agents or brokers with insurers that are not admitted in the subject jurisdiction.

Expense ratio........................  Under SAP, the ratio of underwriting expenses to net written premiums. On a GAAP basis, the ratio of underwriting expenses (excluding interest expense) to net earned premiums.

Fronting.............................  Procedure under which the ceding company cedes the risk it has underwritten to its reinsurer with the ceding company retaining none or a very small portion of that risk for its own account.

Generally accepted accounting
  principles ('GAAP')................  United States generally accepted accounting principles as promulgated by the American Institute of Certified Public Accountants and the Financial
                                       Accounting Standards Board.

Gross written premiums...............  Direct written premiums plus reinsurance assumed written premiums during a given period.

Hard market..........................  The portion of the market cycle of the property and casualty insurance industry characterized by constricted industry capital and underwriting capacity, increasing premium rates and, typically, enhanced underwriting performance.

Incurred but not yet reported
  ('IBNR') reserves..................  Loss reserves for estimated losses which have been incurred but not yet reported to the insurer.

Incurred losses......................  The total losses sustained by an insurance company under a policy or policies, whether paid or unpaid. Incurred losses include a provision for claims that have occurred but have not yet been reported to the insurer.

Inland marine insurance..............  Coverage for property damage or destruction of an insured's property and liability expense of an insured for damage or destruction of someone else's property under his/her care, custody or control.

Loss ratio...........................  The ratio of the sum of incurred losses and loss adjustment expenses to net premiums earned based on consolidated financial information prepared in accordance with GAAP or SAP. Unless otherwise indicated, loss ratio refers to calendar year loss ratio.

Loss adjustment expenses ('LAE').....  The expenses of settling claims, including legal and other fees, and the portion of general expenses allocated to claim settlement costs.

Loss and LAE reserves................  Liabilities established by insurers to reflect the estimated cost of claims payments that the insurer will ultimately be required to pay in respect of insurance it has written. Reserves are established for losses and for LAE, and consist of case reserves and IBNR reserves.

Loss development.....................  Increases or decreases in losses and LAE greater than or less than anticipated loss and LAE experience over a given period of time.

National Association of Insurance
  Commissioners ('NAIC').............  A voluntary organization of state insurance officials that promulgates model laws regulating the insurance industry, values securities owned by insurers, develops and modifies insurer financial reporting statements and insurer performance criteria and performs other services with respect to the insurance industry.

Net earned premiums..................  The portion of net written premiums that is recognized for accounting purposes as income during a period.

Net written premiums.................  Gross written premiums for a given period less premiums ceded to reinsurers during such period.

Occurrence basis.....................  Coverage, in liability insurance, for harm suffered by others because of events occurring while a policy is in force, regardless of when a claim is actually made.

Policy acquisition costs.............  The expense incurred associated with the placing of insurance business and the issuance of the policy.

Policyholders' (or Statutory)
  surplus............................  Total admitted assets less total liabilities, as determined in accordance with statutory accounting practices.

Premiums earned......................  The amount of net premiums allocable to the expired period of an insurance policy or policies.

Primary insurer......................  An insurance company that issues insurance policies to the public generally or to certain non-insurance entities.

Property damage liability insurance..  Coverage in the event that the negligent acts or omissions of an insured result in damage or destruction to another's property.

Quota share reinsurance..............  A type of reinsurance whereby the reinsurer, in return for a predetermined portion or share of the insurance premium charged by the primary insurer, indemnifies the primary insurer against a predetermined portion of the losses and loss adjustment expenses of the primary insurer under the covered primary policy or policies.

Reinsurance..........................  The practice whereby one party, called the reinsurer, in consideration of a premium paid to it agrees to indemnify another party, called the reinsured, for part or all of the liability assumed by the reinsured under a policy or policies of insurance which it has issued. The reinsured may be referred to as the original or primary insurer, the direct writing company, or the ceding company.

Reinsurers...........................  Insurers (known as the reinsurer or assuming company) who agree to indemnify another insurer (known as the reinsured or ceding company)
                                       against all or part of a loss which the latter may incur under a policy or policies it has issued.

Retention............................  The amount or portion of risk which an insurer or reinsurer retains or assumes for its own account. Losses, or a portion thereof, in excess of the retention level are paid by the reinsurer or a retrocessionaire. In proportional treaties, the retention may be a percentage of the original policy's limit. In excess of loss business, the retention is a dollar amount of loss, a loss ratio or a percentage.

Retrocession; Retrocessionaire.......  A transaction whereby a reinsurer cedes to another reinsurer (the
                                       'retrocessionaire') all or part of the reinsurance it has assumed.
                                       Retrocessions do not legally discharge the ceding reinsurer from its liability with respect to its obligations to the reinsured.

Soft market..........................  The portion of the market cycle of the property and casualty insurance industry characterized by heightened premium rate competition among insurers, increased underwriting capacity and, typically, depressed underwriting performance.

Statutory accounting practices
  ('SAP')............................  Those accounting principles and practices which provide the framework for the preparation of insurance company financial statements, and the recording of transactions, in accordance with the rules and procedures adopted by regulatory authorities, generally emphasizing solvency considerations rather than a going-concern concept of accounting. The principal differences between SAP and GAAP are as follows: (a) under SAP, certain assets (non-admitted assets) are eliminated from the balance sheet; (b) under SAP, policy acquisition costs are expensed upon policy inception, while under GAAP they are deferred and amortized over the terms of the policies; (c) under SAP, no provision is made for deferred income taxes; and (d) under SAP, certain reserves are recognized which are not recognized under GAAP.

Statutory or policyholders'
  surplus............................  The excess of admitted assets over total liabilities (including loss reserves), determined in accordance with SAP.

Underwriting.........................  The insurer's process of reviewing applications submitted for the insurance coverage, deciding whether to accept all or part of the coverage requested and determining the applicable premiums.

Underwriting expenses................  The aggregate of policy acquisition costs, including commissions, and the portion of administrative, general and other expenses attributable to underwriting operations.

Underwriting profits; Underwriting
  profitability......................  Refers to the profits or profitability of an insurance company's operation prior to inclusion of investment income or loss and gains or losses from sale of invested assets.

Unearned premiums....................  The portion of a premium representing the unexpired portion of the contract term as of a certain date.

Wholesale general agent..............  Agents (also known as wholesale agents) used by excess and surplus lines and specialty admitted insurance carriers to write their insurance products. The general agents' clients are retail insurance brokers who deal directly with the insureds.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                             PAGE
FRONT ROYAL, INC. AND SUBSIDIARIES
Report of Independent Auditors............................................................................     F-2
Consolidated Balance Sheets at December 31, 1997 and 1996.................................................     F-3
Consolidated Statements of Income for the years ended December 31, 1997, 1996 and 1995....................     F-4
Consolidated Statements of Changes in Redeemable Convertible Preferred Stock and Common Shareholders'
  Equity for the years ended December 31, 1997, 1996 and 1995.............................................     F-5
Consolidated Statements of Cash Flows for the years ended December 31, 1997, 1996 and 1995................     F-6
Notes to Consolidated Financial Statements................................................................     F-7
Condensed Consolidated (Unaudited) Balance Sheets at March 31, 1998 and December 31, 1997.................    F-28
Condensed Consolidated (Unaudited) Statements of Income for the three months ended
  March 31, 1998 and 1997.................................................................................    F-30
Condensed Consolidated (Unaudited) Statements of Changes in Redeemable Convertible Preferred Stock and
  Common Shareholders' Equity for the three months ended March 31, 1998 and 1997..........................    F-31
Condensed Consolidated (Unaudited) Statements of Cash Flows for the three months ended
  March 31, 1998 and 1997.................................................................................    F-32
Notes to Condensed Consolidated (Unaudited) Financial Statements..........................................    F-33

PREFERRED NATIONAL INSURANCE COMPANY AND AFFILIATES
Report of Independent Auditors............................................................................    F-35
Combined Balance Sheet at December 31, 1997...............................................................    F-36
Combined Statement of Operations for the year ended December 31, 1997.....................................    F-37
Combined Statement of Changes in Stockholders' Equity for the year ended December 31, 1997................    F-38
Combined Statement of Cash Flows for the year ended December 31, 1997.....................................    F-39
Notes to Combined Financial Statements....................................................................    F-40
Combined (Unaudited) Balance Sheet at March 31, 1998......................................................    F-49
Combined (Unaudited) Statement of Operations for the three months ended March 31, 1998....................    F-50
Combined (Unaudited) Statement of Changes in Stockholders' Equity for the three months ended
  March 31, 1998..........................................................................................    F-51
Combined (Unaudited) Statement of Cash Flows for the three months ended March 31, 1998....................    F-52
Notes to Combined (Unaudited) Financial Statements........................................................    F-53

ROCKWOOD CASUALTY INSURANCE COMPANY AND SUBSIDIARIES
Report of Independent Auditors............................................................................    F-54
Consolidated Statement of Operations for the year ended December 31, 1996.................................    F-55
Consolidated Statement of Cash Flows for the year ended December 31, 1996.................................    F-56
Notes to Consolidated Statements of Operations and Cash Flow..............................................    F-57
Report of Independent Auditors............................................................................    F-65
Consolidated Balance Sheets at December 31, 1995 and 1994.................................................    F-66
Consolidated Statements of Operations for the years ended December 31, 1995 and 1994......................    F-67
Consolidated Statements of Shareholders' Equity for the years ended December 31, 1995 and 1994............    F-68
Consolidated Statements of Cash Flows for the years ended December 31, 1995 and 1994......................    F-69
Notes to Consolidated Financial Statements................................................................    F-70

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
Front Royal, Inc.

We have audited the accompanying consolidated balance sheets of Front Royal, Inc. and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in redeemable preferred stock and common shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Front Royal, Inc. and Subsidiaries at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

                                          ERNST & YOUNG LLP

Richmond, Virginia
February 20, 1998

                       FRONT ROYAL, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                                                         AS OF DECEMBER 31
                                                                                    ----------------------------
                                                                                        1997            1996
                                     ASSETS
Investments:
  Fixed maturity securities:
     Available-for-sale at fair value (amortized cost: 1997, $122,304,263; 1996,
       $92,633,656)..............................................................   $125,374,861    $ 94,461,765
     Held-to-maturity at amortized cost (fair value: 1997, $111,403,288; 1996,
       $125,371,347).............................................................    109,536,621     125,371,347
  Equity securities at fair value (cost: 1997, $16,635,621; 1996, $8,665,191)....     18,601,221       8,973,330
  Short-term investments.........................................................     24,208,843      15,332,716
                                                                                    ------------    ------------
          Total investments......................................................    277,721,546     244,139,158
Cash.............................................................................      2,907,311       9,415,787
Accrued investment income........................................................      3,304,784       2,792,792
Reinsurance recoverable on unpaid loss and loss adjustment expenses..............     22,543,301      25,735,843
Reinsurance recoverable on paid loss and loss adjustment expenses................      1,917,547       1,019,055
Prepaid reinsurance premiums.....................................................      2,777,992       4,606,223
Premiums receivable and agents' balances.........................................     16,657,272      19,893,003
Deferred federal income tax......................................................      9,173,818       9,099,427
Deferred policy acquisition costs................................................      8,775,710       9,138,342
Intangible assets, net...........................................................      5,812,352       6,166,542
Other assets.....................................................................      4,723,136       7,980,475
                                                                                    ------------    ------------
          Total assets...........................................................   $356,314,769    $339,986,647
                                                                                    ------------    ------------
                                                                                    ------------    ------------
                      LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Reserve for losses and loss adjustment expenses................................   $195,330,919    $188,075,278
  Unearned premiums..............................................................     36,007,585      40,328,234
  Accrued expenses...............................................................      7,388,830       6,783,442
  Accrued policyholders' dividends...............................................      6,054,289       6,341,095
  Accrued preferred stock dividend...............................................      1,085,000              --
  Other liabilities..............................................................     13,140,717      11,804,826
                                                                                    ------------    ------------
                                                                                     259,007,340     253,332,875
                                                                                    ------------    ------------
  Senior bank debt...............................................................     36,545,430      38,000,000
                                                                                    ------------    ------------
          Total liabilities......................................................    295,552,770     291,332,875
                                                                                    ------------    ------------
Commitments and contingent liabilities
Series A Redeemable Convertible Preferred Stock, no par value, 155,000 shares
     authorized and 155,000 shares issued and outstanding in 1997 and 1996.......     15,500,000      15,500,000
Common shareholders' equity:
  Common Stock--Class A, no par value, 20,000,000 shares authorized and 5,859,144 and 5,442,030 shares issued and outstanding in 1997 and 1996,
     respectively................................................................     13,739,979      13,402,208
  Common Stock--Class B, no par value, 700,000 shares authorized and 268,482 and
     272,895 shares issued and outstanding in 1997 and 1996, respectively........        557,348         575,000
  Common Stock--Class C, no par value, 3,500,000 and 3,200,000 shares authorized and 3,248,300 and 3,175,000 shares issued and outstanding in 1997 and 1996,
     respectively................................................................     12,993,200      12,700,000
                                                                                    ------------    ------------
                                                                                      27,290,527      26,677,208
  Unrealized gains on available-for-sale securities..............................      3,323,891       2,136,248
  Notes receivable from officers.................................................       (166,386)       (200,000)
  Retained earnings..............................................................     14,813,967       4,540,316
                                                                                    ------------    ------------
          Total common shareholders' equity......................................     45,261,999      33,153,772
                                                                                    ------------    ------------
                                                                                      60,761,999      48,653,772
                                                                                    ------------    ------------
          Total liabilities, redeemable convertible preferred stock and common
            shareholders' equity.................................................   $356,314,769    $339,986,647
                                                                                    ------------    ------------
                                                                                    ------------    ------------

                       FRONT ROYAL, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME

                                                                               YEARS ENDED DECEMBER 31
                                                                      ------------------------------------------
                                                                          1997           1996           1995
Revenues:
  Net premiums earned..............................................   $ 90,523,053    $42,115,460    $36,537,388
  Net investment income............................................     17,983,571      5,867,009      5,449,126
  Net realized gains/(losses) on investments.......................       (479,853)        (1,175)       837,619
  Other income.....................................................        331,105        630,792        725,778
                                                                      ------------    -----------    -----------
          Total revenues...........................................    108,357,876     48,612,086     43,549,911
                                                                      ------------    -----------    -----------
Losses and expenses:
  Net losses and loss adjustment expenses..........................     56,195,994     26,110,279     22,565,776
  Policy acquisition costs amortized...............................     25,828,874     12,728,649     11,132,274
  Other underwriting expenses......................................      3,470,821      2,073,558      2,076,439
  Dividends to policyholders.......................................      3,602,923             --             --
  Interest expense.................................................      3,883,121      2,029,066      1,644,792
  Other operating costs and expenses...............................      1,806,048        538,868      1,314,436
                                                                      ------------    -----------    -----------
          Total losses and expenses................................     94,787,781     43,480,420     38,733,717
                                                                      ------------    -----------    -----------
Income before federal income taxes.................................     13,570,095      5,131,666      4,816,194
Federal income tax expense/(benefit):
  Current..........................................................      3,998,141      1,631,279        931,328
  Deferred.........................................................     (1,786,697)    (1,010,535)       332,672
                                                                      ------------    -----------    -----------
          Total federal income tax expense/(benefit)...............      2,211,444        620,744      1,264,000
                                                                      ------------    -----------    -----------
Net income.........................................................     11,358,651      4,510,922      3,552,194
Dividends to preferred shareholders................................      1,085,000             --             --
                                                                      ------------    -----------    -----------
Net income available to common shareholders........................   $ 10,273,651    $ 4,510,922    $ 3,552,194
                                                                      ------------    -----------    -----------
                                                                      ------------    -----------    -----------
Net income per share--basic........................................   $       1.13    $       .79    $       .62
                                                                      ------------    -----------    -----------
                                                                      ------------    -----------    -----------
Net income per share--diluted......................................   $        .88    $       .70    $       .56
                                                                      ------------    -----------    -----------
                                                                      ------------    -----------    -----------
Weighted average common shares outstanding.........................      9,125,333      5,723,624      5,710,538
Weighted average common and common stock equivalent shares
  outstanding......................................................     12,861,010      6,446,434      6,396,126

                            See accompanying notes.

                       FRONT ROYAL, INC. AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE CONVERTIBLE
                PREFERRED STOCK AND COMMON SHAREHOLDERS' EQUITY

                                                                                                                     TOTAL
                                                                                                                    COMMON
                                                               COMMON SHAREHOLDERS' EQUITY                       SHAREHOLDERS'
                                            -----------------------------------------------------------------     EQUITY AND
                              REDEEMABLE                                                           RETAINED       REDEEMABLE
                              CONVERTIBLE               COMMON STOCK               UNREALIZED     EARNINGS/       CONVERTIBLE
                               PREFERRED    ------------------------------------     GAINS/      (ACCUMULATED      PREFERRED
                                 STOCK        CLASS A     CLASS B      CLASS C      (LOSSES)       DEFICIT)          STOCK
Balances at December 31,
  1994.....................   $        --   $12,673,086   $575,000   $        --   $  (126,862)  $(3,522,800)    $ 9,598,424
  Issuance of common
    stock--conversion of
    debt...................            --       129,122         --            --            --            --         129,122
  Net income...............            --            --         --            --            --     3,552,194       3,552,194
  Net unrealized gains.....            --            --         --            --     4,129,388            --       4,129,388
                              -----------   -----------   --------   -----------   -----------   ------------   -------------
Balances at December 31,
  1995.....................            --    12,802,208    575,000            --     4,002,526        29,394      17,409,128
  Issuance of common
    stock..................            --            --         --    12,700,000            --            --      12,700,000
  Issuance of preferred
    stock..................    15,500,000            --         --            --            --            --      15,500,000
  Issuance of discounted
    warrants...............            --       600,000         --            --            --            --         600,000
  Notes receivable from
    stock sales............            --            --         --      (200,000)           --            --        (200,000)
  Net income...............            --            --         --            --            --     4,510,922       4,510,922
  Net unrealized losses....            --            --         --            --    (1,866,278)           --      (1,866,278)
                              -----------   -----------   --------   -----------   -----------   ------------   -------------
Balances at December 31,
  1996.....................    15,500,000    13,402,208    575,000    12,500,000     2,136,248     4,540,316      48,653,772
  Exercise of warrants.....            --       365,939         --            --            --            --         365,939
  Repurchase of common
    stock..................            --       (28,168)   (17,652)           --            --            --         (45,820)
  Payments on notes
    receivable from stock
    sales..................            --            --         --        33,614            --            --          33,614
  Issuance of common
    stock..................            --            --         --       293,200            --            --         293,200
  Net income...............            --            --         --            --            --    11,358,651      11,358,651
  Net unrealized gains.....            --            --         --            --     1,187,643            --       1,187,643
  Accrual of preferred
    dividend...............            --            --         --            --            --    (1,085,000)     (1,085,000)
                              -----------   -----------   --------   -----------   -----------   ------------   -------------
Balances at December 31,
  1997.....................   $15,500,000   $13,739,979   $557,348   $12,826,814   $ 3,323,891   $14,813,967     $60,761,999
                              -----------   -----------   --------   -----------   -----------   ------------   -------------
                              -----------   -----------   --------   -----------   -----------   ------------   -------------

                            See accompanying notes.

                       FRONT ROYAL, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                              YEARS ENDED DECEMBER 31
                                                                   ---------------------------------------------
                                                                       1997             1996            1995
Operating activities:
  Net income....................................................   $  11,358,651    $  4,510,922    $  3,552,194
  Adjustments to reconcile net income to net cash provided by operating activities:
     Amortization of policy acquisition costs...................      25,828,874      12,728,649      11,132,274
     Policy acquisition costs deferred..........................     (25,466,241)    (13,049,489)    (11,491,247)
     Net realized (gains)/losses on sale of investments.........         479,853           1,175        (837,619)
     Provision for depreciation and amortization................        (908,926)       (267,082)       (385,661)
     Non-cash interest expense..................................       1,308,689         518,041         231,142
     Amortization of goodwill...................................         (15,403)       (438,637)       (445,280)
     Deferred income taxes......................................      (1,786,697)     (1,010,535)        332,672
     Change in operating assets and liabilities:
       Unearned premiums........................................      (4,320,649)      1,778,989       1,295,008
       Accrued investment income................................        (511,992)        129,315        (177,003)
       Reserve for losses and loss adjustment expenses..........       7,255,641       4,037,638       3,129,355
       Reinsurance recoverable and payable......................       3,512,073          87,720         774,385
       Federal income tax payable...............................        (147,682)        715,779         101,328
       Receivables, payables and accrued expenses...............       6,233,157        (336,315)        750,277
       Other....................................................       2,318,874      (2,014,457)       (997,691)
                                                                   -------------    ------------    ------------
Net cash provided by operating activities.......................      25,138,222       7,391,713       6,964,134
                                                                   -------------    ------------    ------------

Investing activities:
  Securities available-for-sale:
     Purchases--fixed maturities and equities...................    (102,292,973)    (32,282,424)    (67,813,823)
     Sales-fixed maturities and equities........................      64,571,879      16,002,594      58,650,355
     Maturities and calls--fixed maturities.....................         500,000       4,425,000       5,320,000
  Securities held-to-maturity:
     Purchases--fixed maturities................................     (10,489,067)             --              --
     Maturities and calls--fixed maturities.....................      26,714,776              --              --
     Net (purchases)/sales of short-term investments............      (9,810,062)      6,799,509      (4,444,779)
     Acquisitions, net of cash acquired.........................              --     (29,343,718)             --
                                                                   -------------    ------------    ------------
Net cash used in investing activities...........................     (30,805,447)    (34,399,039)     (8,288,247)
                                                                   -------------    ------------    ------------

Financing activities:
  Proceeds from bank borrowings and other debt issuances, net of
     issuance cost..............................................              --      37,307,050          74,568
  Proceeds from issuance of common stock........................         613,319      12,700,000              --
  Retirement of debt............................................      (1,454,570)    (14,067,068)        (62,500)
                                                                   -------------    ------------    ------------
Net cash provided by/(used in) financing activities.............        (841,251)     35,939,982          12,068
                                                                   -------------    ------------    ------------
Increase/(decrease) in cash.....................................      (6,508,476)      8,932,656      (1,312,045)
Cash at beginning of year.......................................       9,415,787         483,131       1,795,176
                                                                   -------------    ------------    ------------
Cash at end of year.............................................   $   2,907,311    $  9,415,787    $    483,131
                                                                   -------------    ------------    ------------
                                                                   -------------    ------------    ------------

                            See accompanying notes.

                       FRONT ROYAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1997

1. ACCOUNTING POLICIES

  Basis of Presentation

     The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles and include the accounts and operations of Front Royal, Inc. and its wholly-owned subsidiaries, Colony Insurance Company ('Colony'), Rockwood Casualty Insurance Company ('Rockwood Casualty'), Colony Management Services, Inc. and Front Royal Environmental Insurance Management, Inc. ('FREIM').

     Significant intercompany accounts and transactions have been eliminated. The accounts of the acquired subsidiaries are included in the consolidated financial statements from the dates of acquisition. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Such estimates and assumptions may be subject to change in the future as more information becomes known which could impact the amounts reported and disclosed herein.

  Business Operations and Organization

     Front Royal, Inc., the parent, was incorporated in September 1990 and commenced doing business in 1992.

     Colony is a Virginia-domiciled insurer that was incorporated in 1962 and which provides commercial property and casualty insurance on both an admitted and non-admitted basis throughout most of the United States, focusing primarily on specialty excess and surplus lines.

     Rockwood Casualty is a Pennsylvania-domiciled insurer that was incorporated in 1990 and which provides commercial property and casualty insurance primarily in Pennsylvania and Maryland. Rockwood Casualty specializes in underwriting workers' compensation coverage for both underground and surface coal mining operations and other commercial risks.

     Front Royal Insurance Company ('FRIC'), a wholly-owned subsidiary of Colony, is an Ohio-domiciled insurer that was incorporated in 1978 and which provides commercial property and casualty insurance on both an admitted and non-admitted basis in certain states, supplementing production for Colony.

     Colony Management Services, Inc. was incorporated in 1994 and provides management, accounting, claims, underwriting and data processing services, as required, to certain Front Royal, Inc. subsidiaries.

     FREIM was incorporated in 1991 and provides fee-based insurance services and risk management services to insurance companies, risk retention groups, associations and other industry groups.

     $12,857,216 (25.4%) and $11,756,612 (23.5%) of Colony's gross written premiums for the years ended December 31, 1997 and 1996, respectively, were derived from one agent which sells Colony's products in 28 of its offices.

     $7,945,330 (16.0%) and $5,068,717 (10.2%) of Rockwood Casualty's gross written premiums were derived from two agents for the year ended December 31, 1997.

     The loss of any of these agents could have a material adverse effect on the Company.

  Investments

     Effective December 31, 1996, upon the acquisition of Rockwood Casualty, the Company designated certain of Rockwood Casualty's investments as held-to-maturity. Accordingly, the Company has a portfolio including both available-for-sale and held-to-maturity investments.

                       FRONT ROYAL, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

1. ACCOUNTING POLICIES--(CONTINUED)
     Management determines the appropriate classification of its investments in fixed maturity securities at the time of purchase. Fixed maturity securities are classified as held-to-maturity when the Company has the positive intent and ability to hold these securities to maturity. Fixed maturity securities not classified as held-to-maturity and all equity securities are classified as available-for-sale. The Company records the following for its entire portfolio:

          The amortized cost of fixed maturity investments is adjusted for amortization of premiums and accretion of discounts. That amortization or accretion is included in net investment income.

          For the mortgage-backed bond portion of the fixed maturity securities portfolio, the Company recognizes income using a constant effective yield based on anticipated prepayments and the estimated economic life of the securities. When actual prepayments differ significantly from anticipated prepayments, the estimated economic life is recalculated and the remaining unamortized premium or discount is amortized prospectively over the remaining economic life.

          Realized gains and losses on sales of investments, and declines in value considered to be other-than-temporary, are recognized in operations on the specific identification basis for debt securities and on the first-in, first-out basis for equity securities.

          For the held-to-maturity portion of its portfolio, the Company records its securities at amortized cost.

          For the available-for-sale portion of its portfolio, the Company records its securities at fair value. Changes to this fair value are recorded as unrealized gains or losses directly in shareholders' equity with no corresponding effect on net income.

  Premiums

     Premiums are earned on a pro rata basis over the terms of the policies, generally twelve months. That portion of premiums written applicable to the unexpired terms of the policies in force is recorded as unearned premiums.

     Workers' compensation premiums based on payroll reporting are recorded as written when payroll reports are received from the insured or are estimated if reports have not been received.

     Workers' compensation premiums on policies with deferred installment payment plans are recorded as written when individual installments are billed.

     Accrued retrospectively rated premiums have been determined based upon estimated ultimate loss experience on individual policyholder accounts.

  Participating Policies

     Participating business (which is written for the Company only by Rockwood Casualty) represents approximately 17.1% of net premiums written for the year ended December 31, 1997. The participating business is comprised of workers' compensation policies. The amount of dividends to be paid on these policies is determined based on the terms of the individual policies.

  Deferred Policy Acquisition Costs

     Acquisition costs, consisting principally of agents' commissions and premium taxes, are deferred and amortized over the period in which the related premiums are earned, generally twelve months. Commissions related to insurance risks ceded to other insurance companies are recorded as a reduction to deferred policy acquisition costs.

                       FRONT ROYAL, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

1. ACCOUNTING POLICIES--(CONTINUED)
  Reserve for Losses and Loss Adjustment Expenses

     Loss and loss adjustment expense reserves represent the estimated ultimate net cost of all reported and unreported losses incurred through December 31. The Company does not discount loss and loss adjustment expense reserves (except for Rockwood Casualty's workers' compensation coverages, which are discounted at a 4% rate). The reserves for unpaid losses and loss adjustment expenses are estimated using individual case-basis valuations and statistical analyses. Those estimates are subject to the effects of trends in loss severity and frequency. Although considerable variability is inherent in such estimates, management believes that the reserves for losses and loss adjustment expenses are adequate. These estimates are continually reviewed and adjusted as necessary as experience develops or new information becomes known; such adjustments are included in current operations.

  Reinsurance

     The Company assumes and cedes reinsurance to allow management to control exposure to potential losses arising from large risks, to provide additional capacity for growth and to provide for greater diversification of business. This reinsurance is effected primarily under excess of loss and quota-share reinsurance contracts.

     Reinsurance premiums, commissions, and expense reimbursements on reinsured business are accounted for on a basis consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. Expense reimbursements received in connection with reinsurance ceded have been accounted for as a reduction of the related policy acquisition costs. All reinsurance receivables and prepaid reinsurance premium amounts are reported as assets.

     Accrued retrospectively rated reinsurance premiums have been determined based upon estimated ultimate loss experience on business subject to such experience rating adjustments.

  Goodwill

     Excess of purchase price over net assets of business acquired (i.e., goodwill) is amortized on a straight-line basis over periods up to 15 years. The carrying value of goodwill is periodically reviewed by the Company based on the expected future undiscounted operating cash flows of the related business unit. The Company believes that no impairment of goodwill exists at December 31, 1997.

     Excess of net assets of business acquired over the related purchase price (i.e., negative goodwill) is amortized on a straight-line basis over a 10 year period.

  Income Taxes

     Deferred income tax assets and liabilities are recognized for the expected future tax effects attributable to temporary differences between the financial reporting and tax basis of assets and liabilities, based on enacted tax rates and other provisions of tax laws.

  Net Income Per Share

     In 1997, the Financial Accounting Standards Board ('FASB') issued Statement No. 128, Earnings per Share, ('Statement 128') which replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to the requirements of Statement 128.

                       FRONT ROYAL, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

1. ACCOUNTING POLICIES--(CONTINUED)
  Reclassifications

     Certain amounts in the financial statements for 1996 and 1995 have been reclassified to conform to the 1997 presentation. Such reclassifications had no effect on previously reported results of operations or shareholders' equity.

  New Accounting Standards

     In 1997, the FASB issued Statement No. 130, Reporting Comprehensive Income, ('Statement 130') effective for years beginning after December 15, 1997. The new rules require companies to display items of other comprehensive income either below the total for net income on the income statement, on the statement of changes in shareholders' equity or in a new, separate statement of comprehensive income. The Company would then disclose the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheet.

     The adoption of Statement 130 will not affect results of operations or financial position. Currently the Company has no other comprehensive income, as defined, other than unrealized gains or losses on available-for-sale securities which have been disclosed separately in the equity section of the balance sheet.

     In June 1997, FASB issued Statement No. 131, Disclosures about Segments of an Enterprise and Related Information ('Statement 131'), effective for years beginning after December 15, 1997. Statement 131 requires that a public company report financial and descriptive information about its reportable operating segments pursuant to criteria that differ from current accounting practice. Operating segments, as defined, are components of an enterprise about which separate financial information is available that is evaluated regularly by senior management in deciding how to allocate resources and in assessing performance. The adoption of Statement 131 will not affect results of operations or financial position, but will affect the disclosure of segment information.

                       FRONT ROYAL, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

2. INVESTMENTS

     The Company's investments, excluding short-term investments, at December 31 of each year, are summarized as follows:

                                                                            DECEMBER 31, 1997
                                                         --------------------------------------------------------
                                                           COST OR         GROSS         GROSS
                                                          AMORTIZED      UNREALIZED    UNREALIZED        FAIR
                                                             COST          GAINS        (LOSSES)        VALUE
Available-for-sale
  Corporate bonds.....................................   $ 26,219,425    $  533,268    $       --    $ 26,752,693
  U.S. Government bonds...............................     53,384,736     1,337,277            --      54,722,013
  Non-U.S. Government bonds...........................      2,074,121        29,869            --       2,103,990
  Mortgage-backed bonds...............................     40,625,981     1,170,184            --      41,796,165
                                                         ------------    ----------    ----------    ------------
       Total fixed maturity securities................    122,304,263     3,070,598            --     125,374,861

  Equity securities...................................     16,635,621     2,644,657      (679,057)     18,601,221
                                                         ------------    ----------    ----------    ------------
       Total available-for-sale.......................    138,939,884     5,715,255      (679,057)    143,976,082
                                                         ------------    ----------    ----------    ------------
Held-to-maturity
  Corporate bonds.....................................     18,778,616       348,596            --      19,127,212
  U.S. Government bonds...............................     21,123,575       277,665            --      21,401,240
  Mortgage-backed bonds...............................     44,471,462       305,178       (98,733)     44,677,907
  State and municipal bonds...........................     25,162,968     1,034,734          (773)     26,196,929
                                                         ------------    ----------    ----------    ------------
       Total held-to-maturity.........................    109,536,621     1,966,173       (99,506)    111,403,288

Short-term investments................................     24,208,843            --            --      24,208,843
                                                         ------------    ----------    ----------    ------------
       Total investments..............................   $272,685,348    $7,681,428    $ (778,563)   $279,588,213
                                                         ------------    ----------    ----------    ------------
                                                         ------------    ----------    ----------    ------------

                                                                            DECEMBER 31, 1996
                                                         --------------------------------------------------------
                                                           COST OR         GROSS         GROSS
                                                          AMORTIZED      UNREALIZED    UNREALIZED        FAIR
                                                             COST          GAINS        (LOSSES)        VALUE
Available-for-sale
  Corporate bonds.....................................   $ 26,509,425    $  767,493    $ (420,847)   $ 26,856,071
  U.S. Government bonds...............................     30,943,289     1,031,845      (286,854)     31,688,280
  Mortgage-backed bonds...............................     34,432,866       975,057      (273,405)     35,134,518
  State and municipal bonds...........................        748,076        36,165        (1,345)        782,896
                                                         ------------    ----------    ----------    ------------
       Total fixed maturity securities................     92,633,656     2,810,560      (982,451)     94,461,765

  Equity securities...................................      8,665,191       308,139            --       8,973,330
                                                         ------------    ----------    ----------    ------------
       Total available-for-sale.......................    101,298,847     3,118,699      (982,451)    103,435,095
                                                         ------------    ----------    ----------    ------------
Held-to-maturity
  Corporate bonds.....................................     22,305,685            --            --      22,305,685
  U.S. Government bonds...............................     25,704,836            --            --      25,704,836
  Mortgage-backed bonds...............................     51,872,041            --            --      51,872,041
  State and municipal bonds...........................     25,488,785            --            --      25,488,785
                                                         ------------    ----------    ----------    ------------
       Total held-to-maturity.........................    125,371,347            --            --     125,371,347

Short-term investments................................     15,332,716            --            --      15,332,716
                                                         ------------    ----------    ----------    ------------
       Total investments..............................   $242,002,910    $3,118,699    $ (982,451)   $244,139,158
                                                         ------------    ----------    ----------    ------------
                                                         ------------    ----------    ----------    ------------

                       FRONT ROYAL, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

2. INVESTMENTS--(CONTINUED)

     The fair values for fixed maturity securities are based on quoted market prices, where available. For fixed maturity securities not actively traded, fair values are estimated using values obtained from independent pricing services. The fair values for equity securities are based on quoted market prices.

     The amortized cost and estimated fair value of investments in fixed maturities at December 31, 1997, are summarized by estimated maturity as follows:

                         AVAILABLE-FOR-SALE             HELD-TO-MATURITY                    TOTAL
                     ---------------------------   ---------------------------   ---------------------------
                      AMORTIZED                     AMORTIZED                     AMORTIZED
                         COST        FAIR VALUE        COST        FAIR VALUE        COST        FAIR VALUE
Maturity:
Due in 1998........  $  3,771,117   $  3,858,000   $  9,195,139   $  9,337,824   $ 12,966,256   $ 13,195,824
Due in 1999-2002...    50,491,667     51,438,498     19,149,577     19,491,240     69,641,244     70,929,738
Due in 2003-2007...    27,056,724     27,915,698     16,794,263     17,358,252     43,850,987     45,273,950
Due after 2007.....       358,774        366,500     19,926,180     20,538,065     20,284,954     20,904,565
                     ------------   ------------   ------------   ------------   ------------   ------------
                       81,678,282     83,578,696     65,065,159     66,725,381    146,743,441    150,304,077
Mortgage-backed
  securities.......    40,625,981     41,796,165     44,471,462     44,677,907     85,097,443     86,474,072
                     ------------   ------------   ------------   ------------   ------------   ------------
Total..............  $122,304,263   $125,374,861   $109,536,621   $111,403,288   $231,840,884   $236,778,149
                     ------------   ------------   ------------   ------------   ------------   ------------
                     ------------   ------------   ------------   ------------   ------------   ------------

     The foregoing data is based on the contractual maturities of the securities. Actual maturities may differ for some securities because borrowers have the right to call or prepay obligations with or without penalties.

     Major categories of the Company's investment income are summarized as follows:

                                                                                 YEARS ENDED DECEMBER 31
                                                                         ---------------------------------------
                                                                            1997           1996          1995
Fixed maturity securities.............................................   $15,417,389    $5,457,294    $5,036,569
Short-term investments................................................     1,618,653       661,583       865,823
Equity securities.....................................................     1,384,576       282,403        42,146
Other.................................................................       201,408            --            --
                                                                         -----------    ----------    ----------
  Gross investment income.............................................    18,622,026     6,401,280     5,944,538
Investment expenses...................................................      (638,455)     (534,271)     (495,412)
                                                                         -----------    ----------    ----------
  Net investment income...............................................   $17,983,571    $5,867,009    $5,449,126
                                                                         -----------    ----------    ----------
                                                                         -----------    ----------    ----------

     The Company's realized gains and losses on investments are summarized as follows:

                                                                                 YEARS ENDED DECEMBER 31
                                                                         ---------------------------------------
                                                                            1997           1996          1995
Fixed maturity securities:
  Gross realized gains................................................   $   487,218    $   36,053    $  861,440
  Gross realized losses...............................................      (346,854)      (46,734)     (172,436)
                                                                         -----------    ----------    ----------
     Net gains/(losses)...............................................       140,364       (10,681)      689,004
Equity securities:
  Gross realized gains................................................        70,749         9,506       862,451
  Gross realized losses...............................................      (690,966)           --      (713,836)
                                                                         -----------    ----------    ----------
     Net gains/(losses)...............................................      (620,217)        9,506       148,615
                                                                         -----------    ----------    ----------
     Net realized gains/(losses)......................................   $  (479,853)   $   (1,175)   $  837,619
                                                                         -----------    ----------    ----------
                                                                         -----------    ----------    ----------

     At December 31, 1997 and 1996, investments with market values of $12,403,843 and $9,608,840, respectively, were on deposit with state insurance departments to satisfy regulatory requirements.

                       FRONT ROYAL, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

3. INTANGIBLE ASSETS

     Intangible assets at December 31, are comprised of the following:

                                                                                1997           1996
Non-compete and non-solicitation agreements...............................   $ 3,017,314    $ 3,386,907
Goodwill..................................................................     6,578,732      7,104,806
Negative goodwill.........................................................    (3,783,694)    (4,325,171)
                                                                             -----------    -----------
     Total................................................................   $ 5,812,352    $ 6,166,542
                                                                             -----------    -----------
                                                                             -----------    -----------

4. OTHER ASSETS

     Other assets at December 31, are comprised of the following:

                                                                                  1997          1996
Capital lease on real estate................................................   $1,562,876    $1,603,470
Furniture, fixtures and equipment, net......................................    1,182,075     1,354,936
Receivables pursuant to sale of subsidiaries................................    1,177,466            --
Deposit with appeals court..................................................      274,312       274,312
Note receivable.............................................................           --     2,500,000
Receivables pursuant to closing the Rockwood Casualty acquisition...........           --       619,122
Insurance settlement receivable.............................................           --       536,681
Other.......................................................................      526,407     1,091,954
                                                                               ----------    ----------
     Total..................................................................   $4,723,136    $7,980,475
                                                                               ----------    ----------
                                                                               ----------    ----------

5. ACQUISITIONS

     On May 21, 1992, the Company completed its first acquisition for a total cost of $5,766,115. The transaction was accounted for as purchase and resulted in $1,028,400 of costs in excess of net assets acquired (which is being amortized on a straight-line basis over ten years).

     On December 30, 1994, the Company acquired all of the outstanding stock of Colony and certain other assets and liabilities (the 'Colony Acquisition') for a cash purchase price of $15,750,000 which was comprised of a $15,000,000 payment on December 30, 1994 and a holdback payment of $750,000 due on December 30, 2000. In addition to the cash and deferred purchase price, the Company incurred other costs in connection with the Colony Acquisition of $1,465,631, bringing the total cost (when discounting the holdback payment to $498,000 at December 31, 1994) to $16,963,631.

     The Colony Acquisition was accounted for using the purchase method and resulted in a $5,414,768 excess of net assets acquired over the total purchase price (i.e., negative goodwill) which is being amortized on a straight-line basis over ten years.

     On December 31, 1996, the Company acquired all of the outstanding stock of Rockwood Casualty and certain other assets and liabilities (the 'Rockwood Casualty Acquisition') for cash of $41,500,000 and $15,500,000 of Series A Redeemable Convertible Preferred Stock. The Company also issued discounted warrants to purchase an aggregate of 400,000 shares of Class A Common Stock at an exercise price of $2.50 per share for non-compete and non-solicitation agreements (see Notes 11 and 12 for further discussion). In addition to the cash paid and the preferred stock issued, the Company incurred costs associated with the Rockwood Casualty Acquisition of $2,943,649 bringing the total cost to $60,543,649.

     The purchase price of the Rockwood Casualty Acquisition and its related closing costs were funded with the proceeds of a portion of the $38,000,000 senior bank debt, the issuance of the $15,500,000, Series A Redeemable Convertible Preferred Stock, the issuance of $12,700,000 of Class of C Common Stock and an $8,500,000 return of capital from Rockwood Casualty (see Notes 9, 11 and 18 for further discussion).

                       FRONT ROYAL, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

5. ACQUISITIONS--(CONTINUED)
     The Rockwood Casualty Acquisition was accounted for as a purchase and resulted in $6,348,503 of costs in excess of net assets acquired which is being amortized on a straight-line basis over fifteen years.

     As part of this acquisition, Rockwood Casualty entered into a fifteen year lease agreement with an affiliate of the sellers for the property which houses all of Rockwood Casualty's operations. Under the terms of this lease, Rockwood Casualty has the option to purchase the property at any time during the lease for a scheduled price which equals all of the remaining fixed payments discounted at 8.5%, including a required payment of $2,500,000 at the end of the lease term. If Rockwood Casualty fails to exercise such option, the lessor may require Rockwood Casualty to purchase the property for $2,500,000 at the conclusion of the lease. Total lease payments, over the duration of this lease exclusive of the $2,500,000 required payment, are $5,288,973. For financial reporting purposes, the lease has been recorded in other liabilities at its present value using a discount rate of 8.5% (see Note 14 for further discussion).

     The following table summarizes the effects of Front Royal, Inc.'s acquisitions:

                                             DECEMBER 31,    DECEMBER 30,      MAY 21,
                                                 1996            1994           1992
                                              TRANSACTION     TRANSACTION    TRANSACTION       TOTAL
Total purchase price.......................  $  60,543,649   $  16,963,631   $ 5,766,115   $  83,273,395
Liabilities assumed at fair market value...    166,242,686      67,399,881     1,119,388     234,761,955
Less: Assets acquired at fair market
  value....................................   (220,437,832)    (89,778,280)   (5,857,103)   (316,073,215)
                                             -------------   -------------   -----------   -------------
Excess/(shortfall) of purchase price over
  net assets acquired......................  $   6,348,503   $  (5,414,768)  $ 1,028,400   $   1,962,135
                                             -------------   -------------   -----------   -------------
                                             -------------   -------------   -----------   -------------

     The accompanying consolidated results of operations for 1996 and 1995 do not include the results of the Rockwood Casualty Acquisition due to the December 31, 1996 closing date.

     The following unaudited pro forma financial information assumes that the Rockwood Casualty Acquisition had occurred at the beginning of 1995.

                                                                                           YEARS ENDED DECEMBER 31,
                                                                              --------------------------------------------------
                                                                                       1996     (IN THOUSANDS,    1995
                                                                                          EXCEPT PER SHARE AMOUNTS)
Revenues...................................................................          $ 111,453                  $ 107,930
Net income.................................................................             25,017                     10,815
Net income available to common shareholders................................             23,932                      9,730
Net income per share:
  Basic....................................................................          $    2.69                  $    1.09
  Diluted..................................................................          $    1.98                  $     .86

6. RESERVE FOR LOSSES AND LOSS ADJUSTMENT EXPENSES

     The Company does not believe any of the policies currently being written, or written in recent years, expose the Company to asbestos-related risks. The Company, however, has identified three insured accounts with policy terms of up to five years (the latest of which expired in 1987) where an asbestos-related exposure exists. Reserves for asbestos-related exposures cannot be estimated with traditional loss reserving techniques. Case reserves (and the costs of related litigation) have been established based on information that has been developed on known claimants. In addition, incurred but not reported reserves have been established to cover additional exposure on both known and unasserted claims. Those reserves are reviewed and updated continually by management and outside actuaries. In establishing liabilities for claims for asbestos-related illnesses, management considers facts currently known, the current state of the law and litigation arising from coverage issues. Management has performed extensive reviews of its records to identify insured accounts for which exposure for asbestos-related

                       FRONT ROYAL, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

6. RESERVE FOR LOSSES AND LOSS ADJUSTMENT EXPENSES--(CONTINUED) illnesses have been established; however, courts and legislatures have, in the past, attempted to expand coverage and liability. Accordingly, an indeterminable amount of additional liability could develop. However, this amount should be limited by the very small number of identified insured accounts, limited policy terms, already partially exhausted policy limits, and the existence of significant applicable reinsurance.

     Rockwood Casualty discounts its workers' compensation reserves for both statutory and GAAP financial reporting purposes. The discount rate at December 31, 1997 and 1996 was 4%. Included in the reserve for unpaid losses at December 31, 1997 and 1996 is $87,601,000 and $90,035,000, respectively, related to workers' compensation coverages (which is net of a discount of $15,061,000 and $15,509,389, respectively).

     The following table provides a reconciliation of the beginning and ending reserve balances for losses and loss adjustment expenses ('LAE'), net-of-reinsurance, for 1997, 1996 and 1995 to the gross amounts reported in the balance sheet.

                                                                                     YEARS ENDED DECEMBER 31,
                                                                                 --------------------------------
                                                                                   1997        1996        1995
                                                                                      (DOLLARS IN THOUSANDS)
Reserve for losses and LAE, net of related reinsurance recoverables, at
  beginning of year...........................................................   $162,339    $ 44,160    $ 40,397
Add:
  Provision for losses and LAE for claims occurring in the current year, net
     of reinsurance...........................................................     63,725      27,058      22,870
  Increase (decrease) in incurred losses and LAE for claims occurring in prior
     years, net of reinsurance................................................     (7,978)       (948)       (304)
  Provision for discount on claims occurring in the current year..............     (3,014)         --          --
  Provision for discount on claims occurring in prior years...................      3,463          --          --
                                                                                 --------    --------    --------
     Incurred losses and LAE during the current year, net of reinsurance and
       discount...............................................................     56,196      26,110      22,566
                                                                                 --------    --------    --------
Deduct:
  Losses and LAE payments for claims, net of reinsurance, occurring during:
     Current year.............................................................    (13,650)     (6,325)     (5,642)
     Prior years..............................................................    (32,097)    (15,055)    (13,161)
                                                                                 --------    --------    --------
     Total paid...............................................................    (45,747)    (21,380)    (18,803)
                                                                                 --------    --------    --------
Add: Reserves related to acquisitions, net of discount........................         --     113,449          --
                                                                                 --------    --------    --------
Reserve for losses and LAE, net of related reinsurance recoverables, at end of
  year........................................................................    172,788     162,339      44,160
Add: Reinsurance recoverables on unpaid losses and LAE, at end of year
  ($14,356 in 1996 related to acquisitions)...................................     22,543      25,736      12,073
                                                                                 --------    --------    --------
Reserve for losses and LAE, gross of reinsurance recoverables on unpaid losses
  and LAE, at end of year.....................................................   $195,331    $188,075    $ 56,233
                                                                                 --------    --------    --------
                                                                                 --------    --------    --------

     The foregoing reconciliation shows that a $7,978,000 redundancy in the 1996 and prior year reserves emerged in 1997. This redundancy is primarily a result of lower than expected costs of settling workers' compensation claims which were open at the end of 1996 and lower than expected per claim costs for incurred but unreported claims at December 31, 1996. The Company attributes these lower costs primarily to the effects of enacted legislation resulting in the lowering of medical costs and indemnity costs to workers' compensation carriers.

                       FRONT ROYAL, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

7. REINSURANCE

     The Company's insurance subsidiaries remain liable to their policyholders if their reinsurers are unable to meet their contractual obligations under applicable reinsurance agreements. To minimize exposure to significant losses from reinsurance insolvencies, the Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risk arising from similar geographic regions, activities, or economic characteristics of the reinsurers. At December 31, 1997, reinsurance recoverables from three reinsurers were $7,339,000, $2,857,000 and $1,625,000, representing approximately 48% of the total balance of reinsurance outstanding.

     Net written premiums are summarized as follows:

                                                                     YEARS ENDED DECEMBER 31,
                                                            ------------------------------------------
                                                                1997           1996           1995
Direct premiums..........................................   $ 99,665,229    $49,507,334    $42,949,993
Assumed premiums.........................................        580,435        440,806        620,986
Ceded premiums...........................................    (12,215,025)    (6,544,153)    (5,915,747)
                                                            ------------    -----------    -----------
     Net premiums written................................   $ 88,030,639    $43,403,987    $37,655,232
                                                            ------------    -----------    -----------
                                                            ------------    -----------    -----------

     Net premiums earned are summarized as follows:

                                                                     YEARS ENDED DECEMBER 31,
                                                            ------------------------------------------
                                                                1997           1996           1995
Direct premiums..........................................   $103,702,417    $47,632,943    $41,535,362
Assumed premiums.........................................        862,672        536,211        740,605
Ceded premiums...........................................    (14,042,036)    (6,053,694)    (5,738,579)
                                                            ------------    -----------    -----------
     Net premiums earned.................................   $ 90,523,053    $42,115,460    $36,537,388
                                                            ------------    -----------    -----------
                                                            ------------    -----------    -----------

     Losses and LAE are summarized as follows:

                                                                     YEARS ENDED DECEMBER 31,
                                                             -----------------------------------------
                                                                1997           1996           1995
Direct losses and LAE.....................................   $59,090,303    $28,776,472    $26,327,637
Assumed losses and LAE....................................       324,627        106,973       (303,406)
Ceded losses and LAE......................................    (3,218,936)    (2,773,166)    (3,458,455)
                                                             -----------    -----------    -----------
     Net losses and LAE...................................   $56,195,994    $26,110,279    $22,565,776
                                                             -----------    -----------    -----------
                                                             -----------    -----------    -----------


8. OTHER LIABILITIES

     Other liabilities at December 31, are comprised of the following:

                                                                               1997           1996
Amounts payable to reinsurers............................................   $ 3,342,299    $ 2,124,276
Capital lease obligation.................................................     3,168,022      3,006,265
Obligations under non-compete/non-solicitation agreements................     3,017,314      3,386,907
Federal income tax payable...............................................       930,102      1,077,784
Deferred purchase price payable..........................................       643,000        593,000
Accounts payable.........................................................       930,896        450,860
Other....................................................................     1,109,084      1,165,734
                                                                            -----------    -----------
     Total...............................................................   $13,140,717    $11,804,826
                                                                            -----------    -----------
                                                                            -----------    -----------

                       FRONT ROYAL, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

9. DEBT

     In connection with the Rockwood Casualty Acquisition and in order to reduce the interest cost associated with its then existing debt, Front Royal, Inc. obtained a debt facility with a bank for an original amount of $38,000,000, payable semi-annually through the maturity date of December 1, 2003 and requiring the remaining payments as follows:

                                                               PRINCIPAL
DATE                                                            PAYMENT
1998.......................................................   $ 3,375,000
1999.......................................................     4,625,000
2000.......................................................     5,500,000
2001.......................................................     6,125,000
2002.......................................................     6,625,000
2003.......................................................    10,295,430
                                                              -----------
     Total.................................................   $36,545,430
                                                              -----------
                                                              -----------

     The debt requires a $6,000,000 escrow (which is recorded in short-term investments in the accompanying financial statements) be posted by the Company until maturity.

     The facility is subject to mandatory prepayment (which may be waived by the bank) equal to:

     o the net cash proceeds of an initial public offering in an amount equal to the lesser of 75% of such proceeds or an amount necessary to bring the ratio of debt to total debt and equity to .20 to 1.0 (no prepayment is necessary if such ratio is less than .20 to 1.0);

     o 50% of the net cash proceeds of any other equity offering exceeding $250,000 (for which the Company paid $204,570 during 1997);

     o 100% of the proceeds of any asset dispositions greater than $2,000,000 (excluding the sale of Hamilton Insurance Company--see Note 13 for further discussion); and/or

     o up to 35% of the Company's excess cash flow (as defined) beginning in fiscal year 1997 (and payable in 1998).

     Interest is payable quarterly or according to an alternative period chosen by the Company of one, two or three-month periods. The debt can be segregated into one or more Base Rate Tranches or one or more LIBOR Tranches. A Base Rate Tranche will bear interest at the higher of either the bank's prime rate or the Federal Funds Rate plus .5%. In the case of a LIBOR Tranche, the rate will equal the three month LIBOR rate plus 2.25%, 2.00% or 1.75% if the ratio of debt to total debt and equity is greater than or equal to .40 to 1.0, less than .40 but greater than or equal to .35 to 1.0, or less than .35 to 1.0, respectively.

     The note is secured by all of the outstanding stock of the primary subsidiaries of the Company and substantially all of the Company's other assets. The terms of the debt require Front Royal, Inc. and its subsidiaries to maintain certain prescribed levels of shareholders' equity, consolidated statutory surplus and various key operating indices. Additionally, the terms of the debt prohibit Front Royal, Inc. from paying dividends or issuing additional debt.

     On February 2, 1995, the Company entered into a contract with the holder of the senior bank debt for 50% of its then existing debt (i.e., $5,250,000) which capped the maximum interest rate payable at 11% (i.e., the three month LIBOR rate of 8.25% as of February 2, 1995 plus 2.75%). Pursuant to this contract, if the three month LIBOR interest rate dropped below 8.25%, Front Royal, Inc. was obligated to pay 59% of the difference between this 8.25% and the lower rate on the $5,250,000 balance.

                       FRONT ROYAL, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

9. DEBT--(CONTINUED)

     During 1997, 1996 and 1995, the three month LIBOR rate ranged from 5.91% to 5.50%, 5.70% to 5.25% and 6.3% to 5.5%, respectively, and the Company paid $79,496, $85,125 and $60,946, respectively, under this agreement.

     The $5,250,000 outstanding principal on the debt was fully repaid at December 31, 1996 in connection with the $38,000,000 debt facility noted above. However, the underlying contract remains in effect until its expiration on March 30, 1998 and has been incorporated as part of the contract detailed below.

     On February 18, 1997, the Company entered into another contract with the holder of the senior bank debt for the balance of the debt in excess of $5,250,000 (reduced periodically for applicable maturities). This contract caps the maximum three month LIBOR rate at 6.40%. This contract expires April 1, 2002. The cost of the contract is being amortized into investment expense over the life of the contract.

     Interest paid by the Company was $3,031,264, $1,516,434 and $1,272,390 for 1997, 1996 and 1995, respectively.

10. INCOME TAXES

     Front Royal, Inc. files a consolidated federal income tax return with its subsidiaries. At December 31, 1997, the Company had net operating loss carryforwards of $3,765,273 for income tax purposes which expire in 2009. Utilization of these losses for income tax purposes is subject to certain limitations under Internal Revenue Code Section 382.

     Front Royal, Inc.'s effective income tax rate on pre-tax income is lower than the prevailing corporate federal income tax rate and is summarized as follows:

                                                                    1997          1996          1995
Income tax expense at federal rates...........................   $4,613,832    $1,744,766    $1,637,506
Change in valuation allowance on deferred tax assets..........   (2,318,613)   (1,402,249)     (320,270)
Other.........................................................      (83,775)      278,227       (53,236)
                                                                 ----------    ----------    ----------
     Income tax expense.......................................   $2,211,444    $  620,744    $1,264,000
                                                                 ----------    ----------    ----------
                                                                 ----------    ----------    ----------

     Federal income taxes paid by the Company was $4,139,812, $1,437,500 and $830,000 for 1997, 1996 and 1995, respectively.

                       FRONT ROYAL, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

10. INCOME TAXES--(CONTINUED)
     The significant components of the net deferred tax asset at the current prevailing tax rate are summarized as follows:

                                                                              DECEMBER 31,
                                                                 --------------------------------------
                                                                    1997          1996          1995
Deferred tax assets:
  Reserve for losses and loss adjustment expenses.............   $8,160,949    $8,522,295    $2,950,453
  Unearned premiums...........................................    2,259,612     2,429,097     1,329,635
  Basis difference on investments resulting from the Colony
     and Rockwood Acquisitions................................      960,666     1,434,901     1,139,276
  Net operating losses........................................    1,280,193     1,427,937     1,575,336
  Accrued policyholder dividends..............................      988,397     1,050,622            --
  Other.......................................................    1,500,243       940,417       884,331
                                                                 ----------    ----------    ----------
Deferred tax assets...........................................   15,150,060    15,805,269     7,879,031
Less: valuation allowance.....................................   (1,280,193)   (2,872,482)   (3,640,196)
                                                                 ----------    ----------    ----------
     Total deferred tax assets................................   13,869,867    12,932,787     4,238,835
                                                                 ----------    ----------    ----------

Deferred tax liabilities:
  Deferred policy acquisition costs...........................    2,983,742     3,107,036     1,856,396
  Unrealized gains on available-for-sale securities...........    1,712,307       726,324     1,360,859
                                                                 ----------    ----------    ----------
     Total deferred tax liabilities...........................    4,696,049     3,833,360     3,217,255
                                                                 ----------    ----------    ----------
Net deferred tax asset........................................   $9,173,818    $9,099,427    $1,021,580
                                                                 ----------    ----------    ----------
                                                                 ----------    ----------    ----------

     The components of the changes in the valuation allowance were recorded through shareholders' equity and operations as follows:

                                                                              DECEMBER 31,
                                                                 --------------------------------------
                                                                    1997          1996         1995
Change recognized in shareholders equity:
  Change related to net unrealized (gains)/losses.............   $   726,324   $  634,535   $(1,360,859)
Change recognized in statement of operations:
  Reduction for increased likelihood of realization...........    (2,318,613)  (1,402,249)     (320,270)
                                                                 -----------   ----------   -----------
Total change in valuation allowance...........................   $(1,592,289)  $ (767,714)  $(1,681,129)
                                                                 -----------   ----------   -----------
                                                                 -----------   ----------   -----------

                       FRONT ROYAL, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

11. CAPITAL STOCK

  Common Stock--Class A Shares

     On June 30, 1997, 426,166 warrants for the Company's Class A Common Stock with exercise prices from $.76 to $2.00 were scheduled to expire. Of this amount, shareholders exercised 424,156 warrants for total proceeds of $365,939 and the Company issued a corresponding number of shares of Class A Common Stock (see Note 12 for further discussion).

  Common Stock--Class B Shares

     The shares of Class B Common Stock generally have the same rights as the shares of Class A Common Stock except for certain voting rights and restrictions on the Class B shares. All Class B shares will convert automatically to Class A shares on the earliest of (a) approval of 2/3 vote of Class A shareholders, (b) approval by Class A Directors or (c) April 15, 2002.

  Common Stock--Class C Shares

     In connection with the Rockwood Casualty Acquisition, on December 31, 1996, the Company issued 31,750 units in a private placement (the 'Private Placement') at a price of $400 per unit. Each unit included 100 shares of a new Class C Common Stock, 100 rights (the 'Rights') and one warrant to purchase 7.874 shares of Class A Common Stock. As a result, the Company raised $12,700,000, issued 3,175,000 shares of Class C Common Stock, a corresponding number of Rights and issued warrants to purchase 250,000 shares of Class A Common Stock.

     These warrants are exercisable at an exercise price of $.01 at any time after June 1, 2001 or earlier in the event of a sale of all (or substantially all) of the Company's assets or a change in control of the Company. However, the Company has the right to reacquire some or all of these warrants at $.01 each contingent upon the achievement of certain financial goals on or before December 31, 2000. Management believes such financial goals will be achieved and intends to reacquire these warrants prior to December 31, 2000.

     Each Right entitles the holder to the difference between $4.00 per share of Class C Common Stock and the fair market value of the Class A Common Stock (if the fair market value of Class A Common Stock is less than $4.00) on certain trigger event dates. The Company may fulfill its obligations with respect to the Rights, if any, by the payment of cash or the issuance of securities, at the option of the Company.

     The shares of Class C Common Stock have a liquidation preference over the Class A and Class B shares and are convertible into Class A shares at any time at the option of the holder. In the event of liquidation, the Class C Common Stockholders have priority up to $4.00 over the Class A and B shares.

     On August 25, 1997, the Company issued an additional 733 units of Class C Common Stock for total proceeds of $293,200 on terms and conditions identical to the December 31, 1996 issuance detailed above. Accordingly, the Company issued 73,300 shares of Class C Common Stock, a corresponding amount of rights and issued warrants to purchase 5,772 shares of Class A Common Stock.

  Redeemable Convertible Preferred Stock--Series A

     Also in connection with the Rockwood Casualty Acquisition, on December 31, 1996 the Company issued 155,000 shares of Series A Redeemable Convertible Preferred Stock. This stock has a 7% per annum dividend which can be accrued or paid at the option of the Company. The stock is convertible at any time at the option of the holder into 2,583,333 shares of Class A Common Stock (i.e., $6.00 per share) except in the event of an initial public offering when such conversion is mandatory.

     In the event of conversion, all accrued but unpaid dividends become an 8% subordinated debt of the Company. This debt would mature on December 31, 2003.

                       FRONT ROYAL, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

11. CAPITAL STOCK--(CONTINUED)
     The holder of the Series A Redeemable Convertible Preferred Stock is entitled to one vote for each share, voting together as a single class to nominate and elect one member of the Board of Directors. This right ceases to exist if less than 50,000 shares are outstanding at the record date. The holder of these shares has no other voting rights except as required by law.

     Each holder of these shares has the right, not earlier than 180 days and not later than 60 days before December 31, 2006, to require the Company to redeem all or any portion of such holder's shares not previously converted at a price per share equal to the stated value (i.e., $100.00 per share) plus all accrued and unpaid dividends at such time. The Company shall have the option to pay the redemption price in cash, by delivery of 8% promissory notes due on demand or by a combination of each. The promissory notes would be subordinate in all respects to the Company's senior debt.

12. WARRANTS AND OPTIONS

  Warrants

     As of December 31, 1997, Front Royal, Inc. had warrants outstanding for the purchase of Class A Common Stock comprised of the following:

NUMBER OF SHARES     EXERCISE PRICE     EXPIRATION DATE
      598,898            $  .01           1999 to 2006
      460,750            $ 2.50           1999 to 2001
       22,500            $ 2.20                     --
----------------
    1,082,148
----------------
----------------

     Included in the total of 598,898 warrants with an exercise price of $.01 per share are warrants to purchase 255,772 shares which are contingent and were issued in connection with the Private Placement (see Note 11 for further discussion).

     In connection with the Rockwood Casualty Acquisition, the Company issued warrants to purchase an aggregate of 400,000 shares of Class A Common Stock at an exercise price of $2.50 per share to two individuals in consideration of their entering into non-compete and non-solicitation agreements that expire on December 31, 2001. These warrantholders were former owners of Rockwood Casualty and are currently owners and officers of insurance companies writing business in lines other than those offered by the Company.

A summary of the warrant activity, by year, is as follows:

                                                                        1997         1996        1995
Outstanding at January 1...........................................   1,502,542      852,542    850,038
Warrants granted...................................................       5,772      650,000      2,504
Warrants exercised.................................................    (424,156)          --         --
Warrants cancelled.................................................      (2,010)          --         --
                                                                      ---------    ---------    -------
Outstanding at December 31.........................................   1,082,148    1,502,542    852,542
                                                                      ---------    ---------    -------
                                                                      ---------    ---------    -------
Exercisable at December 31.........................................     826,376    1,252,542    852,542
                                                                      ---------    ---------    -------
                                                                      ---------    ---------    -------

  Options

     During 1996, the Company established an incentive Stock Option Plan pursuant to which stock options may be granted to officers, employees, consultants, advisors and directors of the Company. The number of shares of Class A Common Stock reserved for issuance under this plan is 500,000. The Company had previously established a management incentive Stock Option Plan pursuant to which options to purchase Class B Common

                       FRONT ROYAL, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

12. WARRANTS AND OPTIONS--(CONTINUED)
Stock were granted to officers and a director of the Company. The number of shares of Class B Common Stock reserved for issuance under this plan was 250,000. All options granted are exercisable over a four year period commencing from the anniversary date of the grant except for 150,000 options granted in December 1995 which were fully vested upon their issuance.

     As of December 31, 1997, the aggregate shares issuable upon exercise of Class A and Class B options is as follows:

NUMBER OF SHARES     EXERCISE PRICE     EXPIRATION DATE
     506,500             $ 5.00               2007
      93,500             $ 4.00               2003
      90,000             $ 2.00               2002
      60,000             $ 2.50               2005
----------------
     750,000
----------------
----------------

A summary of the option activity, by year, is as follows:

                                                                        1997         1996        1995
Outstanding at January 1...........................................     258,500      150,000         --
Options granted....................................................     506,500      108,500    150,000
Options exercised..................................................          --           --         --
Options cancelled..................................................     (15,000)          --         --
                                                                      ---------    ---------    -------
Outstanding at December 31.........................................     750,000      258,500    150,000
                                                                      ---------    ---------    -------
                                                                      ---------    ---------    -------
Exercisable at December 31.........................................     173,375      150,000    150,000
                                                                      ---------    ---------    -------
                                                                      ---------    ---------    -------

13. RELATED PARTY TRANSACTIONS

     During 1997, 1996 and 1995, the Company issued equity to individuals who were also directors, officers and/or shareholders. The pricing of all such issuances was approved by the Board of Directors and was deemed to be the then fair market value.

     As part of the Rockwood Casualty Acquisition, the Company issued warrants to purchase 400,000 shares of Class A Common Stock to two former owners of Rockwood. One of these warrantholders is also a director of Front Royal, Inc. Additionally, these two warrantholders are the owners of a company which:

     o was an obligor of a $2,500,000, 13% secured note to the Company due on December 31, 1997. This note was fully repaid during 1997. The note represented the balance of a $3,500,000 purchase price for a wholly-owned subsidiary of Rockwood, Premier Auto Insurance Company ('Premier').

     o purchased the $15,500,000 Series A Redeemable Convertible Preferred Stock of the Company issued pursuant to the Rockwood Casualty Acquisition from one of the sellers of Rockwood Casualty.

     The Chairman and a member of the Board of Directors of the Company have consulting contracts with the Company for $40,000 and $24,000 per year, respectively, which can be terminated by either party upon 90 days' written notice.

     As part of the December 31, 1996 Private Placement, the Company loaned a total of $200,000 to three of its officers to purchase units in the transaction. A total of 50,000 shares of Class C Common Stock were purchased along with 3,937 contingent warrants to purchase Class A Common Stock at an exercise price of $.01 per share (see Note 11 for further discussion). The notes have an interest rate of 6.5%, mature on December 31, 2001, are secured by the underlying stock and require mandatory prepayment of 25% of the net after-tax amount of any cash bonus paid to these officers (pursuant to which $33,614 was repaid in 1997).

                       FRONT ROYAL, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

13. RELATED PARTY TRANSACTIONS--(CONTINUED)

     In connection with the Rockwood Casualty Acquisition, the Company entered into an option agreement to sell a wholly-owned subsidiary of Colony, Hamilton Insurance Company ('Hamilton'), for an aggregate purchase price of $4,500,000 to the obligor of the $2,500,000 note described above. This transaction was completed in December 1997, prior to which Hamilton had transferred its assets and liabilities in excess of $4,000,000 of statutory surplus to Colony. Hamilton's business was transferred to Colony via a reinsurance treaty. New business written by Hamilton on behalf of Colony in states in which Colony is not yet licensed will also be transferred to Colony via a reinsurance treaty.

14. COMMITMENTS AND CONTINGENCIES

     Colony and Rockwood Casualty are named as defendants in legal actions arising primarily from claims made under insurance policies or in connection with previous reinsurance agreements. Those actions have been considered in establishing the Company's reserve liabilities. Management and its legal counsel are of the opinion that the settlement of these actions will not have a material adverse effect on Front Royal, Inc.'s financial position or the results of its operations.

     In connection with the Rockwood Casualty Acquisition, Rockwood Casualty entered into a fifteen-year capital lease agreement. The future minimum rental payments required under this lease as of December 31, 1997 are as follows:

1998........................................................   $   78,000
1999........................................................       78,000
2000........................................................       86,000
2001........................................................       86,000
2002........................................................      272,475
Thereafter..................................................    7,188,498
                                                               ----------
     Total..................................................   $7,788,973
                                                               ----------
                                                               ----------

     Additionally as part of the Rockwood Casualty Acquisition, the Company entered into several agreements with former owners and affiliates of Rockwood Casualty, including certain non-solicitation and non-compete agreements, for periods of up to ten years. The agreements require payments as follows: 1998 to 2001--$565,000 per year; 2002 to 2006--$390,000 per year. The net present value of such agreements is recorded as an intangible asset with a corresponding liability recorded in other liabilities.

     Also as part of the Rockwood Casualty Acquisition, Premier assumed all of the private passenger automobile insurance previously written by Rockwood Casualty via a reinsurance treaty. On December 31, 1996, Premier transferred $8,700,627 into an escrow account held by Rockwood Casualty to collaterize outstanding ceded losses and unearned premium. Rockwood Casualty remains contingently liable to its policyholders if Premier is unable to meet its contractual obligations under the reinsurance agreement. As of December 31, 1997 the balance of such escrow was $1,389,308, which exceeded the contractually determined escrow amount at September 30, 1997 of $969,283. This September 30, 1997 balance was based upon Premier's independent consulting actuary's estimate of such reserve liability for private passenger automobile insurance at that date.

     Rockwood Insurance Company of Indiana ('RIND'), a Company that merged into Rockwood Casualty on December 31, 1990, issued certain medical malpractice policies for claims occurring between January 1, 1978 and October 1, 1990. RIND reinsured these policies pursuant to a loss portfolio transfer agreement with Covenant Mutual Insurance Company ('Covenant'). Covenant subsequently went into liquidation and was unable to meet its obligation on the reinsurance agreement. In May 1993, Rockwood Insurance Company, Rockwood Casualty's former parent, which went into liquidation proceedings in 1991, established and funded a Liquidating Trust ('Trust') in accordance with an agreement approved by an order of the Commonwealth Court of Pennsylvania to service medical malpractice claims related to Covenant's default.

                       FRONT ROYAL, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

14. COMMITMENTS AND CONTINGENCIES--(CONTINUED)
     The Trust was originally funded with $6,500,000, and on June 30, 1994 an additional $623,000 was deposited in the Trust by Rockwood Casualty's former parent in accordance with the Trust agreement, as amended. The total assets in the Trust available to pay claims and expenses at December 31, 1997 and 1996, were $2,680,000 and $3,282,000, respectively. As part of the Trust agreement, a certification of reserve liabilities is prepared annually by an independent consulting actuary acceptable to both the former parent and Rockwood Casualty. The amount of actuarially determined liabilities related to Covenant's default as of December 31, 1997 and 1996 was $1,266,230 and $2,256,459, respectively. If the amount of reserve liabilities on a discounted basis, times 115%, exceeds the amount in the Trust Fund as of the date of the report, the former parent shall pay to the Trustee, monies or investment securities in the aggregate amount of the deficiency. Any amount in excess of the actuarially determined liabilities, times 115%, may be returned to the former parent.

     Rockwood Casualty remains contingently liable for the medical malpractice claims, in the event that the Trust's assets, which consist primarily of investments in short term U.S. Treasury obligations and cash equivalents, and future deficiency funding by the former parent, if necessary, are not sufficient to fund the ultimate liability. Management believes that there is minimal exposure relating to this liability.

     The Company has developed a plan to modify its information technology to be ready for the year 2000 and has purchased, where necessary, year 2000 compliant software and begun converting critical data processing systems. The Company currently expects the project to be substantially complete by early 1999 and to cost approximately $1,500,000 (unaudited). This estimate includes internal costs, but excludes the costs to upgrade and replace systems in the normal course of business. The Company does not expect this project to have a significant effect on operations. As of December 31, 1997, $806,818 has been incurred.

                       FRONT ROYAL, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

15. EARNINGS PER SHARE

     The following table sets forth the computation of basic and diluted earnings per share:

                                                                       YEARS ENDED DECEMBER 31
                                                               ---------------------------------------
                                                                  1997           1996          1995
Numerator:
  Net income available to common shareholders (numerator for
     basic earnings per share)..............................   $10,273,651    $4,510,922    $3,552,194
  Dividends to preferred shareholders.......................     1,085,000            --            --
                                                               -----------    ----------    ----------
  Net income (numerator for diluted earnings per share).....   $11,358,651    $4,510,922    $3,552,194
                                                               -----------    ----------    ----------
Denominator:
  Weighted average common shares outstanding (denominator
     for basic earnings per share)..........................     9,125,333     5,723,624     5,710,538
                                                               -----------    ----------    ----------
  Effect of dilutive securities:
       Warrants.............................................     1,024,652       674,319       650,220
       Employee stock options...............................       127,692        48,491        35,368
       Convertible preferred stock..........................     2,583,333            --            --
                                                               -----------    ----------    ----------
  Dilutive potential common shares..........................     3,735,677       722,810       685,588
                                                               -----------    ----------    ----------
  Adjusted weighted average common shares outstanding and
     assumed conversions (denominator for diluted earnings
     per share).............................................    12,861,010     6,446,434     6,396,126
                                                               -----------    ----------    ----------
Net income per share--basic.................................   $      1.13    $      .79    $      .62
                                                               -----------    ----------    ----------
                                                               -----------    ----------    ----------
Net income per share--diluted...............................   $       .88    $      .70    $      .56
                                                               -----------    ----------    ----------
                                                               -----------    ----------    ----------

16. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts reported in the balance sheet for cash and short-term investments approximate those assets and liabilities' fair values. Fair values for investment securities are based on quoted market prices and are disclosed in
Note 2. The Company has not determined the fair value of its senior bank debt obligation or the contracts which cap interest rates related to this debt. The Company does not believe, however, that the fair value of these financial instruments would differ materially from their recorded values.

17. STOCK BASED COMPENSATION

     The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, ('APB 25') and related Interpretations in accounting for its employee stock options. Under APB 25, when the exercise price of the Company's employee stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation expense is recognized (see Note 12 for a summary of the options issued and outstanding). This methodology was deemed preferable because, as discussed below, the alternative fair value accounting, as provided for under FASB Statement No. 123, Accounting for Stock-Based Compensation, ('Statement 123'), requires use of option valuation models that were not developed for use in valuing employee stock options.

     Pro forma information regarding net income and earnings per share is, however, required by Statement 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method prescribed by that Statement. The fair value for these options (which is amortized to expense over the

                       FRONT ROYAL, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

17. STOCK BASED COMPENSATION--(CONTINUED) vesting period of the options) was estimated at the grant dates using a Black-Scholes option pricing model with the following weighted average assumptions for 1997, 1996 and 1995 respectively:

                                                               1997           1996          1995
Risk-free interest rate.....................................    6.13%         7.25%         6.69%
Expected life of the option.................................   10.63 years    7.00 years    8.27 years
Expected stock price volatility.............................     .31           .31           .31

     The expected dividend yield used is 0% for all years since the debt facility prohibits the payment of dividends (see Note 9 for further discussion).

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of the employee stock options.

     However, the Company's pro forma disclosures, as required under Statement 123, are as follows:

                                                                  1997           1996          1995
Pro forma net income........................................   $11,312,836    $4,510,922    $3,408,794
Pro forma net income per share:
  Basic.....................................................   $      1.12    $      .79    $      .60
  Diluted...................................................   $       .88    $      .70    $      .53

     The effects of applying Statement 123 for providing pro forma disclosures are not likely to be representative of the effect on pro forma net income for future years as the expense recognition will vary depending on the vesting schedule of the options.

     No compensation expense has been recorded in operations in 1997, 1996 or 1995 since all options were issued with exercise prices that equaled or exceeded the then fair market value of the Company's stock.

18. STATUTORY MATTERS

     The Company is required to periodically submit financial statements prepared in accordance with statutory accounting practices to insurance regulatory authorities. Statutory accounting practices for Colony, Hamilton, FRIC, and Rockwood Casualty prescribed or permitted by state regulatory authorities differ from generally accepted accounting principles. The following net income amounts determined in accordance with statutory accounting practices was reported to regulatory authorities for the years ended 1997, 1996, and 1995:

                                                                       YEARS ENDED DECEMBER 31
                                                               ---------------------------------------
                                                                  1997          1996           1995
Colony......................................................   $3,046,875    $ 3,170,460    $3,156,814
Hamilton....................................................      740,853        639,451       329,636
FRIC........................................................    1,220,440        141,889       645,093
Rockwood Casualty...........................................    6,747,430     18,981,074     5,143,737

     As part of the Rockwood Casualty Acquisition, Rockwood Casualty requested and received permission from the state regulatory authority to transfer $8,500,000 to Front Royal, Inc. as a return of capital. The proceeds of

                       FRONT ROYAL, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

18. STATUTORY MATTERS--(CONTINUED)
this return of capital were utilized to finance a portion of the purchase price, pay certain closing costs and to fund a $6 million senior bank debt escrow (see Notes 5 and 9 for further discussion).

     In 1997, Colony's statutory net income includes $1,242,375 of income related to the sale of Hamilton (see Note 13 for further discussion). Additionally, in December 1996, and in 1995, Hamilton and FRIC paid dividends of $500,000 and $850,000, respectively, to their parent, Colony. The dividends are included in Colony's statutory net income above. These dividends had been approved by regulatory authorities.

     The net assets of Colony and Rockwood Casualty that are transferable to Front Royal, Inc. are limited to the amounts by which statutory capital and surplus exceed minimum statutory requirements. An analysis of such requirement at December 31, 1997 is as follows:

                                                                                  ROCKWOOD
                                                                    COLONY        CASUALTY
Statutory Capital and Surplus..................................   $30,535,456    $43,881,750
Minimum Statutory Capital Required.............................     4,000,000      3,000,000
                                                                  -----------    -----------
Excess over Minimum Statutory Capital Requirement..............   $26,535,456    $40,881,750
                                                                  -----------    -----------
                                                                  -----------    -----------

     Despite such excess over statutory minimums, regulatory approval is required for any distribution in a twelve month period, other than for dividends or other distributions which, in the aggregate, do not exceed the lesser (in Virginia, the greater in Ohio and Pennsylvania) of either (i) ten percent of the insurer's surplus to policyholders as of the immediately preceding December 31 or (ii) net income (excluding realized gains in Virginia) of the prior year.

19. SUBSEQUENT EVENTS

     In March 1998, the Company expects to execute a definitive agreement to purchase the stock of a Florida-domiciled insurance company, certain assets of a captive wholesale general agency (and an affiliate of the Florida-domiciled insurance company) and certain other assets and liabilities for a total purchase price of $35,000,000 in cash, 500,000 shares of Class A Common Stock and warrants to purchase 1,050,000 shares of Class A Common Stock at an exercise price of $10.00 per share.

     The agreement will be conditional upon state regulatory approval and governmental clearance under the Hart Scott Rodino Act. The Company expects both of such approvals to occur in the second quarter of 1998.

     The agreement will also be conditional upon the seller delivering the insurance company with certain levels of invested assets, statutory surplus and GAAP equity. Front Royal, Inc. will provide a $1,000,000 down payment which would be refunded should the insurance company not achieve these prescribed levels of invested assets, statutory surplus or GAAP equity. Additionally, under certain circumstances, if the transaction is not ultimately completed, Front Royal, Inc. may be required to forfeit its down payment.

     The purchase price will be funded from a combination of internal sources and debt. The Company is negotiating an increase to its senior bank debt on terms and conditions similar to its current facility.

                       FRONT ROYAL, INC. AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                                                                     MARCH 31,      DECEMBER 31,
                                                                                        1998            1997
                                     ASSETS
Investments:
  Fixed maturity securities:
     Available-for-sale at fair value (amortized cost: 1998, $125,098,803;
       1997, $122,304,263).......................................................   $128,163,987    $125,374,861
     Held-to-maturity at amortized cost (fair value: 1998, $95,012,544;
       1997, $111,403,288).......................................................     93,152,847     109,536,621
  Equity securities at fair value (cost: 1998, $16,582,369;
     1997, $16,635,621)..........................................................     18,775,263      18,601,221
  Short-term investments.........................................................     37,852,749      24,208,843
                                                                                    ------------    ------------
       Total investments.........................................................    277,944,846     277,721,546

Cash.............................................................................      1,567,869       2,907,311
Accrued investment income........................................................      2,800,000       3,304,784
Reinsurance recoverable on unpaid loss and loss adjustment expenses..............     22,952,346      22,543,301
Reinsurance recoverable on paid loss and loss adjustment expenses................      2,583,137       1,917,547
Prepaid reinsurance premiums.....................................................      2,436,687       2,777,992
Premiums receivable and agents' balances.........................................     17,446,996      16,657,272
Deferred federal income tax......................................................      9,307,339       9,173,818
Deferred policy acquisition costs................................................      8,665,767       8,775,710
Intangible assets, net...........................................................      5,787,526       5,812,352
Other assets.....................................................................      5,832,007       4,723,136
                                                                                    ------------    ------------
       Total assets..............................................................   $357,324,520    $356,314,769
                                                                                    ------------    ------------
                                                                                    ------------    ------------

See accompanying notes to unaudited condensed consolidated financial statements.

                       FRONT ROYAL, INC. AND SUBSIDIARIES
               CONDENSED CONSOLIDATED BALANCE SHEETS--(CONTINUED)
                                  (UNAUDITED)

                                                                                     MARCH 31,      DECEMBER 31,
                                                                                        1998            1997
                      LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Reserve for losses and loss adjustment expenses................................   $197,092,824    $195,330,919
  Unearned premiums..............................................................     35,378,270      36,007,585
  Accrued expenses...............................................................      5,945,836       7,388,830
  Accrued policyholders' dividends...............................................      5,919,403       6,054,289
  Accrued preferred stock dividend...............................................      1,356,250       1,085,000
  Other liabilities..............................................................     13,338,237      13,140,717
                                                                                    ------------    ------------
                                                                                     259,030,820     259,007,340

  Senior bank debt...............................................................     35,295,430      36,545,430
                                                                                    ------------    ------------
       Total liabilities.........................................................    294,326,250     295,552,770
                                                                                    ------------    ------------
Commitments and contingent liabilities
Series A Redeemable Convertible Preferred Stock, no par value,
  155,000 shares authorized and 155,000 shares
  issued and outstanding in 1998 and 1997........................................     15,500,000      15,500,000
Common shareholders' equity:
  Common Stock--Class A, no par value, 20,000,000
     shares authorized and 5,859,144 shares issued and
     outstanding in 1998 and 1997, net of issuance costs.........................     13,739,979      13,739,979
  Common Stock--Class B, no par value, 700,000 shares authorized
     and 268,482 shares issued and outstanding in 1998 and 1997..................        557,348         557,348
  Common Stock--Class C, no par value, 3,500,000 shares authorized
     and 3,248,300 shares issued and outstanding in 1998 and 1997................     12,993,200      12,993,200
                                                                                    ------------    ------------
                                                                                      27,290,527      27,290,527

  Notes receivable from officers.................................................       (166,386)       (166,386)
  Retained earnings..............................................................     16,956,378      14,813,967
  Accumulated other comprehensive income.........................................      3,417,751       3,323,891
                                                                                    ------------    ------------
       Total common shareholders' equity.........................................     47,498,270      45,261,999
                                                                                    ------------    ------------
                                                                                      62,998,270      60,761,999
                                                                                    ------------    ------------
                                                                                    ------------    ------------
       Total liabilities, redeemable convertible preferred stock, and common
          shareholders' equity...................................................   $357,324,520    $356,314,769
                                                                                    ------------    ------------
                                                                                    ------------    ------------

See accompanying notes to unaudited condensed consolidated financial statements.

                       FRONT ROYAL, INC. AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)

                                                                                          THREE MONTHS ENDED
                                                                                              MARCH 31,
                                                                                      --------------------------
                                                                                         1998           1997
Revenues:
  Net premiums earned..............................................................   $20,167,287    $24,308,254
  Net investment income............................................................     4,264,544      4,265,364
  Net realized gains on investments................................................         4,432         42,352
  Other income.....................................................................        55,994         27,327
                                                                                      -----------    -----------
          Total revenues...........................................................    24,492,257     28,643,297
                                                                                      -----------    -----------
Losses and expenses:
  Net losses and loss adjustment expenses..........................................    12,186,532     15,790,698
  Policy acquisition costs amortized...............................................     5,763,284      6,457,328
  Other underwriting expenses......................................................     1,170,597        956,437
  Dividends to policyholders.......................................................       737,284      1,129,691
  Interest expense.................................................................       880,631      1,154,571
  Other operating costs and expenses...............................................       206,804         40,210
                                                                                      -----------    -----------
          Total losses and expenses................................................    20,945,132     25,528,935
                                                                                      -----------    -----------
Income before federal income taxes.................................................     3,547,125      3,114,362
Federal income tax expense
  Current..........................................................................     1,127,963        519,307
  Deferred.........................................................................         5,501        272,218
                                                                                      -----------    -----------
          Total federal income tax expense.........................................     1,133,464        791,525
                                                                                      -----------    -----------
Net income.........................................................................     2,413,661      2,322,837

Dividends to preferred shareholders................................................       271,250        271,250
                                                                                      -----------    -----------
Net income available to common shareholders........................................   $ 2,142,411    $ 2,051,587
                                                                                      -----------    -----------
                                                                                      -----------    -----------
Net income per share--basic........................................................   $       .23    $       .23
                                                                                      -----------    -----------
                                                                                      -----------    -----------
Net income per share--diluted......................................................   $       .18    $       .18
                                                                                      -----------    -----------
                                                                                      -----------    -----------
Weighted average common shares outstanding.........................................     9,375,926      8,889,925
Weighted average common and common stock equivalent shares outstanding.............    13,197,228     12,647,066

See accompanying notes to unaudited condensed consolidated financial statements.

                       FRONT ROYAL, INC. AND SUBSIDIARIES
     CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE CONVERTIBLE
                PREFERRED STOCK AND COMMON SHAREHOLDERS' EQUITY
                                  (UNAUDITED)

                                                              COMMON SHAREHOLDERS' EQUITY
                                           ------------------------------------------------------------------
                             REDEEMABLE                                                          ACCUMULATED
                             CONVERTIBLE               COMMON STOCK                                 OTHER
                              PREFERRED    ------------------------------------    RETAINED     COMPREHENSIVE
                                STOCK        CLASS A     CLASS B      CLASS C      EARNINGS        INCOME          TOTAL
Balances at
  December 31, 1996........  $15,500,000   $13,402,208   $575,000   $12,500,000   $ 4,540,316    $ 2,136,248    $48,653,772
                                                                                                                -----------
  Net income...............           --            --         --            --     2,322,837             --      2,322,837
  Net unrealized losses....           --            --         --            --            --     (1,122,491)    (1,122,491)
                                                                                                                -----------
    Comprehensive income...           --            --         --            --            --             --      1,200,346
                                                                                                                -----------
  Accrual of preferred
    dividend...............           --            --         --            --      (271,250)            --       (271,250)
                             -----------   -----------   --------   -----------   -----------   -------------   -----------
Balances at
  March 31, 1997...........  $15,500,000   $13,402,208   $575,000   $12,500,000   $ 6,591,903    $ 1,013,757    $49,582,868
                             -----------   -----------   --------   -----------   -----------   -------------   -----------
                             -----------   -----------   --------   -----------   -----------   -------------   -----------
Balances at
  December 31, 1997........  $15,500,000   $13,739,979   $557,348   $12,826,814   $14,813,967    $ 3,323,891    $60,761,999
                                                                                                                -----------
  Net income...............           --            --         --            --     2,413,661             --      2,413,661
  Net unrealized gains.....           --            --         --            --            --         93,860         93,860
                                                                                                                -----------
    Comprehensive income...           --            --         --            --            --             --      2,507,521
                                                                                                                -----------
  Accrual of preferred
    dividend...............           --            --         --            --      (271,250)            --       (271,250)
                             -----------   -----------   --------   -----------   -----------   -------------   -----------
Balances at
  March 31, 1998...........  $15,500,000   $13,739,979   $557,348   $12,826,814   $16,956,378    $ 3,417,751    $62,998,270
                             -----------   -----------   --------   -----------   -----------   -------------   -----------
                             -----------   -----------   --------   -----------   -----------   -------------   -----------

See accompanying notes to unaudited condensed consolidated financial statements.
                                      F-31

                       FRONT ROYAL, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                                     THREE MONTHS ENDED MARCH 31,
                                                                                     ----------------------------
                                                                                         1998            1997
Operating activities:
Net cash provided by/(used in) operating activities...............................   $   (248,276)   $  9,276,871
                                                                                     ------------    ------------
Investing activities:
  Securities available-for-sale:
     Purchases--fixed maturities and equities.....................................     (9,264,153)    (13,620,745)
     Sales--fixed maturities and equities.........................................      4,898,148      32,515,561
     Maturities and calls--fixed maturities.......................................      1,711,714              --
  Securities held-to-maturity:
     Purchases--fixed maturities..................................................             --      (9,993,129)
     Maturities and calls--fixed maturities.......................................     16,460,031       2,855,800
     Net purchases of short-term investments......................................    (13,646,906)    (19,103,932)
                                                                                     ------------    ------------
Net cash provided by/(used in) investing activities...............................        158,834      (7,346,445)
                                                                                     ------------    ------------
Financing activities:
Net cash used in financing activities.............................................     (1,250,000)             --
                                                                                     ------------    ------------
Increase/(decrease) in cash.......................................................     (1,339,442)      1,930,426
Cash at beginning of period.......................................................      2,907,311       9,415,787
                                                                                     ------------    ------------
Cash at end of period.............................................................   $  1,567,869    $ 11,346,213
                                                                                     ------------    ------------
                                                                                     ------------    ------------

See accompanying notes to unaudited condensed consolidated financial statements.

                       FRONT ROYAL, INC. AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

                                 MARCH 31, 1998

1. BASIS OF PRESENTATION

     The unaudited condensed consolidated financial information included in this report has been prepared in conformity with the accounting principles and practices reflected in the consolidated financial statements for the year ended December 31, 1997. This report should be read in conjunction with the aforementioned financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of this information have been made. The results of operations for the interim periods are not necessarily indicative of results for a full year.

     Significant intercompany accounts and transactions have been eliminated. The accounts of the acquired subsidiaries are included in the condensed consolidated financial statements from the dates of acquisition. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Such estimates and assumptions may be subject to change in the future as more information becomes known which could impact the amounts reported and disclosed herein.

  Net Income Per Share

     The Company's net income per share amounts have been calculated in accordance with Statement of Financial Accounting Standards No. 128, Earnings per Share ('Statement 128'). The treasury stock method was applied to options and warrants using the initial public offering price and the estimated average market price during the period for the period March 31, 1998 and 1997, respectively.

  Comprehensive Income

     As of January 1, 1998, the Company adopted Statement 130, Reporting Comprehensive Income. Statement 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this Statement had no impact on the Company's net income or shareholders' equity. Statement 130 requires unrealized gains or losses on the Company's available-for-sale securities, which prior to adoption were reported in shareholders' equity, to be included in other comprehensive income. Prior financial statements have been reclassified to conform to the requirements of Statement 130.

                       FRONT ROYAL, INC. AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

2. EARNINGS PER SHARE

     The following table sets forth the computation of basic and diluted earnings per share:

                                                                      THREE MONTHS ENDED MARCH 31,
                                                              --------------------------------------------
                                                                      1998                    1997
Numerator:
  Net income available to common shareholders (numerator
     for basic earnings per share).........................       $  2,142,411            $  2,051,587
  Dividends to preferred shareholders......................            271,250                 271,250
                                                              --------------------    --------------------
  Net income (numerator for diluted earnings per share)....       $  2,413,661            $  2,322,837
                                                              --------------------    --------------------
Denominator:
  Weighted average common shares outstanding (denominator
     for basic earnings per share).........................          9,375,926               8,889,925
                                                              --------------------    --------------------
  Effect of dilutive securities:
     Warrants..............................................            916,002               1,106,308
     Employee stock options................................            321,967                  67,500
     Convertible preferred stock...........................          2,583,333               2,583,333
                                                              --------------------    --------------------
  Dilutive potential common shares.........................          3,821,302               3,757,141
                                                              --------------------    --------------------
  Adjusted weighted average common shares outstanding and
     assumed conversions (denominator for diluted earnings
     per share)............................................         13,197,228              12,647,066
                                                              --------------------    --------------------
Net income per share--basic................................               $.23                    $.23
                                                              --------------------    --------------------
                                                              --------------------    --------------------
Net income per share--diluted..............................               $.18                    $.18
                                                              --------------------    --------------------
                                                              --------------------    --------------------

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
Preferred National Insurance Company
Wycon Corporation
Americlaim Adjustment Corp.
United American Financial Services Corporation:

We have audited the accompanying combined balance sheet of Preferred National Insurance Company and Affiliates (the 'Companies') as of December 31, 1997, and the related combined statements of operations, changes in stockholders' equity, and cash flows for the year then ended. The combined financial statements include the accounts of Preferred National Insurance Company and three related companies, Wycon Corporation, Americlaim Adjustment Corp. and United American Financial Services Corporation. These companies are under ultimate common ownership and common management. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the combined financial position of the Companies as of December 31, 1997, and the combined results of their operations and their combined cash flows for the year then ended in conformity with generally accepted accounting standards.

                                          /S/ Deloitte & Touche LLP

                                          DELOITTE & TOUCHE LLP

Miami, Florida
May 22, 1998

              PREFERRED NATIONAL INSURANCE COMPANY AND AFFILIATES
                             COMBINED BALANCE SHEET
                               DECEMBER 31, 1997

                                              ASSETS
Cash on hand and on deposit........................................................................   $ 4,383,318
Securities available for sale......................................................................    58,115,468
Accounts and agents balances receivable............................................................     2,969,632
Reinsurance recoverable............................................................................     3,118,960
Deferred acquisition costs.........................................................................     4,752,294
Prepaid insurance premiums.........................................................................     2,294,686
Accrued investment income..........................................................................       314,745
Receivable from affiliates.........................................................................         8,062
Deferred tax asset.................................................................................       487,990
Cash surrender value of life insurance.............................................................       870,033
Other assets, net..................................................................................       106,736
                                                                                                      -----------
     Total.........................................................................................   $77,421,924
                                                                                                      -----------
                                                                                                      -----------

                               LIABILITIES AND STOCKHOLDERS' EQUITY
Losses.............................................................................................   $15,676,015
Loss adjustment expenses...........................................................................     4,781,567
Other liabilities..................................................................................     1,023,910
Income taxes payable...............................................................................     1,183,541
Unearned premiums..................................................................................    19,905,709
S Corporation distributions payable................................................................     2,244,062
                                                                                                      -----------
     Total liabilities.............................................................................    44,814,804
                                                                                                      -----------
Commitments and contingencies (Note 9)
Common capital stock...............................................................................     3,501,160
Additional paid-in capital.........................................................................    23,160,351
Retained earnings..................................................................................     5,878,724
Net unrealized gains on securities available for sale (net of tax provision of $40,131)............        66,885
                                                                                                      -----------
     Total stockholders' equity....................................................................    32,607,120
                                                                                                      -----------
     Total.........................................................................................   $77,421,924
                                                                                                      -----------
                                                                                                      -----------

                  See notes to combined financial statements.

              PREFERRED NATIONAL INSURANCE COMPANY AND AFFILIATES
                        COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997

Revenues:
  Premiums.........................................................................................   $28,578,474
  Fees and commissions.............................................................................     3,294,368
  Net investment income............................................................................     2,876,744
  Realized capital gains and losses................................................................         3,359
  Other income.....................................................................................        17,655
                                                                                                      -----------
       Total revenues..............................................................................    34,770,600
                                                                                                      -----------

Expenses:
  Losses...........................................................................................    14,027,805
  Loss expenses incurred...........................................................................     3,128,593
  Underwriting, acquisition and insurance expenses:
     Amortization of deferred policy acquisition costs.............................................     4,682,008
     Salaries and employee benefits................................................................     4,357,437
     Other.........................................................................................     4,159,938
                                                                                                      -----------
       Total expenses..............................................................................    30,355,781
                                                                                                      -----------

Earnings before provision for income taxes.........................................................     4,414,819
Provision for income taxes.........................................................................       812,458
                                                                                                      -----------
Net income.........................................................................................     3,602,361
                                                                                                      -----------
                                                                                                      -----------
Basic earnings per share...........................................................................   $      1.03
                                                                                                      -----------
                                                                                                      -----------
Weighted average shares outstanding................................................................     3,501,250
                                                                                                      -----------

              PREFERRED NATIONAL INSURANCE COMPANY AND AFFILIATES
             COMBINED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                          YEAR ENDED DECEMBER 31, 1997

                                                                                               NET UNREALIZED
                                                                                               GAINS (LOSSES)
                                                     COMMON      ADDITIONAL                     ON AVAILABLE
                                                    CAPITAL        PAID-IN       RETAINED         FOR SALE
                                                     STOCK         CAPITAL       EARNINGS        SECURITIES          TOTAL
                                                   ----------    -----------    ----------    ----------------    -----------
BALANCE, DECEMBER 31, 1996......................   $3,501,160    $19,660,351    $4,403,530        $(40,329)       $27,524,712
  Net income....................................                                 3,602,361                          3,602,361
  Net unrealized gains on securities available
    for sale, net of taxes......................                                                   107,214            107,214
  S Corporation distributions to stockholders...                                (2,127,167)                        (2,127,167)
  Capital contribution..........................                   3,500,000                                        3,500,000
                                                   ----------    -----------    ----------    ----------------    -----------
BALANCE, DECEMBER 31, 1997......................   $3,501,160    $23,160,351    $5,878,724        $ 66,885        $32,607,120
                                                   ----------    -----------    ----------    ----------------    -----------
                                                   ----------    -----------    ----------    ----------------    -----------

                   See notes to combined financial statements

              PREFERRED NATIONAL INSURANCE COMPANY AND AFFILIATES
                        COMBINED STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1997

Cash flows from operating activities:
  Net income............................................................................   $  3,602,361
                                                                                           ------------
  Adjustments to reconcile net income to net cash provided by operating activities:
     Net amortization of premiums/discounts on bonds....................................        140,203
     Net realized capital gain..........................................................         (3,359)
     Deferred income tax benefit........................................................       (307,223)
     Increase in accrued interest receivable............................................        (60,175)
     Increase in deferred acquisition costs.............................................     (3,620,226)
     Increase in accounts and agents balances receivable................................     (2,084,612)
     Increase in other assets and receivable from affiliates............................        (61,597)
     Increase in cash surrender value of life insurance.................................       (284,336)
     Increase in prepaid insurance premiums.............................................     (1,580,520)
     Increase in reinsurance recoverable on paid losses.................................     (2,452,295)
     Increase in losses and loss adjustment expenses....................................     15,142,404
     Increase in unearned premiums......................................................     13,451,072
     Increase in income taxes payable...................................................        501,062
     Increase in other liabilities......................................................        234,774
                                                                                           ------------

       Total adjustments................................................................     19,015,172
                                                                                           ------------
       Net cash provided by operating activities........................................     22,617,533
                                                                                           ------------

Cash flows from investing activities:
  Purchases of available for sale securities............................................    (76,501,016)
  Proceeds from maturities and sales of available for sale securities...................     52,707,725
                                                                                           ------------

       Net cash used in investing activities............................................    (23,793,291)
                                                                                           ------------

Cash flows from financing activities:
  S Corporation distributions to stockholders...........................................       (520,281)
  Capital contribution..................................................................      3,500,000
                                                                                           ------------

       Net cash provided by financing activities........................................      2,979,719
                                                                                           ------------

Net increase in cash....................................................................      1,803,961

Cash, beginning of year.................................................................      2,579,357
                                                                                           ------------

Cash, end of year.......................................................................   $  4,383,318
                                                                                           ------------
                                                                                           ------------

                  See notes to combined financial statements.

              PREFERRED NATIONAL INSURANCE COMPANY AND AFFILIATES
                         NOTES TO FINANCIAL STATEMENTS

                          YEAR ENDED DECEMBER 31, 1997

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization and Basis of Presentation

     The accompanying combined financial statements present the financial position, results of operations and cash flows of Preferred National Insurance Company (Preferred), Wycon Corporation (Wycon), Americlaim Adjustment Corp. (Americlaim) and United American Financial Services Corporation (Unamark) (the Companies). The Companies are affiliated through ultimate common ownership and management. All significant intercompany balances and transactions are eliminated in combination.

     Preferred, a wholly-owned subsidiary of Preferred National Financial Corp.
(PNFC), is a property and casualty insurance company and files its annual report with the Insurance Department of the State of Florida. Prior to 1996, the Company principally underwrote fidelity bonds and surety bonds. In 1996, the Company began underwriting special multi-peril, professional liability and other liability insurance. Preferred was incorporated in 1988 and obtained a license to write specified coverages in the State of Florida on March 10, 1989. Underwriting activities began in October 1989.

     Wycon is the underwriting manager for Preferred and Britamco Underwriters, Inc. (Britamco). Britamco is a property and casualty insurance company owned by PNFC. Wycon's duties as underwriting manager include providing all of the underwriting and administrative services necessary to operate Preferred and Britamco. Wycon is also a general agent providing underwriting and administrative services for an independent insurance company. Americlaim provides claims adjustment services to Preferred and Britamco. Unamark is a captive general agency that solicits insurance accounts to be written by Preferred.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

  Cash and Cash Equivalents

     Cash and cash equivalents include investments in highly liquid debt instruments with an original maturity of three months or less.

  Premiums and Policy Acquisition Costs

     Premiums are earned on a pro rata basis over the periods covered by the policies. Policy acquisition costs that vary with and are primarily related to new and renewal business are deferred and amortized over future periods as the related premiums on policies are earned. The Companies continuously review all elements of policy acquisition and renewal costs for consideration of proper inclusion in deferred acquisition costs. Deferred income taxes on deferred policy acquisition costs are reflected in the financial statements.

  Fees and Commissions

     Fee income represents policy fees and inspection fees collected from insureds by the agent. These fees are recognized as the services are performed. Commission income represents commissions earned in connection with the underwriting of policies for an independent insurance company. Commissions are recognized upon the processing of the related policy.

              PREFERRED NATIONAL INSURANCE COMPANY AND AFFILIATES
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                          YEAR ENDED DECEMBER 31, 1997

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED) Unpaid Losses and Loss Adjustment Expenses

     Loss reserves represent the estimated liability on claims reported plus estimates for losses incurred but not yet reported and the estimated loss adjustment expenses related to these claims. The liabilities for losses and related loss adjustment expenses are determined using case basis evaluations and statistical analyses for incurred but not yet reported claims. They represent estimates of the ultimate net cost of all losses incurred. These liabilities are subject to the impact of future changes in claim severity, frequency, and other factors. While variability is inherent in such estimates, management believes that the liabilities for losses and related adjustment expenses are adequate. The estimates are continually reviewed and, as adjustments to these liabilities become necessary, such adjustments are reflected in current operations.

     As discussed above, during 1996, Preferred began underwriting special multi-peril, professional liability and other liability insurance. Certain critical assumptions Preferred relied on to estimate reserves for unpaid losses and loss adjustment expenses for the new business were based on management's prior experience and external industry sources. Although these data are relevant to the operations of Preferred, the uncertainty of the reserve projections is increased by the lack of historical experience.

  Securities

     Bonds, notes and debentures for which the Companies have the positive intent and ability to hold to maturity are carried at cost, as adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity. Debt and equity securities that have readily determinable fair values are carried at fair value unless they are classified as held to maturity. Securities are classified as held to maturity and carried at amortized cost only if the reporting entity has a positive intent and ability to hold these securities to maturity. Securities held principally for resale in the near term are classified as trading account securities and recorded at fair value. Unrealized gains and losses on trading account securities are included in income. If not classified as trading or held to maturity, such securities are classified as available for sale. Unrealized holding gains or losses for securities available for sale are excluded from earnings and reported as a separate component of stockholders equity.

  Income Taxes

     Wycon and Unamark elected with the consent of their stockholders to be taxed as S Corporations under Section 1362(a) of the Internal Revenue Code. Under this section, Wycon and Unamark do not pay Federal income taxes. Instead, the stockholders reflect the taxable income or losses in their personal income tax returns. Consequently, no provisions for Federal income taxes of Wycon and Unamark are reflected in the combined financial statements. With respect to Preferred and Americlaim, certain items of income and expense are reported in different periods for financial statement purposes and for federal income tax purposes. The differences relate primarily to different methods of accounting for deferred acquisition costs, loss reserves, and unearned premiums. Preferred and Americlaim account for income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, which requires the liability method of computing deferred income taxes. For federal and state income tax purposes, PNFC and Preferred file consolidated tax returns. PNFC is liable and makes the payments to the taxing authorities but, pursuant to an agreement, recovers from Preferred its share of the income taxes. Preferred records a tax provision as if it were a separate filing entity.

  Reinsurance

     Premiums written are ceded on a treaty and facultative basis. Property per risk excess and casualty excess of loss and catastrophe reinsurance contracts are maintained to protect against losses over specified amounts arising from any one occurrence or event. Reinsurance premiums, commissions, expense reimbursements, and reserves

              PREFERRED NATIONAL INSURANCE COMPANY AND AFFILIATES
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                          YEAR ENDED DECEMBER 31, 1997

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED) related to reinsured business are accounted for on bases consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. Premiums ceded to other companies have been reported as a reduction of premium income. Amounts applicable to reinsurance ceded for unearned premium reserves and loss and loss adjustment expense reserves have been reported as prepaid insurance premiums and reinsurance recoverable, respectively.

  Property and Equipment

     Property and equipment of $35,354 is included in other assets and is carried at cost less accumulated depreciation. Depreciation is provided on the straight-line method over the estimated useful lives of the assets, which range from five to seven years. Accumulated depreciation on property and equipment was $77,879 at December 31, 1997. Depreciation expense on property and equipment was $8,014 for the year ended December 31, 1997.

  New Accounting Pronouncement

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 130, Reporting Comprehensive Income. SFAS No. 130 requires that all components of comprehensive income be reported on one of the following: (1) the statement of income, (2) the statement of changes in stockholders' equity, or (3) a separate statement of comprehensive income. Comprehensive income is comprised of net income and all changes to stockholders equity, except those due to investments by owners (changes in paid-in capital) and distributions to owners (dividends). SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. The adoption of SFAS No. 130 is not expected to have a material impact on the Companies financial statements presentation.

2. SECURITIES

     The amortized cost and estimated fair values of available for sale securities are as follows:

                                                                    GROSS        GROSS        ESTIMATED
                                                     AMORTIZED     UNREALIZED  UNREALIZED       FAIR
                                                       COST         GAINS        LOSSES         VALUE
                                                    -----------    --------    ----------    -----------
Bonds:
  U.S. Treasury securities and obligations of
     U.S. Government agencies....................   $35,833,000    $120,000     $ 22,000     $35,931,000
  Obligations of states and political
     subdivisions................................       771,000                    1,000         770,000
  Corporate securities...........................    21,404,000      10,000                   21,414,000
                                                    -----------    --------    ----------    -----------
  Total bonds....................................   $58,008,000    $130,000     $ 23,000     $58,115,000
                                                    -----------    --------    ----------    -----------
                                                    -----------    --------    ----------    -----------

     The estimated fair values have been determined by the Companies using available market information and appropriate valuation methodologies. The fair values are significantly affected by the assumptions used. Accordingly, the use of different assumptions may have a material effect on the fair values. The estimated fair values presented herein are not necessarily indicative of the amounts that the Companies could realize in a current market exchange nor of the aggregate underlying value of the Companies themselves.

              PREFERRED NATIONAL INSURANCE COMPANY AND AFFILIATES
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                          YEAR ENDED DECEMBER 31, 1997

2. SECURITIES--(CONTINUED)
     The amortized cost and estimated fair value of bonds at December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                            ESTIMATED
                                                                             AMORTIZED        FAIR
                                                                               COST           VALUE
                                                                            -----------    -----------
Due in one year or less..................................................   $11,163,000    $11,170,000
Due after one year through five years....................................    20,247,000     20,347,000
Due after five years through ten years...................................    11,978,000     11,978,000
Due after ten years......................................................    14,620,000     14,620,000
                                                                            -----------    -----------
                                                                            $58,008,000    $58,115,000
                                                                            -----------    -----------
                                                                            -----------    -----------

     Net investment income for the year ended December 31, 1997 is comprised of the following:

Securities available for sale.............................................................   $2,899,393
Other.....................................................................................       78,923
                                                                                             ----------
Investment income, before expense.........................................................    2,978,316
Investment expense........................................................................      101,572
                                                                                             ----------
Net investment income.....................................................................   $2,876,744
                                                                                             ----------
                                                                                             ----------

     Proceeds from sales of securities available for sale during 1997 were $10,142,000. Gross gains of $45,000 were realized on the sales during 1997. Gross losses of $41,000 were realized on sales during 1997.

     As of December 31, 1997, $2,526,000, $100,000, $210,000 and $157,000 of
securities available for sale were on deposit with the insurance departments of the States of Florida, Louisiana, Arkansas and South Carolina respectively, as required by state insurance regulations.

3. LIABILITY FOR UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES

     Activity in the liability for unpaid losses and loss adjustment expenses for the year ended December 31, 1997 is summarized as follows:

Balance at January 1.....................................................................   $ 5,313,000
  Less reinsurance recoverable...........................................................       665,000
                                                                                            -----------
Net balance at January 1.................................................................     4,648,000
                                                                                            -----------
Incurred related to:
  Current year...........................................................................    17,460,000
  Prior years............................................................................      (304,000)
                                                                                            -----------
Total incurred...........................................................................    17,156,000
                                                                                            -----------
Paid related to:
  Current year...........................................................................     2,807,000
  Prior years............................................................................     1,353,000
                                                                                            -----------
Total paid...............................................................................     4,160,000
                                                                                            -----------
Net balance at December 31...............................................................    17,644,000
  Plus reinsurance recoverable...........................................................     2,813,000
                                                                                            -----------
Balance at December 31...................................................................   $20,457,000
                                                                                            -----------
                                                                                            -----------

              PREFERRED NATIONAL INSURANCE COMPANY AND AFFILIATES
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                          YEAR ENDED DECEMBER 31, 1997

3. LIABILITY FOR UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES--(CONTINUED)
     As a result of changes in estimates of insured events in prior years, losses and loss adjustment expenses incurred decreased by $304,000 in 1997 primarily because of favorable development in the fidelity and surety business.

4. INCOME TAXES

     The components of the provision for income taxes for the year ended December 31, 1997 are as follows:

Current income taxes:
  Federal.................................................................................   $1,024,100
  State...................................................................................       95,581
                                                                                             ----------
Total.....................................................................................    1,119,681
Deferred income tax benefit...............................................................     (307,223)
                                                                                             ----------
Total.....................................................................................   $  812,458
                                                                                             ----------
                                                                                             ----------

     Deferred income taxes reflect the net tax effects of: (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes; and (b) operating loss and tax credit carryforwards. The tax effects of significant items comprising the Companies net deferred tax asset as of December 31, 1997 are as follows:

Deferred tax asset:
  Difference between accounting and tax basis of unearned premiums........................   $1,325,406
  Difference between accounting and tax basis of loss reserves............................      991,004
                                                                                             ----------
Total deferred tax asset..................................................................    2,316,410
                                                                                             ----------
Deferred tax liability:
  Deferred policy acquisition costs.......................................................    1,788,289
Write-up of securities available for sale.................................................       40,131
                                                                                             ----------
Total deferred tax liability..............................................................    1,828,420
                                                                                             ----------
Net deferred tax asset....................................................................   $  487,990
                                                                                             ----------
                                                                                             ----------

     Although realization is not assured, management believes it is more likely than not that all of the deferred tax asset will be realized based on the assumption that the historical levels of income will be achieved.

              PREFERRED NATIONAL INSURANCE COMPANY AND AFFILIATES
              NOTES TO UNAUDITED FINANCIAL STATEMENTS--(CONTINUED)
                          YEAR ENDED DECEMBER 31, 1997

5. REINSURANCE

  Surety Bond Surplus Share Reinsurance

     In May 1994, Preferred entered into a surety bond surplus reinsurance agreement with Winterthur Reinsurance Corporation of America under which Preferred retains all bonds for $99,999 or less. For bonds greater than $100,000 but not more than $3,000,000, Preferred retains the pro rata share as defined below and cedes the remainder to the reinsurer as follows:

                                                                                   COMPANY      REINSURER'S
BOND AMOUNT                                                                       RETENTION    PARTICIPATION
-------------------------------------------------------------------------------   ---------    -------------
$0-$99,999.....................................................................      100%             0%
$100,000-$199,999..............................................................       90%            10%
$200,000-$299,999..............................................................       75%            25%
$300,000-$399,999..............................................................       65%            35%
$400,000-$499,999..............................................................       55%            45%
$500,000-$1,000,000............................................................       40%            60%
$1,000,001-$1,500,000..........................................................       35%            65%
$1,500,001-$3,000,000..........................................................       30%            70%

     Preferred receives a 40% flat ceding commission with a contingent commission of 25% of the net profit, if any, generated during each accounting period beginning May 1, 1994 through December 31, 1994, and the twelve-month period beginning each January 1st thereafter. Prior to the agreement described above, Preferred ceded large contract surety bonds on a facultative basis.

  Commercial Liability Excess of Loss

     Preferred entered into a commercial liability excess of loss reinsurance agreement effective January1, 1996 with General Reinsurance Corporation. This treaty covers commercial multi-peril, medical malpractice, and other liability business written by Preferred. The policy provides for two levels of coverage as follows: Limit of $250,000 per occurrence in excess of $250,000 per occurrence (First Excess); and a limit of $500,000 per occurrence in excess of $500,000 per occurrence (Second Excess).

     Rate as percentages of written premiums are as follows:

                                                                                 FIRST            SECOND
LINE OF BUSINESS                                                                EXCESS            EXCESS
-------------------------------------------------------------------------   ---------------    -------------
Professional Liability (Non-medical).....................................        11.63%             8.17%
Dental Professional......................................................         5.33%             4.69%
Liquor Liability.........................................................         5.16%             1.46%
General Liability........................................................         4.19%             3.03%

     Preferred receives a contingent commission on the first excess layer of 50% of the net profit (as defined in the agreement) with a three-year rating period. The first rating period is from January 1, 1996 to December 31, 1998 with annual interim adjustments to be made.

  Property Per Risk Excess of Loss

     Effective May 1, 1996, Preferred entered into a property per risk excess of loss agreement with General Reinsurance Corporation which provides for two layers of coverage. The first layer has limits of $500,000 per risk in excess of $500,000 per risk subject to an occurrence limitation of $1,500,000. The second layer has limits of $1,000,000 per risk in excess of $1,000,000 per risk subject to an occurrence limitation of $2,000,000. The first layer requires ceded premiums of 2.75% of Preferred's subject premium earned. The second layer requires

              PREFERRED NATIONAL INSURANCE COMPANY AND AFFILIATES
              NOTES TO UNAUDITED FINANCIAL STATEMENTS--(CONTINUED)

                          YEAR ENDED DECEMBER 31, 1997

5. REINSURANCE--(CONTINUED)
ceded premiums of 1.50% of Preferred's subject premium earned. Effective January 1, 1997, the first layer rate was adjusted to 2.0% of Preferred's subject premium earned.

  Property Catastrophe Excess of Loss

     Effective May 1, 1996, Preferred and an insurance company affiliated through common ownership entered into a property catastrophe excess of loss agreement with third-party reinsurers. The first layer has limits of 95% of $5,000,000 ultimate net loss, each loss event in excess of $5,000,000. The second layer has limits of 95% of $10,000,000 ultimate net loss, each loss event in excess of $10,000,000. The minimum premium and deposit premiums for the first layer are $400,720 and $534,300, respectively, adjustable at 5.084% of net written premium. The minimum and deposit premiums for the second layer are $445,260 and $593,700, respectively, adjustable at 5.649% of net written premium. Payment of the deposit premium has been allocated between Preferred and the affiliated insurance company based upon the pro rata portion of premiums written by each company. This agreement expired on April 30, 1997.

     Effective May 1, 1997, Preferred entered into a property catastrophe excess of loss agreement with third party reinsurers. The first and second layers have limits identical to those in the treaty effective May 1, 1996 which expired April 30, 1997. The minimum and deposit premium for the first layer are $484,500 and $646,000, respectively, adjustable at 4.472% of net written premium. The minimum and deposit premiums for the second layer are $534,375 and $712,500, respectively, adjustable at 4.933% of net written premium. The third layer has limits of 95% of $10,000,000 ultimate net loss, each loss event in excess of $20,000,000. The minimum and deposit premiums are $320,625 and $427,500, respectively, adjustable at 2.96% of net written premium.

     Facultative Reinsurance--Preferred cedes property and liability business to various reinsurers on a facultative basis.

     The effects of reinsurance on unpaid losses and loss adjustment expenses, premiums written, premiums earned, and unearned premiums at December 31, 1997 were as follows:

                                             UNPAID LOSSES
                                               AND LOSS
                                              ADJUSTMENT       PREMIUMS       PREMIUMS       UNEARNED
DECEMBER 31, 1997                              EXPENSES         WRITTEN        EARNED        PREMIUMS
------------------------------------------   -------------    -----------    -----------    -----------
Direct....................................    $20,457,000     $46,133,000    $32,682,000    $19,906,000
Ceded.....................................     (2,813,000)     (5,684,000)    (4,104,000)    (2,295,000)
                                             -------------    -----------    -----------    -----------
Total.....................................    $17,644,000     $40,449,000    $28,578,000    $17,611,000
                                             -------------    -----------    -----------    -----------
                                             -------------    -----------    -----------    -----------

     In the event that all or any of the reinsuring companies might be unable to meet their obligations under existing reinsurance agreements, Preferred would be liable for such defaulted amounts. Estimated amounts recoverable from reinsurers deducted from the reserve for losses and loss adjustment expenses was approximately $2,813,000 for 1997. Amounts deducted from unearned premiums for ceded premiums was $2,295,000 as of December 31, 1997. Amounts for ceded incurred losses and loss adjustment expenses of $2,918,000 were deducted from incurred losses for 1997.

6. REGULATORY MATTERS

     Preferred is subject to comprehensive supervision and regulation by the Florida Department of Insurance.

     Florida insurance regulations require Preferred to maintain not less than the greater of unimpaired paid-in surplus of $2,100,000 or 10% of total liabilities as of December 31, 1997. Preferred is restricted by Florida insurance statutes as to the amount of dividends which can be paid. Dividends can only be paid out of available

              PREFERRED NATIONAL INSURANCE COMPANY AND AFFILIATES
              NOTES TO UNAUDITED FINANCIAL STATEMENTS--(CONTINUED)

                          YEAR ENDED DECEMBER 31, 1997

6. REGULATORY MATTERS--(CONTINUED)

and accumulated surplus funds which are derived from realized net operating profits and net realized capital gains. Dividend payments are limited to 10% of such surplus in any one year. In addition, an insurance company may make dividend payments out of the entire net operating profits and realized net capital gains derived during the immediate preceding calendar year. During 1997, no dividends were paid.

     During 1995, Preferred underwent an examination for the three-year period ended December31, 1994, conducted by the Florida Department of Insurance. A final report, dated February 2, 1996, has been received by Preferred and did not indicate any material instances of noncompliance or adjustments to surplus as regards policyholders.

     The following schedule reconciles statutory net income and surplus of Preferred as reported in the 1997 annual statement filed with the Florida Department of Insurance, prepared on the basis of statutory accounting principles (SAP) to Preferreds net income and stockholders' equity under generally accepted accounting principles (GAAP) at December 31, 1997:

                                                                             NET INCOME
                                                                               (LOSS)         SURPLUS
                                                                             -----------    -----------
Balance per statutory accounting practices................................   $(2,464,172)   $26,751,558
Write-up of securities available for sale.................................                      107,016
Deferred policy acquisition costs.........................................     3,620,226      4,752,294
Deferred income taxes.....................................................       307,223        487,990
Elimination of provision for reinsurance..................................                        8,600
Non-admitted assets.......................................................                      426,418
                                                                             -----------    -----------
Balance per generally accepted accounting principles......................   $ 1,463,277    $32,533,876
                                                                             -----------    -----------
                                                                             -----------    -----------

7. STOCKHOLDERS' EQUITY

     The components of combined stockholders' equity as of December 31, 1997 are as follows:

                                                                                                     NET UNREALIZED
                                       COMMON CAPITAL STOCK                                             GAINS ON
                               -------------------------------------    ADDITIONAL                     SECURITIES
                                 SHARES       SHARES                      PAID-IN       RETAINED     AVAILABLE FOR
                               AUTHORIZED     ISSUED        AMOUNT        CAPITAL       EARNINGS       SALE--NET
                               ----------    ---------    ----------    -----------    ----------    --------------
Preferred National Insurance
  Company
  $1 par value..............    5,000,000    3,500,000    $3,500,000    $23,041,334    $5,925,657       $ 66,885
Wycon Corporation
  $1 par value..............      500,000        1,000         1,000
Americlaim Adjustment Corp.
  $1 par value..............        1,000          150           150         50,000       (46,933)
United American Financial
  Services Corporation
  $.10 par value............       10,000          100            10         69,017
                                             ---------    ----------    -----------    ----------    --------------
                                             3,501,250    $3,501,160    $23,160,351    $5,878,724       $ 66,885
                                             ---------    ----------    -----------    ----------    --------------
                                             ---------    ----------    -----------    ----------    --------------

     During 1997, PNFC contributed capital in the form of cash in the amount of $3,500,000 to PNIC.

              PREFERRED NATIONAL INSURANCE COMPANY AND AFFILIATES
              NOTES TO UNAUDITED FINANCIAL STATEMENTS--(CONTINUED)
                          YEAR ENDED DECEMBER 31, 1997

8. SUBSEQUENT EVENT

     PFNC, Wycon, Americlaim and Unamark executed a Stock and Asset Purchase and Sale Agreement (the 'Agreement') dated March 6, 1998. The Agreement stipulates that:

          (1) PNFC will sell all of the stock of Preferred National Insurance Company to Front Royal, Inc. or one or more of its affiliates, and

          (2) Wycon, Unamark and Americlaim will sell certain fixed and intangible assets, specifically their furniture, fixtures and equipment and their customer lists, renewal rights and other intangible assets, to Front Royal, Inc. or one or more of its affiliates, and

          (3) Wycon, Americlaim and Unamark will assign certain liabilities to Front Royal, Inc. or one or more of its affiliates.

     The Agreement is subject to regulatory approval from the Florida Department of Insurance.

9. COMMITMENTS

     The Companies are lessees under operating leases for office space and equipment. As of December 31, 1997, the approximate future minimum annual lease payments with initial or remaining terms of more than one year are as follows:

     YEAR ENDING
     DECEMBER 31,                                                               AMOUNT
     ----------------------------------------------------------------------   ----------
     1998..................................................................   $  434,136
     1999..................................................................      407,458
     2000..................................................................      322,191
     2001..................................................................        6,130
                                                                              ----------
     Total.................................................................   $1,169,915
                                                                              ----------
                                                                              ----------

     Total rent expense for the year ended December 31, 1997 was approximately $410,000.

                                  * * * * * *

              PREFERRED NATIONAL INSURANCE COMPANY AND AFFILIATES
                             COMBINED BALANCE SHEET
                                 MARCH 31, 1998
                                  (UNAUDITED)

                                              ASSETS

Cash on hand and on deposit........................................................................   $ 3,872,822
Securities available for sale......................................................................    61,094,347
Accounts and agents balances receivable............................................................     2,285,870
Reinsurance recoverable............................................................................     3,937,971
Deferred acquisition costs.........................................................................     4,489,067
Prepaid insurance premiums.........................................................................     2,312,145
Accrued investment income..........................................................................       427,280
Receivable from affiliates.........................................................................        22,124
Deferred tax asset.................................................................................       766,753
Cash surrender value of life insurance.............................................................       870,033
Due from stockholders..............................................................................        25,000
  Other assets, net................................................................................        93,913
                                                                                                      -----------
     Total.........................................................................................   $80,197,325
                                                                                                      -----------
                                                                                                      -----------

                               LIABILITIES AND STOCKHOLDERS' EQUITY

Losses.............................................................................................   $19,111,760
Loss adjustment expenses...........................................................................     5,885,725
Other liabilities..................................................................................       998,650
Income taxes payable...............................................................................       664,573
Unearned premiums..................................................................................    19,566,288
Note payable to affiliate..........................................................................       500,000
                                                                                                      -----------
     Total liabilities.............................................................................    46,726,996
                                                                                                      -----------
Common capital stock...............................................................................     3,501,160
Additional paid-in capital.........................................................................    23,160,351
Retained earnings..................................................................................     6,725,096
Net unrealized gains on securities available for sale (net of tax provision of $50,233)............        83,722
                                                                                                      -----------
     Total stockholders' equity....................................................................    33,470,329
                                                                                                      -----------
     Total.........................................................................................   $80,197,325
                                                                                                      -----------
                                                                                                      -----------

             See notes to combined unaudited financial statements.

              PREFERRED NATIONAL INSURANCE COMPANY AND AFFILIATES
                        COMBINED STATEMENT OF OPERATIONS
                    THREE-MONTH PERIOD ENDED MARCH 31, 1998
                                  (UNAUDITED)

Revenues:
  Premiums................................................................................   $8,938,127
  Fees and commissions....................................................................      448,511
  Net investment income...................................................................      963,956
  Realized capital gains and losses.......................................................       40,220
  Other income............................................................................        4,764
                                                                                             ----------
     Total revenues.......................................................................   10,395,578
                                                                                             ----------
Expenses:
  Losses..................................................................................    4,141,410
  Loss expenses incurred..................................................................    1,233,653
  Underwriting, acquisition and insurance expenses:
     Amortization of deferred policy acquisition costs....................................    2,106,070
     Salaries and employee benefits.......................................................      961,076
     Other................................................................................      832,962
                                                                                             ----------
       Total expenses.....................................................................    9,275,171
                                                                                             ----------
Earnings before provision for income taxes................................................    1,120,407
Provision for income taxes................................................................      274,035
                                                                                             ----------
Net income................................................................................   $  846,372
                                                                                             ----------
                                                                                             ----------
Basic earnings per share..................................................................   $     0.24
                                                                                             ----------
                                                                                             ----------
Weighted average shares outstanding.......................................................    3,501,250

             See notes to combined unaudited financial statements.

              PREFERRED NATIONAL INSURANCE COMPANY AND AFFILIATES
             COMBINED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                    THREE-MONTH PERIOD ENDED MARCH 31, 1998
                                  (UNAUDITED)

                                                                                     NET UNREALIZED
                                                                                         GAINS
                                            COMMON      ADDITIONAL                    ON AVAILABLE
                                           CAPITAL        PAID-IN       RETAINED        FOR SALE
                                            STOCK         CAPITAL       EARNINGS       SECURITIES         TOTAL
                                          ----------    -----------    ----------    --------------    -----------
Balance, December 31, 1997.............   $3,501,160    $23,160,351    $5,878,724       $ 66,885       $32,607,120
  Net income...........................                                   846,372                          846,372
  Net unrealized gains on securities
     available for sale, net of tax
     provision of $10,102..............                                                   16,837            16,837
                                          ----------    -----------    ----------    --------------    -----------
Balance, March 31, 1998................   $3,501,160    $23,160,351    $6,725,096       $ 83,722       $33,470,329
                                          ----------    -----------    ----------    --------------    -----------
                                          ----------    -----------    ----------    --------------    -----------

             See notes to combined unaudited financial statements.

              PREFERRED NATIONAL INSURANCE COMPANY AND AFFILIATES
                        COMBINED STATEMENT OF CASH FLOWS
                    THREE-MONTH PERIOD ENDED MARCH 31, 1998
                                  (UNAUDITED)

Cash flows from operating activities:
  Net income.....................................................................................   $     846,372
                                                                                                    -------------
  Adjustments to reconcile net income to net cash provided by operating activities:
     Net amortization of premiums/discounts on bonds.............................................          48,612
     Net realized capital gain...................................................................         (40,220)
     Deferred income tax benefit.................................................................        (288,865)
     Increase in accrued interest receivable.....................................................        (112,535)
     Decrease in deferred acquisition costs......................................................         263,227
     Decrease in accounts and agents balances receivable.........................................         683,762
     Increase in other assets and receivable from affiliates.....................................          (1,239)
     Increase in prepaid insurance premiums......................................................         (17,459)
     Increase in reinsurance recoverable on paid losses..........................................        (819,011)
     Increase in losses and loss adjustment expenses.............................................       4,539,903
     Decrease in unearned premiums...............................................................        (339,421)
     Decrease in income taxes payable............................................................        (518,968)
     Decrease in other liabilities...............................................................         (25,260)
                                                                                                    -------------
          Total adjustments......................................................................       3,372,526
                                                                                                    -------------
          Net cash provided by operating activities..............................................       4,218,898
                                                                                                    -------------

Cash flows from investing activities:
  Purchases of available for sale securities.....................................................     (22,702,374)
  Proceeds from maturities and sales of available for sale securities............................      19,742,042
  Advances to stockholders.......................................................................         (25,000)
                                                                                                    -------------
          Net cash used in investing activities..................................................      (2,985,332)
                                                                                                    -------------

Cash flows from financing activities:
  S Corporation distributions to stockholders....................................................      (2,244,062)
  Issuance of note payable to affiliate..........................................................         500,000
                                                                                                    -------------
          Net cash used in financing activities..................................................      (1,744,062)
                                                                                                    -------------

Net increase in cash.............................................................................        (510,496)
Cash, beginning of period........................................................................       4,383,318
                                                                                                    -------------
Cash, end of period..............................................................................   $   3,872,822
                                                                                                    -------------
                                                                                                    -------------

             See notes to combined unaudited financial statements.

              PREFERRED NATIONAL INSURANCE COMPANY AND AFFILIATES
                    NOTES TO UNAUDITED FINANCIAL STATEMENTS
                    THREE-MONTH PERIOD ENDED MARCH 31, 1998

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization and Basis of Presentation

     The accompanying combined financial statements present the financial position, results of operations and cash flows of Preferred National Insurance Company ('Preferred'), Wycon Corporation ('Wycon'), Americlaim Adjustment Corp. ('Americlaim') and United American Financial Services Corporation ('Unamark') (the 'Companies'). The Companies are affiliated through ultimate common ownership and management. All significant intercompany balances and transactions are eliminated in combination.

     Preferred, a wholly-owned subsidiary of Preferred National Financial Corp. ('PNFC'), is a property and casualty insurance company and files its annual report with the Insurance Department of the State of Florida. Prior to 1996, the Company principally underwrote fidelity bonds and surety bonds. In 1996, the Company began underwriting special multi-peril, professional liability and other liability insurance. Preferred was incorporated in 1988 and obtained a license to write specified coverages in the State of Florida on March 10, 1989. Underwriting activities began in October 1989.

     Wycon is an underwriting manager for Preferred and Britamco Underwriters, Inc. ('Britamco'). Britamco is a property and casualty insurance company owned by PNFC. Wycon's duties as underwriting manager include providing all of the underwriting and administrative services necessary to operate Preferred and Britamco. Wycon is also a general agent providing underwriting and administrative services for an independent insurance company. Americlaim provides claims adjustment services to Preferred and Britamco. Unamark is a captive general agency that solicits insurance accounts to be written by Preferred.

     The combined financial statements included herein have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission (the 'Commission') for interim financial information. As such, the financial statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements and they should be read in conjunction with the financial statements and related footnotes included in the Companies' combined financial statements for the year ended December 31, 1997.

     The combined financial statements are unaudited but, in the opinion of management, contain all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the combined balance sheet of the Companies as of March 31, 1998, the combined statement of operations of the Companies for the three-month period ended March 31, 1998, and the combined statement of cash flows for the three-month period ended March 31, 1998. Operating results for the three-month period ended March 31, 1998 are not necessarily indicative of the results for the full fiscal year.

2. NOTE PAYABLE TO AFFILIATE

     On January 27, 1998, Wycon executed a note payable to PNFC for $500,000. The note bears interest at 6% per annum, is unsecured, and due on demand.

3. NEW ACCOUNTING STANDARD

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ('SFAS') No. 130, Reporting Comprehensive Income, which requires the presentation of total nonowner changes in equity for all periods displayed. The Companies hold securities which are accounted for under SFAS No. 115 as available-for-sale. The unrealized gains and losses on these securities are treated as a component of comprehensive income under SFAS No.
130. The Companies have no other transactions that affect comprehensive income for the three-month period ended March 31, 1998. The following is a reconciliation of the Companies' net income and comprehensive income for the three-month period ended March 31, 1998.

Net income..................................................................................   $846,372
Unrealized gain on securities, net of tax...................................................     16,837
                                                                                               --------
Comprehensive income........................................................................   $863,209
                                                                                               --------
                                                                                               --------

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
Rockwood Casualty Insurance Company and Subsidiaries

We have audited the accompanying consolidated statements of operations and cash flows of Rockwood Casualty Insurance Company and Subsidiaries for the year ended December 31, 1996. These statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated statements of operations and cash flows based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of operations and cash flows are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of operations and cash flows. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statements of operations and cash flows presentation. We believe that our audit of the statements of operations and cash flows provides a reasonable basis for our opinion.

In our opinion, the statements of operations and cash flows referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Rockwood Casualty Insurance Company and Subsidiaries for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Richmond, Virginia
September 3, 1997

              ROCKWOOD CASUALTY INSURANCE COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                                                YEAR ENDED DECEMBER
                                                                                                      31, 1996
                                                                                               (DOLLARS IN THOUSANDS)
Revenues:
  Net premiums earned.......................................................................          $ 52,485
  Net investment income.....................................................................            10,286
  Net realized gains on investments.........................................................                54
  Other income..............................................................................                16
                                                                                                    ----------
          Total revenues....................................................................            62,841
                                                                                                    ----------
Losses and expenses:
  Net losses and loss adjustment expenses...................................................            15,153
  Policy acquisition costs amortized........................................................            12,149
  Other underwriting expenses...............................................................             1,629
  Dividends to policyholders................................................................             6,327
                                                                                                    ----------
          Total losses and expenses.........................................................            35,258
                                                                                                    ----------
Income before federal income taxes..........................................................            27,583

Federal income tax expense/(benefit):
  Current...................................................................................             9,647
  Deferred..................................................................................            (3,690)
                                                                                                    ----------
Net income..................................................................................          $ 21,626
                                                                                                    ----------
                                                                                                    ----------

                            See accompanying notes.

              ROCKWOOD CASUALTY INSURANCE COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                                     YEAR ENDED
                                                                                                 DECEMBER 31, 1996
                                                                                               (DOLLARS IN THOUSANDS)
Operating activities:
  Net income................................................................................          $ 21,626
  Adjustments to reconcile net income to net cash provided by operating activities:
     Amortization of policy acquisition costs...............................................            12,149
     Policy acquisition costs deferred......................................................           (12,612)
     Net realized gains on sale of investments..............................................               (54)
     Provision for depreciation and amortization............................................               115
     Deferred income taxes..................................................................            (3,690)
     Change in operating assets and liabilities:
       Unearned premiums....................................................................             4,746
       Reserve for losses and loss adjustment expenses......................................            (4,449)
       Reinsurance recoverable and payable..................................................            (6,636)
       Policyholder dividends...............................................................             1,810
       Premiums receivable..................................................................              (770)
       Other................................................................................               101
                                                                                                    ----------
Net cash provided by operating activities...................................................            12,336
                                                                                                    ----------

Investing activities:
  Securities available-for-sale:
     Purchases--fixed maturities and equities...............................................           (17,997)
     Sales--fixed maturities and equities...................................................            23,704
  Securities held to maturity:
     Purchases--fixed maturities............................................................           (39,086)
     Maturities and calls of fixed securities...............................................            32,712
  Net sales of short-term investments.......................................................             2,195
  Note receivable...........................................................................            (2,500)
  Other.....................................................................................              (120)
                                                                                                    ----------
Net cash used in investing activities.......................................................            (1,092)
                                                                                                    ----------

Financing activities:
  Dividend paid to parent...................................................................            (8,500)
                                                                                                    ----------
Net cash used in financing activities.......................................................            (8,500)
                                                                                                    ----------
Increase in cash............................................................................             2,744
Cash at beginning of year...................................................................             1,745
                                                                                                    ----------
Cash at end of year.........................................................................          $  4,489
                                                                                                    ----------
                                                                                                    ----------

                            See accompanying notes.

              ROCKWOOD CASUALTY INSURANCE COMPANY AND SUBSIDIARIES
         NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS AND CASH FLOWS
                               DECEMBER 31, 1996

1. ACCOUNTING POLICIES

  Basis of Presentation

     The accompanying consolidated statements of operations and cash flows have been prepared in conformity with generally accepted accounting principles ('GAAP') which vary in some respects from statutory accounting practices prescribed or permitted by regulatory authorities.

  Consolidation

     The accompanying consolidated statements of operations and cash flows include the accounts and operations of Rockwood Casualty Insurance Company and its wholly-owned subsidiaries, Mid State Insurance Underwriters, Inc., Comprehensive Casualty Services, Inc. and Coal Operators Indemnity Company, collectively referred to as the 'Company.'

     Significant intercompany accounts and transactions have been eliminated. The preparation of statements of operations and cash flows of insurance companies requires management to make estimates and assumptions that affect amounts reported in the statements of operations and cash flows and accompanying notes. Such estimates and assumptions may be subject to change in the future as more information becomes known which could impact the amounts reported and disclosed herein.

  Business Operations and Organization

     The Company is a wholly-owned subsidiary of Front Royal, Inc. ('FRINC') who acquired the Company on December 31, 1996. On January 1, 1996, the Company was a wholly-owned subsidiary of Physicians Insurance Company ('PIC') and Tri-Rock Limited Partnership ('TRI-Rock'). PIC and Tri-Rock acquired ownership effective June 30, 1994. Prior to the acquisition by PIC and Tri-Rock, the Company was owned by Rockwood Insurance Company ('RIC').

     Rockwood Casualty Insurance Company is a Pennsylvania-domiciled insurer which provides commercial property and casualty insurance primarily in Pennsylvania and Maryland. The Company specializes in underwriting workers' compensation coverage for both underground and surface coal mining operations and other commercial risks.

     The Company's subsidiaries are primarily in the business of providing various insurance services to third parties. In aggregate, these subsidiaries provide less than 1% of consolidated revenues and expenses.

     Approximately $14,900,000 of the Company's gross written premiums were derived from two agents for the year ended December 31, 1996. The loss of either of these agents could have a material adverse effect on the Company.

  Investments

     The amortized cost of fixed maturity investments is adjusted for amortization of premiums and accretion of discounts. That amortization or accretion is included in investment income.

     Income for mortgage-backed bonds is recognized using a constant effective yield based on anticipated prepayments and the estimated economic life of the securities. When actual prepayments differ significantly from anticipated prepayments, the estimated economic life is recalculated and the remaining unamortized premium or discount is amortized prospectively over the remaining economic life.

     Realized gains and losses on sales of investments, and declines in value considered to be other-than-temporary, are recognized in operations on the specific identification basis for debt securities and on the first-in, first-out basis for equity securities.

              ROCKWOOD CASUALTY INSURANCE COMPANY AND SUBSIDIARIES
   NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS AND CASH FLOWS--(CONTINUED)

1. ACCOUNTING POLICIES--(CONTINUED)
  Property and Equipment

     Property and equipment is depreciated principally using the straight line method over the estimated useful lives of the respective assets. Depreciation expense was $103,000 in 1996.

  Premiums

     Premiums are earned on a pro rata basis over the terms of the policies, generally twelve months. That portion of premiums written applicable to the unexpired terms of the policies in force is recorded as unearned premium.

     Workers' compensation premiums based on payroll reporting are recorded as written when payroll reports are received from the insured or are estimated if reports have not been received.

     Workers' compensation premiums on policies with deferred installment payment plans are recorded as written when individual installments are billed.

     Accrued retrospectively rated premiums have been determined based upon estimated ultimate loss experience on individual policyholder accounts.

  Participating Policies

     Participating business written by the Company represents approximately 30% of the total premiums in force and premium income for the year ended December 31, 1996. The participating business is composed of workers' compensation policies. The amount of dividends to be paid on these policies is determined based on the terms of the individual policies.

  Deferred Policy Acquisition Costs

     Acquisition costs, consisting principally of agents' commissions, certain operating expenses and premium taxes, are deferred and amortized over the period in which the related premiums are earned, generally twelve months. Commission related to insurance risks ceded to other insurance companies are recorded as a reduction to deferred policy acquisition costs.

  Reserve for Losses and Loss Adjustment Expenses

     Loss and loss adjustment expense reserves represent the estimated ultimate net cost of all reported and unreported losses incurred through December 31. The Company discounts loss and loss adjustment expense reserves related to workers' compensation coverages for both GAAP and statutory reporting purposes at 4%. The Company does not discount reserves related to other lines of business. The reserves for unpaid losses and loss adjustment expenses are estimated using individual case-basis valuations and statistical analyses. Those estimates are subject to the effects of trends in loss severity and frequency. Although considerable variability is inherent in such estimates, management believes that the reserves for losses and loss adjustment expenses are adequate. These estimates are continually reviewed and adjusted as necessary as experience develops or new information becomes known; such adjustments are included in current operations.

  Reinsurance

     The Company assumes and cedes reinsurance to allow management to control exposure to potential losses arising form large risks, to provide additional capacity for growth and to provide for greater diversification of business. This reinsurance is effected primarily under excess of loss and quota-share reinsurance contracts.

              ROCKWOOD CASUALTY INSURANCE COMPANY AND SUBSIDIARIES
   NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS AND CASH FLOWS--(CONTINUED)

1. ACCOUNTING POLICIES--(CONTINUED)
     Reinsurance premiums, commissions, and expense reimbursements on reinsured business are accounted for on a basis consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. Expense reimbursements received in connection with reinsurance ceded have been accounted for as reductions of the related policy acquisition costs.

     Accrued retrospectively rated reinsurance premiums have been determined based upon estimated ultimate loss experience on business subject to such experience rating adjustments.

2. INVESTMENTS

     Major categories of the Company's investment income are summarized as follows:

                                                                                 YEAR ENDED
                                                                              DECEMBER 31, 1996
                                                                           (DOLLARS IN THOUSANDS)
Fixed maturity securities...............................................           $ 9,727
Short-term investments..................................................               489
Equity securities.......................................................               179
Other...................................................................                25
                                                                                ----------
  Gross investment income...............................................            10,420
Investment expenses.....................................................              (134)
                                                                                ----------
  Net investment income.................................................           $10,286
                                                                                ----------
                                                                                ----------

     The Company's realized gains and losses on available-for-sale investments are summarized as follows:

                                                                                 YEAR ENDED
                                                                              DECEMBER 31, 1996
                                                                           (DOLLARS IN THOUSANDS)
Fixed maturity securities:
  Gross realized gains..................................................           $    76
  Gross realized losses.................................................               (23)
                                                                                ----------
     Net gains..........................................................                53
Equity securities:
  Gross realized gains..................................................                26
  Gross realized losses.................................................               (25)
                                                                                ----------
     Net gains..........................................................                 1
                                                                                ----------
     Net realized gains.................................................           $    54
                                                                                ----------
                                                                                ----------

              ROCKWOOD CASUALTY INSURANCE COMPANY AND SUBSIDIARIES
   NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS AND CASH FLOWS--(CONTINUED)

3. RESERVE FOR LOSSES AND LOSS ADJUSTMENT EXPENSES

     The following table provides a reconciliation of the beginning and ending reserve balances for loss and loss adjustment expenses ('LAE'), net-of-reinsurance, for 1996.

                                                                                           YEAR ENDED
                                                                                       DECEMBER 31, 1996
                                                                                     (DOLLARS IN THOUSANDS)
Reserve for losses and LAE, net of related reinsurance recoverables, at beginning
  of year.........................................................................          $120,934
Add:
  Provision for losses and LAE for claims occurring in the current year, net of
     reinsurance..................................................................            37,279
  Decrease in incurred losses and LAE for claims occurring in prior years, net of
     reinsurance..................................................................           (23,755)
                                                                                         -----------
  Incurred losses and LAE during the current year, net of reinsurance and gross of
     discount.....................................................................            13,524
  Provision for discount on current accident year reserves........................            (3,169)
  Amortization of discount on prior accident years reserves.......................             4,798
                                                                                         -----------
     Incurred losses and LAE during the current year, net of reinsurance and net
      of discount.................................................................            15,153
                                                                                         -----------
Deduct:
  Losses and LAE payments for claims, net of reinsurance, occurring during:
     Current year.................................................................            (5,789)
     Prior years..................................................................           (16,850)
                                                                                         -----------
     Net claim payments during the year...........................................           (22,639)
                                                                                         -----------
Reserve for losses and LAE, net of related reinsurance recoverables, at end of
  year............................................................................           113,448
Add:
  Reinsurance recoverables on unpaid losses and LAE, at end of year...............            14,356
                                                                                         -----------
Reserve for losses and LAE, gross of reinsurance recoverables on unpaid loses and
  LAE, at end of year.............................................................          $127,804
                                                                                         -----------
                                                                                         -----------

     The foregoing reconciliation shows that a $23,755,000 redundancy in the 1995 and prior year reserves emerged in 1996. This redundancy is primarily a result of lower than expected costs of settling claims which were open at the end of 1995 and lower than expected per claim costs for incurred but unreported claims at December 31, 1995. The Company attributes the lower costs primarily to the effects of Pennsylvania Act 44 ('Act 44') which was enacted in September 1993. While the Act was expected to result in the lowering of medical costs to workers' compensation carriers, the full effect on the Company's medical costs could not be determined with precision until sufficient experience had emerged to provide a basis for such determination. The Company revised its estimates of the ultimate net cost of all reported and unreported losses incurred through December 31, 1995 by mid 1996, after accumulating ten quarters of loss experience following the passage of Act 44. The Company's 1996 provision for loss and loss adjustment expenses occurring in the current year also reflects the Company's assessment of the effects of Act 44 on the medical cost component of workers' compensation claims based on actual loss data through December 31, 1996.

              ROCKWOOD CASUALTY INSURANCE COMPANY AND SUBSIDIARIES
   NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS AND CASH FLOWS--(CONTINUED)

4. REINSURANCE

     The Company remains liable to its policyholders if its reinsurers are unable to meet their contractual obligations under applicable reinsurance agreements. To minimize exposure to significant losses from reinsurance insolvencies, the Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risk arising from similar geographic regions, activities, or economic characteristics of the reinsurers.

     Net written premiums are summarized as follows:

                                                                                          YEAR ENDED
                                                                                      DECEMBER 31, 1996
                                                                                    (DOLLARS IN THOUSANDS)
Direct premiums................................................................            $ 68,212
Assumed premiums...............................................................               1,186
Ceded premiums.................................................................             (15,153)
                                                                                        -----------
     Net premiums written......................................................            $ 54,245
                                                                                        -----------
                                                                                        -----------

     Net premiums earned are summarized as follows:

                                                                                          YEAR ENDED
                                                                                      DECEMBER 31, 1996
                                                                                    (DOLLARS IN THOUSANDS)
Direct premiums................................................................            $ 63,609
Assumed premiums...............................................................               1,044
Ceded premiums.................................................................             (12,168)
                                                                                        -----------
     Net premiums earned.......................................................            $ 52,485
                                                                                        -----------
                                                                                        -----------

     Losses and LAE are summarized as follows:

                                                                                          YEAR ENDED
                                                                                      DECEMBER 31, 1996
                                                                                    (DOLLARS IN THOUSANDS)
Direct losses and LAE..........................................................            $ 20,411
Assumed losses and LAE.........................................................                 763
Ceded losses and LAE...........................................................              (6,021)
                                                                                        -----------
     Net losses and LAE........................................................            $ 15,153
                                                                                        -----------
                                                                                        -----------

              ROCKWOOD CASUALTY INSURANCE COMPANY AND SUBSIDIARIES
   NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS AND CASH FLOWS--(CONTINUED)

5. INCOME TAXES

     The Company files a consolidated federal income tax return with its subsidiaries. The Company's effective income tax rate on pre-tax income is lower than the prevailing corporate federal income tax rate and is summarized as follows:

                                                             YEAR ENDED
                                                         DECEMBER 31, 1996
                                                       (DOLLARS IN THOUSANDS)
Income tax expense at 35%...........................           $9,654
Change in valuation allowance on deferred tax
  assets............................................           (3,675)
Other...............................................              (22)
                                                              -------
  Income tax expense................................           $5,957
                                                              -------
                                                              -------

     The Company paid $9,300,000 of federal income taxes in 1996.

6. EMPLOYEE BENEFIT PLANS

     The Company sponsors a defined benefit pension plan covering substantially all full-time employees. The plan invests in a combination of bonds, common stocks and mutual funds. Benefits under the plan are based on years of service and average compensation during the participant's highest three consecutive calendar years. The funding policy is to make contributions to the plan annually in amounts at least equal to the minimum funding requirements of the Employee Retirement Income Security Act of 1974 and deductible for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. The Company intends to terminate the plan during 1997.

                                                        YEAR ENDED DECEMBER
                                                              31, 1996
                                                       (DOLLARS IN THOUSANDS)
Pension Cost:
Service cost--benefit earned during current year....            $117
Interest cost on projected benefit obligation.......             115
Expected return on plan assets......................            (132)
Amortization of transition obligation...............              10
                                                              ------
Net periodic pension cost...........................            $110
                                                              ------
                                                              ------
Expected long-term rate of return on assets.........             8.0%
Rates of increase in compensation levels............             4.5%

     The 401(k) Profit Sharing Trust, established in 1984, is available to substantially all full-time employees of Rockwood Casualty. The Company does not match employee contributions and did not make any discretionary contributions in 1996.

7. RELATED PARTIES

     Premier Auto Insurance Company ('Premier') is a property and casualty insurance company formed during 1996 as a wholly-owned subsidiary of the Company, with an initial capitalization of $3,500,000. As outlined in Note 10, Premier was sold on December 31, 1996.

     During 1996 the Company entered into quota share reinsurance agreements with PIC and Premier related to private passenger automobile and workers' compensation insurance. Under the private passenger automobile program, the Company ceded 100% of the premium and losses written to Premier. Under the workers'

              ROCKWOOD CASUALTY INSURANCE COMPANY AND SUBSIDIARIES
   NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS AND CASH FLOWS--(CONTINUED)

7. RELATED PARTIES--(CONTINUED)
compensation program, the Company assumed 100% of the premium and losses on policies written by PIC. The following is a summary of the activity under the agreements during 1996:

                                                                 PRIVATE
                                                  WORKERS'      PASSENGER
                                                COMPENSATION    AUTOMOBILE      NET
                                                       (DOLLARS IN THOUSANDS)
Written premium assumed/(ceded)..............      $1,112        $ (9,543)    $(8,431)
Earned premium assumed/(ceded)...............         964          (6,743)     (5,779)
Incurred loss and ALAE assumed/(ceded).......         484          (5,472)     (4,988)
Commission assumed/(ceded)...................         128          (1,454)     (1,326)

     See Note 10 regarding the disposition of these agreements.

8. COMMITMENTS AND CONTINGENCIES

     The Company is named as a defendant in legal actions arising primarily from claims made under insurance policies. Those actions have been considered in establishing the Company's reserve liabilities. Management and its legal counsel are of the opinion that the settlement of these actions will not have a material adverse effect on the Company.

     Rockwood Insurance Company of Indiana ('RIND'), a company that merged into Rockwood Casualty Insurance Company on December 31, 1990, issued certain medical malpractice policies for claims occurring between January 1, 1978 and October 1, 1990. RIND reinsured these policies pursuant to a loss portfolio transfer agreement with Covenant Mutual Insurance Company ('Covenant'). Covenant subsequently went into liquidation and was unable to meet its obligation on the reinsurance agreement. In May 1993, the Company's former parent, RIC, which went into liquidation proceedings in 1991, established and funded a Liquidating Trust ('Trust') in accordance with an agreement approved by an order of the Commonwealth Court of Pennsylvania, to service the medical malpractice claims related to Covenant's default. Total assets in the Trust available to pay claims and expenses at December 31, 1996 was $3,282,000. The Pennsylvania insurance department currently manages the Trust and administers the claims.

     As part of the Trust agreement, a certification of reserve liabilities is prepared annually by an independent consulting actuary acceptable to both RIC and the Company. The amount of actuarially determined liabilities related to Covenant's default as of December 31, 1996 was $2,256,000. If the amount of reserve liabilities on a discounted basis, times 115%, exceeds the amount in the Trust Fund as of the date of the report, RIC shall pay to the Trustee, monies or investment securities in the aggregate amount of the deficiency. Further, any excess assets shall be returned to RIC.

     The Company remains contingently liable for the medical malpractice claims in the event that the Trust's assets, which consist primarily of investments in short term U.S. Treasury obligations and cash equivalents, and future deficiency funding by the former parent, if necessary, are not sufficient to fund the ultimate liability. Management believes that there is minimal exposure relating to this liability

9. STATUTORY MATTERS

     The Company is required to periodically submit financial statements prepared in accordance with statutory accounting practices to insurance regulatory authorities. Statutory accounting practices differ from generally accepted accounting principles. Net income determined in accordance with statutory accounting practices reported to regulatory authorities for the year ended December 31, 1996 was $18,981,000.

     The net assets of the Company that are transferable to Front Royal, Inc. are limited to the amounts by which statutory capital and surplus exceed minimum statutory requirements and regulatory approval is required for any distribution in a twelve month period, other than for dividends or other distributions which, in the aggregate, do

              ROCKWOOD CASUALTY INSURANCE COMPANY AND SUBSIDIARIES
   NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS AND CASH FLOWS--(CONTINUED)

9. STATUTORY MATTERS--(CONTINUED)

not exceed the greater of either (i) ten percent of the insurer's surplus to policyholders as of the immediately preceding December 31 or (ii) net income, excluding realized gains, of the prior year.

10. CHANGE IN OWNERSHIP

     On December 31, 1996 all of the outstanding stock of the Company was sold by PIC and Tri-Rock to FRINC. The sale of capital stock and related transactions involving the Company were approved on December 30, 1996 by the Pennsylvania Insurance Department.

     In conjunction with the sale, the following transactions occurred on December 31, 1996:

          The Company received permission from the state regulatory authority and transferred $8,500,000 to FRINC as a return of capital.

          The Company sold all of the outstanding stock of its wholly-owned subsidiary Premier for $3,500,000 to a company formed by certain former owners of PIC. The Company received $1,000,000 in cash at closing and a $2,500,000, 13% note due on December 31, 1997, secured by the stock of Premier. The note was paid in full by July 1997. There was no gain or loss on the sale.

          Premier assumed all of the private passenger automobile insurance previously written by the Company in Pennsylvania and West Virginia via an assumption reinsurance treaty. Premier transferred $8,700,627 into an escrow account held by the Company to collateralize outstanding ceded losses and unearned premiums. The Company remains liable to the policyholders if Premier is unable to meet its contractual obligations under the reinsurance agreement.

          The Company entered into a fifteen year lease agreement with an affiliate of the Company's former owners for the property which houses all of the Company's operations.

          Following is a schedule of future minimum rental payments required under the lease as of December 31, 1996.

1997........................................................   $   78,000
1998........................................................       78,000
1999........................................................       78,000
2000........................................................       86,000
2001........................................................       86,000
Thereafter..................................................    4,902,688
                                                               ----------
     Total..................................................   $5,308,688
                                                               ----------
                                                               ----------

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
Rockwood Casualty Insurance Company
Rockwood, Pennsylvania

We have audited the accompanying consolidated balance sheets of Rockwood Casualty Insurance Company and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Rockwood Casualty Insurance Company and Subsidiaries as of December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

As discussed in Note 13 to the consolidated financial statements, effective January 1, 1994, the Company changed its method of accounting for investments by adopting Statement of Financial Accounting Standards No. 115, 'Accounting for Certain Investments in Debt and Equity Securities.'


                              /S/ Parente, Randolph, Orlando, Carey & Associates

                              PARENTE, RANDOLPH, ORLANDO, CAREY & ASSOCIATES

Wilkes-Barre, Pennsylvania
September 3, 1997

              ROCKWOOD CASUALTY INSURANCE COMPANY AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                                                              AS OF DECEMBER 31,
                                                                                             --------------------
                                                                                               1995        1994
                                                                                                 (DOLLARS IN
                                                                                                  THOUSANDS)
                                          ASSETS
Investments:
  Fixed maturity securities:
     Available-for-sale at fair value (amortized cost: 1995, $19,354; 1994, $28,643)......   $ 20,018    $ 26,806
     Held-to-maturity at amortized cost (fair value: 1995, $123,481; 1994, $80,940).......    123,623      89,727
  Equity securities at fair value (cost: 1995, $2,857; 1994, $9,622)......................      3,258       8,628
  Short-term investments..................................................................      8,469       4,474
  Other...................................................................................        345         375
                                                                                             --------    --------
       Total investments..................................................................    155,713     130,010
Cash......................................................................................      1,745       1,585
Accrued investment income.................................................................      1,870       1,779
Reinsurance recoverable on unpaid loss and loss adjustment expenses.......................     11,320       8,988
Prepaid reinsurance premiums..............................................................        880       1,334
Premiums receivable and agents' balances (less allowance for doubtful accounts of $50 at
  December 31, 1995 and 1994, respectively)...............................................     14,149      12,356
Deferred policy acquisition costs.........................................................      2,894       2,491
Deferred federal income tax...............................................................      2,357         964
Other assets..............................................................................        758         680
                                                                                             --------    --------
       Total assets.......................................................................   $191,686    $160,187
                                                                                             --------    --------
                                                                                             --------    --------

                           LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Reserve for losses and loss adjustment expenses.........................................   $132,254    $115,380
  Unearned premiums.......................................................................     14,000      13,410
  Accrued expenses........................................................................        562         302
  Reinsurance payable.....................................................................      1,308         771
  Accrued policyholders' dividends........................................................      4,530       3,729
  Other liabilities.......................................................................      3,685       2,455
                                                                                             --------    --------
       Total liabilities..................................................................    156,339     136,047
                                                                                             --------    --------
Shareholders' equity:
  Common Stock--Class A, no par value, 500,000 shares authorized, issued and
     outstanding..........................................................................      1,792       1,792
  Common Stock--Class B, no par value, 572,961 shares authorized, issued and
     outstanding..........................................................................      2,053       2,053
                                                                                             --------    --------
                                                                                                3,845       3,845
  Additional paid-in capital..............................................................      1,000          --
  Unrealized gains/(losses) on available-for-sale securities..............................        703      (1,868)
  Retained earnings.......................................................................     29,799      22,163
                                                                                             --------    --------
       Total shareholders' equity.........................................................     35,347      24,140
                                                                                             --------    --------
       Total liabilities and shareholders' equity.........................................   $191,686    $160,187
                                                                                             --------    --------
                                                                                             --------    --------

                            See accompanying notes.

              ROCKWOOD CASUALTY INSURANCE COMPANY AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                                YEARS ENDED DECEMBER 31,
                                                                                                ------------------------
                                                                                                  1995               1994
                                                                                                  (DOLLARS IN THOUSANDS)

Revenues:
  Net premiums earned................................................................           $ 55,329           $ 52,617
  Net investment income..............................................................              9,324              8,344
  Net realized losses on investments.................................................               (466)              (590)
  Gain on termination of tax sharing agreement.......................................                 --              2,652
  Other income.......................................................................                193                 28
                                                                                              ----------         ----------
       Total revenues................................................................             64,380             63,051
                                                                                              ----------         ----------
Losses and expenses:
  Net losses and loss adjustment expenses............................................             37,708             42,300
  Policy acquisition costs amortized.................................................             12,647             11,282
  Other underwriting expenses........................................................                363                219
  Dividends to policyholders.........................................................              5,026              3,816
                                                                                              ----------         ----------
       Total losses and expenses.....................................................             55,744             57,617
                                                                                              ----------         ----------
Income before federal income taxes...................................................              8,636              5,434
Federal income tax expense/(benefit):
  Current............................................................................              2,718              1,629
  Deferred...........................................................................             (2,718)                --
                                                                                              ----------         ----------
Net income...........................................................................           $  8,636           $  3,805
                                                                                              ----------         ----------
                                                                                              ----------         ----------


                            See accompanying notes.

              ROCKWOOD CASUALTY INSURANCE COMPANY AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                     ADDITIONAL    UNREALIZED                    TOTAL
                                                                      PAID-IN        GAINS/      RETAINED    SHAREHOLDERS'
                                               CLASS A    CLASS B     CAPITAL       (LOSSES)     EARNINGS       EQUITY
                                                                         (DOLLARS IN THOUSANDS)
Balances at December 31, 1993...............   $ 2,000    $    --     $  1,845      $    457     $ 18,358       $22,660
  Recapitalization of common stock..........      (208)     2,053       (1,845)           --           --            --
  Cumulative effect of a change in
     accounting principle...................        --         --           --         1,218           --         1,218
  Net income................................        --         --           --            --        3,805         3,805
  Net unrealized losses.....................        --         --           --        (3,543)          --        (3,543)
                                               -------    -------    ----------    ----------    --------    -------------
Balances at December 31, 1994...............     1,792      2,053           --        (1,868)      22,163        24,140
  Transfer to paid-in capital...............        --         --        1,000            --       (1,000)           --
  Net income................................        --         --           --            --        8,636         8,636
  Net unrealized gains......................        --         --           --         2,571           --         2,571
                                               -------    -------    ----------    ----------    --------    -------------
Balances at December 31, 1995...............   $ 1,792    $ 2,053     $  1,000      $    703     $ 29,799       $35,347
                                               -------    -------    ----------    ----------    --------    -------------
                                               -------    -------    ----------    ----------    --------    -------------

                            See accompanying notes.

              ROCKWOOD CASUALTY INSURANCE COMPANY AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                          YEARS ENDED DECEMBER
                                                                                                   31,
                                                                                         -----------------------
                                                                                          1995            1994
                                                                                         (DOLLARS IN THOUSANDS)
Operating activities:
  Net income..........................................................................   $ 8,636         $ 3,805
  Adjustments to reconcile net income to net cash provided by operating activities:
     Amortization of policy acquisition costs.........................................    12,647          11,282
     Policy acquisition costs deferred................................................   (13,050)        (11,482)
     Net realized losses on investments...............................................       466             590
     Provision for depreciation and amortization......................................       103              75
     Deferred income taxes............................................................    (2,718)             --
     Change in operating assets and liabilities:
          Unearned premiums...........................................................       590           1,219
          Accrued investment income...................................................       (91)           (180)
          Reserve for losses and loss adjustment expenses.............................    16,874          20,898
          Reinsurance recoverable and payable.........................................    (1,341)           (812)
          Policyholder dividends......................................................       801             852
          Premiums receivable.........................................................    (1,792)         (1,135)
          Other liabilities...........................................................     1,580          (1,164)
                                                                                         -------         -------
Net cash provided by operating activities.............................................    22,705          23,948
                                                                                         -------         -------
Investing activities:
  Securities available-for-sale:
     Purchases--fixed maturities and equities.........................................    (6,083)         (7,159)
     Sales--fixed maturities and equities.............................................    22,799           6,540
  Securities held-to-maturity:
     Purchases-fixed maturities.......................................................   (74,637)        (40,216)
     Maturities and calls of fixed securities.........................................    39,614          20,576
  Net purchases of short-term investments.............................................    (3,995)         (4,174)
  Other...............................................................................      (243)           (155)
                                                                                         -------         -------
Net cash used in investing activities.................................................   (22,545)        (24,588)
                                                                                         -------         -------
Increase (decrease) in cash...........................................................       160            (640)
Cash at beginning of year.............................................................     1,585           2,225
                                                                                         -------         -------
Cash at end of year...................................................................   $ 1,745         $ 1,585
                                                                                         -------         -------
                                                                                         -------         -------

                            See accompanying notes.

              ROCKWOOD CASUALTY INSURANCE COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

1. ACCOUNTING POLICIES

  Basis of Presentation

     The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles ('GAAP') which vary in some respects from statutory accounting practices prescribed or permitted by regulatory authorities.

  Consolidation

     The accompanying consolidated financial statements include the accounts and operations of Rockwood Casualty Insurance Company and its wholly-owned subsidiaries Mid State Insurance Underwriters, Inc., Comprehensive Casualty Services, Inc. and Coal Operators Indemnity Company, collectively referred to as the 'Company.'

     Significant intercompany accounts and transactions have been eliminated. The preparation of financial statements of insurance companies requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Such estimates and assumptions may be subject to change in the future as more information becomes known which could impact the amounts reported and disclosed herein.

  Business Operations and Organization

     Effective June 30, 1994, the Company was acquired by Physicians Insurance Company ('PIC') and Tri-Rock Limited Partnership ('Tri-Rock'). Prior to June 30, 1994, the Company was a wholly-owned subsidiary of Rockwood Insurance Company ('RIC').

     Rockwood Casualty Insurance Company is a Pennsylvania-domiciled insurer which provides commercial property and casualty insurance primarily in Pennsylvania and Maryland. The Company specializes in underwriting workers' compensation coverage for both underground and surface coal mining operations and other commercial risks.

     The Company's subsidiaries are primarily in the business of providing various insurance services to third parties. In aggregate, these subsidiaries provide less than 1% of consolidated revenues and expenses.

     Approximately $14,600,000 and $13,300,000 of Rockwood's gross written premiums were derived from two agents for the years ended December 31, 1995 and 1994, respectively. The loss of either of these agents could have a material adverse effect on the Company.

  Investments

     The Company invests only in high quality investments. Management determines the appropriate classification of its investments in fixed maturity securities at the time of purchase. Fixed maturity securities are classified as held-to-maturity when the Company has the positive intent and ability to hold these securities to maturity. Fixed maturity securities not classified as held-to-maturity and all equity securities are classified as available-for-sale. The Company records the following for its portfolio:

          The amortized cost of fixed maturity investments is adjusted for amortization of premiums and accretion of discounts. That amortization or accretion is included in investment income.

          For the mortgage-backed bond portion of the fixed maturity securities portfolio, the Company recognizes income using a constant effective yield based on anticipated prepayments and the estimated economic life of the securities. When actual prepayments differ significantly from anticipated prepayments,

              ROCKWOOD CASUALTY INSURANCE COMPANY AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

1. ACCOUNTING POLICIES--(CONTINUED)
     the estimated economic life is recalculated and the remaining unamortized premium or discount is amortized prospectively over the remaining economic life.

          Realized gains and losses on sales of investments, and declines in value considered to be other-than-temporary, are recognized in operations on the specific identification basis for debt securities and on the first-in, first-out basis for equity securities.

          For the held-to-maturity portion of its portfolio, the Company records its securities at amortized cost.

          For the available-for-sale portion of its portfolio, the Company records its securities at fair value. Changes to this fair value are recorded as unrealized gains or losses, directly in shareholders' equity, net of related deferred income taxes, with no corresponding effect on net income.

     Short-term investments, primarily consisting of money-market mutual funds are carried at cost, which approximates fair value.

  Premiums

     Premiums are earned on a pro rata basis over the terms of the policies, generally twelve months. That portion of premiums written applicable to the unexpired terms of the policies in force is recorded as unearned premium.

     Workers' compensation premiums based on payroll reporting are recorded as written when payroll reports are received from the insured or are estimated if reports have not been received.

     Workers' compensation premiums on policies with deferred installment payment plans are recorded as written when individual installments are billed.

     Accrued retrospectively rated premiums have been determined based upon estimated ultimate loss experience on individual policyholder accounts.

  Participating Policies

     Participating business written by the Company represents approximately 28% and 26% of the total premiums in force at December 31, 1995 and 1994, respectively. The participating business is composed of workers' compensation policies. The amount of dividends to be paid on these policies is determined based on the terms of the individual policies.

  Deferred Policy Acquisition Costs

     Acquisition costs, consisting principally of agents' commissions, certain operating expenses and premium taxes, are deferred and amortized over the period in which the related premiums are earned, generally twelve months. Commission related to insurance risks ceded to other insurance companies are recorded as a reduction to deferred policy acquisition costs.

  Reserve for Losses and Loss Adjustment Expense

     Loss and loss adjustment expense reserves represent the estimated ultimate net cost of all reported and unreported losses incurred through December 31. The Company discounts loss and loss adjustment expense reserves related to workers' compensation coverages for both GAAP and statutory reporting purposes at 4%. The Company does not discount reserves related to other lines of business. The reserves for unpaid losses and loss adjustment expenses are estimated using individual case-base valuations and statistical analyses. Those estimates are subject to the effects of trends in loss severity and frequency. Although considerable variability is inherent in such estimates, management believes that the reserves for losses and loss adjustment expenses are adequate.

              ROCKWOOD CASUALTY INSURANCE COMPANY AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

1. ACCOUNTING POLICIES--(CONTINUED)
These estimates are continually reviewed and adjusted as necessary as experience develops or new information becomes known; such adjustments are included in current operations.

REINSURANCE

     The Company assumes and cedes reinsurance to allow management to control exposure to potential losses arising from large risks, to provide additional capacity for growth and to provide for greater diversification of business. This reinsurance is effected primarily under excess of loss and quota-share reinsurance contracts.

     Reinsurance premiums, commissions, and expense reimbursements on reinsured business are accounted for on a basis consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. Expense reimbursements received in connection with reinsurance ceded have been accounted for as a reduction of the related policy acquisition costs. All reinsurance receivables and prepaid reinsurance premiums are reported as assets.

     Accrued retrospectively rated reinsurance premiums have been determined based upon estimated ultimate loss experience on business subject to such experience rating adjustments.

INCOME TAXES

     Deferred income tax assets and liabilities are recognized for the expected future tax effects attributable to temporary differences between the financial reporting and tax basis of assets and liabilities, based on enacted tax rates and other provisions of tax laws.

              ROCKWOOD CASUALTY INSURANCE COMPANY AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

2. INVESTMENTS

     The Company's investments, excluding short-term investments, mortgage loans, and real estate, at December 31 of each year, are summarized as follows:

                                                                          DECEMBER 31, 1995
                                                          -------------------------------------------------
                                                           COST OR       GROSS         GROSS
                                                          AMORTIZED    UNREALIZED    UNREALIZED      FAIR
                                                            COST         GAINS        (LOSSES)      VALUE
                                                                       (DOLLARS IN THOUSANDS)
Available-for-sale:
  Corporate bonds......................................   $   7,986      $  654       $     (2)    $  8,638
  U.S. Government bonds................................       1,499         170             --        1,669
  Mortgage-backed bonds................................       9,869         105           (263)       9,711
                                                          ---------    ----------    ----------    --------
     Total fixed maturity securities...................      19,354         929           (265)      20,018
  Equity securities....................................       2,857         496            (95)       3,258
                                                          ---------    ----------    ----------    --------
     Total available-for-sale..........................      22,211       1,425           (360)      23,276
                                                          ---------    ----------    ----------    --------
Held-to-maturity:
  Corporate bonds......................................      24,258         284           (122)      24,420
  U.S. Government bonds................................      25,338         193             (7)      25,524
                                                          ---------    ----------    ----------    --------
  Mortgage-backed bonds................................      48,330         279           (836)      47,773
  State and municipal bonds............................      25,697         183           (116)      25,764
                                                          ---------    ----------    ----------    --------
     Total held-to-maturity............................     123,623         939         (1,081)     123,481
                                                          ---------    ----------    ----------    --------
     Total investments.................................   $ 145,834      $2,364       $ (1,441)    $146,757
                                                          ---------    ----------    ----------    --------
                                                          ---------    ----------    ----------    --------


                                                                          DECEMBER 31, 1994
                                                          -------------------------------------------------
                                                           COST OR       GROSS         GROSS
                                                          AMORTIZED    UNREALIZED    UNREALIZED      FAIR
                                                            COST         GAINS        (LOSSES)      VALUE
                                                                       (DOLLARS IN THOUSANDS)
Available-for-sale:
  Corporate bonds......................................   $  13,214      $  169       $   (258)    $ 13,125
  U.S. Government bonds................................       5,500          69            (98)       5,471
  Mortgage-backed bonds................................       9,432          --         (1,670)       7,762
  State and municipal bonds............................         497          --            (49)         448
                                                          ---------    ----------    ----------    --------
     Total fixed maturity securities...................      28,643         238         (2,075)      26,806
  Equity securities....................................       9,622         306         (1,300)       8,628
                                                          ---------    ----------    ----------    --------
     Total available-for-sale..........................      38,265         544         (3,375)      35,434
                                                          ---------    ----------    ----------    --------
Held-to-maturity:
  Corporate bonds......................................      14,027          33           (974)      13,086
  U.S. Government bonds................................      17,193          38           (755)      16,476
  Mortgage-backed bonds................................      33,670           7         (4,447)      29,230
  State and municipal bonds............................      24,837           3         (2,692)      22,148
                                                          ---------    ----------    ----------    --------
     Total held-to-maturity............................      89,727          81         (8,868)      80,940
                                                          ---------    ----------    ----------    --------
     Total investments.................................   $ 127,992      $  625       $(12,243)    $116,374
                                                          ---------    ----------    ----------    --------
                                                          ---------    ----------    ----------    --------

     The fair values for fixed maturity securities are based on quoted market prices, where available. For fixed maturity securities not actively traded, fair values are estimated using values obtained from independent brokers. The fair values for equity securities are based on quoted market prices.

              ROCKWOOD CASUALTY INSURANCE COMPANY AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

2. INVESTMENTS--(CONTINUED)
     The amortized cost and estimated fair value of investments in fixed maturities at December 31, 1995, are summarized by estimated maturity as follows:

                                              AVAILABLE-FOR-SALE       HELD-TO-MATURITY               TOTAL
                                             --------------------    ---------------------    ---------------------
                                             AMORTIZED     FAIR      AMORTIZED      FAIR      AMORTIZED      FAIR
                                               COST        VALUE       COST        VALUE        COST        VALUE
                                                                     (DOLLARS IN THOUSANDS)
Maturity:
  Due in 1996.............................    $    --     $    --    $   7,693    $  7,772    $   7,693    $  7,772
  Due in 1997-2000........................      6,003       6,506       21,826      22,084       27,829      28,590
  Due in 2001-2005........................      3,482       3,801       19,306      19,443       22,788      23,244
  Due after 2005..........................         --          --       26,468      26,409       26,468      26,409
                                             ---------    -------    ---------    --------    ---------    --------
                                                9,485      10,307       75,293      75,708       84,778      86,015
Mortgage-backed securities................      9,869       9,711       48,330      47,773       58,199      57,484
                                             ---------    -------    ---------    --------    ---------    --------
Total.....................................    $19,354     $20,018    $ 123,623    $123,481    $ 142,977    $143,499
                                             ---------    -------    ---------    --------    ---------    --------
                                             ---------    -------    ---------    --------    ---------    --------

     The foregoing data is based on the estimated maturities of the securities. Actual maturities may differ for some securities because borrowers have the right to call or prepay obligations with or without penalties.

     Major categories of the Company's investment income for the years ended December 31, are summarized are as follows:

                                                                        YEARS ENDED DECEMBER
                                                                                 31,
                                                                        ---------------------
                                                                         1995          1994
                                                                             (DOLLARS IN
                                                                              THOUSANDS)
Fixed maturity securities............................................   $8,564         $7,225
Short-term investments...............................................      380            357
Equity securities....................................................      455            818
Other................................................................       27             45
                                                                        ------         ------
  Gross investment income............................................    9,426          8,445
Investment expense...................................................     (102)          (101)
                                                                        ------         ------
  Net investment income..............................................   $9,324         $8,344
                                                                        ------         ------
                                                                        ------         ------

     At December 31, 1994 the Company permanently marked down to market a held-to-maturity fixed income security and recorded a $615,000 realized capital loss. In March 1995 the security matured, with payment based upon a combination of foreign currencies, resulting in the Company reporting an additional $177,000 loss on the security.

              ROCKWOOD CASUALTY INSURANCE COMPANY AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

2. INVESTMENTS--(CONTINUED)
     The Company's realized gains and losses on investments are summarized as follows:

                                                                                  YEARS ENDED DECEMBER
                                                                                           31,
                                                                                  ---------------------
                                                                                   1995         1994
                                                                                      (DOLLARS IN
                                                                                       THOUSANDS)
Fixed maturity securities:
  Gross realized gains.........................................................   $  133         $   17
  Gross realized losses........................................................      (27)            --
                                                                                  ------         ------
       Net gains...............................................................      106             17
Equity securities:
  Gross realized gains.........................................................       26             18
  Gross realized losses........................................................     (421)           (10)
                                                                                  ------         ------
       Net gains/(losses)......................................................     (395)             8
                                                                                  ------         ------
  Net realized gains/(losses)..................................................     (289)            25
  Loss on permanent impairment of investment...................................     (177)          (615)
                                                                                  ------         ------
  Net realized losses..........................................................   $ (466)        $ (590)
                                                                                  ------         ------
                                                                                  ------         ------

     At December 31, 1995 and 1994, investments with market values of $572,000 and $529,000, respectively, were on deposit with state insurance departments to satisfy regulatory requirements.

3. OTHER ASSETS

     Other assets at December 31, are composed of the following:

                                                                                    1995          1994
                                                                                        (DOLLARS IN
                                                                                        THOUSANDS)
Property and equipment...........................................................   $ 607         $ 345
  Less accumulated depreciation..................................................    (280)         (188)
                                                                                    -----         -----
Property and equipment, net......................................................     327           157
Equity in officers' life insurance...............................................     232           227
Other............................................................................     199           296
                                                                                    -----         -----
       Total.....................................................................   $ 758         $ 680
                                                                                    -----         -----
                                                                                    -----         -----

              ROCKWOOD CASUALTY INSURANCE COMPANY AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

4. RESERVE FOR LOSSES AND LOSS ADJUSTMENT EXPENSES

     The Company discounts reserves related to workers compensation business for both statutory and GAAP financial reporting purposes. The discount rate at December 31, 1995 and 1994 is 4%. Included in the reserve for unpaid losses at December 31, 1995 and 1994 is $100,731,000 and $87,739,000, respectively, related to workers' compensation coverages which are net of discounts of $17,139,000 and $14,794,000, respectively.

     The following table provides a reconciliation of the beginning and ending reserve for losses and loss adjustment expenses ('LAE'), net-of-reinsurance, for 1995 and 1994 to the gross amounts reported in the balance sheets.

                                                                                                 YEARS ENDED
                                                                                                 DECEMBER 31,
                                                                                             --------------------
                                                                                               1995        1994
                                                                                                 (DOLLARS IN
                                                                                                  THOUSANDS)
Reserves for losses and LAE, net of related reinsurance recoverables, at beginning of
  year....................................................................................   $106,392    $ 86,290
Add:
  Provision for losses and LAE for claims occurring in the current year, net of
     reinsurance..........................................................................     46,653      45,738
  Decrease in incurred losses and LAE for claims occurring in prior years, net of
     reinsurance..........................................................................     (6,600)       (345)
                                                                                             --------    --------
     Incurred losses and LAE during the current year, net of reinsurance and gross of
      discount............................................................................     40,053      45,393
  Provision for discount on current accident year reserves................................     (4,165)     (4,049)
  Amortization of discount on prior accident years reserves...............................      1,820         956
                                                                                             --------    --------
       Incurred losses and LAE during the current year, net of reinsurance and net of
        discount..........................................................................     37,708      42,300
                                                                                             --------    --------
Deduct:
  Losses and LAE payments for claims, net of reinsurance, occurring during:
     Current year.........................................................................     (6,003)     (6,113)
     Prior years..........................................................................    (17,163)    (16,085)
                                                                                             --------    --------
       Total paid.........................................................................    (23,166)    (22,198)
                                                                                             --------    --------
Reserve for losses and LAE, net of related reinsurance recoverables, at end of year.......    120,934     106,392
Add:
  Reinsurance recoverables on unpaid losses and LAE, at end of year.......................     11,320       8,988
                                                                                             --------    --------
Reserve for losses and LAE, gross of reinsurance recoverables on unpaid loses and LAE, at
  end of year.............................................................................   $132,254    $115,380
                                                                                             --------    --------
                                                                                             --------    --------

     The foregoing reconciliation shows that a $6,600,000 redundancy in the 1994 and prior year reserves emerged in 1995. This redundancy resulted primarily from settling case-basis reserves established in prior years for amounts that were less than expected. The Company believes that Pennsylvania Act 44, enacted in September 1993, has had a favorable effect on the medical cost component of its workers' compensation losses and contributed to the favorable development.

5. REINSURANCE

     The Company remains liable to its policyholders if its reinsurers are unable to meet their contractual obligations under applicable reinsurance agreements. To minimize exposure to significant losses from reinsurance insolvencies, the Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risk arising from similar geographic regions, activities, or economic characteristics of the reinsurers.

              ROCKWOOD CASUALTY INSURANCE COMPANY AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

5. REINSURANCE--(CONTINUED)
     At December 31, 1995, reinsurance recoverables from five reinsurers representing approximately 72% of the total balance of reinsurance were as follows:

REINSURER                                                                     DECEMBER 31, 1995
Reliance Insurance Company.................................................      $ 2,526,000
Pennsylvania Surface Coal Mining Insurance Exchange........................        1,604,000
North Star Reinsurance Company.............................................        1,577,000
American Reinsurance Company...............................................        1,291,000
Cologne Reinsurance Company................................................        1,283,000

     The remaining reinsurance recoverables of $3,039,000 were primarily associated with ten other reinsurers.

     Net written premiums are summarized as follows:

                                                                                       YEARS ENDED
                                                                                       DECEMBER 31,
                                                                                   --------------------
                                                                                     1995        1994
                                                                                       (DOLLARS IN
                                                                                        THOUSANDS)
Direct premiums.................................................................   $ 64,584    $ 59,169
Assumed premiums................................................................        148         512
Ceded premiums..................................................................     (5,863)     (5,801)
                                                                                   --------    --------
     Net premiums written.......................................................   $ 58,869    $ 53,880
                                                                                   --------    --------
                                                                                   --------    --------

     Net premiums earned are summarized as follows:

                                                                                        YEAR ENDED
                                                                                       DECEMBER 31,
                                                                                   --------------------
                                                                                     1995        1994
                                                                                       (DOLLARS IN
                                                                                        THOUSANDS)
Direct premiums.................................................................   $ 61,479    $ 57,917
Assumed premiums................................................................        166         545
Ceded premiums..................................................................     (6,316)     (5,845)
                                                                                   --------    --------
     Net premiums earned........................................................   $ 55,329    $ 52,617
                                                                                   --------    --------
                                                                                   --------    --------

              ROCKWOOD CASUALTY INSURANCE COMPANY AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

5. REINSURANCE--(CONTINUED)
     Losses and LAE incurred are summarized as follows:

                                                                                       YEARS ENDED
                                                                                       DECEMBER 31,
                                                                                   --------------------
                                                                                     1995        1994
                                                                                       (DOLLARS IN
                                                                                        THOUSANDS)
Direct losses and LAE...........................................................   $ 40,280    $ 42,988
Assumed losses and LAE..........................................................        336         340
Ceded losses and LAE............................................................     (2,908)     (1,028)
                                                                                   --------    --------
  Net losses and LAE incurred...................................................   $ 37,708    $ 42,300
                                                                                   --------    --------
                                                                                   --------    --------

6. OTHER LIABILITIES

     Other liabilities at December 31, are composed of the following:

                                                                                     1995        1994
                                                                                        (DOLLARS IN
                                                                                        THOUSANDS)
Premium taxes, licenses and fees.................................................   $ 1,403     $ 1,103
Contingent commission............................................................       725         560
Amounts withheld or on deposit for the accounts of others........................     1,337         641
Other............................................................................       220         151
                                                                                    -------     -------
  Total..........................................................................   $ 3,685     $ 2,455
                                                                                    -------     -------
                                                                                    -------     -------

              ROCKWOOD CASUALTY INSURANCE COMPANY AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

7. INCOME TAXES

     The Company files a consolidated federal income tax return with its subsidiaries. Prior to July 1, 1994, the Company filed a consolidated federal income tax return with RIC's parent, Rockwood Holding Company. The Company's effective income tax rate on pre-tax income for 1995 and 1994 differs from the prevailing corporate federal income tax rate as follows:

                                                                                        YEARS ENDED
                                                                                        DECEMBER 31,
                                                                                     ------------------
                                                                                      1995        1994
                                                                                        (DOLLARS IN
                                                                                         THOUSANDS)
Income tax expense at 34%.........................................................   $2,936      $1,847
Change in valuation allowance on deferred tax assets..............................   (2,089)        885
Tax exempt income, net............................................................     (847)     (1,103)
                                                                                     ------      ------
Income tax expense................................................................   $   --      $1,629
                                                                                     ------      ------
                                                                                     ------      ------

     The significant components of the net deferred tax asset at the current prevailing tax rate of 34% are summarized as follows:

                                                                                        DECEMBER 31,
                                                                                     ------------------
                                                                                      1995        1994
                                                                                        (DOLLARS IN
                                                                                         THOUSANDS)
Deferred tax assets:
  Reserve for losses and loss adjustment expenses.................................   $5,756      $5,321
  Unearned premiums...............................................................      892         651
  Accrued policyholder dividends..................................................      603         530
  Other...........................................................................      127         109
  Unrealized loss on available-for-sale securities................................       --         964
                                                                                     ------      ------
Total deferred tax assets before valuation allowance..............................    7,378       7,575
Less: valuation allowance.........................................................   (3,675)     (5,764)
                                                                                     ------      ------
Total deferred tax assets, net of valuation allowance.............................    3,703       1,811
                                                                                     ------      ------
Deferred tax liabilities:
  Deferred policy acquisition costs...............................................      984         847
  Unrealized gains on available-for-sale securities...............................      362          --
                                                                                     ------      ------
Total deferred tax liabilities....................................................    1,346         847
                                                                                     ------      ------
Net deferred tax asset............................................................   $2,357      $  964
                                                                                     ------      ------
                                                                                     ------      ------

     The Company is required to establish a 'valuation allowance' for any portion of the deferred tax asset that management believes may not be realized. The change in the valuation allowance is attributable to the origination and reversal of temporary differences and, in 1995 and 1994 an income tax payment of $2,718,000 and $95,000, respectively.

8. CAPITAL STOCK

     The capital stock of the Company was sold effective June 30, 1994 by RIC to a group of private investors consisting of PIC and Tri-Rock. Effective July 1, 1994, the capital stock was restructured into two classes of common stock, consisting of (1) 500,000 shares of Class A Voting Stock ('Class A'), owned 50% by PIC and 50% by Tri-Rock and; (2) 572,961 shares of Class B Non-Voting Stock ('Class B'), owned 100% by PIC. All shares have no par value. The stated values for Class A and Class B stock are $1,792,000 and $2,053,000, respectively. The creation of two new classes of common stock resulted in $1,845,000 of paid-in surplus being reallocated to common stock in 1994. All outstanding shares of commons stock as of June 30, 1994 were exchanged for Class A and B shares.

              ROCKWOOD CASUALTY INSURANCE COMPANY AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

8. CAPITAL STOCK--(CONTINUED)
     During 1995, the Board of Directors authorized the reclassification of $1,000,000 from retained earnings to gross paid-in and contributed surplus, to comply with Pennsylvania Insurance Department capitalization requirements.

9. RELATED PARTIES

     The Company paid Rockwood Asset Management, Inc. ('RAM') $636,000 and $319,000 during 1995 and 1994, respectively, under agreements for office facilities, computer equipment and software license, and an installment purchase of office equipment. The minimum future payments to RAM required under the agreements is $3,593,000 as follows: 1996--$819,000; 1997--$607,000;
1998--$607,000; 1999--$607,000; 2000-- $607,000 and 2001--$346,000.

     The Company terminated all contractual agreements and relationships with RIC, which went into liquidation proceedings in 1991, effective June 30, 1994, resulting in RIC accepting as full and final payment all funds received as of that date for the Company's obligations under a Tax Sharing and Expense Sharing Agreement. The Company recognized a gain in 1994 of $2,652,000 resulting from the termination of the Tax Sharing Agreement.

10. EMPLOYEE BENEFIT PLANS

     The Company sponsors a defined benefit pension plan covering substantially all full-time employees. Benefits under the plan are based on years of service and average compensation during the participant's highest three consecutive calendar years. The funding policy is to make contributions to the plan annually in amounts at least equal to the minimum funding requirements of the Employee Retirement Income Security Act of 1974 and deductible for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

              ROCKWOOD CASUALTY INSURANCE COMPANY AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

10. EMPLOYEE BENEFIT PLANS--(CONTINUED)
     The plan's total obligations and assets, which are primarily invested in mutual funds and fixed income securities, along with the components of net periodic pension costs are as follows:

                                                                                        DECEMBER 31,
                                                                                     ------------------
                                                                                      1995        1994
                                                                                        (DOLLARS IN
                                                                                         THOUSANDS)
Pension Obligations:
Actuarial present value of accumulated benefit obligation, including vested
  benefits of $935 and $945, respectively.........................................   $  938      $  947
                                                                                     ------      ------
                                                                                     ------      ------
Actuarial present value of projected benefit obligation for service rendered to
  date............................................................................   $1,559      $1,673
Plan assets at fair value.........................................................    1,330       1,220
                                                                                     ------      ------
Projected benefit obligations in excess of plan assets............................      229         453
Unrecognized transition obligation................................................     (144)       (154)
Unrecognized experience and effects of changes in assumptions.....................      154        (127)
                                                                                     ------      ------
Net pension obligation............................................................   $  239      $  172
                                                                                     ------      ------
                                                                                     ------      ------

                                                                                        YEARS ENDED
                                                                                        DECEMBER 31,
                                                                                     ------------------
                                                                                      1995        1994
                                                                                        (DOLLARS IN
                                                                                         THOUSANDS)
Pension Cost:
Service cost--benefit earned during current year..................................   $  111      $  121
Interest cost on projected benefit obligation.....................................       99         116
Return on plan assets.............................................................      (86)       (111)
Amortization of transition obligation.............................................       10          10
                                                                                     ------      ------
Net periodic pension cost.........................................................   $  134      $  136
                                                                                     ------      ------
                                                                                     ------      ------
Weighted average discount rate....................................................      7.0%        7.5%
Rates of increase in compensation levels..........................................      4.5%        4.5%
Expected long term rate of return on assets.......................................      8.0%        8.0%

     The Company intends to terminate its defined benefit pension plan during 1997.

     The 401(k) Profit Sharing Trust, established in 1984, is available to substantially all full-time employees of Rockwood Casualty. No discretionary Company contributions were made in 1995 and 1994.

11. COMMITMENTS AND CONTINGENCIES

     The Company is named as a defendant in legal actions arising primarily from claims made under insurance policies. Those actions have been considered in establishing the Company's reserve liabilities. Management and its legal counsel are of the opinion that the settlement of these actions will not have a material adverse effect on the Company's financial position or the results of its operations.

     Rockwood Insurance Company of Indiana ('RIND'), a company that merged into Rockwood Casualty Insurance Company on December 31, 1990, issued certain medical malpractice policies for claims occurring between January 1, 1978 and October 1, 1990. RIND reinsured these policies pursuant to a loss portfolio transfer agreement with Covenant Mutual Insurance Company ('Covenant'). Covenant subsequently went into liquidation and was unable to meet its obligation on the reinsurance agreement. In May 1993, the Company's former parent, RIC, established and funded a Liquidating Trust ('Trust') in accordance with an agreement approved by an order of the Commonwealth Court of Pennsylvania to service the medical malpractice claims related to Covenant's default. The Pennsylvania Insurance Department currently manages the Trust and administers the claims.

              ROCKWOOD CASUALTY INSURANCE COMPANY AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

11. COMMITMENTS AND CONTINGENCIES--(CONTINUED)
     The Trust was originally funded with $6,500,000, and on June 30, 1994 an additional $623,000 was deposited in the Trust by RIC in accordance with the Trust agreement, as amended. Total assets in the Trust at December 31, 1995 and 1994 available to pay claims and expenses were $3,677,000 and $4,863,000, respectively. As part of the Trust agreement, a certification of reserve liabilities is prepared annually by an independent consulting actuary acceptable to both RIC and the Company. The amount of actuarially determined liabilities related to Covenant's default as of December 31, 1995 and 1994 were $3,220,000 and $4,567,000, respectively. If the amount of reserve liabilities on a discounted basis, times 115%, exceeds the amount in the Trust Fund as of the date of the report, RIC shall pay to the Trustee, monies or investment securities in the aggregate amount of the deficiency. Further, any excess assets shall be returned to RIC.

     The Trust disbursed $1,324,000 and $1,360,000 in loss and loss adjustment expenses in 1995 and 1994, respectively, to fund the Company's medical malpractice claims related to this business and paid $100,000 and $151,000 to the Pennsylvania Insurance Department, respectively, for administrative expenses.

     The Company remains contingently liable for the medical malpractice claims in the event that the Trust's assets, which consist primarily of investments in short term U.S. Treasury obligations and cash equivalents, and future deficiency funding by the former parent, if necessary, are not sufficient to fund the ultimate liability. Management believes that there is minimal exposure relating to this liability.

12. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts reported in the balance sheet for cash and short-term investments approximate those assets and liabilities' fair values. Fair values for investment securities are based on quoted market prices and are disclosed in
Note 2.

13. CHANGES IN ACCOUNTING PRINCIPLES--ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES

     FASB Statement 115, Accounting for Certain Investments in Debt and Equity Securities, was adopted by the Company as of January 1, 1994. In accordance with Statement 115, the prior-year financial statements were not restated to reflect the change in accounting principle.

     With the classification of the then existing portfolio as available-for-sale and held-to-maturity securities, the January 1, 1994 balance of shareholders' equity was increased by $1,218,000 (i.e., the amount which would have been recorded if those securities had been sold at their fair value on January 1, 1994, net of related deferred income taxes) to reflect the net unrealized gains on fixed maturity securities classified as available-for-sale. These securities had previously been carried at amortized cost.

14. STATUTORY MATTERS

     The Company is required to periodically submit financial statements prepared in accordance with statutory accounting practices to insurance regulatory authorities. Statutory accounting practices differ from generally accepted accounting principles. Net income determined in accordance with statutory accounting practices reported to regulatory authorities for the years ended December 31, 1995 and 1994 was $5,144,000 and $3,656,000, respectively.

     The net assets of the Company that are transferable to its owners are limited to the amounts by which statutory capital and surplus exceed minimum statutory requirements. An analysis of such requirement at December 31, 1995 is as follows:

Statutory Capital and Surplus..............................   $30,974,000
Minimum Statutory Capital Required.........................     3,000,000
                                                              -----------
Excess over Minimum Statutory Capital Requirement..........   $27,974,000
                                                              -----------
                                                              -----------

     Despite such excess over statutory minimums, regulatory approval is required for any distribution in a twelve month period, other than for dividends or other distributions which, in the aggregate, do not exceed the

              ROCKWOOD CASUALTY INSURANCE COMPANY AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

14. STATUTORY MATTERS--(CONTINUED)
greater of either (i) ten percent of the insurer's surplus to policyholders as of the immediately preceding December 31 or (ii) net income, excluding realized gains, as of the immediately preceding year.

     In addition, no Pennsylvania stock casualty insurance company shall make any dividend on its capital, except from profits arising from its business. Therefore, the maximum shareholders' dividend that may be paid during 1996 without prior written approval of the Insurance Commissioner is $5,144,000, or 1995's statutory net income.

15. SUBSEQUENT EVENTS

     The capital stock of the Company was acquired by Front Royal, Inc. ('FRINC'), effective December 31, 1996, from PIC and Tri-Rock. The acquisition of the Company by FRINC and related transactions were approved on December 30, 1996 by the Pennsylvania Insurance Department.

     In conjunction with the acquisition, the following transactions occurred on December 31, 1996:

          The Company sold all of the outstanding stock of its wholly-owned subsidiary Premier Auto Insurance Company ('Premier'), formed in 1996, to Fort Washington Holdings, Inc. ('Fort Washington') for a total purchase price of $3,500,000. The Company received $1,000,000 in cash at closing and a $2,500,000, 13% note due on December 31, 1997, secured by the stock of Premier. The note was repaid in full by July 1997. There was no gain or loss on the sale.

          Premier assumed all of the private passenger automobile insurance previously written by the Company in Pennsylvania and West Virginia via an assumption reinsurance treaty. On December 31, 1996, Premier transferred $8,701,000 into an escrow account held by the Company to collaterize outstanding ceded losses and unearned premiums. The Company remains liable to the policyholders if Premier is unable to meet its contractual obligations under the reinsurance agreement.

          The Company entered into a fifteen year lease agreement with an affiliate of the Company's former owners for the property which houses all of the Company's operations.

     Following is a schedule of future minimum rental payments required under the lease as of December 31, 1996.

1997..................................................................   $   78,000
1998..................................................................       78,000
1999..................................................................       78,000
2000..................................................................       86,000
2001..................................................................       86,000
Thereafter............................................................    4,902,688
                                                                         ----------
  Total...............................................................   $5,308,688
                                                                         ----------
                                                                         ----------

     Also on December 31, 1996, the Company received permission from the state regulatory authority to transfer $8,500,000 to FRINC as a return of capital.

================================================================================

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                           --------------------------

                               TABLE OF CONTENTS

                                                 PAGE
                                                 -----
Prospectus Summary............................      4
Risk Factors..................................     11
Use of Proceeds...............................     18
Dividend Policy...............................     18
The Recapitalization..........................     19
Capitalization................................     20
Dilution......................................     21
Pro Forma Condensed Combined Financial
  Statements..................................     22
Selected Historical Consolidated Financial
  Data........................................     27
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations..................................     29
Business......................................     38
Management....................................     67
Principal and Selling Shareholders............     75
Certain Transactions..........................     80
Description of Capital Stock..................     81
Shares Eligible for Future Sale...............     84
Underwriting..................................     85
Legal Matters.................................     86
Experts.......................................     87
Glossary of Selected Insurance Terms..........     88
Index to Financial Statements.................    F-1

                          ---------------------------

     UNTIL                , 1998, ALL DEALERS EFFECTING TRANSACTIONS IN THE
COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

================================================================================



================================================================================

                                               SHARES
                               FRONT ROYAL, INC.

                                  COMMON STOCK

                            ------------------------
                                   PROSPECTUS
                            ------------------------

                         DONALDSON, LUFKIN & JENRETTE
                            Securities Corporation

                                 BT ALEX. BROWN

                               WHEAT FIRST UNION


                                           , 1998

================================================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Set forth below is an estimate of the approximate amount of the fees and expenses (other than underwriting discounts and commissions) payable by the Registrant in connection with the issuance and distribution of the Common Stock.

              SEC Registration Fee..................   $  7,576
              Blue Sky Fees and Expenses............     10,000*
              Nasdaq Listing Fee....................     50,000
              NASD Filing Fee.......................      3,000*
              Printing and Mailing Fees.............    100,000
              Counsel Fees and Expenses.............    200,000
              Accountant's Fees and Expenses........    300,000
              Transfer Agent and Registrar Fees.....      3,500*
              Miscellaneous.........................    125,924
                                                       --------
                   Total............................   $800,000
                                                       --------
                                                       --------

------------------
* Estimate

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant's Amended and Restated Articles of Incorporation and Bylaws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the fullest extent permitted by Section 55-8-30(e) of the North Carolina Business Corporation Act (the 'Business Corporation Act'), and (ii) require the Registrant to indemnify its directors and officers to the fullest extent permitted by Sections 55-8-50 through 55-8-58 of the Business Corporation Act, including circumstances in which indemnification is otherwise discretionary. Pursuant to Sections 55-8-51 and 55-8-57 of the Business Corporation Act, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors' duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under the Business Corporation Act. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions that the director believes to be contrary to the best interests of the Registrant or its shareholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the Registrant or its shareholders when the director was aware or should have been aware of a risk of serious injury to the Registrant or its shareholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its shareholders, for improper transactions between the director and the Registrant and for improper distributions to shareholders and loans to directors and officers. These provisions do not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     The Registrant's Bylaws require the Registrant to indemnify its directors and officers against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the Registrant and, with respect to any proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Registrant's Bylaws also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

     At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     On June 30, 1997 the Company issued 424,156 shares of Class A Common Stock upon the exercise of expiring warrants at exercise prices ranging from $0.76 to $2.00. No Underwriters, brokers or other agents were involved in the transaction. These securities were issued pursuant to an exemption from registration provided by Section 4(2) of the Securities Act and the rules and regulations thereunder.

     In connection with the Rockwood Acquisition, on December 31, 1996, the Company issued 31,750 Units (defined below) to 27 individuals and entities and on August 25, 1997 the Company issued an additional 733 Units to 11 individuals and entities in private placements. All such purchasers were 'accredited investors' as defined in Regulation D. The purchase price for each Unit was $400, for an aggregate purchase price of $13.0 million. Each 'Unit' consisted of 100 shares of Class C Common Stock, 100 purchase price adjustment rights and one Warrant to purchase 7.874 shares of Class A Common Stock. Also in connection with the Rockwood Acquisition, on December 31, 1996, the Company issued $15.5 million of Series A Redeemable Convertible Preferred Stock to Fort Washington in a private placement. No underwriters, brokers or other agents were involved in these transactions. These securities were issued pursuant to an exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

     In early 1995, the Company issued 51,648 shares of Class A Common Stock at $2.50 per share in connection with the conversion of $129,122 of principal and accrued interest on outstanding subordinated debt to certain shareholders. No underwriters, brokers or other agents were involved in the transaction. These securities were issued pursuant to an exemption from registration provided by
Section 3(a)(9) of the Securities Act and the rules and regulations thereunder.

     As of September 26, 1997, the Company had granted options under its 1992 Stock Option Plan exercisable into 250,000 shares of Common Stock, to three individuals. These options were granted from December 31, 1995 through May 13, 1997; the exercise prices of such options range from $2.00 to $5.00 per share; and such options are exercisable through 2007 and expire at various times from 2002 to 2007. As of September 26, 1997, the Company had granted options under the 1996 Incentive Plan exercisable into 500,000 shares of Common Stock to 47 individuals. These options were granted from December 19, 1996 through May 13, 1997; the exercise prices such options range from $4.00 to $5.00 per share; and such options are exercisable through 2007 and expire at various times from 2003 to 2007. No underwriters, brokers or other agents were involved in these transactions. These securities were issued pursuant to the exemption from registration provided by Rule 701 under the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (1) Exhibits.

 EXHIBIT
  NUMBER     DESCRIPTION
----------   --------------------------------------------------------------------------------------------------------
    1.1       --   Form of Underwriting Agreement.*
    3.1       --   Amended and Restated Articles of Incorporation of the Registrant.*
    3.2       --   Amended and Restated Bylaws of the Registrant.*
    4.1       --   Form of Common Stock Certificate.*
    4.2       --   Plan of Recapitalization.*
    5.1       --   Opinion of Robinson Silverman Pearce Aronsohn & Berman LLP.*
    5.2       --   Opinion of Brooks Pierce McLendon Humphry & Leonard.*
   10.1       --   Form of Warrant, dated September 23, 1994.

 EXHIBIT
  NUMBER     DESCRIPTION
----------   --------------------------------------------------------------------------------------------------------
   10.2       --   Form of Stock and Asset Purchase Agreement, dated October 21, 1994, among Figgie International,
                   Inc., Waite Hill Holdings, Inc., Waite Hill Services, Inc. and the Registrant.
   10.3       --   Employment Agreement, dated December 31, 1997, between the Registrant and J. Adam Abram.
   10.4       --   Employment Agreement, dated December 31, 1997, between Colony Management Services, Inc. and John
                   K. Latham.*
   10.5       --   Form of Stock Purchase Agreement, dated December 6, 1996, among PIC Insurance Group, Inc.,
                   Tri-rock Limited Partnership and the Registrant.
   10.6       --   Credit Agreement, dated December 18, 1996, among the Registrant and First Union National Bank, as amended.
   10.7       --   Employment Agreement, dated December 31, 1997, between the Registrant and Gregg T. Davis, as amended.
   10.8       --   Form of Subscription Agreement, dated December 27, 1996, between the Registrant and the signatories thereto.
   10.9       --   Agreement of Reinsurance and Assumption, dated December 30, 1996, between Rockwood Casualty
                   Insurance Company and Premier Auto Insurance Company.
   10.10      --   Form of Amended and Restated Registration Rights Agreement, dated December 31, 1996, between the
                   Registrant and signatories thereto.
   10.11      --   Form of Warrant, dated December 31, 1996.
   10.12      --   Lease, made December 31, 1996, between Rockwood Asset Management, Inc. and Rockwood Casualty
                   Insurance Company.
   10.13      --   Shareholder and Registration Rights Agreement, dated December 31, 1996, between the Registrant,
                   Fort Washington Holdings, Inc., PIC Insurance Group, Charles Lederman and Timothy McCartney.
   10.14      --   Non-Compete and Non-Solicitation Agreements, dated December 31, 1996, between the Registrant and
                   (i) Frank Lucchino, (ii) John R. McGinley, Jr., (iii) Pittsburgh Mutual Insurance Company, (iv)
                   PIC Insurance Group, Inc., (v) Charles M. Lederman, (vi) Timothy I. McCarthy, Sr., (vii) Peter C.
                   Dozzi, (viii) Premier Auto Insurance Company and (ix) Terrence Jacobs.
   10.15      --   Amended and Restated License Agreement, dated December 31, 1996, between Rockwood Casualty
                   Insurance Company and Rockwood Asset Management, Inc.
   10.16      --   Form of Class A Common Stock Purchase Warrant, dated December 31, 1996.
   10.17      --   Stock Purchase Agreement, dated December 31, 1996, between Rockwood Casualty Insurance Company and
                   Fort Washington Holdings, Inc.
   10.18      --   Pledge Agreement, dated December 31, 1996, between Rockwood Casualty Insurance Company and Fort
                   Washington Holdings, Inc.
   10.19      --   Non-Compete and Non-Solicitation Agreement, dated December 31, 1996, between Front Royal Insurance
                   Company, Colony Insurance Company, Rockwood Casualty Insurance Company and Hamilton Insurance
                   Company.
   10.20      --   Option Agreement, dated December 31, 1996, between Colony Insurance Company and Fort Washington
                   Holdings, Inc.
   10.21      --   Non-Compete and Non-Solicitation Agreement, dated December 31, 1996, between Front Royal Insurance
                   Company, Colony Insurance Company and Rockwood Casualty Insurance Company.
   10.22      --   Non-Solicitation Agreement, dated December 31, 1996, between the Registrant and Bruce Eckert.
   10.23      --   Employment Agreement, dated December 31, 1996, between the Registrant and John Yediny.

 EXHIBIT
  NUMBER     DESCRIPTION
----------   --------------------------------------------------------------------------------------------------------
   10.24      --   Tax allocation Agreement, dated December 31, 1996, between the Registrant and Rockwood Casualty
                   Insurance Company.
   10.25      --   Front Royal, Inc. 1996 Incentive Plan, as amended.
   10.26      --   Front Royal, Inc. 1992 Stock Option Plan.
   10.27      --   Form of Subscription Agreement, executed in connection with the August 25, 1997 Private Placement, between the Registrant and signatories thereto.
   10.28      --   Form of First Amendment to the Amended and Restated Registration Rights Agreement, executed in connection with the August 25, 1997 Private Placement, between the Registrant and signatories thereto.
   10.29      --   Form of Warrant, dated August 25, 1997.
   10.30      --   Stock and Asset Purchase and Sale Agreement, dated as of March 6, 1998, among Front Royal, Inc.
                   and PNIC Holdings, Inc., as Buyer and Preferred National Financial Corp., Wycon Corporation,
                   United American Financial Services Corporation and Ameridian Adjustment Corp., as Seller, and
                   Stephen Weicholz (for certain limited purposes).
   21.1       --   List of Subsidiaries of Registrant.*
   23.1       --   Consent of Robinson Silverman Pearce Aronsohn & Berman LLP (included in Exhibit 5.1).*
   23.2       --   Consent of Ernst & Young LLP.
   23.3       --   Consent of Parente, Randolph, Orlando, Carey & Associates.
   23.4       --   Consent of Deloitte & Touche LLP.
   23.5       --   Consent of Brooks Pierce McLendon Humphry & Leonard (included in Exhibit 5.2).*
   24.1       --   Powers of Attorney (included on Signature Page).
   27.1       --   Financial Data Schedule.

------------------
* To be filed by Amendment.

(2) Financial Statement Schedules.

Report of Independent Auditors on Schedules
Schedule I     --   Summary of Investments
Schedule II    --   Condensed Financial Information of Registrant (Parent Company)
               --   Balance sheets
               --   Statements of Income
               --   Statements of Cash Flows
               --   Notes to Condensed Financial Statements

     All other schedules have been omitted because they are not required or not material or because the required information is included in the financial statements included elsewhere herein.

ITEM 17. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the 'Act') may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF MORRISVILLE, STATE OF NORTH CAROLINA, ON THE 17TH DAY OF JUNE, 1998.

                                          FRONT ROYAL, INC.

                                          By          /s/ J. ADAM ABRAM
                                             -----------------------------------
                                                        J. Adam Abram
                                               President and Chief Executive
                                                         Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints
J. Adam Abram and Gregg T. Davis, his true and lawful attorneys-in-fact and agents, with full powers of substitution, for him and in his name, place and stead, in any and all capacities, to sign and to file any and all amendments, including post-effective amendments and any registration statements filed pursuant to Rule 462(b), to this Registration Statement with the Securities and Exchange Commission, granting to each said attorney-in-fact and agent power and authority to perform any other act on behalf of the undersigned required to be done in connection therewith.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                SIGNATURE                                      TITLE                             DATE
------------------------------------------  -------------------------------------------   -------------------
          /s/ RICHARD W. WRIGHT             Chairman of the Board of Directors                  June 17, 1998
------------------------------------------
            Richard W. Wright

            /s/ J. ADAM ABRAM               President, Chief Executive Officer and              June 17, 1998
------------------------------------------  Director (Principal Executive Officer)
              J. Adam Abram

            /s/ GREGG T. DAVIS              Chief Financial Officer and Chief Operating         June 17, 1998
------------------------------------------  Officer (Principal Financial Officer)
              Gregg T. Davis

           /s/ MATTHEW BRONFMAN             Director                                            June 17, 1998
------------------------------------------
             Matthew Bronfman

            /s/ ALAN N. COLNER              Director                                            June 17, 1998
------------------------------------------
              Alan N. Colner

          /s/ JOEL L. FLEISHMAN             Director                                            June 17, 1998
------------------------------------------
            Joel L. Fleishman

        /s/ ROBERT V. HATCHER, JR.          Director                                            June 17, 1998
------------------------------------------
          Robert V. Hatcher, Jr.

           /s/ CHARLES LEDERMAN             Director                                            June 17, 1998
------------------------------------------
             Charles Lederman

                SIGNATURE                                      TITLE                             DATE
------------------------------------------  -------------------------------------------   -------------------
            /s/ IRA M. LUBERT               Director                                            June 17, 1998
------------------------------------------
              Ira M. Lubert

          /s/ LEWIS P. WILKINSON            Director                                            June 17, 1998
------------------------------------------
            Lewis P. Wilkinson

             /s/ WILSON WILDE               Director                                            June 17, 1998
------------------------------------------
               Wilson Wilde

            /s/ JAMES L. ZECH               Director                                            June 17, 1998
------------------------------------------
              James L. Zech

                         REPORT OF INDEPENDENT AUDITORS

Front Royal, Inc. and Subsidiaries


We have audited the consolidated financial statements of Front Royal, Inc. and Subsidiaries as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, and have issued our report thereon dated February 20, 1998 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedules listed in Item 16(b) of this Registration Statement. These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                         /s/ ERNST & YOUNG LLP
                                         ---------------------
                                             ERNST & YOUNG LLP


Richmond, Virginia
February 20, 1998

                                                                      SCHEDULE I

                       FRONT ROYAL, INC. AND SUBSIDIARIES
                             SUMMARY OF INVESTMENTS
                               DECEMBER 31, 1997

                                                                                                 AMOUNT AT WHICH
                                                                                                  SHOWN IN THE
TYPE OF INVESTMENT                                                  COST           VALUE          BALANCE SHEET
-------------------------------------------------------------   ------------    ------------    -----------------
Fixed maturities:
  Available-for-Sale:
     United States Government and government
       agencies and authorities..............................   $ 91,282,474    $ 93,695,393      $  93,695,393
     Foreign governments.....................................      2,074,121       2,103,990          2,103,990
     Public utilities........................................      2,270,804       2,278,890          2,278,890
     All other corporate.....................................     26,676,864      27,296,588         27,296,588
                                                                ------------    ------------    -----------------
       Total available-for-sale..............................    122,304,263     125,374,861        125,374,861
                                                                ------------    ------------    -----------------
  Held-to-Maturity:
     United States Government and government
       agencies and authorities..............................     62,166,242      62,660,439         62,166,242
     States, municipalities and political subdivisions.......     25,162,968      26,196,929         25,162,968
     Public utilities........................................      5,562,524       5,586,910          5,562,524
     All other corporate bonds...............................     16,644,887      16,959,010         16,644,887
                                                                ------------    ------------    -----------------
       Total held-to-maturity................................    109,536,621     111,403,288        109,536,621
                                                                ------------    ------------    -----------------
       Total fixed maturities................................    231,840,884     236,778,149        234,911,482
                                                                ------------    ------------    -----------------
Equity securities:
  Common stocks:
     Banks, trust and insurance companies....................      3,641,164       4,172,588          4,172,588
     Industrial, miscellaneous and all other.................     12,309,220      13,681,133         13,681,133
  Nonredeemable preferred stocks.............................        685,237         747,500            747,500
                                                                ------------    ------------    -----------------
     Total equity securities.................................     16,635,621      18,601,221         18,601,221
                                                                ------------    ------------    -----------------
Short-term investments.......................................     24,208,843         XXXXXXX         24,208,843
                                                                ------------    ------------    -----------------
     Total investments.......................................   $272,685,348         XXXXXXX      $ 277,721,546
                                                                ------------    ------------    -----------------
                                                                ------------    ------------    -----------------

                                     S-I-1

                                                                     SCHEDULE II

                       FRONT ROYAL, INC. AND SUBSIDIARIES
         CONDENSED FINANCIAL INFORMATION OF REGISTRANT (PARENT COMPANY)
                                 BALANCE SHEETS

                                                                                         AS OF DECEMBER 31,
                                                                                     ---------------------------
                                                                                         1997           1996
                                      ASSETS
Cash..............................................................................   $  1,391,165    $ 4,167,040
Short-term investments............................................................      6,281,264      2,025,112
Investments in subsidiaries, at equity............................................     92,612,374     80,742,269
Other assets......................................................................        748,001        530,625
Intercompany receivable...........................................................        167,941        174,655
                                                                                     ------------    -----------
     Total assets.................................................................   $101,200,745    $87,639,701
                                                                                     ------------    -----------
                                                                                     ------------    -----------
                       LIABILITIES AND SHAREHOLDERS' EQUITY
Accrued expenses..................................................................   $  2,808,316    $   985,929
Accrued preferred stock dividend..................................................      1,085,000             --
Senior bank debt..................................................................     36,545,430     38,000,000
                                                                                     ------------    -----------
     Total liabilities............................................................     40,438,746     38,985,929
Commitments and contingent liabilities
Series A Redeemable Convertible Preferred Stock, no par value, 155,000 shares
  authorized and 155,000 shares issued and outstanding in 1997 and 1996...........     15,500,000     15,500,000
Common shareholders' equity:
  Common Stock--Class A, no par value, 20,000,000 shares authorized and 5,859,144
     and 5,442,030 shares issued and outstanding in 1997 and 1996, respectively...     13,739,979     13,402,208
  Common Stock--Class B, no par value, 700,000 shares authorized and 268,482 and
     272,895 shares issued and outstanding in 1997 and 1996, respectively.........        557,348        575,000
  Common Stock--Class C, no par value, 3,500,000 and 3,200,000 shares authorized and 3,248,300 and 3,175,000 shares issued and outstanding in 1997 and 1996,
     respectively.................................................................     12,993,200     12,700,000
                                                                                     ------------    -----------
                                                                                       27,290,527     26,677,208
  Notes receivable from officers..................................................       (166,386)      (200,000)
  Retained earnings...............................................................     14,813,967      4,540,316
  Unrealized gains on available-for-sale securities...............................      3,323,891      2,136,248
     Total common shareholders' equity............................................     45,261,999     33,153,772
                                                                                     ------------    -----------
                                                                                       60,761,999     48,653,772
                                                                                     ------------    -----------
     Total liabilities, redeemable preferred stock and common shareholders'
      equity......................................................................   $101,200,745    $87,639,701
                                                                                     ------------    -----------
                                                                                     ------------    -----------

                  See Notes to Condensed Financial Statements.
                                     S-II-1

                                                                     SCHEDULE II

                       FRONT ROYAL, INC. AND SUBSIDIARIES
         CONDENSED FINANCIAL INFORMATION OF REGISTRANT (PARENT COMPANY)
                              STATEMENTS OF INCOME

                                                                               YEARS ENDED DECEMBER 31,
                                                                       -----------------------------------------
                                                                          1997           1996           1995
Dividends received from consolidated subsidiaries...................   $ 4,850,000    $11,100,000    $        --
Net investment income...............................................       405,503        108,147        130,954
                                                                       -----------    -----------    -----------
  Total revenues....................................................     5,255,503     11,208,147        130,954
                                                                       -----------    -----------    -----------
Interest expense....................................................     3,389,849      1,981,238      1,590,679
Other operating costs and expenses..................................     1,156,846        251,073        358,703
                                                                       -----------    -----------    -----------
  Total expenses....................................................     4,546,695      2,232,311      1,949,382
                                                                       -----------    -----------    -----------
Income/(loss) before federal income tax benefit and equity in
  undistributed income/(loss) of consolidated subsidiaries..........       708,808      8,975,836     (1,818,428)
Federal income tax benefit..........................................    (1,537,143)      (768,340)      (671,039)
                                                                       -----------    -----------    -----------
Income/(loss) before equity in undistributed income/(loss) of
  consolidated subsidiaries.........................................     2,245,951      9,744,176     (1,147,389)
Equity in undistributed income/(loss) of consolidated subsidiaries..     9,112,700     (5,233,254)     4,699,583
                                                                       -----------    -----------    -----------
Net income..........................................................   $11,358,651    $ 4,510,922    $ 3,552,194
                                                                       -----------    -----------    -----------
                                                                       -----------    -----------    -----------

                  See Notes to Condensed Financial Statements.

                                     S-II-2

                                                                     SCHEDULE II

                       FRONT ROYAL, INC. AND SUBSIDIARIES
         CONDENSED FINANCIAL INFORMATION OF REGISTRANT (PARENT COMPANY)
                            STATEMENTS OF CASH FLOWS

                                                                               YEARS ENDED DECEMBER 31,
                                                                      -------------------------------------------
                                                                          1997            1996           1995
Operating activities:
  Net income.......................................................   $ 11,358,651    $  4,510,922    $ 3,552,194
  Adjustments to reconcile net income to net cash provided by/(used
     in) operating activities:
     Equity in undistributed net income/(loss) of subsidiaries.....     (9,112,700)      5,233,254     (4,699,583)
     Amortization..................................................             --              --        170,876
     Change in operating assets and liabilities:
       Federal income tax payable..................................        190,206          58,196        (82,039)
       Accrued preferred stock dividend............................      1,085,000              --             --
       Receivables, payables, accrued expenses and other...........     (1,199,629)        539,147       (270,344)
                                                                      ------------    ------------    -----------
Net cash provided by/(used in) operating activities................      2,321,528      10,341,519     (1,328,896)
                                                                      ------------    ------------    -----------
Investing activities:
  Acquisitions.....................................................             --     (42,332,442)            --
  Net purchases of short-term investments..........................     (4,256,152)        (22,433)        (2,132)
                                                                      ------------    ------------    -----------
Net cash used in investing activities..............................     (4,256,152)    (42,354,875)        (2,132)
                                                                      ------------    ------------    -----------
Financing activities:
  Proceeds from bank borrowings and other debt issuances,
     net of issuance costs.........................................             --      37,307,050         74,568
  Retirement of debt...............................................     (1,454,570)    (14,067,068)            --
  Proceeds from issuance of common stock,
     net of repurchases............................................        613,319      12,700,000        (62,500)
                                                                      ------------    ------------    -----------
Net cash provided by/(used in) financing activities................       (841,251)     35,939,982         12,068
                                                                      ------------    ------------    -----------
Increase/(decrease) in cash........................................     (2,775,875)      3,926,626     (1,318,960)
Cash at beginning of year..........................................      4,167,040         240,414      1,559,374
                                                                      ------------    ------------    -----------
Cash at end of year................................................   $  1,391,165    $  4,167,040    $   240,414
                                                                      ------------    ------------    -----------
                                                                      ------------    ------------    -----------

                  See Notes to Condensed Financial Statements.

                                     S-II-3

                                                                     SCHEDULE II

                       FRONT ROYAL, INC. AND SUBSIDIARIES
         CONDENSED FINANCIAL INFORMATION OF REGISTRANT (PARENT COMPANY)
                    NOTES TO CONDENSED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

     In the parent company-only financial statements, the Company's investment in subsidiaries is stated at cost plus equity in undistributed earnings of subsidiaries since the date of acquisition. The Company's share of net income of its unconsolidated subsidiaries is included in consolidated income using the equity method. The parent company-only financial statements should be read in conjunction with the Company's consolidated financial statements.

     Other operating costs and expenses are recorded net of reimbursements from subsidiaries of $1,705,000, $1,204,000 and $1,148,000 in 1997, 1996 and 1995,
respectively.

                                     S-II-4

                                 EXHIBIT INDEX

 EXHIBIT
  NUMBER     DESCRIPTION
----------   --------------------------------------------------------------------------------------------
    1.1       --   Form of Underwriting Agreement.*
    3.1       --   Amended and Restated Articles of Incorporation of the Registrant.*
    3.2       --   Amended and Restated Bylaws of the Registrant.*
    4.1       --   Form of Common Stock Certificate.*
    4.2       --   Plan of Recapitalization.*
    5.1       --   Opinion of Robinson Silverman Pearce Aronsohn & Berman LLP.*
    5.2       --   Opinion of Brooks Pierce McLendon Humphry & Leonard.*
   10.1       --   Form of Warrant, dated September 23, 1994.
   10.2       --   Form of Stock and Asset Purchase Agreement, dated October 21, 1994, among Figgie
                   International, Inc., Waite Hill Holdings, Inc., Waite Hill Services, Inc. and the
                   Registrant.
   10.3       --   Employment Agreement, dated December 31, 1997, between the Registrant and J. Adam
                   Abram.
   10.4       --   Employment Agreement, dated December 31, 1997, between Colony Management Services,
                   Inc. and John K. Latham.*
   10.5       --   Form of Stock Purchase Agreement, dated December 6, 1996, among PIC Insurance Group,
                   Inc., Tri-rock Limited Partnership and the Registrant.
   10.6       --   Credit Agreement, dated December 18, 1996, among the Registrant and First Union
                   National Bank, as amended.
   10.7       --   Employment Agreement, dated December 31, 1997, between the Registrant and Gregg T.
                   Davis, as amended.
   10.8       --   Form of Subscription Agreement, dated December 27, 1996, between the Registrant and the signatories thereto.
   10.9       --   Agreement of Reinsurance and Assumption, dated December 30, 1996, between Rockwood
                   Casualty Insurance Company and Premier Auto Insurance Company.
   10.10      --   Form of Amended and Restated Registration Rights Agreement, dated December 31, 1996, between the Registrant and signatories thereto.
   10.11      --   Form of Warrant, dated December 31, 1996.
   10.12      --   Lease, made December 31, 1996, between Rockwood Asset Management, Inc. and Rockwood
                   Casualty Insurance Company.
   10.13      --   Shareholder and Registration Rights Agreement, dated December 31, 1996, between the
                   Registrant, Fort Washington Holdings, Inc., PIC Insurance Group, Charles Lederman and
                   Timothy McCartney.
   10.14      --   Non-Compete and Non-Solicitation Agreements, dated December 31, 1996, between the
                   Registrant and (i) Frank Lucchino, (ii) John R. McGinley, Jr., (iii) Pittsburgh Mutual
                   Insurance Company, (iv) PIC Insurance Group, Inc., (v) Charles M. Lederman, (vi)
                   Timothy I. McCarthy, Sr., (vii) Peter C. Dozzi, (viii) Premier Auto Insurance Company and (ix) Terrence Jacobs.
   10.15      --   Amended and Restated License Agreement, dated December 31, 1996, between Rockwood
                   Casualty Insurance Company and Rockwood Asset Management, Inc.
   10.16      --   Form of Class A Common Stock Purchase Warrant, dated December 31, 1996.
   10.17      --   Stock Purchase Agreement, dated December 31, 1996, between Rockwood Casualty Insurance
                   Company and Fort Washington Holdings, Inc.
   10.18      --   Pledge Agreement, dated December 31, 1996, between Rockwood Casualty Insurance Company and Fort Washington Holdings, Inc.
   10.19      --   Non-Compete and Non-Solicitation Agreement, dated December 31, 1996, between Front
                   Royal Insurance Company, Colony Insurance Company, Rockwood Casualty Insurance Company
                   and Hamilton Insurance Company.

 EXHIBIT
  NUMBER     DESCRIPTION
----------   --------------------------------------------------------------------------------------------
   10.20      --   Option Agreement, dated December 31, 1996, between Colony Insurance Company and Fort
                   Washington Holdings, Inc.
   10.21      --   Non-Compete and Non-Solicitation Agreement, dated December 31, 1996, between Front
                   Royal Insurance Company, Colony Insurance Company and Rockwood Casualty Insurance
                   Company.
   10.22      --   Non-Solicitation Agreement, dated December 31, 1996, between the Registrant and Bruce
                   Eckert.
   10.23      --   Employment Agreement, dated December 31, 1996, between the Registrant and John Yediny.
   10.24      --   Tax allocation Agreement, dated December 31, 1996, between the Registrant and Rockwood
                   Casualty Insurance Company.
   10.25      --   Front Royal, Inc. 1996 Incentive Plan, as amended.
   10.26      --   Front Royal, Inc. 1992 Stock Option Plan.
   10.27      --   Form of Subscription Agreement, executed in connection with the August 25, 1997
                   Private Placement, between the Registrant and signatories thereto.
   10.28      --   Form of First Amendment to the Amended and Restated Registration Rights Agreement,
                   executed in connection with the August 25, 1997 Private Placement, between the
                   Registrant and signatories thereto.
   10.29      --   Form of Warrant, dated August 25, 1997.
   10.30      --   Stock and Asset Purchase and Sale Agreement, dated as of March 6, 1998, among Front
                   Royal, Inc. and PNIC Holdings, Inc., as Buyer and Preferred National Financial Corp.,
                   Wycon Corporation, United American Financial Services Corporation and Ameridian
                   Adjustment Corp., as Seller, and Stephen Weicholz (for certain limited purposes).
   21.1       --   List of Subsidiaries of Registrant.*
   23.1       --   Consent of Robinson Silverman Pearce Aronsohn & Berman LLP (included in Exhibit 5.1).*
   23.2       --   Consent of Ernst & Young LLP.
   23.3       --   Consent of Parente, Randolph, Orlando, Carey & Associates.
   23.4       --   Consent of Deloitte & Touche LLP.
   23.5       --   Consent of Brooks Pierce McLendon Humphry & Leonard (included in Exhibit 5.2).*
   24.1       --   Powers of Attorney (included on Signature Page).
   27.1       --   Financial Data Schedule.

------------------
* To be filed by Amendment.